    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              GENZYME CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MASSACHUSETTS                                  2836                                   06-1047163
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                         ------------------------------

               ONE KENDALL SQUARE CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  PETER WIRTH
                              GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

                 PAUL M. KINSELLA                                           JEFFREY M. WIESEN
                  BETTY LO CUALIO                                            LEWIS J. GEFFEN
                PALMER & DODGE LLP                         MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                 ONE BEACON STREET                                        ONE FINANCIAL CENTER
            BOSTON, MASSACHUSETTS 02108                                BOSTON, MASSACHUSETTS 02111
                  (617) 573-0100                                             (617) 542-6000

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective time of this Registration Statement and the effective time of the merger contemplated by the Agreement and Plan of
Merger between Genzyme Corporation and GelTex Pharmaceuticals, Inc., dated as of
   September 11, 2000, as amended, which is attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED         PRICE PER UNIT            PRICE
Genzyme General Division common stock, par value
  $0.01 per share.....................                 8,677,672(1)              N/A            $587,819,210(2)


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Genzyme General Division common stock, par value
  $0.01 per share.....................                   $155,185

(1) Represents the estimated maximum number of shares of Genzyme General Stock to be issued in connection with the merger of GelTex Pharmaceuticals, Inc. with and into a wholly-owned subsidiary of the Registrant. Assumes the Registrant issues (based on a 0.7272-for-one exchange ratio) up to 8,677,672 shares of Genzyme General Stock in exchange for up to 50% of (a) the 21,449,077 shares of GelTex common stock outstanding on September 12, 2000 and (b) 2,416,908 shares of GelTex common stock that may be issued prior to the merger. The shares registered hereby may also be used to satisfy an increase in the number of shares of Genzyme General Stock that are issued as merger consideration in order to assure that shares of Genzyme General Stock represent at least 45% of the market value of the merger consideration at the effective time of the merger. The shares of Genzyme General Stock registered hereby also include the associated purchase rights that are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Based upon (a) up to 23,865,985 shares of GelTex common stock cancelled in the merger, (b) Genzyme paying up to $566,817,144 in cash for such shares and (c) the average of the high and low prices for GelTex common stock as reported on the Nasdaq National Market on October 30, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2000
THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                      logo
                               153 SECOND AVENUE
                          WALTHAM, MASSACHUSETTS 02451

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The board of directors of GelTex Pharmaceuticals, Inc. has approved a merger agreement with Genzyme Corporation.

    We will hold a special stockholders' meeting on December   , 2000, at
10:00 a.m., local time, at the offices of GelTex Pharmaceuticals, Inc., 153 Second Avenue, Waltham, Massachusetts 02451, at which time we will ask you to adopt the merger agreement. If the merger agreement is adopted:

    - GelTex Pharmaceuticals, Inc. will become a wholly-owned subsidiary of Genzyme Corporation; and

    - You will receive, at your election, either 0.7272 of a share of Genzyme General Division common stock or $47.50 in cash, subject to proration and adjustment as described in this proxy statement/prospectus, in exchange for each of your shares of GelTex common stock.

    Genzyme General Division common stock is one of Genzyme Corporation's four tracking stocks. It is quoted on The Nasdaq National Market under the trading symbol "GENZ," and on October 30, 2000, its closing price was $70.563 per share.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF GELTEX AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS DEEMS THE MERGER TO BE ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

    PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS REGARDING GELTEX, GENZYME AND THE MERGER, INCLUDING IN PARTICULAR, THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON
PAGE   .

    Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy in the enclosed envelope. YOUR VOTE IS VERY IMPORTANT.

                                          Sincerely,
                                          Mark Skaletsky
                                          President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE GENZYME COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER   , 2000
    AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER   , 2000.

                          GELTEX PHARMACEUTICALS, INC.

                               153 SECOND AVENUE
                          WALTHAM, MASSACHUSETTS 02451
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Geltex Pharmaceuticals, Inc.

    I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the stockholders of GelTex
Pharmaceuticals, Inc., which will be held on December   , 2000, at 10:00 a.m.,
local time, at the offices of GelTex Pharmaceuticals, Inc., 153 Second Avenue, Waltham, Massachusetts 02451, and at any adjournment or postponement of the special meeting. The purposes of the special meeting are:

    1. To consider and vote on a proposal to adopt a merger agreement, dated as of September 11, 2000, by and among GelTex, Genzyme and a wholly-owned subsidiary of Genzyme, as amended. The merger agreement provides that GelTex will be merged with and into a wholly-owned subsidiary of Genzyme. In the merger, each share of GelTex common stock outstanding at the effective time of the merger will convert into the right to receive either 0.7272 of a share of Genzyme General Division common stock or $47.50 in cash, subject to proration and adjustment as described in the enclosed proxy statement/prospectus. The merger agreement is attached as Annex A to, and is described in, this proxy statement/prospectus.

    2. To transact any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting by the GelTex board of directors.

    Only stockholders of record at the close of business on October 24, 2000 will receive notice of and be able to vote at the special meeting and any adjournments or postponements of it.

    The enclosed proxy statement/prospectus describes the merger agreement, the proposed merger and actions to be taken in connection with the merger. We cannot complete the merger unless the holders of a majority of the outstanding shares of GelTex common stock on the record date affirmatively vote to adopt the merger agreement. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you plan to attend the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement/prospectus at any time before it is voted at the special meeting.

    Under Delaware law, holders of GelTex common stock are entitled to dissenters' rights of appraisal if the merger is adopted and made effective. Any holder of GelTex common stock

    - who files with GelTex, before the vote is taken to adopt the merger agreement, a written objection to the merger stating that he or she intends to demand payment for his or her shares if the merger is effected, and

    - who does not vote in favor of the merger,

has the right to demand in writing from GelTex, within 20 days after receiving written notice from GelTex that the merger has become effective, payment for his or her shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal demands contained in section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to this proxy statement/prospectus.

                                          By Order of the Board of Directors,

                                          Elizabeth A. Grammer

                                          Secretary

Waltham, Massachusetts
November   , 2000

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Genzyme and GelTex from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents which are incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

      GENZYME CORPORATION                GELTEX PHARMACEUTICALS, INC.
      ONE KENDALL SQUARE                       153 SECOND AVENUE
CAMBRIDGE, MASSACHUSETTS 02139           WALTHAM, MASSACHUSETTS 02451
        (617) 252-7500                          (781) 290-5888

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER   , 2000 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    For more details on how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page    .

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Questions and Answers About the Merger......................      1
Summary.....................................................      2
Risk Factors................................................     20
Special Note Regarding Forward-Looking Statements...........     35
Unaudited Pro Forma Combined Financial Information..........     36
The GelTex Special Meeting..................................     68
  Proxy Solicitation........................................     68
  Record Date...............................................     68
  Quorum Requirement........................................     68
  Vote Required.............................................     68
  Voting and Revocation of Proxies..........................     69
  Appraisal Rights..........................................     69
Genzyme Corporation.........................................     70
GelTex Pharmaceuticals, Inc.................................     71
Background and Reasons For the Merger.......................     72
  Background of the Merger..................................     72
  GelTex's Reasons For the Merger...........................     74
  Fairness Opinion of GelTex's Financial Advisor............     76
  Potential Conflicts of Interests..........................     86
  Recommendation of GelTex's Board of Directors.............     87
  Genzyme's Reasons for the Merger..........................     87
The Merger and the Merger Agreement.........................     88
  General Description of the Merger.........................     88
  Effective Time............................................     88
  Merger Consideration......................................     88
  No Fractional Shares......................................     92
  Procedure For Filing Elections............................     92
  Exchange of GelTex Stock Certificates.....................     93
  Appraisal Rights of GelTex Stockholders...................     93
  Financing the Cash Portion of the Merger Consideration....     94
  Treatment of GelTex Stock Options and Warrants............     94
  Treatment of GelTex Benefits and Other Employee Matters...     95
  Accounting Treatment......................................     96
  Material United States Federal Income Tax Consequences of
    the Merger..............................................     96
  Covenants Under the Merger Agreement......................    100
  Representations and Warranties............................    102
  Conditions to the Merger..................................    103
  Termination of the Merger Agreement.......................    104
  Termination Fees and Expenses.............................    105
  Amendments and Waivers....................................    105
  No Relief from Liability for Willful Breach...............    105
  Nasdaq Listing of Genzyme General Stock...................    105
  Delisting of GelTex Common Stock..........................    106
  Resales of Genzyme General Stock by GelTex Affiliates.....    106
  Regulatory Matters........................................    106
Management After the Merger.................................    107
  Board of Directors........................................    107
  Management................................................    107

                                                                PAGE
                                                              --------
Stock Ownership of Directors, Executive Officers and
  Principal Stockholders....................................    108
  Ownership of Genzyme Capital Stock........................    108
  Ownership of GelTex Capital Stock.........................    111
Comparative Stock Prices and Dividends......................    113
  Dividend Information......................................    113
  Number of Stockholders and Number of Shares Outstanding...    113
Description of Genzyme Capital Stock........................    114
  General...................................................    114
  Overview of Genzyme's "Tracking Stock" Capital
    Structure...............................................    114
  Authorized Capital Stock..................................    115
  Transfer Agent and Registrar..............................    116
Comparison of Rights of Genzyme and GelTex Stockholders.....    117
Legal Matters...............................................    129
Experts.....................................................    129
Future GelTex Stockholder Proposals.........................    129
Other Matters...............................................    129
Where You Can Find More Information.........................    130

ANNEXES
------------------------------------------------------------
Agreement and Plan of Merger among Genzyme Corporation,
  Titan Acquisition Corp. and GelTex Pharmaceuticals, Inc.,
  as amended................................................  Annex A
Opinion of SG Cowen Securities Corporation..................  Annex B
Delaware Appraisal Law......................................  Annex C
Management and Accounting Policies Governing the
  Relationship of Genzyme Divisions.........................  Annex D

NOTE REGARDING TRADEMARKS

Genzyme-Registered Trademark-, Cerezyme-Registered Trademark- and
Ceredase-Registered Trademark- are registered trademarks of Genzyme Corporation.

Fabrazyme-TM- is a trademark of Genzyme Corporation.

Genzyme-Registered Trademark- is a registered servicemark of Genzyme
Corporation.

Renagel-Registered Trademark- is a registered trademark of GelTex
Pharmaceuticals, Inc.

WelChol-TM- is a trademark of Sankyo Pharma Inc.

AVONEX-Registered Trademark- is a registered trademark of Biogen, Inc.

Replagal-TM- is a trademark of Transkaryotic Therapies, Inc.

Synvisc-Registered Trademark- is a registered trademark of Biomatrix, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  HOW DO I VOTE?

A: Carefully read and consider the information contained in this proxy statement/prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy, your shares will be voted as you indicate in your proxy. If you sign and send in your proxy but do not indicate how you want to vote, we will count your proxy as a vote FOR adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against adoption of the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy. If you choose either of these two methods, you must deliver your notice of revocation or your new proxy to the Corporate Secretary of GelTex at 153 Second Avenue, Waltham, Massachusetts 02451 for receipt before the date of the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: In most cases, your broker will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker.

Q:  HOW DO I INDICATE THE TYPE OF CONSIDERATION I PREFER TO RECEIVE IN THE
    MERGER?

A: You should complete and sign the election form/letter of transmittal included with this proxy statement/prospectus and return it together with your GelTex common stock certificates to the exchange agent in accordance with the instructions in the election form/letter of transmittal. The exchange agent must receive your properly completed and signed election form/letter of transmittal together with your GelTex stock certificates by 5:00 p.m., New
    York City time on December   , 2000, or your preference will not be taken
    into consideration and you will receive the form of consideration provided to nonelecting stockholders.

    If you hold your shares in "street name," your broker will provide you with instructions as to how to complete and return the election form/letter of transmittal.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Genzyme and GelTex are working toward completing the merger as quickly as possible. If we obtain the necessary stockholder approval, we expect to complete the merger either in late 2000 or early 2001.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS WHAT WE BELIEVE IS THE MOST IMPORTANT INFORMATION ABOUT THE MERGER. NONETHELESS, TO MORE FULLY UNDERSTAND THE TRANSACTION, YOU SHOULD READ THIS ENTIRE PROXY STATEMENT/ PROSPECTUS, INCLUDING THE MATERIALS ATTACHED AS ANNEXES. YOU SHOULD ALSO READ THE DOCUMENTS LISTED IN THE SECTION OF THIS PROXY STATEMENT/PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION"
BEGINNING ON PAGE   . THE PAGE REFERENCES IN PARENTHESES DIRECT YOU TO A MORE
DETAILED DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                                 THE COMPANIES

GENZYME (SEE PAGE   )

    Genzyme is a biotechnology company that develops innovative products and services for major unmet medical needs. Genzyme currently has four operating divisions and four series of tracking stock designed to reflect the value and track the performance of these operating divisions:

    - Genzyme General, which develops and markets therapeutic products and diagnostic products and services;

    - Genzyme Molecular Oncology, which develops cancer products;

    - Genzyme Surgical Products, which develops and markets a portfolio of devices, biomaterials and biotherapeutics for the cardiothoracic and general surgery markets; and

    - Genzyme Tissue Repair, which develops and markets biological products for orthopedic injuries, such as cartilage damage, and severe burns.

    Genzyme is in the process of acquiring Biomatrix, Inc., a Delaware corporation focused on the development and commercialization of viscoelastic products for use in therapeutic medical applications and skin care. If Genzyme completes the acquisition of Biomatrix, Genzyme will combine Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair to form a new division named Genzyme Biosurgery, leaving Genzyme with three operating divisions and three series of tracking stock--Genzyme General Stock, Molecular Oncology Stock and Biosurgery Stock. Genzyme Biosurgery will develop and market devices, biomaterials, biotherapeutics and other products for the orthopedic market and the cardiovascular, general and plastic surgery markets.

    The principal offices of Genzyme, a Massachusetts corporation, are located at One Kendall Square, Cambridge, Massachusetts 02139, and its telephone number at these offices is (617) 252-7500.

GELTEX (SEE PAGE   )

    GelTex develops and markets non-absorbed polymer drugs that bind and eliminate targeted substances within the gastrointestinal tract. In addition, GelTex is developing small-molecule pharmaceuticals consisting of novel polyamine analogues and metal chelators.

    The principal offices of GelTex, a Delaware corporation, are located at 153 Second Avenue, Waltham, Massachusetts 02451, and its telephone number at these offices is (781) 290-5888.

                                   THE MERGER

SUMMARY OF THE TRANSACTION (SEE PAGE   )

    In the proposed merger, GelTex will be merged into Titan Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Genzyme. Titan Acquisition Corp. will be the surviving corporation and will be renamed GelTex Pharmaceuticals, Inc. when the merger is completed.

    The proposed merger will occur following adoption of the merger agreement by the GelTex stockholders and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF GELTEX COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGE   )

    As a result of the merger, each share of GelTex common stock will automatically convert into the right to receive one of the following:

    - $47.50 in cash, without interest, which we refer to as the per share cash consideration;

    - 0.7272 of a share of Genzyme General Stock, which we refer to as the per share stock consideration; or

    - a combination of cash and a fraction of a share of Genzyme General Stock.

    We are sending you an election form on which you may indicate your preferred form of merger consideration. However, because not more than 50% of the shares of GelTex common stock will be exchanged for the right to receive either the per share cash consideration or the per share stock consideration, the actual consideration you receive may differ from what you elect.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

    Genzyme and GelTex intend the merger to qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code. If the merger qualifies as a reorganization, no gain or loss will be recognized for federal income tax purposes by GelTex, Genzyme or Titan Acquisition Corp. by reason of the merger. In addition:

    - GelTex stockholders who receive solely shares of Genzyme General Stock in the merger in exchange for their shares of GelTex common stock will not recognize gain or loss;

    - GelTex stockholders who receive a combination of cash and shares of Genzyme General Stock in the merger in exchange for their shares of GelTex common stock will recognize gain in an amount equal to the lesser of the amount of any cash consideration received and the total gain realized by the stockholder in the merger. No loss may be recognized by GelTex stockholders who receive a combination of cash and Genzyme General Stock; and

    - GelTex stockholders who receive solely cash in the merger generally will recognize gain or loss equal to the difference between the stockholder's tax basis in the GelTex common stock surrendered and the cash received in the merger.

    Additionally, GelTex stockholders will recognize gain or loss on their receipt of any cash paid in lieu of a fractional share of Genzyme General Stock.

    BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH GELTEX STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THE MERGER WILL HAVE ON YOU.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE   )

    GelTex stockholders who properly object to the merger by following the procedure established by Delaware law will have dissenters' appraisal rights.

GELTEX'S REASONS FOR THE MERGER (SEE PAGE   )

    GelTex's board of directors concluded that the merger was advisable and in the best interests of GelTex and its stockholders. In reaching its decision, the board of directors considered, among other things:

    - the projected benefits of having a single entity responsible for all aspects of Renagel brand phosphate binder;

    - the projected ability of the combined entity to more effectively commercialize GelTex's products; and

    - the value of the merger consideration.

FAIRNESS OPINION OF SG COWEN SECURITIES CORPORATION (SEE PAGE   )

    In deciding to approve the merger, the GelTex board of directors considered an opinion from SG Cowen Securities Corporation, the financial advisor to a special committee of the GelTex board of directors. On September 10, 2000, SG Cowen delivered its written opinion to the special committee of the GelTex board of directors that, as of that date and based on and subject to the matters set forth in the opinion, the merger consideration to be received by the GelTex stockholders, other than Genzyme and its affiliates, was fair from a financial point of view.

    The full text of this written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of SG Cowen is directed to the special committee of the GelTex board of directors and is not a recommendation to any stockholder on how to vote on the merger or the merger agreement.

GENZYME'S REASONS FOR THE MERGER (SEE PAGE   )

    In reaching its decision to approve the merger, the Genzyme board of directors considered, among other things:

    - the commercial potential of Renagel brand phosphate binder;

    - the expansion of Genzyme's product pipeline; and

    - access to GelTex's scientists, management, and regulatory and clinical staff.

                              THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE   )

    A special meeting of GelTex stockholders will be held at GelTex's
headquarters at 153 Second Avenue, Waltham, Massachusetts 02451, on December   ,
2000, at 10:00 a.m., local time.

RECORD DATE; VOTING RIGHTS (SEE PAGE   )

    If you owned shares of GelTex common stock as of the close of business on October 24, 2000, the record date for the special meeting, you may vote on the proposal to adopt the merger agreement. On that date, there were 21,636,206 shares of GelTex common stock issued and outstanding and held by approximately 241 holders of record. At the special meeting, GelTex stockholders will have one vote for each share of GelTex common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGES   )

    The holders of a majority of the outstanding shares of GelTex common stock must be present, in person or by proxy, at the GelTex special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of GelTex common stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the merger. A broker who holds GelTex common stock as your nominee generally will not have the authority to vote your shares unless you provide the broker with instructions on how to vote your shares.

RECOMMENDATION OF THE GELTEX BOARD OF DIRECTORS (SEE PAGE   )

    GELTEX'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTEREST OF GELTEX STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                           OTHER SELECTED INFORMATION

POTENTIAL CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS (SEE PAGE   )

    The officers and directors of GelTex may have interests in the merger that may be different from, or in addition to, those of other GelTex's stockholders. For example, two members of GelTex's board of directors hold positions with Genzyme. Henri A. Termeer, a GelTex director, is chairman of the board of directors, president and chief executive officer of Genzyme. Robert J. Carpenter, the chairman of the GelTex board of directors, is also a director of Genzyme. In addition, both of these directors own equity in both companies. Because Mr. Termeer and Mr. Carpenter are directors of both companies, GelTex's board of directors formed a special committee which excluded these individuals. This special committee independently negotiated the terms of, and recommended approval of the merger to the full GelTex board of directors. Messrs. Termeer and Carpenter did not participate in the meeting of the GelTex board of directors at which the merger agreement was approved.

    Other potential conflicts of interests of GelTex's officers and directors include:

    - accelerated vesting of their stock options upon consummation of the merger;

    - severance benefits that will be owed to GelTex officers under employee retention agreements if they are terminated after the merger; and

    - indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of GelTex.

    On the record date, current directors and executive officers of GelTex as a group beneficially owned approximately 4.6% of the outstanding shares of GelTex common stock, including options exercisable within 60 days of the record date, and current directors and executive officers of Genzyme as a group owned approximately 1.6% of the outstanding shares of Genzyme General Stock, including options exercisable within 60 days of the record date.

FINANCING THE CASH PORTION OF THE MERGER CONSIDERATION (SEE PAGE   )

    Genzyme estimates that cash payments to GelTex stockholders in the merger will be approximately $509.4 million. Genzyme currently expects to fund a portion of this amount through borrowings under senior credit facilities. Genzyme would allocate any amounts borrowed to Genzyme General, which would also be allocated the associated interest and expense of this debt.

TREATMENT OF STOCK OPTIONS AND WARRANTS (SEE PAGE   )

    Each option and warrant to purchase shares of GelTex common stock outstanding immediately before the effective time of the merger will be assumed by Genzyme after the merger and will become an option or warrant, as the case may be, to acquire Genzyme General Stock. Genzyme will adjust the number of shares issuable upon exercise and the exercise prices to reflect the merger's exchange ratio.

EMPLOYEE MATTERS (SEE PAGE   )

    Genzyme has agreed to give credit to GelTex employees for time worked at GelTex under Genzyme's employee benefit plans if they remain with Genzyme after the merger. Genzyme has also agreed to assume GelTex's employment, severance and other compensation agreements.

ACCOUNTING TREATMENT (SEE PAGE   )

    Genzyme expects to account for the merger under the purchase method of accounting, which means that the assets and liabilities of GelTex, including its intangible assets, will be recorded on Genzyme's books at their fair market values. The results of operations and cash flows of GelTex will be included in Genzyme's financial statements prospectively as of the closing of the merger.

REGULATORY APPROVALS (SEE PAGE   )

    U.S. antitrust laws prohibit Genzyme and GelTex from completing the merger until we have furnished information and materials about the companies and the merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting periods have expired. We filed the required forms with these government agencies in October 2000. We are not aware of any other governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

CONDITIONS TO THE MERGER (SEE PAGE   )

    We must satisfy the following conditions before completing the merger:

    - GelTex stockholders must adopt the merger agreement;

    - the registration statement of which this proxy statement/prospectus is a part must have been declared effective and must not be the subject of any stop order or related proceeding;

    - we must obtain regulatory approvals; and

    - we must receive legal opinions that the merger will be a reorganization for U.S. federal tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

    We can mutually terminate the merger agreement without completing the merger.

    Either Genzyme or GelTex may terminate the agreement if the merger is not completed by May 15, 2001, and under other circumstances, including failure to obtain approval by the GelTex stockholders.

TERMINATION FEES AND EXPENSES (SEE PAGE   )

    If GelTex or Genzyme terminates the merger agreement, GelTex may be required to pay a termination fee of $31 million to Genzyme.

    If we do not complete the merger, we will each pay our own expenses. If we complete the merger, the combined company will be responsible for unpaid expenses.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE   )

    Genzyme is a Massachusetts corporation governed by the Massachusetts Business Corporation Law. GelTex is a Delaware corporation governed by the Delaware General Corporation Law. When we complete the merger, GelTex stockholders will hold shares of Genzyme General Stock. Accordingly, their rights as stockholders will be governed by Massachusetts law, Genzyme's charter and by-laws and the management and accounting policies that govern Genzyme's treatment of its various divisions and tracking stocks.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION (SEE PAGE   )

    Genzyme General Stock and GelTex common stock are quoted on The Nasdaq National Market. The following table presents the high, low and closing prices of Genzyme General Stock (on a historical basis) and of GelTex common stock (on a historical and equivalent per share basis) on September 8, 2000, the last business day before we publicly announced the merger agreement, and on October 30, 2000, the last practicable trading day before the date of this proxy statement/prospectus. The equivalent per share value of GelTex common stock equals the closing price of Genzyme General Stock multiplied by 0.7272.

                                                                                                      EQUIVALENT PER
                                                                                                      SHARE VALUE OF
                                        GENZYME GENERAL STOCK             GELTEX COMMON STOCK             GELTEX
                                    ------------------------------   ------------------------------       COMMON
                                      HIGH       LOW      CLOSING      HIGH       LOW      CLOSING        STOCK
                                    --------   --------   --------   --------   --------   --------   --------------
September 8, 2000.................  $66.500    $63.750    $65.313    $38.000    $35.875    $37.375        $47.50
October 30, 2000..................  $72.500    $69.375    $70.563    $49.000    $47.750    $48.250        $51.31

    The market price of Genzyme General Stock is likely to fluctuate before the merger. We encourage you to obtain current market quotations for Genzyme General Stock and GelTex common stock. We cannot predict the future prices for Genzyme General Stock, or on which markets it will be traded in the future.

    No cash dividends have ever been paid or declared on shares of GelTex common stock or Genzyme General Stock. Genzyme does not anticipate paying cash dividends on its common stock in the foreseeable future.

                      GENZYME CORPORATION AND SUBSIDIARIES
                       SELECTED HISTORICAL FINANCIAL DATA

    Genzyme is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical consolidated statements of operations and balance sheet data of Genzyme and its subsidiaries. The statements of operations and balance sheet data for the years ended December 31, 1995 through December 31, 1999 are derived from Genzyme's audited financial statements for those periods. The statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from Genzyme's unaudited financial statements for those periods. In the opinion of Genzyme's management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    Genzyme has four series of common stock--Genzyme General Stock, Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock--which it refers to as "tracking stock." Unlike typical common stock, each of Genzyme's tracking stocks is designed to track the financial performance of a specified subset of its business operations and its allocated assets, rather than operations and assets of the entire company. Each tracking stock is a common stock of Genzyme Corporation, not of a division; each division is not a company or legal entity, and therefore does not and cannot issue stock.

    The chief mechanisms intended to cause each tracking stock to "track" the financial performance of a division are provisions in Genzyme's charter governing dividends and distributions. Under these provisions, Genzyme's charter:

    - factors the assets and liabilities and income or losses attributable to a division into the determination of the amount available to pay dividends on the associated tracking stock; and

    - requires Genzyme to exchange, redeem or distribute a dividend to the holders of Molecular Oncology Stock, Surgical Products Stock, or Tissue Repair Stock if all or substantially all of the assets allocated to those corresponding divisions are sold to a third party.

    To determine earnings per share, Genzyme allocates its earnings to each series of its common stock based on the earnings attributable to that series of stock. The earnings attributable to each series of stock are defined in Genzyme's charter as the net income or loss of the corresponding division determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from the division in accordance with Genzyme's management and accounting policies. Genzyme's charter also requires that all income and expenses of Genzyme be allocated among the divisions in a reasonable and consistent manner. Genzyme's board of directors, however, retains considerable discretion in determining the type, magnitude and extent of allocations to each series of common stock without shareholder approval.

    Because the earnings allocated to each series of stock are based on the income or losses attributable to each corresponding division, Genzyme provides financial statements and management's discussion and analysis of Genzyme Corporation and of each division to aid investors in evaluating Genzyme's performance and the performance of each of its divisions.

    In addition, because Genzyme is in the process of acquiring Biomatrix and expects to close the merger in the fourth quarter of 2000 if the required stockholder approvals are obtained, you should read Genzyme's selected historical financial data in conjunction with Biomatrix's historical financial statements and related notes contained in Biomatrix's annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended, and quarterly report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC.

    This information is only a summary. You should read it in conjunction with Genzyme's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

                      GENZYME CORPORATION AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                SIX MONTHS
                                                               FOR THE YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                                     ----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998       1999       1999       2000
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                                                                (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
  Net product sales................................  $304,373   $424,483   $529,927   $613,685   $683,482   $329,575   $385,860
  Net service sales................................    52,450     68,950     67,158     74,791     79,448     38,529     42,313
  Revenues from research and development contracts:
    Related parties................................    26,758     23,011      8,356      5,745      2,012      1,455        245
    Other..........................................       202      2,310      3,400     15,114      7,346        869      3,625
                                                     --------   --------   --------   --------   --------   --------   --------
      Total revenues...............................   383,783    518,754    608,841    709,335    772,288    370,428    432,043
                                                     --------   --------   --------   --------   --------   --------   --------
Operating costs and expenses:
  Cost of products sold(1).........................   113,964    155,930    206,028    211,076    182,337     88,386    101,902
  Cost of services sold............................    35,868     54,082     47,289     48,586     49,444     24,502     23,818
  Selling, general and administrative..............   110,447    162,264    200,476    215,203    242,797    125,303    128,979
  Research and development (including research and
    development related to contracts)..............    68,845     80,849     89,558    119,005    150,516     73,707     84,276
  Amortization of intangibles......................     4,647      8,849     17,245     24,334     24,674     12,373     11,782
  Purchase of in-process research and
    development(2).................................    14,216    130,639      7,000         --      5,436         --         --
  Other............................................        --      1,465         --         --         --         --         --
                                                     --------   --------   --------   --------   --------   --------   --------
      Total operating costs and expenses...........   347,987    594,078    567,596    618,204    655,204    324,271    350,757
                                                     --------   --------   --------   --------   --------   --------   --------
Operating income (loss)............................    35,796    (75,324)    41,245     91,131    117,084     46,157     81,286
                                                     --------   --------   --------   --------   --------   --------   --------
Other income (expenses):
  Equity in net loss of unconsolidated
    subsidiaries...................................    (1,810)    (5,373)   (12,258)   (29,006)   (42,696)   (19,100)   (19,446)
  Gain on affiliate sale of stock(3)...............        --      1,013         --      2,369      6,683        606     20,270
  Minority interest................................     1,608         --         --      4,285      3,674      1,730      2,208
  Gain on sale of investment in equity
    securities.....................................        --      1,711         --      3,391      1,963      1,963     14,165
  Gain on sale of product line(4)..................        --         --         --     31,202      8,018      7,500         --
  Charge for impaired investments..................        --         --         --     (3,397)    (5,712)    (5,487)        --
  Other(5).........................................        --         --     (2,000)        --     14,527         43      5,195
  Investment income................................     8,814     15,341     11,409     25,055     36,158     17,288     20,575
  Interest expense.................................    (1,109)    (6,990)   (12,667)   (22,593)   (21,771)   (11,088)    (7,775)
                                                     --------   --------   --------   --------   --------   --------   --------
      Total other income (expenses)................     7,503      5,702    (15,516)    11,306        844     (6,545)    35,192
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes..................    43,299    (69,622)    25,729    102,437    117,928     39,612    116,478
Provision for income taxes.........................   (21,649)    (3,195)   (12,100)   (39,870)   (46,947)   (17,264)   (35,168)
                                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................................  $ 21,650   $(72,817)  $ 13,629   $ 62,567   $ 70,981   $ 22,348   $ 81,310
                                                     ========   ========   ========   ========   ========   ========   ========

                      GENZYME CORPORATION AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                  SIX MONTHS
                                                                 FOR THE YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
NET INCOME (LOSS) PER SHARE:
  ALLOCATED TO GENZYME GENERAL STOCK(6,7,8,9):
    Genzyme General net income (loss)................  $ 40,368   $(10,687)  $ 76,642   $133,052   $142,077   $ 61,418   $109,299
    Genzyme Surgical Products net loss...............    (9,273)   (44,313)   (29,740)   (49,856)   (27,523)   (27,523)        --
    Tax benefit allocated from Genzyme Molecular
      Oncology.......................................        --         --      2,755      3,527      7,812      4,310      3,537
    Tax benefit allocated from Genzyme Surgical
      Products.......................................     3,728      7,487     10,112     17,936     16,128     10,350      6,656
    Tax benefit allocated from Genzyme Tissue
      Repair.........................................     8,857     17,011     17,666     16,394     10,866      7,374      3,180
                                                       --------   --------   --------   --------   --------   --------   --------
    Net income (loss) allocated to Genzyme General
      Stock..........................................  $ 43,680   $(30,502)  $ 77,435   $121,053   $149,360   $ 55,929   $122,672
                                                       ========   ========   ========   ========   ========   ========   ========
    Net income (loss) per share of Genzyme General
      Stock:
      Basic..........................................  $   0.79   $  (0.45)  $   1.01   $   1.53   $   1.80   $   0.68   $   1.45
                                                       ========   ========   ========   ========   ========   ========   ========
      Diluted........................................  $   0.68   $  (0.45)  $   0.98   $   1.48   $   1.71   $   0.65   $   1.35
                                                       ========   ========   ========   ========   ========   ========   ========
    Weighted average shares outstanding:
      Basic..........................................    55,531     68,289     76,531     79,063     83,092     82,301     84,725
                                                       ========   ========   ========   ========   ========   ========   ========
      Diluted........................................    63,967     68,289     78,925     85,822     93,228     92,629     94,885
                                                       ========   ========   ========   ========   ========   ========   ========
ALLOCATED TO MOLECULAR ONCOLOGY STOCK(7,8):
    Net loss.........................................                        $(19,578)  $(19,107)  $(28,832)  $(15,218)  $(12,420)
                                                                             ========   ========   ========   ========   ========
    Net loss per share of Molecular Oncology
      Stock--basic and diluted.......................                        $  (4.64)  $  (3.81)  $  (2.25)  $  (1.20)  $  (0.92)
                                                                             ========   ========   ========   ========   ========
    Weighted average shares outstanding..............                           3,929      5,019     12,826     12,667     13,561
                                                                             ========   ========   ========   ========   ========
ALLOCATED TO SURGICAL PRODUCTS STOCK (7,9):
    Net loss.........................................                                              $(20,514)  $   (880)  $(20,410)
                                                                                                   ========   ========   ========
    Net loss per share of Surgical Products
      Stock--basic and diluted.......................                                              $  (1.38)  $  (0.06)  $  (1.37)
                                                                                                   ========   ========   ========
    Weighted average shares outstanding..............                                                14,835     14,800     14,880
                                                                                                   ========   ========   ========
ALLOCATED TO TISSUE REPAIR STOCK(7):
    Net loss.........................................  $(22,030)  $(42,315)  $(45,984)  $(40,386)  $(30,040)  $(17,998)  $ (9,002)
                                                       ========   ========   ========   ========   ========   ========   ========
    Net loss per share of Tissue Repair Stock--basic
      and diluted....................................  $  (2.28)  $  (3.38)  $  (3.07)  $  (1.99)  $  (1.26)  $  (0.81)  $  (0.31)
                                                       ========   ========   ========   ========   ========   ========   ========
    Weighted average shares outstanding..............     9,659     12,525     14,976     20,277     23,807     22,355     28,598
                                                       ========   ========   ========   ========   ========   ========   ========

                      GENZYME CORPORATION AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              DECEMBER 31,                            JUNE 30,
                                                      ------------------------------------------------------------   -----------
                                                        1995        1996         1997         1998         1999         2000
                                                      --------   ----------   ----------   ----------   ----------   -----------
                                                                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and investments................................  $326,236   $  187,955   $  246,341   $  575,729   $  652,990   $  694,210
Working capital.....................................   352,410      395,605      350,822      417,135      592,249      593,416
Total assets........................................   905,201    1,270,508    1,295,453    1,688,854    1,787,282    1,895,065
Long-term debt and convertible debt(10).............   124,473      241,998      170,276      287,225      290,622      291,433
Stockholders' equity................................   705,207      902,309    1,012,050    1,172,554    1,356,392    1,457,762

There were no cash dividends paid.

------------------------

 (1) Cost of products sold for 1997 includes an $18.1 million charge in connection with the discontinuance of Genzyme's melatonin, bulk pharmaceuticals and fine chemicals product lines. Cost of products sold for 1998 includes a $14.8 million charge to write-down excess Ceredase enzyme inventory and a $10.4 million charge to write-down Genzyme's Sepra products inventory to net realizable value.

 (2) Charges for the purchase of in-process research and development were incurred in connection with the following acquisitions:

        - 1995 - $14.2 million from the acquisition of a minority interest in IG Laboratories, Inc.

        - 1996 - $106.4 million from the acquisition of Neozyme II Corporation and $24.2 million from the acquisition of Deknatel Snowden Pencer, Inc.

        - 1997 - $7.0 million from the acquisition of PharmaGenics, Inc.

        - 1999 - $5.4 million from the acquisition of Peptimmune, Inc.

 (3) Gain on affiliate sale of stock in 1999 represents the gain on Genzyme's investment in Genzyme Transgenics Corporation ("GTC") as a result of GTC's various issuances of additional shares of its stock.

 (4) Gain on sale of product line of $31.2 million in 1998 relates to the sale of Genzyme's research products business assets to Techne Corporation in July 1998. Gain on sale of product line in 1999 consists of $7.5 million, representing the payment of a note receivable that Genzyme received as partial consideration for the sale of Genetic Design, Inc. to Laboratory Corporation of America in 1996.

 (5) Other income in 1999 includes the receipt of a $14.4 million payment associated with the termination of Genzyme's agreement to acquire Cell Genesys, Inc., net of acquisition related expenses.

 (6) Until the distribution of Surgical Products Stock on June 28, 1999, Genzyme Surgical Products' losses were included in the determination of income allocated to Genzyme General Stock. Further, until the distribution of Molecular Oncology Stock on June 18, 1997, Genzyme Molecular Oncology's losses were included in the determination of income allocated to Genzyme General Stock.

 (7) To determine earnings per share, Genzyme allocates earnings to each series of its common stock based on the earnings attributable to that series of stock. The earnings attributable to Genzyme General Stock is defined in Genzyme's charter as the net income or loss of Genzyme General

                      GENZYME CORPORATION AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from Genzyme General in accordance with Genzyme's management and accounting policies. Earnings attributable to Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock are defined similarly and, as such, are based on the net income or loss of the corresponding division.

 (8) Genzyme created Genzyme Molecular Oncology on June 18, 1997. Prior to this date, the operations of Genzyme Molecular Oncology were included in the results of Genzyme General. Net loss per share of Molecular Oncology Stock for 1997 is calculated using the net loss allocated to Genzyme Molecular Oncology for the period June 18, 1997 through December 31, 1997 and the weighted average shares outstanding during the same period. Loss per share data is not presented for Genzyme Molecular Oncology for the years ended December 31, 1995 and 1996, or for the period from January 1, 1997 to June 17, 1997, as there were no shares of Molecular Oncology Stock outstanding during those years or periods.

 (9) Genzyme created Genzyme Surgical Products on June 28, 1999. Prior to this date, the operations of Genzyme Surgical Products were included in the operations allocated to Genzyme General and, therefore, in the net income allocated to Genzyme General Stock. Net loss per share of Surgical Products Stock for 1999 is calculated using the net loss allocated to Genzyme Surgical Products for the period June 28, 1999 through December 31, 1999 and the weighted average shares outstanding during the same period. Loss per share data is not presented for Genzyme Surgical Products for the years ended December 31, 1995, 1996, 1997 and 1998, as there were no shares of Surgical Products Stock outstanding during those years or periods.

 (10) Long-term debt and convertible debt consists primarily of $218.0 million and $118.0 million outstanding under a revolving credit facility in 1996 and 1997, respectively. Long-term debt and convertible debt in 1998 and 1999 consists primarily of $250.0 million in principal of 5 1/4% convertible subordinated notes due June 2005.

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA

    Genzyme is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical combined statements of operations and balance sheet data for Genzyme General. Genzyme derived the balance sheet data and statements of operations data for the years ended December 31, 1995 through December 31, 1999 from the audited financial statements of Genzyme General for those periods. Genzyme derived the statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 from the unaudited financial statements of Genzyme General for those periods. In the opinion of Genzyme's management, the unaudited financial statements for Genzyme General have been prepared on a basis consistent with its audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for Genzyme General for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    A series of Genzyme's common stock, Genzyme General Division Common Stock (which Genzyme refers to as Genzyme General Stock) is designed to reflect the value and track the performance of this division. Genzyme General Stock is common stock of Genzyme Corporation, not of Genzyme General; Genzyme General is a division, not a company or legal entity, and therefore does not and cannot issue stock. The chief mechanisms intended to cause Genzyme General Stock to "track" the financial performance of Genzyme General are provisions in Genzyme's charter governing dividends and distributions. Under these provisions, Genzyme's charter factors the assets and liabilities and income or losses attributable to Genzyme General into the determination of the amount available to pay dividends on Genzyme General Stock.

    To determine earnings per share, Genzyme allocates its earnings to each series of its common stock based on the earnings attributable to that series of stock. The earnings attributable to Genzyme General Stock are defined in Genzyme's charter as the net income or loss of Genzyme General determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from Genzyme General in accordance with Genzyme's management and accounting policies. Genzyme's charter also requires that all income and expenses of Genzyme be allocated among the divisions in a reasonable and consistent manner. Genzyme's board of directors, however, retains considerable discretion in determining the types, magnitudes and extent of allocations to each series of common stock without shareholder approval.

    Because the earnings allocated to Genzyme General Stock are based on the income or losses attributable to Genzyme General, Genzyme includes financial statements and management's discussion and analysis of Genzyme General to aid investors in evaluating its performance.

    This information is only a summary. You should read it in conjunction with Genzyme's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Genzyme's annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

            SELECTED HISTORICAL COMBINED FINANCIAL DATA (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

                                                                                                              SIX MONTHS ENDED
                                                              FOR THE YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                    -----------------------------------------------------   --------------------
                                                      1995       1996       1997       1998       1999        1999       2000
                                                    --------   --------   --------   --------   ---------   --------   ---------
                                                                                                                (UNAUDITED)
HISTORICAL COMBINED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Net product sales...............................  $304,365   $373,769   $429,092   $509,727   $571,531    $275,541   $326,809
  Net service sales...............................    47,230     61,638     55,835     55,445     57,223      28,426     30,181
  Revenues from research and development
    contracts:
    Related parties...............................    26,758     23,011      8,041      3,568      1,516         912        245
    Other.........................................       202      2,310      3,400        579      5,096          92         85
                                                    --------   --------   --------   --------   --------    --------   --------
      Total revenues..............................   378,555    460,728    496,368    569,319    635,366     304,971    357,320
                                                    --------   --------   --------   --------   --------    --------   --------
Operating costs and expenses:
  Cost of products sold(1)........................   113,231    123,276    146,226    138,802    115,125      55,103     69,271
  Cost of services sold...........................    31,137     42,889     35,451     34,240     35,637      17,788     17,772
  Selling, general and administrative.............    94,944    107,219    118,616    126,172    149,427      78,058     81,194
  Research and development (including research and
    development related to contracts).............    51,936     62,276     62,905     73,139     97,746      46,012     58,134
  Amortization of intangibles.....................     4,647      5,865      6,887      7,610      8,106       4,103      3,979
  Purchase of in-process research and
    development(2)................................    14,216    106,469         --         --      5,436          --         --
  Other...........................................        --      1,000         --         --         --          --         --
                                                    --------   --------   --------   --------   --------    --------   --------
    Total operating costs and expenses............   310,111    448,994    370,085    379,963    411,477     201,064    230,350
                                                    --------   --------   --------   --------   --------    --------   --------
Operating income..................................    68,444     11,734    126,283    189,356    223,889     103,907    126,970
                                                    --------   --------   --------   --------   --------    --------   --------
Other income (expenses):
  Equity in net loss of unconsolidated
    subsidiaries..................................    (1,809)    (3,656)    (5,782)   (19,739)   (37,423)    (14,725)   (19,446)
  Gain on affiliate sale of stock(3)..............        --      1,013         --      2,369      6,683         606     20,270
  Minority interest...............................     1,608         --         --      4,285      3,674       1,730      2,208
  Gain on sale of investment in equity
    securities....................................        --      1,711         --      3,391      1,963       1,963     14,165
  Gain on sale of product line(4).................        --                    --     31,202      8,018       7,500         --
  Charge for impaired investments.................        --         --         --     (3,397)    (5,712)     (5,487)        --
  Other(5)........................................        --         --     (2,000)        --     14,389          --      5,153
  Investment income...............................     7,428     13,825      9,940     22,953     30,881      16,743     16,726
  Interest expense................................    (1,069)    (6,784)    (8,074)   (16,994)   (19,885)    (10,186)    (6,992)
                                                    --------   --------   --------   --------   --------    --------   --------
    Total other income (expenses).................     6,158      6,109     (5,916)    24,070      2,588      (1,856)    32,084
                                                    --------   --------   --------   --------   --------    --------   --------
Income before income taxes........................    74,602     17,843    120,367    213,426    226,477     102,051    159,054
Provision for income taxes........................   (34,234)   (28,530)   (43,725)   (80,374)   (84,400)    (40,633)   (49,755)
                                                    --------   --------   --------   --------   --------    --------   --------
Division net income (loss)........................  $ 40,368   $(10,687)  $ 76,642   $133,052   $142,077    $ 61,418   $109,299
                                                    ========   ========   ========   ========   ========    ========   ========

                                                                              DECEMBER 31,                          JUNE 30,
                                                        --------------------------------------------------------   -----------
                                                          1995       1996       1997        1998         1999         2000
                                                        --------   --------   --------   ----------   ----------   -----------
                                                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and investments..................................  $278,663   $169,543   $192,222   $  556,097   $  513,905      585,977
Working capital.......................................   307,918    340,817    273,697      381,685      487,561      466,929
Total assets..........................................   854,411    975,910    960,490    1,410,391    1,399,583    1,529,602
Long-term debt and convertible debt(6)................   124,473    223,846    117,978      274,646      272,622      273,223
Division equity.......................................   659,106    645,185    745,895      939,967    1,007,614    1,129,864

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

            SELECTED HISTORICAL COMBINED FINANCIAL DATA (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

------------------------

(1) Cost of products sold for 1997 includes an $18.1 million charge in connection with the discontinuance of Genzyme's melatonin, bulk pharmaceuticals and fine chemicals product lines. Cost of products sold for 1998 includes a $14.8 million charge to write-down excess Ceredase enzyme inventory.

(2) Charges for the purchase of in-process research and development were incurred in connection with the following acquisitions:

    - 1995 -- $14.2 million from the acquisition of a minority interest in IG Laboratories, Inc.

    - 1996 -- $106.4 million from the acquisition of Neozyme II Corporation

    - 1999 -- $5.4 million from the acquisition of Peptimmune, Inc.

(3) Gain on affiliate sale of stock in 1999 represents the gain on Genzyme's investment in GTC as a result of GTC's various issuances of additional shares of its stock.

(4) Gain on sale of product line of $31.2 million in 1998 relates to the sale of Genzyme's research products business assets to Techne Corporation in July 1998. Gain on sale of product line in 1999 consists of $7.5 million, representing the payment of a note receivable that Genzyme received as partial consideration for the sale of Genetic Design, Inc. to Laboratory Corporation of America in 1996.

(5) Other income in 1999 includes the receipt of a $14.4 million payment associated with the termination of Genzyme's agreement to acquire Cell Genesys, Inc., net of acquisition related expenses.

(6) Long-term debt and convertible debt consists primarily of $200.0 million and $100.0 million outstanding under a revolving credit facility in 1996 and 1997, respectively. Long-term debt and convertible debt in 1998 and 1999 consists primarily of $250.0 million in principal of 5 1/4% convertible subordinated notes due June 2005.

                          GELTEX PHARMACEUTICALS, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

    GelTex is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical consolidated income and balance sheet data of GelTex and its subsidiaries. The income statement and balance sheet data for the years ended December 31, 1995 through December 31, 1999 are derived from GelTex's audited financial statements. The income statement data for the six months ended
June 30, 1999 and 2000 are derived from GelTex's unaudited financial statements for these periods. In the opinion of GelTex's management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    This information is only a summary. You should read it in conjunction with GelTex's historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in GelTex's annual reports, quarterly reports and other information on file with the SEC. For more details on how you can obtain these reports and other information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                                                 FOR THE YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  License fee and research revenue...................  $   750    $  1,244   $  1,000   $ 25,000   $ 10,668   $  1,751   $29,304
  Collaborative Joint Venture project
    reimbursement....................................       --          --      9,196      7,658      5,781      2,962     2,441
  Research grant.....................................      157         419        289         --         --         --        --
                                                       -------    --------   --------   --------   --------   --------   -------
    Total revenue....................................      907       1,663     10,485     32,658     16,449      4,713    31,745

Costs and expenses:
  Research and development...........................    6,504      21,755     22,251     27,904     32,602     14,414    14,645
  Collaborative Joint Venture project costs..........       --          --      9,196      7,658      5,781      2,962     2,441
                                                       -------    --------   --------   --------   --------   --------   -------
    Total research and development...................    6,504      21,755     31,447     35,562     38,383     17,376    17,086
  General and administrative.........................    1,873       2,924      4,089      5,583      6,935      2,610     3,347
  Other, nonrecurring................................       --         230         --         --      9,530         --        --
                                                       -------    --------   --------   --------   --------   --------   -------
Total costs and expenses.............................    8,377      24,909     35,536     41,145     54,848     19,986    20,433
                                                       -------    --------   --------   --------   --------   --------   -------
Income (loss) from operations........................   (7,470)    (23,246)   (25,051)    (8,487)   (38,399)   (15,273)   11,312
Interest income......................................      684       3,343      3,095      5,069      4,372      2,448     2,707
Interest expense.....................................      (99)        (75)      (218)      (613)      (485)      (260)     (381)
Equity in loss of Joint Venture......................       --          --     (2,310)    (7,536)    (7,937)    (4,068)     (604)
                                                       -------    --------   --------   --------   --------   --------   -------
Net income (loss)....................................  $(6,885)   $(19,978)  $(24,484)  $(11,567)  $(42,449)  $(17,153)  $13,034
                                                       =======    ========   ========   ========   ========   ========   =======
Basic net income (loss) per share....................  $ (0.85)   $  (1.60)  $  (1.80)  $  (0.72)  $  (2.50)  $  (1.02)  $  0.67
                                                       =======    ========   ========   ========   ========   ========   =======
Shares used in computing basic net income (loss) per
  share..............................................    8,109      12,513     13,592     16,023     17,003     16,844    19,331
Diluted net income (loss) per share..................  $ (0.85)   $  (1.60)  $  (1.80)  $  (0.72)  $  (2.50)  $  (1.02)  $  0.66
                                                       =======    ========   ========   ========   ========   ========   =======
Shares used in computing diluted net income (loss)
  per share..........................................    8,109      12,513     13,592     16,023     17,003     16,844    19,775

                          GELTEX PHARMACEUTICALS, INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  DECEMBER 31,                        JUNE 30,
                                                              ----------------------------------------------------   -----------
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   -----------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $33,175    $73,425    $52,623    $104,952   $72,429     $119,086
Working capital.............................................   31,824     72,461     49,099     110,821    68,446      119,307
Total assets................................................   35,993     78,068     67,118     133,445   106,089      163,263
Long-term obligations, less current portion.................      420        124      6,923       5,206     6,560        5,849
Total stockholders' equity..................................   33,650     75,056     53,418     120,020    92,702      151,844

                           COMPARATIVE PER SHARE DATA

    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with Genzyme's and GelTex's historical financial statements that are incorporated by reference into this proxy statement/prospectus, and the pro forma combined financial statements and the related notes that are included elsewhere in this proxy statement/prospectus. The pro forma consolidated per share data presented below reflect the purchase method of accounting for business combinations. The results may have been different if our companies had always been consolidated.

    Holders of Genzyme General Stock, Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock have no specific rights to any particular asset or group of assets of Genzyme. Genzyme continues to hold title to all of its assets and is responsible for all of its liabilities, regardless of what it deems for financial statement presentation purposes as allocated to any division. Common stockholders are, therefore, subject to the risks of investing in the businesses, assets and liabilities of Genzyme as a whole.

    Both Genzyme and GelTex have fiscal years ending on December 31. The GelTex pro forma equivalent per share data equals the exchange ratio of 0.7272 multiplied by the pro forma per share data for Genzyme General Stock. The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger. For more details, you should read the section of this proxy statement/prospectus entitled "UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION" beginning on page    .

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------   ----------------
                                                                                    (UNAUDITED)
GENZYME CORPORATION(1):
  Net income per share of Genzyme General Stock:
    Historical basic........................................        $ 1.80             $ 1.45
    Historical diluted......................................          1.71               1.35
    Pro forma combined--basic(4)............................          0.70               0.99
    Pro forma combined--diluted(4)..........................          0.67               0.94
  Net loss per share of Molecular Oncology Stock:
    Historical basic and diluted(2).........................         (2.25)             (0.92)
  Net loss per share of Surgical Products Stock:
    Historical basic and diluted(2)(3)......................         (1.38)             (1.37)
  Net loss per share of Tissue Repair Stock:
    Historical basic and diluted(2).........................         (1.26)             (0.31)
GELTEX PHARMACEUTICALS, INC.:
  Income (loss) per common share:
    Historical basic........................................        $(2.50)            $ 0.67
    Historical diluted......................................         (2.50)              0.66
    Pro forma per share equivalent--basic...................          0.51               0.72
    Pro forma per share equivalent--diluted.................          0.49               0.68
  Historical book value per share at period end.............          5.13               7.43

--------------------------

(1) Note that book value per share data is not presented because it is not meaningful.

(2) Pro forma per share equivalent amounts are not shown for Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock because amounts are the same as historical.

(3) 1999 historical is for the period from June 28, 1999 (date of issuance) to December 31, 1999.

(4) Pro forma combined per share amounts for Genzyme General Stock also reflect the changes in earnings allocations resulting from the June 1999 distribution of Surgical Products Stock as if this change took place on January 1, 1999.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS DESCRIBED BELOW IN DECIDING HOW TO VOTE ON THE MERGER PROPOSAL. YOU SHOULD KEEP THESE RISK FACTORS IN MIND WHEN YOU READ FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS.

                          RISKS RELATING TO THE MERGER

    BECAUSE GENZYME WILL PAY 50% OF THE MERGER CONSIDERATION WITH GENZYME GENERAL STOCK VALUED AT A FIXED EXCHANGE RATIO, YOU MAY RECEIVE MERGER CONSIDERATION WITH A MARKET VALUE OF LESS THAN $47.50.

    In the merger, each share of GelTex common stock will convert into the right to receive $47.50 in cash, 0.7272 of a share of Genzyme General Stock or a combination of cash and a fraction of a share of Genzyme General Stock. We fixed the exchange ratio at 0.7272 based on the last sale price for Genzyme General Stock on September 8, 2000, the last trading day before we signed the merger agreement. The last sale price on September 8, 2000, was $65.3125. Accordingly, if the market price of Genzyme General Stock is below $65.3125, then the market value of 0.7272 of a share of Genzyme General Stock will be less than $47.50. Conversely, because Genzyme will pay $47.50 in cash for 50% of the GelTex shares (subject to potential adjustment as described below), GelTex stockholders, in the aggregate, will not participate fully in any pre-closing appreciation in the market value of Genzyme General Stock above $65.3125. The market value of Genzyme General Stock before and after the closing date of the merger may vary significantly from the price on the date we executed the merger agreement, the date of this proxy statement/prospectus and the date on which you vote on the merger.

    YOU MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT YOU ELECT.

    While you may submit an election form indicating your preferred form of consideration, you may not receive the form of consideration you indicate. Subject to the potential adjustments described in this proxy statement/prospectus, approximately 50% of the outstanding shares of GelTex common stock will convert into $47.50 in cash and approximately 50% will convert into 0.7272 of a share of Genzyme General Stock. Accordingly, if GelTex stockholders, in the aggregate, elect a higher percentage of one form of consideration, we will need to pro rate that form of consideration. If the price of Genzyme General Stock declines, GelTex stockholders are more likely to make cash elections. If proration is required because GelTex stockholders make valid cash elections for more than 50% of the outstanding shares of GelTex stock and, at closing, the per share market value of Genzyme General Stock is below $65.3125, all shares of GelTex common stock will convert into merger consideration with a market value of less than $47.50. The merger agreement contains provisions addressing the potential pro ration of the merger consideration and a description of these provisions is included under "THE
MERGER AND THE MERGER AGREEMENT--Merger Consideration" beginning on page   . We
urge you to read these materials carefully.

    THE CASH PORTION OF THE MERGER CONSIDERATION WILL BE REDUCED TO THE EXTENT GELTEX STOCKHOLDERS EXERCISE DISSENTERS' RIGHTS OR IF A TAX-BASED ADJUSTMENT TO THE MERGER CONSIDERATION IS REQUIRED TO PERMIT THE MERGER TO QUALIFY AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES.

    The number of GelTex shares that convert into the right to receive the per share cash consideration will equal 50% of the number of shares of GelTex common stock outstanding at the effective time of the merger less the number of shares for which dissenters' rights have been exercised. Accordingly, each share for which dissenters' rights have been exercised reduces by one the number of shares held by the stockholders who will receive the per share cash consideration. For example, if GelTex stockholders exercise dissenters' rights with respect to 5% of the outstanding shares of GelTex common stock, 45% of the shares will convert into the right to receive the per share cash consideration.

    In addition, we may adjust the amount of cash merger consideration in order to help ensure that the merger will qualify as a reorganization for U.S. federal income tax purposes. This tax-based adjustment may be required if the market value of Genzyme General Stock at the effective time of the merger is less than $53.44. If an adjustment is required, then the per share cash consideration to be paid in exchange for 50% of the shares of GelTex common stock (subject to reduction for dissenting shares) would consist of a combination of cash and a fraction of a share of Genzyme General Stock, rather than $47.50 in cash. When a tax-based adjustment is triggered, a high number of GelTex stockholders are likely to make cash elections. If GelTex stockholders make valid cash elections for more than 50% of the shares of GelTex common stock outstanding and a tax adjustment is triggered, all shares of GelTex common stock will convert into merger consideration with a market value of less than $47.50. The risk that shares of GelTex common stock will convert into merger consideration with a market value of less than $47.50 is further described under the preceding risk factors entitled "--BECAUSE GENZYME WILL PAY 50% OF THE MERGER CONSIDERATION WITH GENZYME GENERAL STOCK VALUED AT A FIXED EXCHANGE RATIO, YOU MAY RECEIVE MERGER CONSIDERATION WITH A MARKET VALUE OF LESS THAN $47.50" and "--YOU MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT YOU ELECT."

    GENZYME FACES RISKS THAT ARE DIFFERENT FROM THOSE FACED BY GELTEX, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF GENZYME GENERAL STOCK ISSUED TO YOU TO DECLINE.

    In the merger you will receive shares of Genzyme General Stock, one of Genzyme's tracking stocks. Genzyme General Stock has recently experienced extreme fluctuations in price and volume. Genzyme's business and strategy are somewhat different from that of GelTex, and Genzyme's results of operations, as well as the price of Genzyme General Stock, will be affected by various factors different from those affecting GelTex's results of operations and its common stock price. Future events that may not have affected the price of GelTex common stock may cause the price of Genzyme General Stock to rise or fall. The market price for Genzyme General Stock may fluctuate for various reasons, including:

    - announcements of technological innovations or new commercial products by Genzyme or by its competitors;

    - governmental regulatory initiatives;

    - legal developments regarding patent or proprietary rights developments;

    - public concern as to the safety or other implications of biotechnology products; and

    - general market conditions.

We describe the risks in more detail under the subsections entitled "--Risks Relating to Genzyme General" and "--Risks Relating to Genzyme" below.

    GELTEX'S CONTRACT MANUFACTURERS, SUPPLIERS AND LICENSORS MAY TERMINATE THEIR ARRANGEMENTS WITH GELTEX OR DEMAND NEW ARRANGEMENTS AS A RESULT OF THE MERGER.

    After the merger, GelTex will be a wholly-owned subsidiary of Genzyme and GelTex's contract manufacturers, suppliers and licensors will indirectly become contract manufacturers, suppliers and licensors of Genzyme. For competitive or other reasons, some of these entities may choose to terminate their arrangements with GelTex rather than conduct business with Genzyme. Alternatively, they may demand new arrangements with Genzyme. If Genzyme is unable to maintain relationships on favorable terms with some or all of these contract manufacturers, suppliers or licensors, Genzyme's future results may be negatively impacted.

    GENZYME'S AND GENZYME GENERAL'S REPORTED FINANCIAL RESULTS WILL SUFFER DUE TO THE IMPACT OF AMORTIZING GOODWILL AND OTHER INTANGIBLES.

    Under U.S. generally accepted accounting principles, Genzyme will account for the merger with GelTex using the purchase method of accounting. Under purchase accounting, the aggregate purchase price is allocated among acquired tangible and intangible assets and liabilities based on their estimated fair values. Please see "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION"
beginning on page   of this proxy statement/prospectus for more information on how we plan to account for the merger. As we discuss in that section, we currently estimate that the amount of purchase cost allocated to goodwill and other intangibles will be approximately $932.7 million and will be amortized over 5 to 15 years. Genzyme will allocate this expense to Genzyme General. As a result, using the purchase method of accounting will decrease the reported net income of Genzyme General and Genzyme Corporation, which could have a material and adverse effect on the market value of Genzyme General Stock.

    Genzyme's pending merger with Biomatrix will also be accounted for using the purchase method of accounting, with the associated amortization expense allocated to Genzyme Biosurgery. The combined effect of the Biomatrix merger and the GelTex merger will have a significant impact on the reported net income of Genzyme Corporation. Furthermore, if Genzyme, at some point in the future, exercises its right to exchange Genzyme General Stock for Genzyme Biosurgery Stock, the amortization costs associated with both the GelTex and Biomatrix transactions would be allocated to Genzyme General's reported net income, which would further decrease Genzyme General's reported net income and which could have a material and adverse effect on the market value of Genzyme General Stock.

                       RISKS RELATING TO GENZYME GENERAL

    In the merger, Genzyme will issue shares of Genzyme General Stock in exchange for GelTex common stock. Genzyme General Stock is intended to track the value and reflect the performance of Genzyme General. Accordingly, before voting on the merger, you should carefully consider the following factors affecting the business of Genzyme General.

    A REDUCTION IN REVENUE FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON GENZYME'S BUSINESS.

    Genzyme General generates a majority of its product revenues from sales of enzyme-replacement products for patients with Gaucher disease. Genzyme General entered this market in 1991 with Ceredase enzyme. Because production of Ceredase enzyme was subject to supply constraints, Genzyme General developed Cerezyme enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme enzyme, scientists engineer Chinese hamster ovary cells to produce human alpha glucocerebrosidase. Genzyme General stopped producing Ceredase enzyme, except for small quantities, during 1998, after substantially all the patients who previously used Ceredase enzyme converted to Cerezyme enzyme. Sales of Ceredase enzyme and Cerezyme enzyme totaled $478.5 million for the year ended December 31, 1999, representing approximately 62% of Genzyme's, and 75% of Genzyme General's total revenues for that year, and $263.5 million for the six months ended June 30, 2000, representing approximately 61% of Genzyme's, and 74% of Genzyme General's total revenues for that period.

    Because Genzyme's business is highly dependent on Cerezyme enzyme, a decline in the growth rate of Cerezyme enzyme sales could have an adverse effect on Genzyme's operations and may cause the value of Genzyme's securities to decline substantially. Genzyme will lose revenues from Cerezyme enzyme if competitors develop alternative treatments for Gaucher disease and these alternative products gain commercial acceptance. Some companies have initiated efforts to develop competitive

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products, and other companies may do so in the future. In addition, the patient population with Gaucher disease is limited. Because a significant percentage of that population already uses Cerezyme enzyme, opportunities for future sales growth are limited. Further, changes in the methods for treating patients with Gaucher disease, including treatment protocols that combine Cerezyme enzyme with other therapeutic products or reduce the amount of Cerezyme enzyme prescribed, could result in a decline in Cerezyme enzyme sales. Cerezyme enzyme has orphan drug status, providing Genzyme with exclusive marketing rights for Cerezyme enzyme in the United States until May 2001. Genzyme also has patents protecting its method of manufacturing Cerezyme enzyme until 2010 and the composition of Cerezyme enzyme until 2013. The expiration of market exclusivity and orphan drug status in May 2001 will likely subject Cerezyme enzyme to increased competition which may decrease the amount of revenue Genzyme receives from this product or the growth of that revenue.

    GENZYME'S ABILITY TO SIGNIFICANTLY INCREASE SALES OF RENAGEL BRAND PHOSPHATE BINDER WILL SUBSTANTIALLY DETERMINE WHETHER AND HOW QUICKLY THE MERGER IMPROVES GENZYME GENERAL'S EARNINGS PER SHARE.

    In November 1998, Genzyme General, in collaboration with GelTex, launched Renagel brand phosphate binder, a non-absorbed phosphate binder approved for use by patients with end-stage renal disease undergoing a form of treatment known as hemodialysis. Genzyme and GelTex are currently conducting additional clinical trials in order to determine the efficacy and safety of Renagel brand phosphate binder when administered to pre-dialysis patients. A significant factor in Genzyme's decision to enter into the merger agreement was its optimism regarding the market potential for Renagel brand phosphate binder. The commercial success of Renagel brand phosphate binder, however, is subject to substantial uncertainty and will depend on a number of factors, including:

    - the results of additional clinical trials for additional indications and expanded labeling;

    - Genzyme's ability to increase market acceptance and sales of Renagel brand phosphate binder;

    - market acceptance of a tablet formulation of Renagel brand phosphate binder, which was launched in September 2000 in the United States;

    - optimal dosing and patient compliance with respect to Renagel brand phosphate binder;

    - the availability of competing treatments serving the dialysis market;

    - the content and timing of Genzyme's submissions to and decisions by regulatory authorities;

    - Genzyme's ability to manufacture Renagel brand phosphate binder at a reasonable price;

    - the availability of reimbursement from third-party payers; and

    - the accuracy of available information about dialysis patient populations and the accuracy of Genzyme's expectations about growth in this population.

    Many of the risks that apply to Renagel brand phosphate binder also apply to Genzyme's products. Accordingly, we refer you to the regulatory, legislative, development, reimbursement and market risks described in more detail under the subsection of this proxy statement/prospectus entitled "--Risks Relating to Genzyme" below.

    GENZYME GENERAL MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE THYROGEN HORMONE.

    In January 1999, Genzyme General, together with Knoll Pharmaceutical Co., launched U.S. sales of Thyrogen recombinant thyroid stimulating hormone used to diagnose thyroid cancer. The commercial success of Thyrogen hormone will depend on a number of factors, including:

    - regulation by the Food and Drug Administration, commonly referred to as the FDA;

    - Genzyme's ability to obtain regulatory approvals in foreign countries;

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
    - the development and commercial success of competitive products; and

    - the availability of reimbursement from third-party payers.

Genzyme General cannot be sure that market penetration of Thyrogen hormone will increase.

    IF GENZYME GENERAL'S STRATEGIC ALLIANCES TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS ARE UNSUCCESSFUL, GENZYME GENERAL'S EARNINGS GROWTH WILL BE LIMITED.

    Several of Genzyme General's strategic initiatives involve alliances with other biotechnology companies. These include:

    - the agreement with Knoll Pharmaceutical for the marketing of Thyrogen hormone in the United States;

    - an agreement with Biogen, Inc. for the marketing of AVONEX (Interferon beta1a), Biogen's treatment for relapsing forms of multiple sclerosis, in Japan following regulatory approval;

    - a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of alpha-L-iduronidase for the treatment of the lysosomal storage disorder known as mucopolysaccharidosis I;

    - a joint venture with Genzyme Transgenics Corporation for the development and commercialization of transgenic antithrombin III, a human protein that Genzyme Transgenics produces in the milk of genetically modified animals;

    - a strategic alliance with Pharming Group N.V. for the development and commercialization of human alpha-glucosidase produced using a Chinese hamster ovary cell line for the treatment of Pompe disease; and

    - a joint venture with Diacrin, Inc. to develop and commercialize products and processes using porcine fetal cells for the treatment of Parkinson's disease and Huntington's disease.

Genzyme General plans to enter into additional alliances in the future. The success of many of these arrangements is largely dependent on technology and other intellectual property contributed by Genzyme General's strategic partners to the alliances or the resources, efforts and skills of Genzyme General's partners. Genzyme General's strategic partners may:

    - terminate their agreements and Genzyme General's access to the underlying intellectual property;

    - fail to devote significant financial or other resources to the collaborations and thereby significantly hinder or delay development, manufacturing or commercialization activities; and

    - fail to successfully develop or commercialize any products.

If any of these alliances are terminated and Genzyme General loses access to the underlying intellectual property, or if Genzyme General and its partners are unable to successfully develop or commercialize products, Genzyme General's future earnings's growth potential will be limited.

                           RISKS RELATING TO GENZYME

    The following risk factors relate to Genzyme generally and affect all of its divisions, including Genzyme General. Holders of Genzyme General Stock are stockholders of Genzyme and are, therefore, subject to all of the risks and uncertainties of Genzyme, not just Genzyme General.

    Liabilities or contingencies of the divisions of Genzyme other than Genzyme General that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of Genzyme General. Therefore, you should consider carefully these risk factors before deciding how to vote on the merger.

    GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF GENZYME'S PRODUCTS AND SERVICES.

    Genzyme's success will depend on its ability to satisfy regulatory requirements. Genzyme may not receive the required regulatory approvals on a timely basis or at all. Government agencies heavily regulate the production and sale of healthcare products and the provision of healthcare services. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a company like Genzyme can first sell a product or may limit how a consumer may use a product or service or may adversely impact third-party reimbursement. A company's failure to comply with applicable regulatory approval requirements may lead regulatory authorities to take action against the company, including:

    - issuing warning letters;

    - issuing fines and other civil penalties;

    - suspending regulatory approvals;

    - refusing approval of pending applications or supplements to approved applications;

    - suspending product sales in the United States and/or exports from the United States;

    - recalling products; and

    - seizing products.

    Furthermore, therapies that have received regulatory approval for commercial sale may continue to face regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require post-marketing clinical trials or patient outcome studies. In addition, regulatory agencies subject a marketed therapy, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. The discovery of previously unknown problems with a therapy, the therapy's manufacturer or the facility used to produce the therapy could prompt a regulatory authority to impose restrictions on the therapy, manufacturer or facility, including withdrawal of the therapy from the market.

    LEGISLATIVE CHANGES MAY ADVERSELY IMPACT GENZYME'S BUSINESS.

    The FDA has designated some of Genzyme's products, including Cerezyme enzyme, as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the United States for that product. In recent years Congress has considered legislation to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to grant marketing rights to simultaneous developers of the drug. If the Orphan Drug Act is amended in this manner, Cerezyme enzyme, as well as any other drugs for which Genzyme has been granted exclusive marketing rights under the Orphan Drug Act, will face increased competition which may decrease the amount of revenue Genzyme receives from these products.

    In addition, the government has shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely affect:

    - the pricing of therapeutic products and medical devices in the United States or internationally; and

    - the amount of reimbursement available from governmental agencies or other third-party payers.

If the U.S. government significantly reduces the amount Genzyme may charge for its products, or the amount of reimbursement available for purchases of Genzyme's products declines, Genzyme's future revenues may decline and Genzyme may need to revise its research and development programs.

    THE DEVELOPMENT OF GENZYME'S PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, AND GENZYME MAY BE UNABLE TO COMMERCIALIZE ANY OF THE PRODUCTS IT IS CURRENTLY DEVELOPING.

    Before Genzyme can commercialize its development-stage products, Genzyme will need to:

    - conduct substantial research and development;

    - undertake preclinical and clinical testing; and

    - pursue regulatory approvals.

This process involves a high degree of risk and takes several years. Genzyme's product development efforts may fail for many reasons, including:

    - failure of the product in preclinical studies;

    - clinical trial data that is insufficient to support the safety or effectiveness of the product; or

    - Genzyme's failure to obtain the required regulatory approvals.

For these reasons, and others, Genzyme may not successfully commercialize any of the products it is currently developing.

    ANY MARKETABLE PRODUCTS THAT GENZYME DEVELOPS MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Even if Genzyme obtains regulatory approval for any of its development-stage products, those products may not be accepted by the market, or approved for reimbursement by third-party payers. A number of factors may affect the rate and level of market acceptance of these products, including:

    - regulation by the FDA and other government authorities;

    - market acceptance by doctors and hospital administrators;

    - the effectiveness of Genzyme's sales force;

    - the effectiveness of Genzyme's production and marketing capabilities;

    - the success of competitive products; and

    - the availability and extent of reimbursement from third-party payers.

If Genzyme's products fail to achieve market acceptance, Genzyme's profitability and financial condition will suffer.

    GENZYME WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

    As of June 30, 2000, Genzyme had approximately $694.2 million in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities.

    Although Genzyme currently has substantial cash resources and positive cash flow, it intends to use substantial portions of its available cash for:

    - product development and marketing;

    - expanding facilities and staff;

    - working capital; and

    - strategic business initiatives.

In addition, Genzyme expects to pay:

    - approximately $245.0 million in cash to stockholders of Biomatrix in connection with its acquisition of that company;

    - approximately $509.4 million in cash to stockholders of GelTex in connection with the merger; and

    - approximately $26.0 million in cash to the limited partners of Genzyme Development Partners, L.P. if Genzyme exercises its option to purchase the limited partnership interests in that partnership, which option may no longer be exercised after November 28, 2000.

Genzyme will further reduce available cash reserves to pay principal and interest on the following debt:

    - In May 1998, Genzyme issued $250.0 million in convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5 1/4% and mature on June 1, 2005. However, the holders of these notes may exchange principal on the notes for shares of Genzyme General Stock, Molecular Oncology Stock and Surgical Products Stock. If Genzyme completes its merger with Biomatrix, Genzyme will combine its Genzyme Tissue Repair and Genzyme Surgical Products divisions with Biomatrix to create a new division called Genzyme Biosurgery. After that time, note holders may receive Biosurgery stock in exchange for principal instead of Surgical Products Stock.

    - As of June 30, 2000, Genzyme owed approximately $18.0 million under a revolving credit facility with a group of commercial banks. Genzyme has allocated this entire amount to Genzyme Tissue Repair. If Genzyme completes its merger with Biomatrix, the $18.0 million allocated to Genzyme Tissue Repair will be allocated to Genzyme Biosurgery. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above either the prime rate announced by Fleet National Bank or the London InterBank Offered Rate. Genzyme must repay all borrowings under this facility by November 12, 2002. In connection with the proposed acquisitions of Biomatrix and GelTex, Genzyme expects to increase the amount of this facility and borrow additional funds to finance a portion of the cash consideration that will be payable in connection with those acquisitions.

    - In August 1998, Genzyme issued $21.2 million in convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of Genzyme General Stock.

If Genzyme uses cash to pay or redeem all or a portion of this debt, including the principal and interest due on it, its cash reserves will be diminished. To satisfy these and other commitments, Genzyme will have to obtain additional financing. Genzyme may be unable to obtain any additional financing, extend any existing financing arrangement, or obtain either on terms that it considers favorable.

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
    GENZYME MAY FAIL TO PROTECT ADEQUATELY ITS PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF ITS RESEARCH AND DEVELOPMENT EFFORTS.

    Genzyme's long-term success largely depends on its ability to market technologically competitive products. If Genzyme fails to obtain or maintain these protections it may not be able to prevent third parties from using its proprietary rights.

    Genzyme's currently pending or its future patent applications may not result in issued patents. In the United States patent applications are confidential until patents issue, and because third parties may have filed patent applications for technology covered by Genzyme's pending patent applications without it being aware of those applications, Genzyme's patent applications may not have priority over any patent applications of others. In addition, Genzyme's issued patents may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide it with any competitive advantage. If a third-party initiates litigation regarding Genzyme's patents, Genzyme's collaborators' patents, or those patents for which Genzyme has license rights, and is successful, a court could revoke Genzyme's patents or limit the scope of coverage for those patents.

    The U.S. Patent and Trademark Office, commonly referred to as the USPTO, and the courts have not consistently treated the breadth of claims allowed in biotechnology patents. If the USPTO or the courts begin to allow broader claims, the incidence and cost of patent interference proceedings and the risk of infringement litigation will likely increase. On the other hand, if the USPTO or the courts begin to allow narrower claims, the value of Genzyme's proprietary rights may be limited. Any changes in or interpretations of the patent laws may adversely affect Genzyme's ability to enforce its patent position.

    Genzyme also relies upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Genzyme protects this information with reasonable security measures, including the use of confidentiality agreements with its employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow Genzyme to recover its costs. Furthermore, Genzyme's trade secrets, know-how and other technology may otherwise become known or be independently discovered by its competitors.

    GENZYME MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF ITS PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third-party patent rights may cover some of the products that Genzyme or its strategic partners are developing or testing. As a result, Genzyme or its strategic collaborators may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce Genzyme's revenue from these products. Furthermore, Genzyme may not be able to obtain these licenses on acceptable terms or at all. If Genzyme fails to obtain a required license or is unable to alter the design of its technology to fall outside of a patent, Genzyme may be unable to effectively market some of its technology and services, which could limit Genzyme's profitability.

    GENZYME MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    A third party may sue Genzyme or one of Genzyme's strategic collaborators for infringing the third-party's patent rights. Likewise, Genzyme or one of its strategic collaborators may need to resort to litigation to enforce their patent rights or to determine the scope and validity of third-party proprietary rights. For example, Genzyme filed a lawsuit on July 25, 2000 seeking injunctive relief and damages against Transkaryotic Therapies, Inc. in the U.S. District Court in Wilmington, Delaware for patent infringement resulting from Transkaryotic Therapies' manufacture and use of Replagal, its replacement therapy for Fabry disease. The suit alleges infringement of U.S. Patent No. 5,356,804, which Genzyme exclusively licensed from Mount Sinai School of Medicine. The patent is directed to

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
methods of making alpha-galactosidase in mammalian cells, as well as the genetically-engineered cells themselves. On September 19, 2000, Transkaryotic Therapies filed a lawsuit against Genzyme and Mount Sinai School of Medicine in U.S. District Court in Boston, Massachusetts seeking declaratory judgments that the manufacture, use and sale of Replagal does not infringe the patent licensed by Genzyme from Mount Sinai and that the Mount Sinai patent is invalid.

    The cost to Genzyme of any litigation or other proceeding relating to intellectual property rights, even if resolved in Genzyme's favor, could be substantial, and the litigation would divert Genzyme's management's efforts. Some of Genzyme's competitors may be able to sustain the costs of complex patent litigation more effectively than Genzyme can because they have substantially greater resources. If Genzyme does not prevail, it or its strategic collaborators may be required to:

    - pay monetary damages;

    - stop commercial activities relating to the affected products or services;

    - obtain a license in order to continue manufacturing or marketing the affected products or services; or

    - compete in the market with its or their products.

    Uncertainties resulting from the initiation and continuation of any litigation could limit Genzyme's ability to continue its operations. In addition, a court may require Genzyme to pay expenses or damages and litigation could disrupt Genzyme's commercial activities.

    GENZYME MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Individuals who use Genzyme's products or services, including those Genzyme acquires from GelTex or Biomatrix or in other business combinations, may bring product liability claims against Genzyme or its subsidiaries. While Genzyme has taken, and continues to take, what it believes are appropriate precautions, Genzyme may be unable to avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance, which may not provide sufficient coverage against any product liability claims. Genzyme may be unable to obtain additional insurance in the future, or it may be unable to do so on acceptable terms. Any additional insurance Genzyme does obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

    - diversion of management's time and attention;

    - expenditure of large amounts of cash on legal fees, expenses and payment of damages;

    - decreased demand for Genzyme's products and services; and

    - injury to Genzyme's reputation.

    BIOMATRIX FACES LITIGATION THAT GENZYME WILL ASSUME WHEN THAT ACQUISITION IS COMPLETED.

    On July 21 and August 7, 15, and 30, 2000, class action lawsuits requesting unspecified damages were filed in the U.S. District Court in New Jersey against Biomatrix and two of its officers and directors, Endre A. Balazs and Rory B. Riggs. In these actions, the plaintiffs seek to certify a class of all persons or entities who purchased or otherwise acquired Biomatrix common stock during the period between July 20, 1999 and April 25, 2000. The plaintiffs allege, among other things, that the defendants failed to accurately disclose information related to Biomatrix' product Synvisc during the period between July 20, 1999 and April 25, 2000, and assert causes of action under the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under the Exchange Act. Biomatrix has advised Genzyme that it disagrees with these claims and believes that information related to Synvisc was properly disclosed. Biomatrix has advised Genzyme that it intends to defend these actions vigorously. If Genzyme completes its merger with Biomatrix and Biomatrix has not resolved these matters, Genzyme intends to continue to defend against those actions. If the Biomatrix merger occurs, Genzyme may be required to pay substantial damages or settlement costs to the extent that damages or settlement costs are not covered by insurance. Regardless of their outcome, these actions may cause a diversion of Genzyme's management's time and attention.

    GENZYME'S COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING POSITION.

    The human healthcare products and services industry is extremely competitive. Genzyme's competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have more extensive research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme.

    Genzyme's future success will depend on its ability to develop and market effectively its products against those of its competitors. For instance, Genzyme is seeking orphan drug designation for some of its products that are still in development or are currently being reviewed by the FDA for marketing approval, including Fabrazyme enzyme for the treatment of Fabry disease. Genzyme is aware of other companies developing products for the treatment of Fabry disease. Transkaryotic Therapies Inc., for example, submitted its application for marketing approval for its product to the FDA approximately one week before Genzyme submitted its application for Fabrazyme enzyme. If Transkaryotic Therapies or any other company receives FDA approval for a Fabry disease therapy with orphan drug designation before Genzyme receives FDA approval for Fabrazyme enzyme, the Orphan Drug Act may preclude Genzyme from selling Fabrazyme enzyme in the United States for up to seven years. If Genzyme's products receive marketing approval but cannot compete effectively in the marketplace, Genzyme's profitability and financial position will suffer.

    IF GENZYME IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, ITS PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

    The field of biotechnology is characterized by significant and rapid technological change. Although Genzyme attempts to expand its technological capabilities in order to remain competitive, research and discoveries by others may make Genzyme's products or services obsolete. For example, some of Genzyme's competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme enzyme. If Genzyme cannot compete effectively in the marketplace, its profitability and financial position will suffer.

    IF GENZYME FAILS TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR ITS PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF ITS PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

    A substantial portion of Genzyme's revenue comes from payments by third-party payers, including government health administration authorities and private health insurers. As a result of the trend toward managed healthcare in the United States, as well as legislative proposals to reduce payments under government insurance programs, third-party payers are increasingly attempting to contain healthcare costs by:

    - challenging the prices charged for healthcare products and services;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third-party payers; and

    - refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

    Government and other third-party payers may not provide adequate insurance coverage or reimbursement for Genzyme's products and services, which could impair Genzyme's financial results. In addition, third-party payers may not reimburse patients for newly approved healthcare products, which could decrease demand for Genzyme's products.

    Furthermore, Congress occasionally has discussed implementing broad-based measures to contain healthcare costs. It is possible that Congress will enact legislation specifically designed to contain healthcare costs. If third-party reimbursement is inadequate to allow Genzyme to recover its costs or if Congress passes legislation to contain healthcare costs, Genzyme's profitability and financial condition will suffer.

    CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH GENZYME DOES BUSINESS COULD CAUSE ITS INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF ITS CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

    Genzyme's international operations accounted for 41% of its consolidated revenues for each of the years ended December 31, 1999 and 1998 and 37% of its consolidated revenues in 1997, and Genzyme expects that international sales will continue to account for a significant percentage of its revenues for the foreseeable future. In addition, Genzyme has direct investments in a number of subsidiaries outside of the United States, primarily in Europe and Japan. Genzyme's international sales and operations could be limited or disrupted, and the value of its direct investments may be diminished, by any of the following:

    - fluctuations in currency exchange rates;

    - the imposition of governmental controls;

    - less favorable intellectual property or other applicable laws;

    - the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

    - import and export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in staffing and managing international operations; and

    - longer payment cycles.

    A significant portion of Genzyme's business is conducted in currencies other than its reporting currency, the U.S. dollar. Genzyme recognizes foreign currency gains or losses arising from its operations in the period in which Genzyme incurs those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which Genzyme does business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, Genzyme may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on its future operating results.

    SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE GENZYME'S STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

    Provisions of Massachusetts law and Genzyme's charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in its management.

    Genzyme's tracking stock structure may also deprive its stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation.

    In addition, Genzyme's board of directors may, in their sole discretion:

    - exchange shares of Molecular Oncology Stock, Surgical Products Stock, Tissue Repair Stock or, if the merger with Biomatrix is completed, Biosurgery Stock, for Genzyme General Stock at a 30% premium over the market value of the exchanged shares; and

    - issue shares of undesignated preferred stock from time to time in one or more series.

Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                   RISKS RELATING TO GENZYME TRACKING STOCKS

    The following are risks related to owning shares of Genzyme tracking stock. You should consider carefully these risk factors before deciding how to vote on the merger.

    THE HOLDERS OF GENZYME TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT OTHER GENZYME DIVISIONS.

    None of Genzyme's divisions are separate legal entities. Holders of Genzyme General Stock, together with holders of Genzyme's other series of tracking stock, are stockholders of a single company and face all of the risks of an investment in Genzyme.

    For purposes of financial presentation, Genzyme allocates programs, products, assets and liabilities among its divisions. Genzyme Corporation, however, continues to own all of the assets and is responsible for all of the liabilities of each division. A holder of Genzyme General Stock, for example, does not have any specific rights to the assets allocated to Genzyme General in Genzyme's financial statements. Furthermore, if Genzyme is unable to satisfy one division's liabilities out of the assets Genzyme allocates to that division, Genzyme may be required to satisfy those liabilities with assets its has allocated to another division. Genzyme encourages you to review its consolidated financial statements and the financial statements of Genzyme General included in the reports that Genzyme files with the SEC.

    GENZYME'S BOARD OF DIRECTORS MAY TAKE ACTIONS THAT HAVE AN UNEQUAL AND ADVERSE EFFECT ON ONE OR MORE SERIES OF GENZYME'S TRACKING STOCK.

    At times the interests of the holders of the different series of Genzyme tracking stock may diverge or appear to diverge from each other. We are not aware of any legal precedent interpreting the fiduciary duties of the directors of a Massachusetts corporation in that situation. Recent cases in Delaware have established that a Delaware court will afford considerable deference to business decisions that are made in good faith by a disinterested and adequately informed board of directors even when those decisions involve disparate treatment of different series of tracking stock. These Delaware cases rely upon the premise that the board of directors owes its fiduciary duties to the corporation and all of its stockholders and does not owe separate duties to each class or series of stockholders. We do not know to what extent a Massachusetts court would be influenced by these Delaware decisions. If a Massachusetts court were to follow the reasoning in these Delaware cases, a Genzyme stockholder may not be able to successfully challenge an action by the board of directors that has a disadvantageous effect on a particular series of Genzyme's tracking stock.

    MEMBERS OF GENZYME'S BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

    A member of Genzyme's board of directors may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, Genzyme believes that a member of its board of directors could properly perform his or her fiduciary responsibilities to all of Genzyme's stockholders even if his or her interests in shares of different series were disproportionate or of unequal values. Genzyme's board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board of directors.

    HOLDERS OF GENZYME TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

    Holders of all series of Genzyme tracking stock generally vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, Genzyme's charter and the management and accounting policies adopted by its board of directors. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.

    THE VOTES PER SHARE OF GENZYME'S TRACKING STOCKS ARE ADJUSTED EVERY TWO
    YEARS.

    Under Genzyme's charter, the Genzyme General Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of Genzyme's other tracking stocks are adjusted every two years. Specifically, on January 1, 2001 and every second anniversary thereafter, the vote per share to which each outstanding tracking stock is entitled will be recalculated based on its fair market value divided by the fair market value of a share of Genzyme General Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At the time of an adjustment, the per share voting power of any Genzyme tracking stock relative to the other series of tracking stock could decrease materially. Additionally, during the intervening period between adjustments, the per share voting power of each tracking stock will remain the same even though its market price will fluctuate relative to--and could become materially greater than--the market prices of the other tracking stocks.

    THE LIQUIDATION RIGHTS FOR EACH SERIES OF TRACKING STOCK ARE NOT ADJUSTED TO REFLECT CHANGES IN THE SERIES' MARKET VALUE.

    If Genzyme dissolves, liquidates or winds up its affairs, other than as part of a merger, business combination or sale of substantially all of its assets, Genzyme's stockholders would receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of Genzyme tracking stock is as follows:

    - each share of Genzyme General Stock has 100 liquidation units;

    - each share of Molecular Oncology Stock has 25 liquidation units;

    - each share of Surgical Products Stock has 61 liquidation units; and

    - each share of Tissue Repair Stock has 58 liquidation units.

If Genzyme completes its merger with Biomatrix, each share of Biosurgery Stock will have 50 liquidation units. Although Genzyme adjusts liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, Genzyme does not adjust them to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets allocated to that division.

    GENZYME'S BOARD OF DIRECTORS MAY CHANGE ITS MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

    Genzyme's board of directors has adopted management and accounting policies that are used to govern its business and to prepare Genzyme's financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Genzyme's board of directors generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of Genzyme tracking stock and could be detrimental to one series as compared to another. The discretion of Genzyme's board of directors to make changes is limited only by the policies themselves and the board's fiduciary duty to all of Genzyme's stockholders. Genzyme encourages you to review the full text of its management and accounting policies, a copy of which is attached as Annex D to this proxy statement/prospectus. If Genzyme completes the acquisition of Biomatrix, these management and accounting policies will be revised to reflect the creation of Genzyme's Biosurgery division and the elimination of Genzyme's Surgical Products and Tissue Repair divisions.

    GENZYME MAY ELIMINATE TRACKING STOCK IF A CORPORATE LEVEL TAX IS IMPOSED ON THE ISSUANCE OF TRACKING STOCK.

    In 1999, the Clinton Administration proposed tax legislation that would have imposed a corporate level tax on issuances of tracking stock. In 2000, the Clinton Administration proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a tracking stock exchange. Congress has not enacted either of these proposals into law. If these or similar proposals are enacted into law or effected through Treasury regulations, Genzyme could be taxed on an amount up to the gain realized in future financings in which Genzyme sells tracking stock, including Genzyme General Stock. Also, any use of Genzyme tracking stock to acquire other companies could result in a tax to Genzyme, the stockholders of the target company, or both. Genzyme also may be taxed if it distributes to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of Genzyme's board of directors for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause Genzyme to eliminate tracking stock from its capital structure. Genzyme cannot predict, however, whether Congress will enact legislation, or whether the Treasury Department will issue regulations effecting these or similar proposals.

    WE CANNOT ASSURE THAT GENZYME'S TRACKING STOCKS WILL "TRACK" THE PERFORMANCE OF THE CORRESPONDING DIVISION.

    Although Genzyme has attempted to design its tracking stocks to "track" the performance of their corresponding divisions, we cannot assure that the market prices of these stocks will indeed reflect that performance. The market may assign values to a tracking stock that are based on factors other than a corresponding division's reported financial performance. For instance, we cannot be certain what, if any, valuation the market might place on the mandatory and optional exchange features or the differing voting rights and liquidation units of the tracking stocks. In addition, as discussed above under the subheading "--THE HOLDERS OF GENZYME TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT OTHER GENZYME DIVISIONS," financial developments in one division, particularly if significant and/or adverse, may affect other divisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains forward-looking statements about Genzyme's and GelTex's financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities for existing products, future success of development-stage products, plans and objectives of management and other matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including the information set forth under the heading "RISK FACTORS" beginning
on page   .

    Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the documents incorporated by reference.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information describes the pro forma effect of Genzyme's merger with GelTex and Genzyme's merger with Biomatrix on the

    - unaudited statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 and

    - unaudited balance sheet as of June 30, 2000

of both Genzyme and Genzyme General, the division of Genzyme to which the assets and liabilities and operations of GelTex will be allocated. In addition, the Genzyme pro forma statement of operations for the year ended December 31, 1999 reflects the change in earnings allocations resulting from the June 1999 distribution of Surgical Products Stock as if it took place on January 1, 1999. The purpose of this pro forma financial information is to demonstrate how these businesses might have looked if each of the mergers had been completed at the beginning of the periods presented.

    To determine earnings per share, Genzyme allocates its earnings to each series of its common stock based on the earnings attributable to that series of stock. The earnings attributable to each series of stock are defined in Genzyme's charter as the net income or loss of the corresponding division determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from the division in accordance with Genzyme's management and accounting policies. Genzyme's charter also requires that all income and expenses of Genzyme be allocated among the divisions in a reasonable and consistent manner. Genzyme's board of directors, however, retains considerable discretion in determining the types, magnitudes and extent of allocations to each series of common stock without shareholder approval.

    Because the earnings allocated to Genzyme General Stock are based on the income or losses attributable to Genzyme General, Genzyme included pro forma financial statements of Genzyme General to aid investors in evaluating its performance.

    Holders of Genzyme General Stock will have no specific rights to the assets allocated to Genzyme General. Genzyme Corporation will continue to hold title to all of the assets allocated to Genzyme General and will be responsible for all of its liabilities, regardless of what Genzyme deems for financial statement presentation purposes as allocated to any division. Holders of Genzyme General Stock, as common stockholders, will therefore be subject to the risks of investing in the businesses, assets and liabilities of Genzyme, as a whole.

    Genzyme has prepared the pro forma financial information using the purchase method of accounting for both mergers. For the combination of Genzyme Surgical Products and Genzyme Tissue Repair into Genzyme Biosurgery, no adjustments were made to the book values of their net assets because these two divisions are controlled by Genzyme.

    Genzyme expects to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The unaudited pro forma information does not reflect these potential expenses and efficiencies.

    As a result of the merger with GelTex, each share of GelTex common stock will automatically convert into the right to receive one of the following:

    - $47.50 in cash;

    - 0.7272 of a share of Genzyme General Stock; or

    - a combination of cash and a fraction of a share of Genzyme General Stock.

    Genzyme estimates that cash payments to GelTex stockholders in the merger will be approximately $509.4 million. Genzyme currently expects to fund a portion of this amount through borrowings under senior credit facilities. Genzyme will allocate any amounts borrowed and the associated interest expense to Genzyme General.

    Under the merger agreement with GelTex, it is expected that 50% of the shares of GelTex common stock outstanding at the effective time of the merger will be exchanged for cash, and the remaining 50% of the shares of GelTex common stock will be converted into shares of Genzyme General Stock at the conversion rate of 0.7272 share of Genzyme General Stock for each share of GelTex common stock. If holders of more than 50% of the outstanding shares of GelTex common stock elect to receive cash, then shares subject to those elections will receive a combination of cash and Genzyme General Stock on a pro rata basis. Conversely, if holders of less than 50% of the outstanding shares of GelTex common stock elect to receive cash, the balance of available cash shall be distributed to the other shares. Accordingly, the consideration actually received by a GelTex shareholder may differ from the preference indicated by that stockholder.

    In order to help ensure the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger agreement provides that, if necessary, the cash portion of the merger consideration will be reduced at the effective time of the merger in order to ensure that at least 45% of the value of the total consideration paid, including all cash paid in lieu of issuing fractional shares of Genzyme General Stock and other payments required to be considered for tax purposes, consists of Genzyme General Stock.

    If a tax adjustment is necessary, the per share cash consideration to be paid in exchange for 50% of the shares of GelTex common stock would consist of a combination of cash and a fraction of a share of Genzyme General Stock, rather than $47.50 in cash. This combination would have a pre-tax market value of $47.50, valuing the fraction of a share of Genzyme General Stock using the last sale price on the date of the effective time of the merger. The exact composition of the per share cash consideration, consequently, would depend on the market price of Genzyme General Stock at the effective time of the merger. A tax adjustment may be required if the market price per share of Genzyme General Stock on the date on which the effective time occurs is below approximately $53.44.

    Additionally, each option and warrant to purchase shares of GelTex common stock outstanding immediately before the effective time of the merger will be assumed by Genzyme after the merger and will become an option or warrant to acquire Genzyme General Stock. The conversion of options to purchase GelTex common stock will be accounted for in accordance with Financial Accounting Standards Board Interpretation No. 44 ("FIN 44").

    PENDING MERGER WITH BIOMATRIX

    In connection with the merger with Biomatrix and the related tracking stock exchanges, each outstanding share of Tissue Repair Stock and Surgical Products Stock will convert into Biosurgery Stock, the dividend and other provisions of which are designed to track the financial performance of the Genzyme Biosurgery division. Holders of Tissue Repair Stock and Surgical Products Stock will, therefore, remain holders of Genzyme common stock, but will hold a security whose dividend and other provisions are designed to track a different subset of Genzyme's operations and assets. Additionally, the votes and liquidation units per share of their holdings will change.

    The earnings attributable to Biosurgery Stock will be defined in Genzyme's charter as the net income or loss of Genzyme Biosurgery determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from Genzyme Biosurgery in accordance with Genzyme's management and accounting policies. The earnings attributable to Surgical Products Stock and Tissue Repair Stock are currently defined in Genzyme's charter as the net income or loss of Genzyme Surgical Products and Genzyme Tissue Repair, respectively, determined in accordance with generally accepted accounting principles and as adjusted for tax benefits allocated to or from the division. Accordingly, the merger and tracking stock exchanges will involve a change in Genzyme's current methodology for allocating its earnings to its series of common stock.

    As a result of the merger with Biomatrix, each outstanding share of Biomatrix common stock will be automatically converted into, at the election of the holder and subject to overall percentage limitations, the right to receive one of the following:

    - $37.00 in cash;

    - one share of Biosurgery Stock; or

    - a combination of cash and a fraction of a share of Biosurgery Stock.

    Under the merger agreement, it is expected that 28.38% of the shares of Biomatrix common stock outstanding at the effective time of the merger will be exchanged for cash, and the remaining 71.62% of the shares of Biomatrix common stock will be converted into shares of Biosurgery Stock at the conversion rate of one share of Biosurgery Stock for each share of Biomatrix common stock.

    To ensure that the value of all Biosurgery Stock issued in the merger is at least 45% of the total merger consideration, the number of shares of Biomatrix common stock exchanged for shares of Biosurgery Stock in the merger may be increased and the number of shares of Biomatrix common stock exchanged for cash may be decreased. This adjustment will occur if the price of Biomatrix common stock is less than approximately $19.10 per share at the closing date. The purpose of this adjustment would be to preserve the status of the merger as a reorganization for U.S. federal income tax purposes. Such an adjustment would not alter either the cash price of $37.00 per share or the one-for-one share exchange ratio. For this purpose, the value of the Biosurgery Stock will be as determined in good faith by the Genzyme board of directors. In addition, the number of shares of Biomatrix common stock that convert into the cash consideration will decrease to the extent Biomatrix stockholders exercise dissenters' rights. The attached pro forma financial statements assume no dissenting shares. The pro forma financial information has been prepared assuming that the measurement date for the Biomatrix acquisition is March 6, 2000, the date on which the terms of the merger were fixed and transaction was publicly announced.

    If the Biomatrix common stock is trading at a price below approximately $19.10 per share at closing, then there would be an increase in the number of shares of Biomatrix common stock exchanged for shares of Biosurgery Stock, which would be offset by a decrease in the number of shares of Biomatrix common stock exchanged for cash, resulting in a net increase to the total number of shares of Biosurgery Stock issued in the transaction. The change in the number of shares exchanged would create a new measurement date for the transaction. For example, if the fair market value of Biomatrix common stock were $19.00 on the closing date, then the changes in the purchase price allocation would be as follows: goodwill would decrease from $246 million to $0; intangible assets would decrease from $460 million to $363 million; in-process research and development would decrease from $128 million to $101 million; amortization expense per annum would decrease from $65 million to $34 million; and loss per share would decrease from $(3.33) to $(2.44). For every $1.00 by which the price of Biomatrix common stock decreases under $19.00 per share, goodwill would remain at $0; intangible assets would decrease by $26 million; in-process research and development would decrease by $7 million; amortization expense would decrease by $2 million and loss per share would decrease by $0.07.

    Upon completion of the Genzyme share exchanges, each outstanding share of Surgical Products Stock will convert into the right to receive 0.6060 share of Biosurgery Stock and each outstanding share of Tissue Repair Stock will convert into the right to receive 0.3352 share of Biosurgery Stock. Additionally, all outstanding options to purchase Surgical Products Stock, Tissue Repair Stock and Biomatrix common stock will convert into options to purchase Biosurgery Stock at the respective conversion rates. The conversion of options to purchase Biomatrix common stock will be accounted for in accordance with FIN 44.

    These unaudited pro forma balance sheets and statements of operations are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the mergers been completed on the assumed date or for the periods presented, or which may be obtained in the future. To produce the pro forma financial information, Genzyme allocated the purchase price using its best estimates. The unaudited pro forma balance sheets and statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes, of Genzyme, Genzyme General, and GelTex appearing in the documents described under "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page   .

                      GENZYME CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                                                                GENZYME
                              HISTORICAL                                                      CORPORATION
                                GENZYME         HISTORICAL        PRO FORMA        NOTE           AND        HISTORICAL
                              CORPORATION    BIOMATRIX, INC.     ADJUSTMENTS    REFERENCE      BIOMATRIX       GELTEX
                             -------------   ----------------   -------------   ----------   -------------   ----------
Revenues:
  Net product sales........    $ 683,482         $ 72,000         $     --                     $ 755,482      $     --
  Net service sales........       79,448               --               --                        79,448            --
  Collaborative joint
    venture project
    reimbursement..........           --               --               --                            --         5,781
  Revenues from research
    and development
    contracts:
    Related parties........        2,012               --               --                         2,012            --
    Other..................        7,346               --               --                         7,346        10,668
  Income from licenses,
    royalties, research
    contracts and grants...           --            7,700               --                         7,700            --
                               ---------         --------         --------                     ---------      --------
    Total revenues.........      772,288           79,700               --                       851,988        16,449
                               ---------         --------         --------                     ---------      --------

Operating costs and
  expenses:
  Cost of products sold....      182,337           21,100              581          B7           204,018            --
  Cost of services sold....       49,444               --               --                        49,444            --
  Selling, general and
    administrative.........      242,797           18,500            1,728          B7           263,025         6,935
  Collaborative joint
    venture project
    costs..................           --               --               --                            --         5,781
  Research and development
    (including research and
    development relating to
    contracts).............      150,516            9,100              548          B7           160,164        32,602
  Amortization of
    intangibles............       24,674               --           65,051          B6            89,725            --
  Purchase of in-process
    research and
    development............        5,436               --               --                         5,436         9,530
                               ---------         --------         --------                     ---------      --------
    Total operating costs
      and expenses.........      655,204           48,700           67,908                       771,812        54,848
                               ---------         --------         --------                     ---------      --------
Operating income (loss)....      117,084           31,000          (67,908)                       80,176       (38,399)
                               ---------         --------         --------                     ---------      --------

Other income (expenses):
  Equity in net loss of
    unconsolidated
    affiliates.............      (42,696)              --               --                       (42,696)       (7,937)
  Gain on affiliate sale of
    stock..................        6,683               --               --                         6,683            --
  Gain on sale of
    investment in equity
    securities.............        1,963               --               --                         1,963            --
  Minority interest........        3,674               --               --                         3,674            --
  Gain on sale of product
    line...................        8,018               --               --                         8,018            --
  Charge for impaired
    investments............       (5,712)              --               --                        (5,712)           --
  Other....................       14,527               --               --                        14,527            --
  Investment income........       36,158            1,500           (2,453)        B11            35,205         4,372
  Interest expense.........      (21,771)          (1,500)         (15,000)        B11           (38,271)         (485)
                               ---------         --------         --------                     ---------      --------
    Total other income
      (expenses)...........          844               --          (17,453)                      (16,609)       (4,050)
                               ---------         --------         --------                     ---------      --------
Income (loss) before income
  taxes....................      117,928           31,000          (85,361)                       63,567       (42,449)
Income tax (provision)
  benefit..................      (46,947)         (12,400)          21,661         B10           (37,686)           --
                               ---------         --------         --------                     ---------      --------
Net income (loss)..........    $  70,981         $ 18,600         $(63,700)                    $  25,881      $(42,449)
                               =========         ========         ========                     =========      ========


                                                              PRO FORMA
                                                               GENZYME
                               PRO FORMA        NOTE       CORPORATION AND
                              ADJUSTMENTS    REFERENCE      SUBSIDIARIES
                             -------------   ----------   -----------------
Revenues:
  Net product sales........    $  17,676        G12           $ 773,158
  Net service sales........           --                         79,448
  Collaborative joint
    venture project
    reimbursement..........       (5,781)       G11                  --
  Revenues from research
    and development
    contracts:
    Related parties........        1,557        G12               3,569
    Other..................           --                         18,014
  Income from licenses,
    royalties, research
    contracts and grants...           --                          7,700
                               ---------                      ---------
    Total revenues.........       13,452                        881,889
                               ---------                      ---------
Operating costs and
  expenses:
  Cost of products sold....        5,826        G12             209,844
  Cost of services sold....           --                         49,444
  Selling, general and
    administrative.........       18,624        G12
                                   2,129         G8             290,713
  Collaborative joint
    venture project
    costs..................       (5,781)       G11
  Research and development
    (including research and
    development relating to
    contracts).............        2,940         G8
                                  11,154        G12             206,860
  Amortization of
    intangibles............       64,350         G7             154,075
  Purchase of in-process
    research and
    development............           --                         14,966
                               ---------                      ---------
    Total operating costs
      and expenses.........       99,242                        925,902
                               ---------                      ---------
Operating income (loss)....      (85,790)                       (44,013)
                               ---------                      ---------
Other income (expenses):
  Equity in net loss of
    unconsolidated
    affiliates.............        7,937        G12
                                   8,107        G12             (34,589)
  Gain on affiliate sale of
    stock..................           --                          6,683
  Gain on sale of
    investment in equity
    securities.............           --                          1,963
  Minority interest........           --                          3,674
  Gain on sale of product
    line...................           --                          8,018
  Charge for impaired
    investments............           --                         (5,712)
  Other....................           --                         14,527
  Investment income........      (19,588)       G10
                                     166        G12              20,155
  Interest expense.........      (11,250)       G10             (50,006)
                               ---------                      ---------
    Total other income
      (expenses)...........      (14,628)                       (35,287)
                               ---------                      ---------
Income (loss) before income
  taxes....................     (100,418)                       (79,300)
Income tax (provision)
  benefit..................       34,304        G13              (3,382)
                               ---------                      ---------
Net income (loss)..........    $ (66,114)                     $ (82,682)
                               =========                      =========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                                                            GENZYME
                                     HISTORICAL    HISTORICAL                             CORPORATION
                                       GENZYME     BIOMATRIX,    PRO FORMA      NOTE          AND       HISTORICAL    PRO FORMA
                                     CORPORATION      INC.      ADJUSTMENTS   REFERENCE    BIOMATRIX      GELTEX     ADJUSTMENTS
                                     -----------   ----------   -----------   ---------   -----------   ----------   -----------
NET INCOME (LOSS) PER SHARE:
  ALLOCATED TO GENZYME GENERAL
    STOCK:
  Genzyme General net income.......   $142,077                   $      --                 $ 142,077                  $(108,563)
  Genzyme Surgical Products net
    loss...........................    (27,523)                     27,523       B13              --
  Tax benefit allocated from
    Genzyme Molecular Oncology.....      7,812                                                 7,812
  Tax benefit allocated from
    Genzyme Surgical Products......     16,128                     (16,128)      B12              --
  Tax benefit allocated from
    Genzyme Tissue Repair..........     10,866                     (10,866)      B12              --
  Tax benefit allocated from
    Genzyme Biosurgery.............         --                      20,877       B12          20,877
                                      --------                   ---------                 ---------                  ---------
  Net income allocated to Genzyme
    General Stock..................   $149,360                   $  21,406                 $ 170,766                  $(108,563)
                                      ========                   =========                 =========                  =========
  Net income per share of Genzyme
    General Stock:
    Basic..........................   $   1.80                                             $    2.06
                                      ========                                             =========
    Diluted........................   $   1.71                                             $    1.94
                                      ========                                             =========
  Weighted average shares
    outstanding:
    Basic..........................     83,092                                                83,092                      6,182
                                      ========                                             =========                  =========
    Diluted........................     93,228                                                93,228                       (537)
                                      ========                                             =========                  =========
  ALLOCATED TO MOLECULAR ONCOLOGY
    STOCK:
  Net loss.........................   $(28,832)                                            $ (28,832)
                                      ========                                             =========
  Net loss per share of Molecular
    Oncology Stock -- basic and
    diluted........................   $  (2.25)                                            $   (2.25)
                                      ========                                             =========
  Weighted average shares
    outstanding....................     12,826                                                12,826
                                      ========                                             =========
  ALLOCATED TO SURGICAL PRODUCTS
    STOCK:
  Net loss.........................   $(20,514)                  $  20,514        B9       $      --
                                      ========                   =========                 =========
  Net loss per share of Surgical
    Products Stock --basic and
    diluted........................   $  (1.38)                  $    1.38        B9       $      --
                                      ========                   =========                 =========
  Weighted average shares
    outstanding....................     14,835                     (14,835)       B8              --
                                      ========                   =========                 =========
  ALLOCATED TO TISSUE REPAIR STOCK:
  Net loss.........................   $(30,040)                  $  30,040        B9       $      --
                                      ========                   =========                 =========
  Net loss per share of Tissue
    Repair Stock --basic and
    diluted........................   $  (1.26)                  $    1.26        B9       $      --
                                      ========                   =========                 =========
  Weighted average shares
    outstanding....................     23,807                     (23,807)       B8              --
                                      ========                   =========                 =========
  BIOMATRIX, INC.:
  Net income.......................                 $18,600      $ (18,600)       B9       $      --
                                                    =======      =========
  Net income per Biomatrix common
    share-basic....................                 $  0.81      $   (0.81)       B9       $      --
                                                    =======      =========
  Weighted average shares
    outstanding....................                  22,959        (22,959)       B8              --
                                                    =======      =========
  Net income per Biomatrix common
    and common equivalent
    share-diluted..................                 $  0.76      $   (0.76)       B9       $      --
                                                    =======      =========
  Adjusted weighted average shares
    outstanding....................                  24,350        (24,350)       B8              --
                                                    =======      =========
  ALLOCATED TO BIOSURGERY STOCK:
  Net loss.........................                              $(117,060)       B9       $(117,060)
                                                                 =========                 =========
  Net loss per share of Biosurgery
    Stock --basic and diluted......                              $   (3.33)       B9       $   (3.33)
                                                                 =========                 =========
  Weighted average shares
    outstanding....................                                 35,166        B9          35,166
                                                                 =========                 =========
  GELTEX PHARMACEUTICALS, INC.:
  Net loss.........................                                                                      $(42,449)    $  42,449
                                                                                                         ========     =========
  Net loss per share of GelTex
    common stock--basic and
    diluted........................                                                                      $  (2.50)    $    2.50
                                                                                                         ========     =========
  Weighted average shares
    outstanding....................                                                                        17,003       (17,003)
                                                                                                         ========     =========

                                                  PRO FORMA
                                                   GENZYME
                                                 CORPORATION
                                       NOTE          AND
                                     REFERENCE   SUBSIDIARIES
                                     ---------   ------------
NET INCOME (LOSS) PER SHARE:
  ALLOCATED TO GENZYME GENERAL
    STOCK:
  Genzyme General net income.......               $  33,514
  Genzyme Surgical Products net
    loss...........................                      --
  Tax benefit allocated from
    Genzyme Molecular Oncology.....                   7,812
  Tax benefit allocated from
    Genzyme Surgical Products......                      --
  Tax benefit allocated from
    Genzyme Tissue Repair..........                      --
  Tax benefit allocated from
    Genzyme Biosurgery.............                  20,877
                                                  ---------
  Net income allocated to Genzyme
    General Stock..................               $  62,203
                                                  =========
  Net income per share of Genzyme
    General Stock:
    Basic..........................               $    0.70
                                                  =========
    Diluted........................               $    0.67
                                                  =========
  Weighted average shares
    outstanding:
    Basic..........................      G9          89,274
                                                  =========
    Diluted........................      G9          92,691
                                                  =========
  ALLOCATED TO MOLECULAR ONCOLOGY
    STOCK:
  Net loss.........................               $ (28,832)
                                                  =========
  Net loss per share of Molecular
    Oncology Stock -- basic and
    diluted........................               $   (2.25)
                                                  =========
  Weighted average shares
    outstanding....................                  12,826
                                                  =========
  ALLOCATED TO SURGICAL PRODUCTS
    STOCK:
  Net loss.........................               $      --
                                                  =========
  Net loss per share of Surgical
    Products Stock --basic and
    diluted........................               $      --
                                                  =========
  Weighted average shares
    outstanding....................                      --
                                                  =========
  ALLOCATED TO TISSUE REPAIR STOCK:
  Net loss.........................               $      --
                                                  =========
  Net loss per share of Tissue
    Repair Stock --basic and
    diluted........................               $      --
                                                  =========
  Weighted average shares
    outstanding....................                      --
                                                  =========
  BIOMATRIX, INC.:
  Net income.......................               $      --
                                                  =========
  Net income per Biomatrix common
    share-basic....................               $      --
                                                  =========
  Weighted average shares
    outstanding....................                      --
                                                  =========
  Net income per Biomatrix common
    and common equivalent
    share-diluted..................               $      --
                                                  =========
  Adjusted weighted average shares
    outstanding....................                      --
                                                  =========
  ALLOCATED TO BIOSURGERY STOCK:
  Net loss.........................               $(117,060)
                                                  =========
  Net loss per share of Biosurgery
    Stock --basic and diluted......               $   (3.33)
                                                  =========
  Weighted average shares
    outstanding....................                  35,166
                                                  =========
  GELTEX PHARMACEUTICALS, INC.:
  Net loss.........................     G14       $      --
                                                  =========
  Net loss per share of GelTex
    common stock--basic and
    diluted........................     G14       $      --
                                                  =========
  Weighted average shares
    outstanding....................      G9              --
                                                  =========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                                   PRO FORMA
                                                                                                    GENZYME
                                  HISTORICAL                                                      CORPORATION
                                    GENZYME         HISTORICAL        PRO FORMA        NOTE           AND        HISTORICAL
                                  CORPORATION    BIOMATRIX, INC.     ADJUSTMENTS    REFERENCE      BIOMATRIX       GELTEX
                                 -------------   ----------------   -------------   ----------   -------------   ----------
Revenues:
  Net product sales............    $ 385,860         $ 36,500         $     --                     $ 422,360      $     --
  Net service sales............       42,313               --               --                        42,313            --
  Collaborative joint venture
    project reimbursement......           --               --               --                            --         2,441
  Revenues from research and
    development contracts:
    Related parties............          245                                                             245            --
    Other......................        3,625               --               --                         3,625        29,304
  Income from licenses,
    royalties, research
    contracts and grants.......           --            7,400               --                         7,400            --
                                   ---------         --------         --------                     ---------      --------
      Total revenues...........      432,043           43,900               --                       475,943        31,745
                                   ---------         --------         --------                     ---------      --------

Operating costs and expenses:
  Cost of products sold........      101,902           11,000              291          B7           113,193            --
  Cost of services sold........       23,818               --                                         23,818            --
  Selling, general and
    administrative.............      128,979           14,700              864          B7           144,543         3,347
  Collaborative joint venture
    project costs..............           --               --               --                            --         2,441
  Research and development
    (including research and
    development related to
    contracts).................       84,276            5,300              274          B7            89,850        14,645
  Amortization of
    intangibles................       11,782                            32,526          B6            44,308            --
                                   ---------         --------         --------                     ---------      --------
      Total operating costs and
        expenses...............      350,757           31,000           33,955                       415,712        20,433
                                   ---------         --------         --------                     ---------      --------

Operating income (loss)........       81,286           12,900          (33,955)                       60,231        11,312
                                   ---------         --------         --------                     ---------      --------

Other income (expenses):
  Equity in net loss of
    unconsolidated
    subsidiaries...............      (19,446)              --               --                       (19,446)         (604)
  Gain on affiliate sale of
    stock......................       20,270               --               --                        20,270            --
  Minority interest............        2,208               --               --                         2,208            --
  Gain on sale of investment in
    equity securities..........       14,165               --               --                        14,165            --
  Other........................        5,195               --               --                         5,195            --
  Investment income............       20,575            1,300           (1,226)        B11            20,649         2,326
  Interest expense.............       (7,775)            (500)          (7,500)        B11           (15,775)           --
                                   ---------         --------         --------                     ---------      --------
      Total other income
        (expenses).............       35,192              800           (8,726)                       27,266         1,722
                                   ---------         --------         --------                     ---------      --------

Income (loss) before income
  taxes........................      116,478           13,700          (42,681)                       87,497        13,034
Income tax (provision)
  benefit......................      (35,168)          (5,500)          10,831         B10           (29,837)           --
                                   ---------         --------         --------                     ---------      --------
Net income (loss)..............    $  81,310         $  8,200         $(31,850)                    $  57,660      $ 13,034
                                   =========         ========         ========                     =========      ========

                                                                PRO FORMA
                                                                 GENZYME
                                                               CORPORATION
                                   PRO FORMA        NOTE           AND
                                  ADJUSTMENTS    REFERENCE    SUBSIDIARIES
                                 -------------   ----------   -------------
Revenues:
  Net product sales............    $  10,570        G12         $ 432,930
  Net service sales............           --                       42,313
  Collaborative joint venture
    project reimbursement......       (2,441)       G11                --
  Revenues from research and
    development contracts:
    Related parties............           --                          245
    Other......................           15        G12            32,944
  Income from licenses,
    royalties, research
    contracts and grants.......           --                        7,400
                                   ---------                    ---------
      Total revenues...........        8,144                      515,832
                                   ---------                    ---------
Operating costs and expenses:
  Cost of products sold........        4,109        G12           117,302
  Cost of services sold........           --                       23,818
  Selling, general and
    administrative.............       12,235        G12           160,125
  Collaborative joint venture
    project costs..............       (2,441)       G11                --
  Research and development
    (including research and
    development related to
    contracts).................        3,661        G12           108,156
  Amortization of
    intangibles................       32,176         G7            76,484
                                   ---------                    ---------
      Total operating costs and
        expenses...............       49,740                      485,885
                                   ---------                    ---------
Operating income (loss)........      (41,596)                      29,947
                                   ---------                    ---------
Other income (expenses):
  Equity in net loss of
    unconsolidated
    subsidiaries...............          604        G12
                                       1,789        G11
                                       4,248        G12           (13,409)
  Gain on affiliate sale of
    stock......................           --                       20,270
  Minority interest............           --                        2,208
  Gain on sale of investment in
    equity securities..........           --                       14,165
  Other........................           --                        5,195
  Investment income............       (9,645)       G10            13,330
  Interest expense.............       (5,625)       G10           (21,400)
                                   ---------                    ---------
      Total other income
        (expenses).............       (8,629)                      20,359
                                   ---------                    ---------
Income (loss) before income
  taxes........................      (50,225)                      50,306
Income tax (provision)
  benefit......................        7,451        G13           (22,386)
                                   ---------                    ---------
Net income (loss)..............    $ (42,774)                   $  27,920
                                   =========                    =========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                           PRO FORMA
                                                                                            GENZYME
                                     HISTORICAL    HISTORICAL                             CORPORATION
                                       GENZYME     BIOMATRIX,    PRO FORMA      NOTE          AND       HISTORICAL    PRO FORMA
                                     CORPORATION      INC.      ADJUSTMENTS   REFERENCE    BIOMATRIX      GELTEX     ADJUSTMENTS
                                     -----------   ----------   -----------   ---------   -----------   ----------   -----------
NET INCOME (LOSS) PER SHARE:
  ALLOCATED TO GENZYME GENERAL
    STOCK:
  Genzyme General net income.......   $109,299                   $     --                  $109,299                   $(29,740)
  Tax benefit allocated from
    Genzyme Molecular Oncology.....      3,537                                                3,537
  Tax benefit allocated from
    Genzyme Surgical Products......      6,656                     (6,656)       B12             --
  Tax benefit allocated from
    Genzyme Tissue Repair..........      3,180                     (3,180)       B12             --
  Tax benefit allocated from
    Genzyme Biosurgery.............         --                      7,478        B12          7,478
                                      --------                   --------                  --------                   --------
  Net income allocated to Genzyme
    General Stock..................   $122,672                   $ (2,358)                 $120,314                   $(29,740)
                                      ========                   ========                  ========                   ========
  Net income per share of Genzyme
    General Stock:
    Basic..........................   $   1.45                                             $   1.42
                                      ========                                             ========
    Diluted........................   $   1.35                                             $   1.32
                                      ========                                             ========
  Weighted average shares
    outstanding:
    Basic..........................     84,725                                               84,725                      7,029
                                      ========                                             ========                   ========
    Diluted........................     94,885                                               94,885                      7,344
                                      ========                                             ========                   ========
  ALLOCATED TO MOLECULAR ONCOLOGY
    STOCK:
  Net loss.........................   $(12,420)                                            $(12,420)
                                      ========                                             ========
  Net loss per share of Molecular
    Oncology Stock--basic and
    diluted........................   $  (0.92)                                            $  (0.92)
                                      ========                                             ========
  Weighted average shares
    outstanding....................     13,561                                               13,561
                                      ========                                             ========
  ALLOCATED TO SURGICAL PRODUCTS
    STOCK:
  Net loss.........................   $(20,410)                  $ 20,410         B9       $     --
                                      ========                   ========                  ========
  Net loss per share of Surgical
    Products Stock--basic and
    diluted........................   $  (1.37)                  $   1.37         B9       $     --
                                      ========                   ========                  ========
  Weighted average shares
    outstanding....................     14,880                    (14,880)        B8             --
                                      ========                   ========                  ========
  ALLOCATED TO TISSUE REPAIR STOCK:
  Net loss.........................   $ (9,002)                  $  9,002         B9       $     --
                                      ========                   ========                  ========
  Net loss per share of Tissue
    Repair Stock--basic and
    diluted........................   $  (0.31)                  $   0.31         B9       $     --
                                      ========                   ========                  ========
  Weighted average shares
    outstanding....................     28,598                    (28,598)        B8             --
                                      ========                   ========                  ========
  BIOMATRIX, INC.:
  Net income.......................                 $ 8,200      $ (8,200)        B9       $     --
                                                    =======      ========                  ========
  Net income per Biomatrix common
    share-basic....................                 $  0.35      $  (0.35)        B9       $     --
                                                    =======      ========                  ========
  Weighted average shares
    outstanding....................                  23,340       (23,340)        B8             --
                                                    =======      ========                  ========
  Net income per Biomatrix common
    and common equivalent
    share-diluted..................                 $  0.34      $  (0.34)        B9       $     --
                                                    =======      ========                  ========
  Adjusted weighted average shares
    outstanding....................                  24,489       (24,489)        B8             --
                                                    =======      ========                  ========
  ALLOCATED TO BIOSURGERY STOCK:
  Net loss.........................                              $(50,704)        B9       $(50,704)
                                                                 ========                  ========
  Net loss per share of Biosurgery
    Stock--basic and diluted.......                              $  (1.44)        B9       $  (1.44)
                                                                 ========                  ========
  Weighted average shares
    outstanding....................                                35,166         B9         35,166
                                                                 ========                  ========
  GELTEX PHARMACEUTICALS, INC.:
    Net income.....................                                                                      $13,034      $(13,034)
                                                                                                         =======      ========
    Net income per GelTex common
      share--basic.................                                                                      $  0.67      $  (0.67)
                                                                                                         =======      ========
    Weighted average shares
      outstanding..................                                                                       19,331       (19,331)
                                                                                                         =======      ========
    Net income per GelTex common
      and equivalent share--
      diluted......................                                                                      $  0.66      $  (0.66)
                                                                                                         =======      ========
    Adjusted weighted average
      shares outstanding...........                                                                       19,775       (19,775)
                                                                                                         =======      ========

                                                  PRO FORMA
                                                   GENZYME
                                                 CORPORATION
                                       NOTE          AND
                                     REFERENCE   SUBSIDIARIES
                                     ---------   ------------
NET INCOME (LOSS) PER SHARE:
  ALLOCATED TO GENZYME GENERAL
    STOCK:
  Genzyme General net income.......                $ 79,559
  Tax benefit allocated from
    Genzyme Molecular Oncology.....                   3,537
  Tax benefit allocated from
    Genzyme Surgical Products......                      --
  Tax benefit allocated from
    Genzyme Tissue Repair..........                      --
  Tax benefit allocated from
    Genzyme Biosurgery.............                   7,478
                                                   --------
  Net income allocated to Genzyme
    General Stock..................                $ 90,574
                                                   ========
  Net income per share of Genzyme
    General Stock:
    Basic..........................                $   0.99
                                                   ========
    Diluted........................                $   0.94
                                                   ========
  Weighted average shares
    outstanding:
    Basic..........................      G9          91,754
                                                   ========
    Diluted........................      G9         102,229
                                                   ========
  ALLOCATED TO MOLECULAR ONCOLOGY
    STOCK:
  Net loss.........................                $(12,420)
                                                   ========
  Net loss per share of Molecular
    Oncology Stock--basic and
    diluted........................                $  (0.92)
                                                   ========
  Weighted average shares
    outstanding....................                  13,561
                                                   ========
  ALLOCATED TO SURGICAL PRODUCTS
    STOCK:
  Net loss.........................                $     --
                                                   ========
  Net loss per share of Surgical
    Products Stock--basic and
    diluted........................                $     --
                                                   ========
  Weighted average shares
    outstanding....................                      --
                                                   ========
  ALLOCATED TO TISSUE REPAIR STOCK:
  Net loss.........................                $     --
                                                   ========
  Net loss per share of Tissue
    Repair Stock--basic and
    diluted........................                $     --
                                                   ========
  Weighted average shares
    outstanding....................                      --
                                                   ========
  BIOMATRIX, INC.:
  Net income.......................                $     --
                                                   ========
  Net income per Biomatrix common
    share-basic....................                $     --
                                                   ========
  Weighted average shares
    outstanding....................                      --
                                                   ========
  Net income per Biomatrix common
    and common equivalent
    share-diluted..................                $     --
                                                   ========
  Adjusted weighted average shares
    outstanding....................                      --
                                                   ========
  ALLOCATED TO BIOSURGERY STOCK:
  Net loss.........................                $(50,704)
                                                   ========
  Net loss per share of Biosurgery
    Stock--basic and diluted.......                $  (1.44)
                                                   ========
  Weighted average shares
    outstanding....................                  35,166
                                                   ========
  GELTEX PHARMACEUTICALS, INC.:
    Net income.....................     G14        $     --
                                                   ========
    Net income per GelTex common
      share--basic.................     G14        $     --
                                                   ========
    Weighted average shares
      outstanding..................      G9              --
                                                   ========
    Net income per GelTex common
      and equivalent share--
      diluted......................     G14        $     --
                                                   ========
    Adjusted weighted average
      shares outstanding...........      G9              --
                                                   ========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                           PRO FORMA
                            HISTORICAL                                                      GENZYME
                              GENZYME         HISTORICAL       PRO FORMA      NOTE      CORPORATION AND   HISTORICAL    PRO FORMA
                            CORPORATION     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE      BIOMATRIX        GELTEX     ADJUSTMENTS
                          ---------------   ---------------   -----------   ---------   ---------------   ----------   -----------
ASSETS
Current assets:
  Cash and cash
    equivalents.........    $  178,730         $ 37,400        $ (45,000)      B1         $  171,130       $ 67,402     $(100,000)
                                                                                                                            2,555
  Short-term
    investments.........       182,877               --               --                     182,877         51,684      (100,000)
  Accounts receivable,
    net.................       180,947           13,400               --                     194,347             --          (541)
  Inventories...........       127,347            8,500           17,900       B5            153,747             --         9,166
                                                                                                                           12,317
                                                                                                                             (315)
  Prepaid expenses and
    other current
    assets..............        25,720           10,000               --                      35,720          5,228           667
  Deferred tax assets--
    current.............        40,776               --               --                      40,776             --            --
                            ----------         --------        ---------                  ----------       --------     ---------
      Total current
        assets..........       736,397           69,300          (27,100)                    778,597        124,314      (176,151)
Property, plant and
  equipment, net........       396,048           40,200           (1,418)      B5            434,830         13,847         7,532
Long-term receivables,
  affiliates............            --               --               --                          --            341          (341)
Long-term investments...       332,603               --               --                     332,603             --      (159,416)
Notes
  receivable--related
  party.................        10,000               --               --                      10,000             --            --
Intangibles, net........       241,077               --          245,685       B1
                                                                 460,273       B1            947,035          7,772       932,653
                                                                                                                           (7,772)
                                                                                                                              714
Deferred tax assets--
  noncurrent............        14,690               --               --                      14,690             --        32,500
Investments in equity
  securities............       108,732               --               --                     108,732             --        (2,044)
Other noncurrent
  assets................        55,518              800               --                      56,318         16,989        (2,134)
                                                                                                                          (26,067)
                            ----------         --------        ---------                  ----------       --------     ---------
      Total assets......    $1,895,065         $110,300        $ 677,440                  $2,682,805       $163,263     $ 599,474
                            ==========         ========        =========                  ==========       ========     =========

                                         PRO FORMA
                                          GENZYME
                            NOTE      CORPORATION AND
                          REFERENCE    SUBSIDIARIES
                          ---------   ---------------
ASSETS
Current assets:
  Cash and cash
    equivalents.........      G1        $       --
                              G6           141,087
  Short-term
    investments.........      G1           134,561
  Accounts receivable,
    net.................      G4           193,806
  Inventories...........      G1
                              G6
                              G4           174,915
  Prepaid expenses and
    other current
    assets..............      G6            41,615
  Deferred tax assets--
    current.............                    40,776
                                        ----------
      Total current
        assets..........                   726,760
Property, plant and
  equipment, net........      G6           456,209
Long-term receivables,
  affiliates............      G4                --
Long-term investments...      G1           173,187
Notes
  receivable--related
  party.................                    10,000
Intangibles, net........
                              G1
                              G5
                              G6         1,880,402
Deferred tax assets--
  noncurrent............      G1            47,190
Investments in equity
  securities............      G1           106,688
Other noncurrent
  assets................      G4
                              G4            45,106
                                        ----------
      Total assets......                $3,445,542
                                        ==========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

                              AS OF JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                               PRO FORMA
                                  HISTORICAL                                                    GENZYME
                                    GENZYME       HISTORICAL       PRO FORMA      NOTE      CORPORATION AND   HISTORICAL
                                  CORPORATION   BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE      BIOMATRIX        GELTEX
                                  -----------   ---------------   -----------   ---------   ---------------   ----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..............  $   22,087       $  1,200        $      --                  $   23,287            --
  Accrued expenses..............      71,674         11,100           16,000       B2             98,774         3,494
  Income taxes payable..........      43,609             --               --                      43,609            --
  Deferred revenue..............       4,619             --               --                       4,619            --
  Current portion of notes
    payable and long-term debt
    and capital lease
    obligations.................         992            900               --                       1,892         1,513
                                  ----------       --------        ---------                  ----------       -------
      Total current
        liabilities.............     142,981         13,200           16,000                     172,181         5,007
Notes payable and long-term debt
  and capital lease
  obligations...................      18,283         11,300          200,000       B1            229,583         5,849
Convertible notes and
  debentures, net...............     273,150                                                     273,150            --
Deferred tax
  liabilities--noncurrent.......          --                         172,028       B1            172,028            --
Other noncurrent liabilities....       2,889                                                       2,889           563
                                  ----------       --------        ---------                  ----------       -------
      Total liabilities.........     437,303         24,500          388,028                     849,831        11,419
                                  ----------       --------        ---------                  ----------       -------
Stockholders' equity:
  Genzyme General Stock, $.01
    par value...................         854                                                         854            --
  Molecular Oncology Stock, $.01
    par value...................         137                                                         137            --
  Surgical Products Stock, $.01
    par value...................         150                            (150)      B4                 --            --
  Tissue Repair Stock, $.01 par
    value.......................         288                            (288)      B4                 --            --
  Biosurgery Stock, $.01 par
    value.......................          --                             352       B4                352            --
  Treasury Stock--at cost.......        (901)                                                       (901)           --
  Additional paid-in capital--
    Genzyme General Stock.......     478,455                                                     478,455            --
  Additional paid-in capital--
    Molecular Oncology Stock....      84,036                                                      84,036            --
  Additional paid-in capital--
    Surgical Products Stock.....     542,966                        (542,966)      B4                 --            --
  Additional paid-in capital--
    Tissue Repair Stock.........     222,959                        (222,959)      B4                 --            --
  Additional paid-in capital--
    Biosurgery Stock............          --                         542,966       B4
                                                                     222,959       B4
                                                                     378,358       B1
                                                                      65,029       B1
                                                                     100,200       B3
                                                                     (16,000)      B2
                                                                          86       B4
                                                                       1,429       B1
                                                                      (1,429)      B1          1,293,598
  Notes receivable--related
    parties.....................          --                         (14,400)      B3            (14,400)           --

                                                             PRO FORMA
                                                              GENZYME
                                                            CORPORATION
                                   PRO FORMA      NOTE          AND
                                  ADJUSTMENTS   REFERENCE   SUBSIDIARIES
                                  -----------   ---------   ------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..............      (3,914)       G4          19,373
  Accrued expenses..............      10,000        G2
                                       4,115        G6         116,383
  Income taxes payable..........          --                    43,609
  Deferred revenue..............         240        G6           4,859
  Current portion of notes
    payable and long-term debt
    and capital lease
    obligations.................          --                     3,405
                                   ---------                 ---------
      Total current
        liabilities.............      10,441                   187,629
Notes payable and long-term debt
  and capital lease
  obligations...................     150,000        G1         385,432
Convertible notes and
  debentures, net...............          --                   273,150
Deferred tax
  liabilities--noncurrent.......     161,090        G1         333,118
Other noncurrent liabilities....          --                     3,452
                                   ---------                 ---------
      Total liabilities.........     321,531                 1,182,781
                                   ---------                 ---------
Stockholders' equity:
  Genzyme General Stock, $.01
    par value...................          78        G1             932
  Molecular Oncology Stock, $.01
    par value...................          --                       137
  Surgical Products Stock, $.01
    par value...................          --                        --
  Tissue Repair Stock, $.01 par
    value.......................          --                        --
  Biosurgery Stock, $.01 par
    value.......................          --                       352
  Treasury Stock--at cost.......          --                      (901)
  Additional paid-in capital--
    Genzyme General Stock.......     485,650        G1
                                      71,217        G1       1,035,322
                                          --
  Additional paid-in capital--
    Molecular Oncology Stock....          --                    84,036
  Additional paid-in capital--
    Surgical Products Stock.....          --                        --
  Additional paid-in capital--
    Tissue Repair Stock.........          --                        --
  Additional paid-in capital--
    Biosurgery Stock............

                                                             1,293,598
  Notes receivable--related
    parties.....................          --                   (14,400)

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                      GENZYME CORPORATION AND SUBSIDIARIES

                              AS OF JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                           PRO FORMA
                            HISTORICAL                                                      GENZYME
                              GENZYME         HISTORICAL       PRO FORMA      NOTE      CORPORATION AND   HISTORICAL    PRO FORMA
                            CORPORATION     BIOMATRIX, INC.   ADJUSTMENTS   REFERENCE      BIOMATRIX        GELTEX     ADJUSTMENTS
                          ---------------   ---------------   -----------   ---------   ---------------   ----------   -----------
  Deferred
    compensation........            --                           (10,000)      B1            (10,000)            --        (5,069)
                                                                                                                               --
  Retained earnings
    (accumulated
    deficit)............       138,512                          (127,975)      B1             10,537             --      (118,964)
                                                                                                                           (3,578)
  Biomatrix common
    stock, $.0001 par
    value...............            --                                                            --             --            --
  Biomatrix additional
    paid-in capital.....            --           83,600          (83,600)      B3                 --             --            --
  Biomatrix notes
    receivable--related
    parties.............            --          (14,400)          14,400       B3                 --             --            --
  Biomatrix treasury
    stock, at cost......            --             (900)             900       B3                 --             --            --
  Biomatrix retained
    earnings............            --           19,100          (19,100)      B3                 --             --            --
  GelTex Pharmaceuticals
    common stock, $.01
    par value...........            --               --                                           --            204          (204)
  GelTex Pharmaceuticals
    additional paid-in
    capital.............            --               --                                           --        248,098      (248,098)
  GelTex Pharmaceuticals
    deferred
    compensation........            --               --                                           --           (329)          329
  GelTex Pharmaceuticals
    accumulated
    deficit.............            --               --                                           --        (95,928)       95,928
  Accumulated other
    comprehensive income
    (loss)..............        (9,694)          (1,600)           1,600       B3             (9,694)          (201)          201
                                                                                                                              453
                            ----------         --------        ---------                  ----------       --------     ---------
      Total
        stockholders'
        equity..........     1,457,762           85,800          289,412                   1,832,974        151,844       277,943
                            ----------         --------        ---------                  ----------       --------     ---------
      Total liabilities
        and
        stockholders'
        equity..........    $1,895,065         $110,300        $ 677,440                  $2,682,805       $163,263     $ 599,474
                            ==========         ========        =========                  ==========       ========     =========

                                         PRO FORMA
                                          GENZYME
                            NOTE      CORPORATION AND
                          REFERENCE    SUBSIDIARIES
                          ---------   ---------------
  Deferred
    compensation........      G1           (15,069)

  Retained earnings
    (accumulated
    deficit)............      G1
                              G4          (112,005)
  Biomatrix common
    stock, $.0001 par
    value...............                        --
  Biomatrix additional
    paid-in capital.....                        --
  Biomatrix notes
    receivable--related
    parties.............                        --
  Biomatrix treasury
    stock, at cost......                        --
  Biomatrix retained
    earnings............                        --
  GelTex Pharmaceuticals
    common stock, $.01
    par value...........      G3                --
  GelTex Pharmaceuticals
    additional paid-in
    capital.............      G3                --
  GelTex Pharmaceuticals
    deferred
    compensation........      G3                --
  GelTex Pharmaceuticals
    accumulated
    deficit.............      G3                --
  Accumulated other
    comprehensive income
    (loss)..............      G3
                              G1            (9,241)
                                        ----------
      Total
        stockholders'
        equity..........                 2,262,761
                                        ----------
      Total liabilities
        and
        stockholders'
        equity..........                $3,445,542
                                        ==========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                              HISTORICAL                                          PRO FORMA
                                                               GENZYME     HISTORICAL    PRO FORMA      NOTE       GENZYME
                                                               GENERAL       GELTEX     ADJUSTMENTS   REFERENCE    GENERAL
                                                              ----------   ----------   -----------   ---------   ----------
Revenues:
  Net product sales.........................................   $571,531     $     --     $ 17,676      G25         $589,207
  Net service sales.........................................     57,223           --           --                    57,223
  Collaborative joint venture project reimbursement.........         --        5,781       (5,781)     G24               --
  Revenues from research and development contracts:
    Related parties.........................................      1,516           --        1,557      G25            3,073
    Other...................................................      5,096       10,668           --                    15,764
                                                               --------     --------     --------                  --------
  Total revenues............................................    635,366       16,449       13,452                   665,267
                                                               --------     --------     --------                  --------
Operating costs and expenses:
  Cost of products sold.....................................    115,125           --        5,826      G25          120,951
  Cost of services sold.....................................     35,637           --           --                    35,637
  Selling, general and administrative.......................    149,427        6,935       18,624      G25
                                                                                            2,129      G22          177,115
  Collaborative joint venture project costs.................         --        5,781       (5,781)     G24               --
  Research and development (including research and
    development contracts)..................................     97,746       32,602        2,940      G22
                                                                                           11,154      G25          144,442
  Amortization of intangibles...............................      8,106           --       64,350      G21           72,456
  Purchase of in-process research and development...........      5,436        9,530           --                    14,966
                                                               --------     --------     --------                  --------
    Total operating costs and expenses......................    411,477       54,848       99,242                   565,567
                                                               --------     --------     --------                  --------
Operating income (loss).....................................    223,889      (38,399)     (85,790)                   99,700
                                                               --------     --------     --------                  --------
Other income (expenses):
  Equity in net loss of unconsolidated affiliates...........    (37,423)      (7,937)       7,937      G25
                                                                                            8,107      G25          (29,316)
  Gain on affliate sale of stock............................      6,683           --           --                     6,683
  Gain on sale of investment in equity securities...........      1,963           --           --                     1,963
  Minority interest.........................................      3,674           --           --                     3,674
  Gain on sale of product line..............................      8,018           --           --                     8,018
  Charge for impaired investments...........................     (5,712)          --           --                    (5,712)
  Other.....................................................     14,389           --           --                    14,389
  Investment income.........................................     30,881        4,372      (19,588)     G23
                                                                                              166      G25           15,831
  Interest expense..........................................    (19,885)        (485)     (11,250)     G23          (31,620)
                                                               --------     --------     --------                  --------
    Total other income (expenses)...........................      2,588       (4,050)     (14,628)                  (16,090)
                                                               --------     --------     --------                  --------
Income before income taxes..................................    226,477      (42,449)    (100,418)                   83,610
Income tax (provision) benefit..............................    (84,400)          --       34,304      G26          (50,096)
                                                               --------     --------     --------                  --------
Division net income (loss)..................................   $142,077     $(42,449)    $(66,114)                 $ 33,514
                                                               ========     ========     ========                  ========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                                                                               PRO
                                                         HISTORICAL                                           FORMA
                                                          GENZYME     HISTORICAL    PRO FORMA      NOTE      GENZYME
                                                          GENERAL       GELTEX     ADJUSTMENTS   REFERENCE   GENERAL
                                                         ----------   ----------   -----------   ---------   --------
Revenues:
  Net product sales....................................   $326,809     $    --      $ 10,570      G25        $337,379
  Net service sales....................................     30,181          --            --                   30,181
  Collaborative joint venture project reimbursement....         --       2,441        (2,441)     G24              --
  Revenues from research and development contracts:
    Related parties....................................        245          --            --      G25             245
    Other..............................................         85      29,304            15                   29,404
                                                          --------     -------      --------                 --------
  Total revenues.......................................    357,320      31,745         8,144                  397,209
                                                          --------     -------      --------                 --------
Operating costs and expenses:
  Cost of products sold................................     69,271          --         4,109      G25          73,380
  Cost of services sold................................     17,772          --            --                   17,772
  Selling, general and administrative..................     81,194       3,347        12,235      G25          96,776
  Collaborative joint venture project costs............         --       2,441        (2,441)     G24              --
  Research and development (including research and
    development contracts).............................     58,134      14,645         3,661      G25          76,440
  Amortization of intangibles..........................      3,979          --        32,176      G21          36,155
                                                          --------     -------      --------                 --------
    Total operating costs and expenses.................    230,350      20,433        49,740                  300,523
                                                          --------     -------      --------                 --------
Operating income (loss)................................    126,970      11,312       (41,596)                  96,686
                                                          --------     -------      --------                 --------
Other income (expenses):
  Equity in net loss of unconsolidated affiliates......    (19,446)       (604)          604      G25
                                                                                       1,789      G24
                                                                                       4,248      G25         (13,409)
  Gain on affiliate sale of stock......................     20,270          --            --                   20,270
  Gain on sale of investment in equity securities......     14,165          --            --                   14,165
  Minority interest....................................      2,208          --            --                    2,208
  Other................................................      5,153          --            --                    5,153
  Investment income....................................     16,726       2,326        (9,645)     G23           9,407
  Interest expense.....................................     (6,992)         --        (5,625)     G23         (12,617)
                                                          --------     -------      --------                 --------
    Total other income (expenses)......................     32,084       1,722        (8,629)                  25,177
                                                          --------     -------      --------                 --------
Income before income taxes.............................    159,054      13,034       (50,225)                 121,863
Income tax (provision) benefit.........................    (49,755)         --         7,451      G26         (42,304)
                                                          --------     -------      --------                 --------
Division net income (loss).............................   $109,299     $13,034      $(42,774)                $ 79,559
                                                          ========     =======      ========                 ========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                GENZYME GENERAL

                       A DIVISION OF GENZYME CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 2000
                             (AMOUNTS IN THOUSANDS)

                                                              HISTORICAL                                          PRO FORMA
                                                               GENZYME     HISTORICAL    PRO FORMA      NOTE       GENZYME
                                                               GENERAL       GELTEX     ADJUSTMENTS   REFERENCE    GENERAL
                                                              ----------   ----------   -----------   ---------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  154,474    $ 67,402     $(100,000)    G15        $
                                                                                             2,555     G20           124,431
  Short-term investments....................................     118,650      51,684      (100,000)    G15            70,334
  Accounts receivable, net..................................     153,783          --          (541)    G18           153,242
  Inventories...............................................      86,138          --         9,166     G15
                                                                                            12,317     G20
                                                                                              (315)    G18           107,306
  Prepaid expenses and other current assets.................      24,200       5,228           667     G20            30,095
  Due from Genzyme Molecular Oncology.......................       4,104          --            --                     4,104
  Due from Genzyme Surgical Products........................       8,368          --            --                     8,368
  Due from Genzyme Tissue Repair............................         214          --            --                       214
  Deferred tax assets-current...............................      40,776          --            --                    40,776
                                                              ----------    --------     ---------                ----------
    Total current assets....................................     590,707     124,314      (176,151)                  538,870

Property, plant and equipment, net..........................     375,449      13,847         7,532     G20           396,828
Long-term receivables-affiliates............................          --         341          (341)    G18                --
Long-term investments.......................................     312,853          --      (159,416)    G15           153,437
Notes receivable-related party..............................      10,000          --            --                    10,000
Intangibles, net............................................      71,177       7,772       932,653     G15
                                                                                            (7,772)    G19                --
                                                                                               714     G20         1,004,544
Deferred tax assets-noncurrent..............................      13,319          --        32,500     G15            45,819
Investments in equity securities............................     104,458          --        (2,044)    G15           102,414
Other.......................................................      51,639      16,989        (2,134)    G18
                                                                                           (26,067)    G18            40,427
                                                              ----------    --------     ---------                ----------
    Total assets............................................  $1,529,602    $163,263     $ 599,474                $2,292,339
                                                              ==========    ========     =========                ==========

LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable..........................................  $   16,278    $     --     $  (3,914)    G18        $   12,364
  Accrued expenses..........................................      59,124       3,494        10,000     G16
                                                                                             4,115     G20            76,733
  Income taxes payable......................................      43,609          --            --                    43,609
  Deferred revenue..........................................       3,880          --           240     G20             4,120
  Current portion of long-term debt and capital lease
    obligations.............................................         887       1,513            --                     2,400
                                                              ----------    --------     ---------                ----------
  Total current liabilities.................................     123,778       5,007        10,441                   139,226
  Notes payable and long-term debt and capital lease
    obligations.............................................          73       5,849       150,000     G15           155,922
  Convertible notes and debentures, net.....................     273,150          --            --                   273,150
  Deferred tax liabilities-noncurrent.......................          --          --       161,090     G15           161,090
  Other.....................................................       2,737         563            --                     3,300
                                                              ----------    --------     ---------                ----------
    Total liabilities.......................................     399,738      11,419       321,531                   732,688
                                                              ----------    --------     ---------                ----------

Division equity:
  Division equity...........................................   1,129,864                        78     G15
                                                                                           485,650     G15
                                                                                            71,217     G15
                                                                                            (5,069)    G15
                                                                                          (118,964)    G15
                                                                                            (3,578)    G18
                                                                                               453     G15         1,559,651
  GelTex Pharmaceuticals common stock, $.01 par value.......                     204          (204)    G17
  GelTex Pharmaceuticals additional paid-in capital.........                 248,098      (248,098)    G17
  GelTex Pharmaceuticals deferred compensation..............                    (329)          329     G17
  GelTex Pharmaceuticals accumulated deficit................                 (95,928)       95,928     G17
  Accumulated other comprehensive income (loss).............                    (201)          201     G17
                                                              ----------    --------     ---------       ---      ----------
    Total division equity...................................   1,129,864     151,844       277,943                 1,559,651
                                                              ----------    --------     ---------                ----------
      Total liabilities and division equity.................  $1,529,602    $163,263     $ 599,474                $2,292,339
                                                              ==========    ========     =========                ==========

             SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1) ACCOUNTING POLICIES AND PRO FORMA INFORMATION

    The unaudited pro forma combined financial statements reflect the pro forma effect of Genzyme's merger with GelTex and Genzyme's merger with Biomatrix on the

    - unaudited statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 and

    - unaudited balance sheet as of June 30, 2000

of both Genzyme and Genzyme General, the division of Genzyme to which the assets and liabilities and operations of GelTex will be allocated.

    The pro forma balance sheets give effect to the mergers of Genzyme with Biomatrix and GelTex and the combination of Genzyme Surgical Products and Genzyme Tissue Repair as if they occurred on June 30, 2000. The pro forma statements of operations have been presented to give effect to the mergers of Genzyme with both Biomatrix and GelTex using the purchase method of accounting and the combination of Genzyme Surgical Products and Genzyme Tissue Repair using the historical accounting basis as if such transactions had occurred January 1, 1999.

    In addition to giving effect to the mergers with Biomatrix and GelTex, the pro forma statement of operations for the year ended December 31, 1999 shows Genzyme's earnings allocated to Genzyme General Stock and earnings per share of Genzyme General Stock, adjusted to reflect the changes in earnings allocations resulting from the June 1999 creation and distribution of Surgical Products Stock as if such change took place on January 1, 1999.

(2) GENZYME'S PENDING ACQUISITIONS

    (A) GENZYME'S PENDING ACQUISITION OF BIOMATRIX

    Genzyme entered into the merger agreement to acquire Biomatrix on March 6, 2000. Upon consummation of the merger Biomatrix will merge into a specially formed, wholly-owned subsidiary of Genzyme. Concurrently with the merger:

    - Genzyme Biosurgery will be created as a new division of Genzyme;

    - the businesses of Genzyme Surgical Products and Genzyme Tissue Repair will be reallocated to Genzyme Biosurgery; and

    - the businesses of Biomatrix will be allocated to Genzyme Biosurgery.

    For the purposes of the unaudited pro forma financial statements, we used the following exchange ratios to determine the number of shares of Biosurgery Stock that would be distributed:

    - 0.6060 multiplied by the number of shares of Surgical Products Stock outstanding;

    - 0.3352 multiplied by the number of shares of Tissue Repair Stock outstanding; and

    - 0.7162 multiplied by the number of Biomatrix shares outstanding (based on a one-for-one exchange ratio for 71.62% of the Biomatrix shares).

This results in approximately:

    - 8,990,000 shares of Biosurgery Stock exchanged for 14,835,000 shares of Surgical Products Stock;

    - 9,555,000 shares of Biosurgery Stock exchanged for 28,504,000 shares of Tissue Repair Stock; and

    - 16,621,000 shares of Biosurgery Stock and approximately $245.0 million of cash, exchanged for 23,207,000 shares of Biomatrix common stock.

In addition, options to purchase:

    - 2,991,000 shares of Surgical Products Stock under the Genzyme equity plans,

    - 4,176,000 shares of Tissue Repair Stock under the Genzyme equity plans, and

    - 2,731,000 shares of Biomatrix common stock under the Biomatrix equity plans will be converted to options to purchase approximately 1,812,000, 1,400,000, and 2,731,000 shares of Biosurgery Stock, respectively. Using the acquisition price of Biomatrix common stock and certain other assumptions in the Black-Scholes option valuation model, the Biosurgery options issued in exchange for the Biomatrix options are valued at approximately $75.0 million. In accordance with FIN 44, the intrinsic value of the portion of the unvested options related to the future service period of $10.0 million is allocated to deferred compensation in stockholders' equity for Genzyme or division equity for Genzyme Biosurgery, rather than to goodwill. The unvested portion is being amortized to operating expense over the remaining vesting periods of generally less than four years.

    (B) GENZYME'S PENDING ACQUISITION OF GELTEX

    Genzyme entered into a merger agreement to acquire GelTex on September 11, 2000. For purposes of the unaudited pro forma financial statements, we assumed that Genzyme would issue $509.4 million in cash and $485.7 million in Genzyme General Stock for all of the outstanding shares of GelTex common stock. Using the stock price of Genzyme General Stock based on the average trading price over three days before and after the September 11, 2000 announcement of the merger, approximately 7.8 million shares of Genzyme General Stock will be issued in exchange for shares of GelTex common stock. In addition, options to purchase 2,323,718 shares of GelTex common stock and warrants to purchase 117,269 shares of GelTex common stock will be exchanged for options and warrants to purchase approximately 1,775,086 shares of Genzyme General Stock. The vesting of GelTex options granted to employees of GelTex before the effective date of the merger will be accelerated as of the first anniversary of the effective date of the merger as long as they remain employees of GelTex or Genzyme on the one year anniversary date. Additionally, the vesting of stock options granted to directors and several officers of GelTex will be accelerated immediately upon the effective time of the merger. Using the Black-Scholes valuation model, the options and warrants to purchase Genzyme General Stock issued in exchange for the GelTex options and warrants have a value of approximately $71.2 million. In accordance with FIN 44, the intrinsic value of the portion of the unvested options related to the future service period of $5.1 million is allocated to deferred compensation in stockholders' equity for Genzyme. The unvested portion is being amortized to operating expense over the remaining vesting period of approximately one year.

(3) PURCHASE PRICE ALLOCATION

    (A) BIOMATRIX

    The aggregate purchase price of $780.2 million (based on the average closing prices for the Surgical Products Stock and Tissue Repair Stock, as described in
Note 4) will be allocated to the
acquired tangible and intangible assets and liabilities based on their estimated respective fair values as of June 30, 2000 (amounts in thousands):

Cash and cash equivalents...................................   $  37,400
Accounts receivable.........................................      13,400
Inventory...................................................      26,400
Prepaid expenses and other current assets...................      10,000
Property, plant & equipment.................................      38,782
Other assets................................................         800
Intangible assets (to be amortized over 1.5 to 11.0
  years)....................................................     460,273
Goodwill (to be amortized over 11.0 years)..................     245,685
In-process research and development.........................     127,975
Acquisition costs...........................................      16,000
Assumed liabilities.........................................     (24,500)
Deferred tax liability......................................    (172,028)
                                                               ---------
        Aggregate purchase price............................   $ 780,187
                                                               =========

    The total purchase price, the fair value of assets and liabilities acquired, the allocation of purchase price and the lives of the goodwill and intangible assets will be determined upon completion of the merger and may vary from the amounts presented herein.

    In connection with the purchase of Biomatrix, Genzyme expects approximately $128.0 million of the purchase price to be allocated to in-process research and development, or IPR&D. Genzyme management assumes responsibility for determining the IPR&D valuation. Genzyme has engaged an independent third-party appraisal company to assist in the valuation of the intangible assets acquired. The valuation is expected to be completed upon closing the transaction.

    The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. A discount rate consistent with the risks of each project was used to estimate the present value of cash flows. In estimating future cash flows, management considered other tangible and intangible assets required for successful exploitation of the technology resulting from each purchased IPR&D project and adjusted future cash flows for a charge reflecting the contribution to value of these assets. The estimated future cash flows resulting from purchased IPR&D were adjusted for the contribution of core technology to the value of each IPR&D project. The value assigned to purchased research and development was the amount attributable to the efforts of Biomatrix up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation by multiplying total estimated revenue for IPR&D by the percentage of completion of each purchased research and development project at the time of acquisition.

    The nature of the efforts to develop the purchased IPR&D into commercially viable products, principally relates to the completion and/or acceleration of existing development programs, including the mandatory completion of several phases of clinical trials and the general and administrative costs necessary to manage the projects and trials. Assuming the approval of the product by the FDA, costs related to the wide scale manufacturing, distribution, and marketing of the products are included in the projection. The resulting net cash flows from such projects are based on Genzyme management's estimates of revenues, cost of sales, research and development expenses, sales and marketing expenses, general and administrative expenses, and the anticipated income tax effect.

    The discounting of net cash flows back to their present value is based on the weighted average cost of capital, or WACC. The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The discount rate utilized in discounting the net cash flows from purchased IPR&D was 25%. This discount rate is higher than Genzyme's WACC due to the inherent uncertainties surrounding the successful development of the purchased IPR&D.

    The forecast data employed in the analyses was based upon product level forecast information obtained by Genzyme from numerous internal and external resources. These resources included publicly available databases, external market research consultants and internal experts. Genzyme senior management reviewed and challenged the forecast data and related assumptions and utilized the information in analyzing IPR&D. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, Genzyme management believes the forecast data and assumptions to be reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on Genzyme's financial condition and results of operations.

    In the allocation of purchase price to the IPR&D, the concept of alternative future use was specifically considered for each of the programs under development. The acquired IPR&D consists of Biomatrix' work to complete each of the identified programs. The programs are very specific to the disease and market for which they are intended. There are no alternative uses for the in-process programs in the event that the programs fail in clinical trials or are otherwise not feasible. The development effort for the acquired IPR&D does not possess an alternative future use for Genzyme as defined by generally accepted accounting principles.

    Below is a brief description of IPR&D projects including an estimation of when management believes Genzyme may realize revenues from the sale of these products in the respective application.

    VISCOSUPPLEMENTATION. Viscosupplementation is the use of elastoviscous solutions and viscoelastic gels in disease conditions to supplement tissues and body fluids, alleviating pain and restoring normal function. Biomatrix expects to complete clinical studies demonstrating the efficacy of Synvisc as a treatment for chronic hip pain by late 2000 and receive marketing approval early in 2001. Prior clinical studies have demonstrated the product's safety. Although clinical results to date are positive, there can be no assurance that statistically significant results will be observed in the current clinical trial. Future costs for this program are estimated to be less than $1.0 million. A discount rate of 25% was utilized in discounting these estimated cash flows. This product is already marketed for the treatment of osteoarthritis of the knee in the United States and 38 foreign countries.

    VISCOAUGMENTATION. Viscoaugmentation is the use of viscoelastic gels to provide scaffolding for tissue regeneration or as an inert elastic filler for tissues of the skin and the subcutaneous and intermuscular connective tissues. Hylaform is a viscoelastic Hylan B gel for injection into facial tissue. Clinical studies in the United States will begin in 2000. These studies will be completed and analyzed by early 2001. Although clinical results to date are positive, there can be no assurance that statistically significant results will be observed in the current clinical trials. Assuming favorable results in these studies, we expect that approval to market this product will be obtained by mid-2001 in the United

States. Biomatrix currently expects to launch the product in the United States before the end of 2001, although there can be no assurance that the product will be launched or that the launch will occur within this time period. This product is already marketed for the same indication in 21 foreign countries.

    Hylagel Uro is a viscoelastic Hylan B gel implant for the treatment of urinary stress incontinence. It is injected intramuscularly to augment the soft connective tissue in between the sphincter muscle of the urethra. This product provides an important advancement in the treatment of urinary stress incontinence, a condition that affects over one million people in the United States. Pilot clinical studies conducted in the United States at two clinical centers under FDA approved protocols have been successfully completed. These initial studies demonstrated that the product is safe and has clinical utility. A pivotal one-year study will begin in 2000 at clinical centers in the United States. It is expected that the studies will be completed, evaluated and submitted for FDA approval by the middle of 2002. When this study is completed, the data will also be submitted for approval in Canada and Europe. Although clinical results to date are positive, there can be no assurance that statistically significant results will be observed in the current clinical trial. Assuming favorable results in these studies, Biomatrix currently expects that during 2003 Hylagel Uro will be marketed in the United States and Canada, although there can be no assurance that the product will be launched or that the launch will occur within this time period.

    The future costs of these programs are estimated to be approximately
$4 million. A discount rate of 25% was utilized in discounting these estimated cash flows.

    VISCOSEPARATION (ANTI-ADHESION). Viscoseparation is the use of viscoelastic gels and membranes to separate tissues and to decrease formation of adhesions and excessive scars after surgery.

    Hylagel Nuro is for spinal surgery and herniated lumbar intervertabral disc surgery. Hylagel Nuro is a combination of Hylan A fluid and Hylan B gel for application directly at the surgical site to reduce post surgical adhesions and scarring which often cause chronic pain. Hylagel Nuro is classified as a device by regulatory authorities. A multicenter clinical study started in the United States in late 1999 and, currently, studies are being initiated in Germany, France, the United Kingdom and Belgium. The completion of this study is expected by the fourth quarter of 2001, and submissions for regulatory approvals in the United States, Canada and Europe will occur shortly thereafter. Although clinical results to date are positive, there can be no assurance that statistically significant results will be observed in the current clinical trial. Assuming favorable results in these studies, Biomatrix believes that Hylagel Nuro can be launched in Europe by the second quarter of 2002 and in the United States by the fourth quarter of the same year, although there can be no assurance that the product will be launched or that the launch will occur within this time period.

    A discount rate of 25% was utilized in discounting these estimated cash flows. The valuation of these programs assumes that sales of Hylagel Nuro could begin in 2002. The estimated aggregate future clinical costs to develop this indication will be approximately $8.0 million.

    The Biomatrix research and development programs currently in process were valued as follows (amounts in thousands):

Viscosupplementation........................................  $ 49,100
Viscoaugmentation...........................................    12,300
Viscoseparation.............................................    66,575
                                                              --------
                                                              $127,975
                                                              ========

    (B) GELTEX:

    The aggregate purchase price of $1,076.4 million will be allocated to the acquired tangible and intangible assets and liabilities based on their estimated respective fair value as of June 30, 2000 (amounts in thousands):

Cash and investments........................................  $  119,086
Prepaid expenses and other current assets...................       4,509
Inventory...................................................      21,168
Property, plant & equipment.................................      13,847
Intangible assets (to be amortized over 5 to 15 years)......     437,812
Goodwill (to be amortized over 15 years)....................     494,841
In-process research and development.........................     118,964
Deferred tax asset..........................................      32,500
Deferred compensation.......................................       5,069
Other assets, net...........................................       1,074
Assumed liabilities.........................................     (11,419)
Deferred tax liability......................................    (161,090)
                                                              ----------
Aggregate purchase price....................................  $1,076,361
                                                              ==========

    The total purchase price, the fair value of assets and liabilities acquired, the allocation of purchase price and the lives of the goodwill and intangible assets will be determined upon completion of the merger and may vary from the amounts presented herein.

    As part of the acquisition of GelTex, Genzyme will acquire all of GelTex's interest in RenaGel LLC, a joint venture between Genzyme and GelTex. Prior to the acquisition of GelTex, Genzyme accounted for its investment in RenaGel LLC under the equity method. The adjustments below also reflect the consolidation of RenaGel LLC into Genzyme's financial statements and accounting for the purchase by Genzyme of GelTex's 50%-interest in the joint venture using the purchase method of accounting. The assets and liabilities of the joint venture are reflected in the amounts above. Because Genzyme already owns a 50% interest in RenaGel LLC, the assets of RenaGel LLC are adjusted to fair value only to the extent of the 50%-interest Genzyme is acquiring.

    In connection with the purchase of GelTex, Genzyme expects approximately $119.0 million of the purchase price to be allocated to in-process research and development, or IPR&D. Genzyme management assumes responsibility for determining the IPR&D valuation. Genzyme has engaged an independent third-party appraisal company to assist in the valuation of the intangible assets acquired. The valuation is expected to be completed upon closing the transaction.

    The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. A discount rate consistent with the risks of each project was used to estimate the present value of cash flows. In estimating future cash flows, management considered other tangible and intangible assets required for successful exploitation of the technology resulting from each purchased IPR&D project and adjusted future cash flows for a charge reflecting the contribution to value of these assets. The estimated future cash flows resulting from purchased IPR&D were adjusted for the contribution of core technology to the value of each IPR&D project. The value assigned to purchased research and development was the amount attributable to the efforts of GelTex up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation by multiplying total estimated revenue for IPR&D by the percentage of completion of each purchased research and development project at the time of acquisition.

    Below is a brief description of the in-process research and development projects including an estimation of when management believes Genzyme Corporation may realize revenues from the sale of these products in the respective application.

    RENAGEL. Renagel brand phosphate binder is a non-absorbed polymer for the treatment of hyperphosphatemia. GelTex has undertaken a series of clinical studies that are designed to demonstrate the compound's role in the prevention of cardiac calcification and the mortality and morbidity associated with cardiac calcification. GelTex has also undertaken clinical studies designed to demonstrate the compound's role in limiting the complications of hyperphosphatemia in pre-dialysis patients. Clinical studies are scheduled for completion in 2002, 2003 and 2004 for these various indications. Although clinical results to date have been positive, there can be no assurance that statistically significant results will be observed in ongoing or future clinical trials.

    Future costs for these programs are estimated at $20.0 million. A discount rate of 35% was utilized in discounting the estimated cash flows associated with these programs.

    C. DIFFICILE. The goal of the C. DIFFICILE program is to develop a toxin-binding polymer for the treatment and prevention of antibiotic induced
C. DIFFICILE colitis. GelTex has completed a phase I study, and expects to initiate a phase II study in 2000. Although clinical results to date have been positive, there can be no assurance that statistically significant results will be observed in ongoing or future clinical trials. Assuming favorable results in future studies, it is expected that approval to market this product will be obtained by 2005 in the U.S., although there can be no assurance that a product will be launched or that the launch will occur within this time period.

    The future cost of this program is estimated to be approximately $37.0 million. A discount rate of 38% was utilized in discounting these estimated cash flows.

    ORAL MUCOSITIS. Oral Mucositis is common side effect of radiation therapy and chemotherapy. GelTex has identified a series of compounds that alone and in combination have demonstrated efficacy in animal models of Oral Mucositis. GelTex expects that an IND will be filed in the fourth quarter of 2001 and product launch is expected in 2005, although there can be no assurance that an IND will be filed or a product launched, or that the filing or launch will occur within this time period.

    The future cost of this program is estimated to be approximately $25.0 million. A discount rate of 40% was utilized in discounting these estimated cash flows.

    DENSPM. The DENSPM program is focused on the development of a compound for the treatment of mild to moderate psoriasis. Toxicology studies are underway and GelTex expects to file an IND during the first quarter of 2001. Phase I safety and dose-ranging studies are scheduled for 2001 and product launch is anticipated in 2005, although there can be no assurance that an IND will be filed or a product launched, or that the filing or launch will occur within this time period.

    The future cost of this program is estimated to be approximately $30.0 million. A discount rate of 40% was utilized in discounting these estimated cash flows.

    IRON CHELATION. The iron chelator program is focused on the prevention and treatment of transfusional or hereditary iron overload. GelTex has identified small molecule compounds that are highly effective, orally active iron chelators. Compounds to date display an acceptable tolerability profile for further progression. GelTex expects to file an IND in 2001 and hopes to launch the product in 2005, although there can be no assurance that an IND will be filed or a product launched, or that the filing or launch will occur within this time period.

    The future cost of this program is estimated to be approximately $31.0 million. A discount rate of 40% was utilized in discounting these estimated cash flows.

    ANTI-OBESITY. The anti-obesity program builds on GelTex's expertise in non-absorbed polymers. The program is focused on the development of a compound that will inhibit lipase and bind fat. GelTex expects to file an IND early in 2002 and hopes to launch a product in 2006, although there can be no assurance that an IND will be filed or a product launched, or that the filing or launch will occur within this time period.

    The future cost of this program is estimated to be approximately $39.0 million. A discount rate of 40% was utilized in discounting these estimated cash flows.

    GT102-279. GT102-279 is a second generation lipid-lowering compound that has the attributes of GelTex's WelChol lipid lowering agent, but requires 50% fewer tablets. This ease of use could result in higher compliance and greater efficacy, resulting in broader market penetration. One Phase II study has been completed and a second Phase II study is in progress. GelTex expects to complete clinical studies late in 2003 with product launch in 2004. Although clinical results to date have been positive, there can be no assurance that statistically significant results will be observed in ongoing or future clinical trials, that a product will be launched, or that the launch will occur within this time period.

    Under the terms of GelTex's collaboration agreement with Sankyo, Sankyo was granted an option to license this compound. To keep this option in place, Sankyo must fund the future development cost of this program. A discount rate of 38% was utilized in discounting these estimated cash flows.

    The GelTex research and development programs currently in process were valued as follows (amounts in thousands):


Renagel (Calcification and pre-dialysis)                       $19,803
C. DIFFICILE                                                    37,508
Iron Chelation                                                  15,767
Anti-Obesity                                                    17,844
DENSPM                                                           3,461
Oral Mucositis                                                  18,375
GT102-279                                                        6,206
                                                              --------
                                                              $118,964
                                                              ========

(4) PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION OF BIOMATRIX

    These adjustments reflect the retirement of all Surgical Products Stock, Tissue Repair Stock and Biomatrix common stock and the issuance of Biosurgery Stock. The value ascribed to the Biosurgery Stock to be exchanged for Biomatrix common stock for purchase price accounting is $27.32 per share, which approximates the combined five day average closing prices of Surgical Products Stock and Tissue Repair Stock (commencing March 2 and ending March 8, 2000), divided by the exchange ratios of 0.6060 and 0.3352, respectively.

    The aggregate purchase price is comprised of the following (amounts in thousands):

Issuance of 16,621,000 shares of Biosurgery Stock...........  $454,158
Cash payment................................................   245,000
                                                              --------
  Subtotal..................................................   699,158
Issuance of Biosurgery options to Biomatrix optionholders...    65,029
Acquisition costs...........................................    16,000
                                                              --------
        Aggregate purchase price............................  $780,187
                                                              ========

I. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED BALANCE SHEET

   (B1) To record the acquisition of the net assets of Biomatrix for an aggregate purchase price of $780.2 million (see Note A). The intangible assets of approximately $706.0 million are as follows:

                                                        USEFUL LIFE     AMOUNTS
DESCRIPTION                                              IN YEARS     IN THOUSANDS
-----------                                             -----------   ------------
Workforce.............................................     10.0         $  2,104
Non-compete agreements................................      1.5              630
Distribution agreements...............................      8.0           14,420
Trademark/trade name..................................     11.0           89,414
Patented core technology..............................     11.0          107,496
Current products technology...........................     11.0          246,209
Goodwill..............................................     11.0          245,685
                                                                        --------
    Total.............................................                  $705,958
                                                                        ========

       The $128.0 million allocated to in-process technology has been charged to accumulated deficit for purposes of pro forma balance sheet presentation only and will be charged to expense in Genzyme's historical financial statements upon completion of the merger with Biomatrix. The goodwill of $245.7 million consists of the excess of the purchase price over the fair market value of net assets acquired. A deferred tax liability of $172.0 million has been generated from the creation of intangible assets, excluding goodwill. An amount of $200.0 million of debt will be obtained by Genzyme in order to finance the cash payment portion of the purchase price, and the remaining approximately $45.0 million will be paid from the existing cash balances.

       The purchase price includes $65.0 million for the estimated fair value of the Genzyme Biosurgery options that will be issued in exchange for the Biomatrix options. This estimated fair value was calculated using the Black-Scholes option pricing model based on a stock price of $27.32, which is the value of ascribed to the Biosurgery Stock for purchase price accounting, and other assumptions in the Black-Scholes model. The portion of the intrinsic value of unvested options relating to future service, which is estimated to be $10.0 million, has been allocated to deferred compensation in the pro forma consolidated balance sheet. In the pro forma consolidated statements of operations, compensation expense has been recorded to reflect the amortization of this deferred compensation over the average remaining vesting period of 3.5 years. This amortization expense of approximately $2.9 million annually has been recorded to the appropriate expense category based on the payroll classification of the grantee. Prior to the closing of the merger and under the terms of the merger agreement, Biomatrix expects to modify the stock option awards of one executive and two non-employee directors to immediately accelerate any unvested options upon the closing of the merger. In addition, Biomatrix expects to modify the option plan to provide that if any employee's employment is terminated within one year following the merger other than (i) by Genzyme Biosurgery for Cause (as defined in the Biomatrix Separation Pay Plan), (ii) by reason of death or (iii) by the employee without Good Reason (as defined in the Biomatrix Separation Pay
       Plan), all unvested options will immediately vest and become exercisable as of the date of termination. Biomatrix expects that the aforementioned modifications will be made upon stockholder and board approvals and concurrent with the closing of the merger. At the time that the options and option plan are modified, Biomatrix will measure any compensation expense based on the stock price at the date that the modifications are made. Based on the market value of the Biomatrix' stock price on August 1, 2000, Biomatrix estimates the impact of the immediate acceleration of the unvested options of the executive and non-employee directors to be approximately $0.5 million which will be recorded in the Biomatrix financial statements at the modification date. Biomatrix will record additional compensation expense for any unvested options that will accelerate at the date on which an employee is terminated. Based on Biomatrix' August 1, 2000 stock price, the intrinsic value of the employee options is approximately $5.5 million. These amounts are subject to change based on the stock price at the date of modification and based on the unvested shares subject to acceleration.

   (B2) To record $16.0 million of accrued expenses related to the estimated acquisition costs that have not been reflected in the historical balances as of June 30, 2000.

   (B3) To eliminate Biomatrix historical stockholders' equity amounts totaling $100.2 million, except for the Biomatrix notes receivable of $14.4 million, which will remain outstanding upon completion of the transaction. Biomatrix received these full recourse notes in exchange for the purchase of Biomatrix common stock at fair market value by certain officers, directors and a consultant in accordance with a restricted stock plan. To the extent the holders receive cash, as consideration for their restricted shares, it must be used to repay the balance of the same quantity of shares under the notes. Therefore, the balance of the notes could change. The quantity of the decrease to the balance of the notes will not be known until the acquisition is effective.

   (B4) To record the cancellation of Surgical Products Stock and Tissue Repair Stock, by eliminating the par value of common stock of $150,000 and $288,000, respectively; and additional paid-in capital of $543.0 million and $223.0 million, respectively; and to record the issuance of Biosurgery Stock, with par value of $352,000 and additional paid-in capital transferred from Surgical Products Stock and Tissue Repair Stock of $766.0 million.

   (B5) To record inventory and fixed assets of Biomatrix at fair value, by increasing the inventory by $17.9 million and decreasing the fixed assets by $1.4 million. The increased basis for the inventory valuation will result in a $17.9 million decrease in gross margin as the units are sold, after the acquisition. This impact has not been reflected in the pro forma statements of operations because it is a material non-recurring charge that will be reflected in operations in the twelve month period following the merger.

II. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED STATEMENTS OF OPERATIONS

   (B6) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                AMORTIZATION
                                                ASSIGNED   ----------------------
                                                 VALUE      ANNUAL    SEMI-ANNUAL
                                                --------   --------   -----------
Intangible assets:
  Workforce (10 years)........................  $  2,104   $   210      $   105
  Non-compete agreements (1.5 years)..........       630       420          210
  Distribution agreements (8 years)...........    14,420     1,802          901
  Trademark/trade name (11 years).............    89,414     8,129        4,064
  Patented core technology (11 years).........   107,496     9,772        4,886
  Current products technology (11 years)......   246,209    22,383       11,192
  Goodwill (11 years).........................   245,685    22,335       11,168
                                                --------   -------      -------
      Pro forma adjustment for amortization of
        intangibles...........................  $705,958   $65,051      $32,526
                                                ========   =======      =======

   (B7) To record amortization of deferred compensation associated with Genzyme Biosurgery options that will be issued in exchange for Biomatrix options, compensation expense has been recorded to reflect the amortization of deferred compensation over the average remaining vesting period of 3.5 years. The amortization expense of approximately $2.9 million annually has been recorded to the appropriate expense category based on the payroll classification of the grantee.

   (B8) To eliminate Biomatrix' weighted average shares outstanding, and to record the cancellation of Surgical Products Stock and Tissue Repair Stock.

   (B9) To record the creation of Biosurgery Stock. Net losses for Genzyme Surgical Products and Genzyme Tissue Repair and net income for Biomatrix have been transferred to the calculation of loss per share allocated to Biosurgery Stock. The net income amount for Biomatrix of $13.7 million for the six months ended June 30, 2000 and $31.0 million for the year ended December 31, 1999 reflects the elimination of the $5.5 million and $12.4 million tax provision, respectively because Genzyme Biosurgery incurred a pro forma net loss for each period. The pro forma statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 assume 35,166,000 shares of Biosurgery Stock were issued on January 1, 1999 (see Note 2).

  (B10) To adjust the tax provision for the impact of the amortization of acquired intangibles, the reduction in investment income, the additional interest expense and the amortization of the deferred tax liability established in purchase accounting. These adjustments plus the impact of including Biomatrix' income in determining Genzyme's tax provision would increase Genzyme's effective tax rate from 29.9% to 34.1% for the six months ended June 30, 2000 and from 39.8% to 59.3% for the year ended December 31, 1999. Income taxes are allocated to Genzyme Biosurgery based upon the financial statement income, taxable income, credits and other amounts properly allocable to each division under generally accepted accounting principles as if it were a separate taxpayer. The realizability of deferred tax assets is assessed at the division level.

  (B11) To record interest expense that would have been incurred on the $200.0 million of debt, at a rate of 7.5% per annum; and to reduce the investment income balance to reflect the payment of $45.0 million of cash at a rate of return of 5.45% per annum.

  (B12) To eliminate the tax benefits of Genzyme Surgical Products and Genzyme Tissue Repair that had been allocated to Genzyme General and to allocate the pro forma tax benefits of Genzyme Biosurgery to Genzyme General. Genzyme's management and accounting policies provide that, if as of the end of any fiscal quarter, a division can not use any projected annual tax benefit attributable to it to offset or reduce its current or deferred income tax expense, Genzyme may allocate the tax benefit to other divisions in proportion to their taxable income without any compensating payments or allocation to the division generating the benefit. The tax benefits allocated to Genzyme General from Genzyme Surgical Products and Genzyme Tissue Repair totaled $27 million for the year ended December 31, 1999 and $9.8 million in the six months ended June 30, 2000. On a pro forma basis, the tax benefits allocated to Genzyme General from Genzyme Biosurgery would have been $20.8 million for the year ended December 31, 1999 and $7.5 million for the six months ended June 30, 2000. The tax benefits generated by Genzyme Biosurgery and allocated to Genzyme General are lower on a pro forma basis due to Biomatrix' profitability offsetting losses incurred by Genzyme Surgical Products and Genzyme Tissue Repair.

  (B13) To eliminate Genzyme Surgical Products' loss from earnings allocated to Genzyme General Stock to reflect the change in Genzyme's earnings allocation resulting from the creation and distribution of Surgical Products Stock in June 1999.

(5) PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION OF GELTEX

    The following adjustments reflect the acquisition of GelTex by Genzyme for a combination of cash and stock and the replacement of GelTex options and warrants with options and warrants to purchase Genzyme General Stock. The acquisition of GelTex will result in RenaGel LLC, a joint venture between Genzyme and GelTex, becoming a wholly-owned subsidiary of Genzyme. Prior to the acquisition of GelTex, Genzyme accounted for its investment in RenaGel LLC under the equity method. The adjustments below reflect the consolidation of RenaGel LLC into Genzyme's financial statements and accounting for Genzyme's purchase of GelTex' interest in the joint venture using the purchase method of accounting.

I. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED BALANCE SHEET

    (G1) To record the acquisition of the net assets of GelTex for an aggregate purchase price of $1,076.4 million. The aggregate purchase price is comprised of the following (amounts in thousands):

Issuance of 7,799,000 shares of Genzyme General Stock.......  $  485,728
Cash payment................................................     509,416
                                                              ----------
Subtotal....................................................     995,144
Issuance of Genzyme General options and warrants to GelTex
  option and warrant holders................................      71,217
Acquisition costs...........................................      10,000
                                                              ----------
Aggregate purchase price....................................  $1,076,361
                                                              ==========

    The aggregate purchase price of $1,076.4 million will be allocated to the acquired tangible and intangible assets and liabilities based on their estimated respective fair value as of June 30, 2000 (amounts in thousands):

Cash and investments........................................  $  119,086
Prepaid expenses and other current assets...................       4,509
Inventory...................................................      21,168
Property, plant & equipment.................................      13,847
Intangible assets (to be amortized over 5 to 15 years)......     437,812
Goodwill (to be amortized over 15 years)....................     494,841
In-process research and development.........................     118,964
Deferred tax asset..........................................      32,500
Deferred compensation.......................................       5,069
Other assets, net...........................................       1,074
Assumed liabilities.........................................     (11,419)
Deferred tax liability......................................    (161,090)
                                                              ----------
Aggregate purchase price....................................  $1,076,361
                                                              ==========

    The $119.0 million allocated to in-process technology has been charged to retained earnings for purposes of pro forma balance sheet presentation only and will be charged to expense in Genzyme's historical financial statements upon completion of the merger with GelTex. The goodwill of $494.8 million consists of the excess of the purchase price over the fair market value of net assets acquired. A deferred tax liability of $161.1 million has been generated from the creation of intangible assets, excluding goodwill. An amount of $150.0 million of debt will be obtained by Genzyme in order to finance the cash payment portion of the purchase price, and the remaining approximately $359.4 million will be paid from the existing cash and investment balances. The purchase price includes $71.2 million for the estimated fair value of the Genzyme General options and warrants that will be issued in exchange for the GelTex options and warrants. This estimated fair value was calculated using the Black-Scholes valuation model. The portion of the intrinsic value of unvested options relating to future service, which is estimated to be $5.1 million, has been allocated to deferred compensation in the pro forma consolidated balance sheet. In the pro forma consolidated statements of operations, compensation expense has been recorded to reflect the amortization of this deferred compensation over the average remaining vesting period of approximately one year. This amortization expense of approximately $5.1 million has been recorded to the appropriate expense category based on the payroll classification of the grantee. The remaining vesting period of approximately one year is the result of a consent granted by Genzyme to GelTex pursuant to the merger agreement which allows GelTex to amend GelTex options granted to employees before the effective date of the merger to provide that vesting will be accelerated as of the first anniversary of the effective date of the merger as long as they remain employees of GelTex or Genzyme on the one year anniversary date.

    (G2) To record $10.0 million of accrued expenses related to the estimated acquisition costs that have not been reflected in the historical balances as of June 30, 2000.

    (G3) To eliminate GelTex's historical stockholders' equity amounts totaling $151.8 million.

    (G4) To eliminate intercompany balances between Genzyme, GelTex and RenaGel LLC.

    (G5) To eliminate GelTex's intangible assets.

    (G6) To eliminate Genzyme's and GelTex's investment in RenaGel LLC and to consolidate RenaGel LLC with Genzyme. The assets of the joint venture have been adjusted to fair value to the extent of the percentage ownership of RenaGel LLC acquired by Genzyme in this transaction (i.e., 50%). Assets of RenaGel LLC for which book value does not approximate fair value are as follows (amounts in thousands):

DESCRIPTION                                  BOOK VALUE   FAIR VALUE   RECORDED VALUE
-----------                                  ----------   ----------   --------------
Inventory..................................    $12,317      $30,649       $21,483
Renagel Technology.........................          0      413,168       206,584

    The inventory and Renagel technology are reflected in adjustment (G1) above. The increased basis for the inventory will result in a $9.2 million decrease to Genzyme's gross margin as the units are sold after the acquisition. The impact of this charge has not been reflected in the pro forma statements of operations because it is a material non-recurring charge that will be reflected in operations in the twelve-month period following the merger.

II. PRO FORMA ADJUSTMENTS TO GENZYME CORPORATION'S CONSOLIDATED STATEMENTS OF OPERATIONS

    (G7) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                            AMORTIZATION
                                                                       ----------------------
INTANGIBLE ASSETS:                                    ASSIGNED VALUE    ANNUAL    SEMI-ANNUAL
------------------                                    --------------   --------   -----------
Workforce (3 years).................................     $  2,327      $   776      $   388
Patents (15 years)..................................      115,683        7,712        3,856
Trademarks/trade name (15 years)....................        6,523          435          217
Core technology (15 years)..........................       59,778        3,985        1,993
Current products technology (5 to 15 years).........      253,501       18,453        9,227
Goodwill (15 years).................................      494,841       32,989       16,495
                                                         --------      -------      -------
Pro forma adjustment for amortization of
  intangibles.......................................     $932,653      $64,350      $32,176
                                                         ========      =======      =======

    (G8) To record amortization of deferred compensation associated with Genzyme General options that will be issued in exchange for GelTex options.

    (G9) To eliminate GelTex's weighted average shares outstanding, to reflect the issuance of 7,799,000 shares of Genzyme General Stock and to reflect the dilutive effect of the issuance of options to purchase Genzyme General Stock to holders of GelTex options.

    (G10) To record interest expense that would have been incurred on the $150.0 million of debt, at a rate of 7.5% per annum; and to reduce the investment income balance to reflect the payment of $359.4 million of cash at a rate of return of 5.45% per annum.

    (G11) To eliminate intercompany transactions between Genzyme, GelTex and RenaGel LLC.

    (G12) To eliminate Genzyme's and GelTex's equity in the net loss of RenaGel LLC and to consolidate RenaGel LLC with Genzyme.

    (G13) To adjust the tax provision for the impact of the reduction in investment income, the additional interest expense and the amortization of the deferred tax liability established in purchase accounting. These adjustments plus the impact of including GelTex's loss in determining Genzyme's tax provision and the effects of the Biomatrix merger would increase Genzyme's effective tax rate from 29.9% to 44.5% for the six months ended June 30, 2000 and would decrease Genzyme's effective tax rate from 39.8% to (4.3)% for the year ended December 31, 1999.

    (G14) The net loss of GelTex has been transferred to the calculation of net income per share allocated to Genzyme General Stock.

III. PRO FORMA ADJUSTMENTS TO GENZYME GENERAL'S COMBINED BALANCE SHEET

    (G15) To record the acquisition of the net assets of GelTex for an aggregate purchase price of $1,076.4 million. The aggregate purchase price is comprised of the following (amounts in thousands):

Issuance of 7,799,000 shares of Genzyme General Stock.......  $  485,728
Cash payment................................................     509,416
                                                              ----------
Subtotal....................................................     995,144
Issuance of Genzyme General options and warrants to GelTex
  option and warrant holders................................      71,217
Acquisition costs...........................................      10,000
                                                              ----------
Aggregate purchase price....................................  $1,076,361
                                                              ==========

    The aggregate purchase price of $1,076.4 million will be allocated to the acquired tangible and intangible assets and liabilities based on their estimated respective fair value as of June 30, 2000 (amounts in thousands):

Cash and investments........................................  $  119,086
Prepaid expenses and other current assets...................       4,509
Inventory...................................................      21,168
Property, plant & equipment.................................      13,847
Intangible assets (to be amortized over 5 to 15 years)......     437,812
Goodwill (to be amortized over 15 years)....................     494,841
In-process research and development.........................     118,964
Deferred tax asset..........................................      32,500
Deferred compensation.......................................       5,069
Other assets, net...........................................       1,074
Assumed liabilities.........................................     (11,419)
Deferred tax liability......................................    (161,090)
                                                              ----------
Aggregate purchase price....................................  $1,076,361
                                                              ==========

    The $119.0 million allocated to in-process technology has been charged to division equity for purposes of pro forma balance sheet presentation only and will be allocated to expense in Genzyme General's historical financial statements upon completion of the merger with GelTex. The goodwill of $494.8 million consists of the excess of the purchase price over the fair market value of net assets acquired. A deferred tax liability of $161.1 million has been generated from the creation of intangible assets, excluding goodwill. An amount of $150.0 million of debt will be obtained by Genzyme and allocated to Genzyme General in order to finance the cash payment portion of the purchase price, and the remaining approximately $359.4 million will be paid from Genzyme General's existing cash and investment balances. The purchase price includes
$71.2 million for the estimated fair value of the Genzyme General options and warrants that will be issued in exchange for the GelTex options and warrants. This estimated fair value was calculated using the Black-Scholes valuation model. The portion of the intrinsic value of unvested options relating to future service, which is estimated to be $5.1 million, has been allocated to deferred compensation, included in division equity in the pro forma combined balance sheet. In the pro forma combined statements of operations, compensation expense has been recorded to reflect the amortization of this deferred compensation over the average remaining vesting period of approximately one year. This amortization expense of approximately $5.1 million has been recorded to the appropriate expense category based on the payroll classification of the grantee. The remaining vesting period of approximately one year is the result of a consent granted by Genzyme to GelTex pursuant to the merger agreement which allows GelTex to amend GelTex options granted to employees before the effective date of the merger to provide that vesting will be accelerated as of the first anniversary of the effective date of the merger as long as they remain employees of GelTex or Genzyme on the one year anniversary date.

    (G16) To record $10.0 million of accrued expenses related to the estimated acquisition costs that have not been reflected in the historical balances as of June 30, 2000.

    (G17) To eliminate GelTex's historical stockholders' equity amounts totaling $151.8 million.

    (G18) To eliminate intercompany balances between Genzyme General, GelTex and RenaGel LLC.

    (G19) To eliminate GelTex's intangible assets.

    (G20) To eliminate Genzyme General's and GelTex's investment in RenaGel LLC and to consolidate RenaGel LLC with Genzyme General. The assets of the joint venture have been adjusted to fair value to the extent of the percentage ownership of RenaGel LLC acquired by Genzyme and allocated to Genzyme General in this transaction (i.e., 50%). Assets of RenaGel LLC for which book value does not approximate fair value are as follows (amounts in thousands):

DESCRIPTION                                  BOOK VALUE   FAIR VALUE   RECORDED VALUE
-----------                                  ----------   ----------   --------------
Inventory..................................    $12,317      $30,649       $21,483
Renagel Technology.........................          0      413,168       206,584

    The inventory and Renagel technology are reflected in adjustment (G15) above. The increased basis for the inventory will result in a $9.2 million decrease to Genzyme General's gross margin as the units are sold after the acquisition. The impact of this charge has not been reflected in the pro forma statements of operations because it is a material non-recurring charge that will be reflected in operations in the twelve-month period following the merger.

IV. PRO FORMA ADJUSTMENTS TO GENZYME GENERAL'S COMBINED STATEMENTS OF OPERATIONS

    (G21) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                            AMORTIZATION
                                                                       ----------------------
INTANGIBLE ASSETS:                                    ASSIGNED VALUE    ANNUAL    SEMI-ANNUAL
------------------                                    --------------   --------   -----------
Workforce (3 years).................................     $  2,327      $   776      $   388
Patents (15 years)..................................      115,683        7,712        3,856
Trademarks/trade name (15 years)....................        6,523          435          217
Core technology (15 years)..........................       59,778        3,985        1,993
Current products technology (5 to 15 years).........      253,501       18,453        9,227
Goodwill (15 years).................................      494,841       32,989       16,495
                                                         --------      -------      -------
Pro forma adjustment for amortization of
  intangibles.......................................     $932,653      $64,350      $32,176
                                                         ========      =======      =======

    (G22) To record amortization of deferred compensation associated with Genzyme General options and warrants that will be issued in exchange for GelTex options and warrants.

    (G23) To record interest expense that would have been incurred on the $150.0 million of debt allocated to Genzyme General, at a rate of 7.5% per annum; and to reduce the investment income balance to reflect the payment of $359.4 million of cash at a rate of return of 5.45% per annum.

    (G24) To eliminate intercompany transactions between Genzyme General, GelTex and RenaGel LLC.

    (G25) To eliminate Genzyme General's and GelTex's equity in the net loss of RenaGel LLC and to consolidate RenaGel LLC with Genzyme General.

    (G26) To adjust the tax provision for the impact of the reduction in investment income, the additional interest expense and the amortization of the deferred tax liability established in purchase accounting. These adjustments plus the impact of including GelTex's loss in determining Genzyme General's tax provision and the effects of the Biomatrix merger would increase Genzyme General's effective tax rate from 31.3% to 34.7% for the six months ended
June 30, 2000 and from 37.3% to 59.9% for the year ended December 31, 1999.

                           THE GELTEX SPECIAL MEETING

PROXY SOLICITATION

    This proxy statement/prospectus is being delivered to you in connection with the solicitation by the GelTex board of directors of proxies to be voted at the
special meeting to be held on December   , 2000 at 10:00 a.m., local time, at
the offices of GelTex Pharmaceuticals, Inc., 153 Second Avenue, Waltham, Massachusetts 02451. GelTex is paying Corporate Investor Communications, Inc., a proxy solicitation firm, $7,000 plus expenses to help it with the solicitation. GelTex will pay all of its expenses in connection with solicitation of proxies. Officers, directors and regular employees of GelTex, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. GelTex has asked brokers and nominees who hold stock in their names to give the proxy statement/ prospectus to their customers. This proxy
statement/prospectus is first being mailed on or about November   , 2000.

RECORD DATE

    Stockholders of record at the close of business on October 24, 2000 are entitled to notice of, and to vote at, the special meeting. Each holder of record of GelTex common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were 21,636,206 shares of GelTex common stock issued and outstanding held by approximately 241 holders of record and by approximately 5,356 persons or entities holding in nominee name.

QUORUM REQUIREMENT

    The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of GelTex common stock through a broker, bank or other nominee, generally the nominee may only vote your GelTex common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists, but will be counted as votes against adoption of the merger agreement.

VOTE REQUIRED

    Under Delaware law, holders of a majority of the outstanding shares of GelTex common stock entitled to vote at the special meeting must vote to adopt the merger agreement. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the merger agreement. If you execute a proxy card without giving instructions, the shares of GelTex common stock represented by that proxy card will be voted "FOR" adoption of the proposed merger agreement. The GelTex board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

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VOTING AND REVOCATION OF PROXIES

    You may revoke your proxy at any time before it is exercised by one of the following means:

    - sending the Corporate Secretary of GelTex a notice revoking your proxy which must be received before the special meeting;

    - submitting a duly executed proxy with a later date before the date of the special meeting; or

    - voting in person at the special meeting.

    All shares represented by each properly executed and not revoked proxy received by the Corporate Secretary of GelTex before the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted to adopt the merger agreement.

APPRAISAL RIGHTS

    Under Delaware law, GelTex stockholders who, before the taking of the vote to adopt the merger agreement, file written notice of their intention to seek appraisal of their shares, may elect to receive the "fair value" (as determined under Delaware law) of their shares. To be entitled to appraisal of your shares, you must comply strictly with the requirements of the Delaware statute, which is reproduced in Annex C of this proxy statement/prospectus. For a detailed description of GelTex stockholder appraisal rights, see the discussion under the heading "THE MERGER AND THE MERGER AGREEMENT--Appraisal Rights of GelTex
Stockholders" beginning on page   .

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                              GENZYME CORPORATION

    Genzyme is a biotechnology company that develops innovative products and services for major unmet medical needs. Genzyme was founded in 1981 and became a Massachusetts corporation in 1991. Genzyme currently has four operating divisions. Genzyme also has four series of common stock--or "tracking" stock--which are designed to reflect the value and track the financial performance of its four divisions. Its four divisions are:

    - Genzyme General, which develops and markets therapeutic products and diagnostic products and services, with an emphasis on therapies for genetic diseases;

    - Genzyme Molecular Oncology, which develops cancer products, with a focus on cancer vaccines and angiogenisis inhibitors. It is shaping these new therapies through the integration of its genomics, gene discovery, cell therapy, gene therapy, small molecule drug discovery and protein therapeutic efforts;

    - Genzyme Surgical Products, which develops and markets a portfolio of devices, biomaterials and biotherapeutics for the cardiothoracic and general surgery markets; and

    - Genzyme Tissue Repair, which develops and markets biological products for orthopedic injuries, such as cartilage damage, and severe burns.

    Genzyme is in the process of acquiring Biomatrix, Inc., a Delaware corporation focused on the development and commercialization of viscoelastic products for use in therapeutic medical applications and skin care. If Genzyme completes that acquisition, Genzyme will combine Biomatrix, Genzyme Surgical Products and Genzyme Tissue Repair to form a new division named Genzyme Biosurgery, leaving Genzyme with three operating divisions and three series of tracking stocks. Genzyme Biosurgery will develop and market devices, biomaterials, biotherapeutics and other products for the orthopedic market and the cardiovascular, general and plastic surgery markets.

    Genzyme allocates all of its products, services, programs, assets and liabilities among its divisions for purposes of financial statement presentation; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

    You can find additional information regarding Genzyme, including its pending acquisition of Biomatrix, in its filings with the SEC. For more details about how you can obtain this information, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

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                          GELTEX PHARMACEUTICALS, INC.

    Founded in 1991, GelTex has historically focused its efforts on the development of non-absorbed, polymer-based pharmaceuticals that selectively bind to and eliminate target substances from the intestinal tract. With its acquisition of SunPharm Corporation in November 1999, GelTex acquired expertise in two chemically-related classes of molecules--polyamines and iron chelators.

    In October 1998, GelTex received approval from the FDA for its first commercial product, Renagel brand phosphate binder. The FDA approved the marketing of a capsule formulation of Renagel brand phosphate binder in 400 mg strength for the reduction of serum phosphorus in patients with end-stage renal disease who are on hemodialysis. GelTex began selling Renagel brand phosphate binder in November 1998 through GelTex's joint venture with Genzyme, RenaGel LLC. In early 2000, GelTex received marketing authorization for Renagel brand phosphate binder in Canada and the European Union. In July 2000, GelTex received FDA approval for a tablet formulation of Renagel brand phosphate binder in 400 mg and 800 mg strengths. The 400 mg tablet is smaller than the capsule formulation, while the 800 mg tablet can be used by physicians to manage patients who may need higher dosages but have been reluctant to take the required number of capsules.

    In May 2000, GelTex received approval from the FDA for a cholesterol-lowering product which is currently being marketed in the United States by Sankyo-Parke Davis under the tradename WelChol. The FDA approved WelChol for administration alone or in combination with an HMG-CoA reductase inhibitor, or statin, as adjunctive therapy to diet and exercise for the reduction of elevated LDL cholesterol in patients with primary hypercholesterolemia. GelTex recently completed a Phase 2 study of its second-generation lipid altering product, and together with Sankyo, plans to continue development of a second-generation product.

    GelTex has ongoing product development efforts focused on therapeutic agents for the treatment of obesity, infectious diseases and iron overload. In
June 2000, GelTex filed an investigational new drug application with the FDA for a non-absorbed toxin binding polymer, GT160-246, for the treatment and prevention of CLOSTRIDIUM DIFFICILE (C. DIFFICILE) colitis. C. DIFFICILE is the most common cause of antibiotic-associated diarrhea and is a significant problem in hospitals and extended care facilities, affecting at least 500,000 patients per year in the United States. GelTex completed a Phase 1 trial of GT160-246 during the third quarter of 2000 and plans to commence a Phase 2 trial before the end of the year.

    You can find additional information regarding GelTex in its filings with the SEC. For more details about how you can obtain this information, you should read the section of this proxy statement/ prospectus entitled "WHERE YOU CAN FIND
MORE INFORMATION" beginning on page    .

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                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    Genzyme and GelTex have had a business relationship with each other for several years. In June 1997, GelTex and Genzyme entered into a joint venture for the final development and commercialization of GelTex's Renagel brand phosphate binder. Genzyme and GelTex each hold a 50% ownership interest in the joint venture, known as RenaGel LLC. Each of GelTex and Genzyme is funding half of the joint venture's costs and expenses, and, to the extent that they continue to do so, each will share equally in the profits of the joint venture. Henri A. Termeer, the president, chief executive officer and chairman of the board of directors of Genzyme, also serves on the board of directors of GelTex.
Mr. Termeer became a director of GelTex in 1992 as a founding investor. Robert
J. Carpenter, a founder and the chairman of the board of directors of GelTex, is also a director of Genzyme. Mr. Carpenter became a director of Genzyme in 1994 in connection with Genzyme's acquisition of BioSurface Technology, Inc. Genzyme currently owns 100,000 shares of GelTex common stock, which it acquired in connection with the establishment of the joint venture in 1997.

    On August 23, 2000, at a regularly scheduled meeting of the Genzyme board of directors, Mr. Termeer discussed his interest in a possible business combination with GelTex. After the board meeting, Mr. Termeer met with Mr. Mark Skaletsky, president and chief executive officer of GelTex, to discuss the merits of a possible strategic transaction between Genzyme and GelTex, including, among other things, a possible business combination. At the meeting, Mr. Skaletsky and Mr. Termeer reviewed the potential for synergies between GelTex and Genzyme. From August 23, 2000 to September 7, 2000, Mr. Skaletsky and Mr. Termeer held several additional discussions relating to the businesses of Genzyme and GelTex and a possible business combination between the companies.

    On August 29, 2000, Genzyme presented a non-binding written proposal for a merger of GelTex with and into a wholly-owned subsidiary of Genzyme, in which the GelTex stockholders would receive, for each share of GelTex common stock,
0.2824 of a share of Genzyme General Stock and an amount in cash equal to the market value of 0.2824 of a share of Genzyme General Stock at the closing of a merger. This proposal was based on the closing price of $71.38 for Genzyme General Stock on August 29, 2000, implying merger consideration of $40.30 per GelTex share. Mr. Skaletsky communicated this offer to the GelTex board of directors at a special telephone meeting on August 29, 2000. Mr. Termeer and Mr. Carpenter each recused himself from this meeting. The board of directors determined that the merits of a possible business combination between the companies warranted further discussion and analysis. The board of directors authorized Mr. Skaletsky to engage SG Cowen Securities Corporation to consider the economic terms of the proposal provided by Genzyme, to advise the board of directors as to the fairness, from a financial point of view, of a transaction with Genzyme to the stockholders of GelTex other than Genzyme and its affiliates, and to assist the board of directors in negotiating with Genzyme. For more information about SG Cowen's fairness opinion, you should read the section of this proxy statement/prospectus entitled "--Fairness Opinion of
GelTex's Financial Advisor" beginning on page   .

    On August 29, 2000, Mr. Skaletsky spoke with representatives of SG Cowen regarding SG Cowen's work on behalf of the board of directors in connection with the potential transaction with Genzyme. From this date through the execution of the definitive merger agreement, Mr. Skaletsky regularly discussed with SG Cowen the possible business combination with Genzyme. From August 29, 2000 through the execution of the definitive merger agreement, GelTex's financial advisors continued to conduct financial due diligence on Genzyme, and Genzyme's financial advisors conducted financial due diligence on GelTex.

    On August 31, 2000, the Genzyme board of directors met to discuss the proposed transaction. Mr. Carpenter elected not to participate in this meeting, and Mr. Termeer recused himself from the board deliberations and voting on the possible business combination. At this meeting, following

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presentations from Genzyme management and Genzyme's financial advisor, Credit
Suisse First Boston Corporation, the Genzyme board of directors approved a business combination with GelTex provided that agreement could be reached within financial parameters established by the board of directors. The Genzyme board of directors also appointed a special merger committee consisting of Mr. Douglas Berthiaume, Mr. Henry Blair and Mr. Charles Cooney and charged this committee with evaluating definitive terms for a transaction if agreement were reached within the financial parameters established at the meeting. Through the execution of the definitive merger agreement, members of Genzyme's management regularly discussed with Credit Suisse First Boston the possible business combination with GelTex. That evening, Palmer & Dodge LLP, counsel for Genzyme, provided Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for GelTex, with a draft of a merger agreement relating to the proposed transaction.

    During the week of September 4, 2000, Mr. Skaletsky, representatives of SG Cowen and other members of GelTex management met with Mr. Peter Wirth, executive vice president and chief legal officer of Genzyme, other members of Genzyme management and representatives of Genzyme's financial advisor in order to continue their ongoing financial due diligence investigation of Genzyme.

    On September 7, 2000, at a regularly scheduled meeting, the GelTex board of directors determined that, because two of its members were also members of the Genzyme board of directors, it would appoint a special committee of disinterested members of the board, comprised of Dr. J. Richard Crout, Mr. Mark Skaletsky and Dr. Jesse Treu, to negotiate the terms of any proposed transaction with Genzyme. SG Cowen described to, and discussed with, the special committee the financial terms of the proposed transaction. After discussion, the special committee determined that the financial terms of the August 29th proposal were inadequate, and accordingly decided to reject the offer. The special committee instructed Mr. Skaletsky and SG Cowen to communicate this decision to Genzyme, and to present Genzyme with a counteroffer which valued GelTex common stock at $55.00 per share. The special committee's decision and the counteroffer were communicated to Genzyme by Mr. Skaletsky on September 7, 2000.

    On September 8, 2000, Mr. Wirth contacted Mr. Skaletsky to present a revised Genzyme proposal as a response to the GelTex special committee's counteroffer. Throughout the day, Genzyme and the GelTex special committee had substantial contact with their respective financial advisors to narrow the gap between Genzyme's offer of approximately $40.00 per share and the GelTex special committee's counteroffer of $55.00 per share. After considerable negotiation, GelTex and Genzyme agreed upon a revised proposal under which the stockholders of GelTex would receive, subject to aggregate limits, their choice of either
0.7272 of a share of Genzyme General Stock or $47.50 in cash in exchange for each of their shares of GelTex common stock. A meeting of the GelTex special committee was called for the afternoon of September 8, 2000, at which the GelTex special committee authorized proceeding with the proposed transaction on the revised terms, subject to the negotiation of a mutually acceptable merger agreement and approval of the merger agreement by the GelTex board of directors.

    From September 8, 2000 until September 11, 2000, Genzyme's legal advisors conducted legal due diligence on GelTex, and GelTex's legal advisors conducted legal due diligence on Genzyme. Meetings relating to the parties' due diligence review were held at GelTex's offices and at the offices of Palmer & Dodge and Mintz Levin.

    On September 9 and 10, 2000, members of management of GelTex and Genzyme, along with their respective legal and financial advisors, met to discuss the terms of the proposed merger of GelTex and Genzyme and to negotiate the terms of the merger agreement, including the following:

    - termination rights under the merger agreement;

    - the conditions upon which a breakup fee would be payable; and

    - the representations, warranties and covenants to be made by both parties.

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    On the morning of September 10, 2000, the special merger committee of
Genzyme's board of directors held a meeting, at which Mr. Wirth and representatives from Palmer & Dodge and Credit Suisse First Boston outlined the status of the negotiations with respect to the merger agreement. Credit Suisse First Boston presented its financial review of the proposed transaction. After discussion, the Genzyme special merger committee approved the principal terms of the proposed transaction and authorized management to finalize the details of the merger agreement.

    During the evening of September 10, 2000, the GelTex special committee held a special meeting, at which representatives from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and SG Cowen outlined the status of the negotiations with respect to the merger agreement. SG Cowen described the procedures that it had followed in conducting its financial analysis of the proposed transaction, and the GelTex special committee asked questions regarding that analysis. SG Cowen then presented its opinion to the special committee that the proposed consideration to be received by the GelTex stockholders, other than Genzyme and its affiliates, under the merger agreement was fair from a financial point of view. Representatives of Mintz Levin then described in detail the terms of the proposed merger agreement and the negotiations that had taken place with Genzyme and its representatives regarding the agreement, and the board of directors' fiduciary duties in making a decision to approve a transaction of this type. After discussion, the GelTex special committee determined that the proposed merger was advisable and recommended to the GelTex board of directors that it approve the merger agreement. Thereafter, the GelTex board of directors unanimously approved the merger agreement in the form in which it had been presented at the meeting, authorized management to finalize the details of the merger agreement, and resolved to present the definitive merger agreement for adoption by the GelTex stockholders at a special meeting to be called for that purpose.

    Following the GelTex board of directors meeting on September 10, 2000, Genzyme, GelTex and their respective legal representatives worked towards resolving outstanding issues and finalizing the definitive merger agreement.

    GelTex and Genzyme entered into the merger agreement on September 11, 2000, which was amended on October 19, 2000, to clarify sections of the merger agreement. The companies issued a joint press release announcing the agreement on the morning of September 11, 2000. On September 12, 2000, Titan Acquisition Corp. executed and delivered an agreement of joinder and became a party to the merger agreement.

GELTEX'S REASONS FOR THE MERGER

    GelTex's board of directors has determined that the terms of the merger and the merger agreement are fair and in the best interests of, GelTex and its stockholders other than Genzyme and its affiliates. Accordingly, GelTex's board of directors deems the merger to be advisable, has approved the merger agreement and the consummation of the merger and recommends that you vote FOR adoption of the merger agreement.

    In reaching its decision, GelTex's board of directors consulted with the GelTex special committee, management of GelTex and with its financial and legal advisors, and considered the following material factors:

    - THE ABILITY OF THE COMBINED COMPANY TO CONTROL ALL ASPECTS OF THE MARKETING AND DISTRIBUTION OF RENAGEL BRAND PHOSPHATE BINDER. The GelTex board of directors and management concluded that sales of Renagel, and the resulting benefits of these sales, would be optimized if all activities associated with the product were controlled by a single entity, rather than by the RenaGel LLC joint venture.

    - THE POTENTIAL BENEFITS OF A COMBINATION OF THE FINANCIAL, MARKETING AND DISTRIBUTION RESOURCES OF GENZYME WITH GELTEX'S PRODUCT PIPELINE. The GelTex board of directors concluded that the

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      combined entity would be able to take advantage of the potential benefits resulting from the combination of Genzyme's greater financial resources, marketing capabilities and experience in developing distribution networks with the products being developed by GelTex. The combined company and its stockholders would benefit from synergies created by combining existing products and industry relationships developed by GelTex, such as the distribution arrangement between GelTex and Sankyo Pharma Inc. for the distribution of WelChol brand bile acid sequestrant, and the experience in marketing, distributing and enhancing products and relationships possessed by Genzyme.

    - THE STRONG EXISTING RELATIONSHIP BETWEEN GELTEX AND GENZYME, WHICH WOULD HELP TO MINIMIZE ANY DIFFICULTIES IN COORDINATING BETWEEN THE TWO COMPANIES. GelTex and Genzyme have worked closely together on the RenaGel LLC joint venture since June 1997. Accordingly, the companies already have an established working relationship, which would serve as a foundation for coordination between the companies following the merger.

    - THE PREMIUM OVER GELTEX'S STOCK PRICE REPRESENTED BY THE PROPOSED CONSIDERATION ON THE TRADING DAY BEFORE ANNOUNCEMENT OF THE TRANSACTION. The proposed merger consideration represented a premium of approximately 27% over the closing price per share of GelTex common stock on September 8, 2000, the last trading day before the announcement of the merger agreement.

    - THE FLEXIBILITY AFFORDED TO GELTEX STOCKHOLDERS BY THE CHOICE OF FORMS OF CONSIDERATION UNDER THE MERGER AGREEMENT, SUBJECT TO THE LIMITATIONS SET FORTH IN THE AGREEMENT. GelTex stockholders who wish to retain their equity interest in the form of Genzyme General Stock following the merger, and thereby participate in the potential growth of their investment following the merger, may choose to do so, subject to the limitations described in this proxy statement/prospectus. Conversely, GelTex stockholders who wish to obtain immediate liquidity of their investment in GelTex common stock may opt to receive cash in exchange for their shares, subject to the limitations described in this proxy statement/prospectus.

    In the course of deliberations, the GelTex board of directors reviewed with the GelTex special committee, GelTex management and its legal and financial advisors a number of additional factors relevant to the merger, including the following:

    - historical information concerning Genzyme's and GelTex's respective businesses, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

    - GelTex management's view of the financial condition, results of operations and businesses of Genzyme and GelTex before and after giving effect to the merger based on management due diligence and the existing relationship between the companies;

    - current financial market conditions and historical market prices, volatility and trading information with respect to Genzyme General Stock and GelTex common stock;

    - the terms of the merger agreement, including GelTex's ability to terminate the merger agreement in order to accept an alternative transaction under specified circumstances, the parties' respective representations, warranties and covenants and the conditions to the parties' respective obligations;

    - the absence of a stock option agreement between Genzyme and GelTex that might prevent a competing transaction from being accounted for using the pooling method of accounting for business combinations;

    - the expected tax-free treatment to GelTex's stockholders of the portion of GelTex common stock exchanged for the portion of the merger consideration consisting of Genzyme General Stock;

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    - GelTex management's view as to the potential for other third parties to enter into strategic relationships with or to acquire GelTex;

    - the detailed financial analysis prepared by SG Cowen and presented to the special committee of the GelTex board of directors, including SG Cowen's opinion to the special committee that the proposed consideration to be received in the merger by GelTex stockholders, other than Genzyme and its affiliates, is fair, from a financial point of view, as described more fully in the text of the entire opinion attached as Annex B to this proxy statement/prospectus; and

    - the impact of the merger on GelTex's employees, noting in this regard the stated intention of Genzyme to maintain GelTex's offices in Waltham, Massachusetts.

    GelTex's board of directors also considered the provisions of the merger agreement regarding GelTex's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees. GelTex's board of directors considered various alternatives to the merger, including remaining as an independent company and seeking other strategic partners. GelTex's board of directors believed that these factors, including its review of the terms of the merger agreement, supported the board of directors' determination as to the advisability of the merger and its recommendation of the merger, when viewed together with the risks and potential benefits of the merger.

    GelTex's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on:

       --  GelTex's collaborations and other key relationships,

       -- GelTex's ability to attract and retain key management, marketing and technical personnel, and

       --  GelTex's overall competitive position;

    - the risk that despite the efforts of the combined company, key technical and management personnel might choose not to remain employed by the combined company; and

    - many of the risks described under "RISK FACTORS" beginning on page   of
      this proxy statement/prospectus.

GelTex's board of directors believed that these risks were outweighed by the potential benefits of the merger. The foregoing discussion is not exhaustive of all factors considered by GelTex's board of directors. Each member of GelTex's board of directors may have considered different factors, and GelTex's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

FAIRNESS OPINION OF GELTEX'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated September 7, 2000, GelTex retained SG Cowen Securities Corporation to act as exclusive financial advisor to GelTex in connection with the proposed transaction.

    On September 10, 2000, SG Cowen delivered some of its written analyses and its oral opinion to the special committee of the GelTex board of directors. SG Cowen subsequently confirmed its oral opinion in writing as of the same date, to the effect that, subject to the various assumptions set forth in the opinion, as of September 10, 2000, the consideration to be received in the transaction was fair,

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from a financial point of view, to the holders of GelTex common stock, other than Genzyme and its affiliates.

    THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. HOLDERS OF GELTEX COMMON STOCK ARE URGED TO READ THE SG COWEN OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THIS SUMMARY OF THE WRITTEN OPINION OF SG COWEN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE SPECIAL COMMITTEE OF THE GELTEX BOARD OF DIRECTORS AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE TRANSACTION, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE TRANSACTION OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED TRANSACTION. THE CONSIDERATION TO BE RECEIVED IN THE TRANSACTION WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN GELTEX AND GENZYME AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered the financial and other matters that it deemed relevant, including, among other things:

    - a draft of the merger agreement dated September 10, 2000;

    - publicly available information for GelTex, including its annual reports filed on Form 10-K for each of the years ended December 31, 1999 and December 31, 1998, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000 and June 30, 2000 and other relevant financial and operating data furnished to SG Cowen by GelTex management;

    - publicly available information for Genzyme, including its annual reports filed on Form 10-K for each of the years ended December 31, 1999 and December 31, 1998, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000 and June 30, 2000 and other relevant financial and operating data furnished to SG Cowen by Genzyme management;

    - internal financial analyses, financial forecasts, reports and other information concerning GelTex prepared by the management of GelTex;

    - financial projections contained in Wall Street analyst reports for each of GelTex and Genzyme General;

    - discussions SG Cowen had with members of management of GelTex concerning the historical and current business operations, financial conditions, and prospects of GelTex and other matters as SG Cowen deemed relevant;

    - discussions SG Cowen had with members of management of Genzyme concerning the historical and current business operations, financial conditions, and prospects of Genzyme General and other matters as SG Cowen deemed relevant;

    - the reported price and trading histories of the shares of GelTex common stock and Genzyme General Stock as compared to the reported price and trading histories of publicly traded companies that SG Cowen deemed relevant;

    - financial terms of the transaction as compared to the financial terms of selected business combinations that SG Cowen deemed relevant;

    - based on the internal financial analyses, financial forecasts, reports and other information concerning GelTex prepared by the management of GelTex and the financial projections contained in Wall Street analyst reports for Genzyme General, the cash flows generated by each of GelTex and Genzyme General on a stand-alone basis to determine the present value of the discounted cash flows;

    - selected pro forma financial analysis, excluding goodwill, of the transaction on an accretion/ dilution basis; and

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    - other information, financial studies, analyses and investigations and other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with the special committee's consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to it by GelTex and Genzyme or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of GelTex or Genzyme. SG Cowen further relied upon the assurance of the management of GelTex that they were unaware of any facts that would make the information provided to SG Cowen with respect to GelTex, incomplete or misleading in any respect. SG Cowen, with GelTex's consent, assumed that the internal financial analyses, financial forecasts, reports and other information concerning GelTex prepared by the management of GelTex and provided to SG Cowen were reasonably prepared by the management of GelTex, and reflected the best available estimates and good faith judgments of management as to the future performance of GelTex and that these analyses, forecasts, reports and information and the financial projections contained in Wall Street analyst reports for each of GelTex and Genzyme General provided a reasonable basis for SG Cowen's opinion. For purposes of SG Cowen's pro forma transaction analysis described above, SG Cowen assumed that 50% of the consideration to be paid to GelTex stockholders would be in the form of Genzyme General Stock and 50% would be in the form of cash.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of GelTex or Genzyme, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to GelTex and Genzyme, SG Cowen relied on the advice of legal counsel to GelTex. SG Cowen's services to GelTex in connection with the transaction were comprised of rendering its opinion, from a financial point of view, with respect to the merger consideration. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

    For purposes of rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction would be satisfied without being waived. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen before rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction. GelTex informed SG Cowen, and SG Cowen assumed, that the transaction was structured to qualify as a tax-free reorganization.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed transaction, as to what form of consideration to elect or to take any other action in connection with the transaction or otherwise. SG Cowen did not express any opinion as to the actual value of Genzyme General Stock when it is issued to GelTex stockholders. In addition, for purposes of its opinion, SG Cowen did not take into consideration any of the rights, preferences or limitations of Genzyme General Stock. SG Cowen was not requested to opine to, and its opinion does not in any manner address GelTex's underlying business decision to effect the proposed transaction. Furthermore, SG Cowen expressed no view as to the price or trading range for shares of Genzyme General Stock following consummation of the proposed transaction.

    The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed various procedures, including each of the financial analyses described below, and reviewed with the management of GelTex the assumptions on which these analyses were based and other factors, including the historical and projected financial results of GelTex and Genzyme General. No limitations were imposed by the special committee of the GelTex board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

ANALYSIS OF SELECTED TRANSACTIONS

    SG Cowen reviewed the financial terms, to the extent publicly available, of 31 selected acquisitions involving the acquisition of companies in the biotechnology industry, which were announced or completed since October 5, 1998. These transactions were (listed as acquiror/target):

    - ALZA Corp./SEQUUS Pharmaceuticals, Inc.;

    - Warner-Lambert & Co./Agouron Pharmaceuticals, Inc.;

    - Alkermes, Inc./Advanced Inhalation Research, Inc.;

    - Corixa Corp./Ribi ImmunoChem Research, Inc.;

    - Celltech plc/Chiroscience Group plc;

    - Johnson & Johnson/Centocor, Inc.;

    - Biovail Corp. International/Fuisz Technologies, Ltd.;

    - Shire Pharmaceuticals plc/Roberts Pharmaceuticals Corp.;

    - Merck & Co./SIBIA Neurosciences, Inc.;

    - Affymetrix, Inc./Genetic Microsystems;

    - MedImmune, Inc./US Biosciences, Inc.;

    - DuPont E.I. de Nemours & Co./CombiChem, Inc.;

    - Millenium Pharmaceuticals, Inc./LeukoSite, Inc.;

    - Celltech Chiroscience plc/Medeva plc;

    - King Pharmaceuticals, Inc./Medco Research, Inc.;

    - Invitrogen Corp./Research Genetics, Inc.;

    - Gemini Genomics plc/Eurona Medical AB;

    - Elan Corp. plc/Liposome Company Inc.;

    - Discovery Partners International/Axys Advanced Technologies, Inc.;

    - CeNeS Pharmaceuticals, Inc./Cambridge NeuroSciences, Inc.;

    - Guilford Pharmaceuticals, Inc./Gliatech, Inc.;*

    - Qiagen NV/Operon Technologies;

    - Molecular Devices Corp./LJL BioSystems, Inc.;

    - Celgene Corp./Signal Pharmaceuticals, Inc.;

    - Millenium Pharmaceuticals, Inc./Cambridge Discovery Chemistry;

    - Invitrogen Corp./Life Technologies, Inc.;

    - Cytogen Corp./Advanced Magnetics, Inc.;*

    - Cephalon, Inc./Anesta Corp.;

    - Evotec BioSystems AG/Oxford Asymmetry International plc;

    - Chiron Corp./Pathogenesis Corp.; and

    - Exelixis, Inc./Agritope, Inc.

------------------------

*   Transaction terminated.

    SG Cowen reviewed the enterprise value (defined as market capitalization of common stock plus total debt less cash and equivalents) paid in these biotechnology transactions as a multiple of estimated 2000, projected 2001 and projected 2002 calendar year revenues based on Wall Street analyst research.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to estimated 2000, projected 2001 and projected 2002 calendar year revenues based on Wall Street analyst research. The information in the table is based on the closing stock prices of GelTex common stock and Genzyme General Stock on September 8, 2000.

                                                                                                    MULTIPLE IMPLIED BY
                                                MULTIPLES FOR BIOTECHNOLOGY TRANSACTIONS            CONSIDERATION TO BE
                                           --------------------------------------------------         RECEIVED IN THE
                                             LOW           MEAN         MEDIAN         HIGH        TRANSACTION FOR GELTEX
                                           --------      --------      --------      --------      ----------------------
Enterprise Value as a ratio of:
  CY 2000E Revenue.......................   1.69x         8.23x         5.93x         24.16x               22.59x*
  CY 2001P Revenue.......................   1.36x         4.92x         4.59x         10.13x               23.30x
  CY 2002P Revenue.......................   1.13x         3.54x         3.36x          7.96x               12.59x

------------------------

* Excluding milestone payments of $24.8 million relating to WelChol and GelTex's second generation bile acid sequestrant, CY 2000E sales multiple is 53.28x.

    Although the biotechnology industry transactions were used for comparison purposes, none of those transactions is directly comparable to the proposed transaction, and none of the companies in those transactions is directly comparable to GelTex or Genzyme General. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of these companies or GelTex to which they are being compared.

ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS

    SG Cowen reviewed the premiums of the offer prices over the trading prices four weeks before, and the highest closing trading prices during the 52 weeks before, the announcement date of each of the biotechnology transactions.

    The following table presents the median and the mean of the premiums paid in the biotechnology transactions based on the offer prices over (1) the trading prices four weeks before and (2) the highest closing trading prices during the 52 weeks before each of the announcement dates for the biotechnology transactions and the premiums implied for GelTex based on the consideration to be received in the transaction under the merger agreement. The information in the table is based on the closing stock prices of GelTex common stock and Genzyme General Stock on September 8, 2000.

                                                       PREMIUMS PAID IN
                                                        BIOTECHNOLOGY
                                                         TRANSACTIONS                 PREMIUM IMPLIED BY
                                                    ----------------------      CONSIDERATION TO BE RECEIVED IN
                                                     MEDIAN         MEAN          THE TRANSACTION FOR GELTEX
                                                    --------      --------      -------------------------------
Premiums Paid to Stock Price:
  Four weeks before announcement..................    43.1%         51.1%                     35.7%
  52-week high before announcement................    12.4%         (0.4)%                    17.2%

ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES FOR GELTEX

    To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for GelTex to the corresponding financial data and ratios of other companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of GelTex. These companies, referred to as the GelTex selected companies, were:

    - Cephalon, Inc.;

    - COR Therapeutics, Inc.;

    - Enzon, Inc.;

    - Gilead Sciences, Inc.;

    - Guilford Pharmaceuticals, Inc.; and

    - Texas Biotechnology Corp.

    The data and ratios included the enterprise value of the GelTex selected companies as multiples of estimated 2000, projected 2001 and projected 2002 calendar year revenues and the ratio of price to projected 2002 calendar year earnings per share using projected revenues and earnings based on Wall Street analyst research.

    The following table presents, for the periods indicated, the multiples implied by the ratios of enterprise value to estimated 2000, projected 2001 and projected 2002 calendar year revenues and the ratio of price to projected 2002 calendar year earnings per share. The information in the table is based on the closing stock price of GelTex common stock on September 8, 2000.

                                                                                         MULTIPLE IMPLIED BY
                                                GELTEX SELECTED COMPANY MULTIPLES        CONSIDERATION TO BE
                                            -----------------------------------------      RECEIVED IN THE
                                              LOW        MEAN      MEDIAN      HIGH     TRANSACTION FOR GELTEX
                                            --------   --------   --------   --------   ----------------------
Enterprise Value as a ratio of:
  CY 2000E Revenue........................   19.84x     30.73x     25.59x     58.65x            22.59x*
  CY 2001P Revenue........................   11.96x     26.49x     20.10x     50.92x            23.30x
  CY 2002P Revenue........................    9.63x     18.92x     16.48x     35.32x            12.59x

Price as a ratio of:
  CY 2002P Earnings per share.............    40.9x      53.7x      53.4x      67.0x             29.0x

------------------------

* Excluding milestone payments of $24.8 million relating to WelChol and GelTex's second generation bile acid sequestrant, CY 2000E sales multiple is 53.28x.

    Although the GelTex selected companies were used for comparison purposes, none of those companies is directly comparable to GelTex. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the GelTex selected companies and other factors that could affect the public trading value of the GelTex selected companies or GelTex to which they are being compared.

HISTORICAL EXCHANGE RATIO ANALYSIS

    SG Cowen analyzed the ratios of the closing prices of GelTex common stock to those of Genzyme General Stock over various periods ending September 8, 2000. Although the total consideration proposed to be issued in the merger will be 50% Genzyme General Stock and 50% cash, SG Cowen calculated the implied exchange ratio for the transaction assuming a 100% stock-for-stock exchange for illustrative purposes. Both cash/stock and 100% stock cases equate to an offer price of $47.50 per share based on the closing price of Genzyme General Stock on September 8, 2000. The table below illustrates the ratios for those periods.

PERIOD COVERED                                                EXCHANGE RATIO
--------------                                                --------------
Latest twelve months average................................     0.354
Latest six months average...................................     0.398
Latest three months average.................................     0.434
Latest one month average....................................     0.523
High (latest twelve months).................................     0.603
Low (latest twelve months)..................................     0.222
Current (September 8, 2000).................................     0.572

Implied exchange ratio for GelTex...........................     0.7272

STOCK TRADING HISTORY

    To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of GelTex common stock for the twelve month period ended September 8, 2000. SG Cowen noted that the high and low share prices of GelTex common stock were $40.52 and $9.50 for the twelve month period. The closing share price of GelTex common stock on September 8, 2000 was $37.38.

    SG Cowen also reviewed the historical market prices of Genzyme General Stock for the twelve month period ended September 8, 2000. SG Cowen noted that the high and low share prices of Genzyme General Stock were $75.06 and $32.94 for the twelve month period. The closing share price of Genzyme General Stock on September 8, 2000 was $65.31.

CONTRIBUTION ANALYSIS

    SG Cowen analyzed the respective contributions of calendar year 2000 estimated and 2001, 2002, 2003, 2004 and 2005 projected revenues, earnings before interest and taxes, referred to as EBIT, and net income of GelTex and Genzyme General to the combined company for the fiscal years ended December 31, based upon the projected financial results of GelTex and Genzyme General. The financial forecasts for GelTex were prepared by the management of GelTex. The financial forecasts for Genzyme General were based upon Wall Street analyst research.

                                                  % OF COMBINED COMPANY
                                               ---------------------------
                                                 GENZYME         GELTEX
                                               CONTRIBUTION   CONTRIBUTION
                                               ------------   ------------
Operating Results
FY (Dec.)
  2000E Revenue..............................      94.6%           5.4%
  2001P Revenue..............................      95.6%           4.4%
  2002P Revenue..............................      93.3%           6.7%
  2003P Revenue..............................      91.9%           8.1%
  2004P Revenue..............................      92.2%           7.8%
  2005P Revenue..............................      91.3%           8.7%
  2000E EBIT.................................      99.6%           0.4%
  2001P EBIT.................................     103.0%          (3.0)%
  2002P EBIT.................................      93.5%           6.5%
  2003P EBIT.................................      88.9%          11.1%
  2004P EBIT.................................      88.9%          11.1%
  2005P EBIT.................................      86.9%          13.1%
  2000E Net Income...........................      97.0%           3.0%
  2001P Net Income...........................     101.9%          (1.9)%
  2002P Net Income...........................      89.3%          10.7%
  2003P Net Income...........................      83.9%          16.1%
  2004P Net Income...........................      89.1%          10.9%
  2005P Net Income...........................      87.6%          12.4%

PRO FORMA OWNERSHIP ANALYSIS

    SG Cowen analyzed the pro forma ownership in the combined company by the holders of GelTex and Genzyme and noted that holders of GelTex common stock would own approximately 8.3%, and 7.8% on a fully-diluted basis, of the outstanding shares of Genzyme General Stock after giving effect to the proposed transaction, based on the Genzyme General Stock closing share price on September 8, 2000.

DISCOUNTED CASH FLOW ANALYSIS FOR GELTEX

    SG Cowen estimated a range of values for GelTex common stock based upon the discounted present value of the projected after-tax cash flows of GelTex described in the financial forecasts provided by management of GelTex for the fiscal years ended December 31, 2001 through December 31, 2009, and of the terminal value of GelTex at December 31, 2009, based upon multiples of EBIT for:

    - a base case, which was based on the assumption of the management of GelTex for Renagel brand phosphate binder sales of $93 million in 2001 growing to $600 million in 2009; and

    - an upside case based on the assumption of the management of GelTex for Renagel brand phosphate binder sales of $130 million in 2001 growing to $1 billion in 2009.

After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon the assumptions described by, projections supplied by and discussions held with the management of GelTex. In performing this analysis, SG Cowen utilized discount rates ranging from 16% to 20%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of EBIT ranging from 14.0 times to 18.0 times, these multiples representing the general range of multiples of EBIT for the companies selected by SG Cowen for the purpose of this analysis. Utilizing this methodology, the equity value per share of GelTex common stock ranged from $32.59 to $58.85 per share in the base case and from $43.85 to $72.33 in the upside case. Based on the per share price of Genzyme General Stock on September 8, 2000, the equity value implied by the consideration to be received by GelTex stockholders is $47.50 per share.

ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES FOR GENZYME GENERAL

    To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Genzyme General to the corresponding financial data and ratios of other companies whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Genzyme General. These companies, referred to as the Genzyme General selected companies, were:

    - Amgen, Inc.;

    - Biogen, Inc.;

    - Chiron Corp.;

    - Genentech, Inc.;

    - Immunex Corp.; and

    - MedImmune, Inc.

    The data and ratios included the enterprise value of the Genzyme General selected companies as multiples of estimated 2000, projected 2001 and projected 2002 calendar year sales and EBIT and the ratio of price per share to projected 2002 calendar year earnings per share using projected revenues and earnings based on Wall Street analyst research and/or first call estimates.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to estimated 2000, projected 2001 and projected 2002 calendar year sales and EBIT and the ratio of price per share to estimated 2000, projected 2001 and projected 2002 calendar year earnings per share. The information in the table is based on the closing stock price of Genzyme General Stock on September 8, 2000.

                                                                   GENZYME GENERAL
                                                             SELECTED COMPANY MULTIPLES
                                                      -----------------------------------------   GENZYME
                                                        LOW        MEAN      MEDIAN      HIGH     GENERAL
                                                      --------   --------   --------   --------   --------
Enterprise Value as a ratio of:
  CY 2000E Sales....................................    9.14x     20.68x     23.95x     30.73x      7.56x
  CY 2001P Sales....................................    7.74x     16.43x     18.96x     23.53x      6.28x
  CY 2002P Sales....................................    6.94x     13.04x     14.99x     18.26x      5.30x
  CY 2000E EBIT.....................................    25.7x      41.9x      49.4x      50.8x      19.8x
  CY 2001P EBIT.....................................    20.8x      42.3x      43.4x      61.4x      15.5x
  CY 2002P EBIT.....................................    17.4x      36.1x      32.9x      56.9x      12.7x

Price as a ratio of:
  CY 2000E Earnings per Share.......................    36.3x      55.3x      60.3x      69.4x      29.4x
  CY 2001P Earnings per Share.......................    31.0x      47.9x      55.6x      57.2x      25.6x
  CY 2002P Earnings per Share.......................    26.3x      46.8x      45.7x      69.5x      22.3x

Although the Genzyme General selected companies were used for comparison purposes, none of those companies is directly comparable to Genzyme General. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Genzyme General selected companies and other factors that could affect the public trading value of the Genzyme General selected companies or Genzyme General to which they are being compared.

DISCOUNTED CASH FLOW ANALYSIS FOR GENZYME GENERAL

    SG Cowen estimated ranges of values for Genzyme General Stock based upon the discounted present value of the projected after-tax cash flows of Genzyme General described in the financial projections from Wall Street analyst reports for the fiscal years ended December 31, 2001 through December 31, 2005, and of the terminal value of Genzyme General at December 31, 2005, based upon multiples of EBIT. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. In performing this analysis, SG Cowen utilized discount rates ranging from 15% to 17%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of EBIT ranging from 15.0 times to 17.0 times, these multiples representing the general range of multiples of EBIT for the companies selected by SG Cowen for the purpose of this analysis. Utilizing this methodology, the equity value per share of Genzyme General Stock ranged from $66.45 to $79.94. On September 8, 2000, Genzyme General Stock closed at $65.31.

    The summary set forth above describes all material analyses performed by SG Cowen, but does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the special committee of the GelTex board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of GelTex and Genzyme. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of GelTex, Genzyme, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the special committee of the GelTex board of directors in making its decision to recommend that the GelTex board of directors deem the merger advisable and enter into the merger agreement and should not be considered as determinative of that decision.

    SG Cowen was selected by the special committee of the GelTex board of directors to render its opinion because SG Cowen is an internationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for GelTex for which it will receive customary fees.

In addition, in the ordinary course of its business, SG Cowen and its affiliates actively trade the equity securities of GelTex and Genzyme for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in these securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to GelTex and Genzyme, and have received and may in the future receive fees for rendering these services. In November 1995, for example, SG Cowen acted as lead manager of GelTex's initial public offering and in 1996 and 1998 as lead manager of GelTex's public offerings. In addition, SG Cowen acted as a co-manager of a 1998 offering of Genzyme's 5 1/4% convertible subordinated notes, a 1997 public offering of Tissue Repair Stock, and the public offerings in 1995 of Genzyme General Stock and Tissue Repair Stock.

    Pursuant to the SG Cowen engagement letter, if the transaction is completed, SG Cowen will be entitled to receive a transaction fee of approximately
$5.5 million. GelTex has also agreed to pay a fee of $1.75 million to SG Cowen for rendering its opinion, which fee will be credited against any transaction fee paid. Additionally, GelTex has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against various liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between GelTex and SG Cowen, and the special committee of the GelTex board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the proposed transaction.

POTENTIAL CONFLICTS OF INTERESTS

    When you consider the recommendation of the GelTex board of directors with respect to the merger, you should be aware that some officers and directors of GelTex have interests in connection with the merger that are different from, or in addition to yours, as summarized below. In making its determination as to the advisability of the merger and its decision to recommend the merger, the GelTex board of directors was aware of these interests and considered them among the other matters described above under the section entitled "--GelTex's Reasons for
the Merger" beginning on page   .

    Officers and directors of GelTex who own GelTex common stock will be able to elect to receive cash or shares of Genzyme General Stock on the same terms as all the other stockholders of GelTex.

    As of the record date, the members of the GelTex board of directors and executive officers of GelTex beneficially owned 450,472 shares of GelTex common stock, or approximately 2.1% of GelTex's outstanding shares, and accordingly are eligible to receive a maximum aggregate of $21,397,420 or 327,583 shares of Genzyme General Stock in the merger. In addition, these board members and executive officers hold options to acquire 843,361 shares of GelTex common stock, with exercise prices ranging from $0.125 to $28.75 per share, which will be assumed by Genzyme and be converted into options to acquire shares of Genzyme General Stock on the same terms as all the other holders of GelTex stock options. For more information about these options, you should read the section of this proxy statement/prospectus entitled "THE MERGER AND THE MERGER AGREEMENT--Treatment of GelTex Stock Options and Warrants" beginning on
page   .

    Further, two members of the GelTex board of directors hold director or officer positions with Genzyme. Henri A. Termeer, president, chief executive officer and chairman of the board of directors of Genzyme, is also a director of GelTex. Robert J. Carpenter, chairman of the board of directors of GelTex, is also a director of Genzyme.

    Other potential conflicts of interests of GelTex's officers and directors include:

    - accelerated vesting of their stock options upon consummation of the merger;

    - severance benefits that will be owed to GelTex's officers under employee retention agreements in the event they are terminated after the merger; and

    - indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of GelTex.

RECOMMENDATION OF GELTEX'S BOARD OF DIRECTORS

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND GELTEX, AND DECLARED THE MERGER ADVISABLE.

    GELTEX'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND RECOMMENDS YOUR ADOPTION OF THE MERGER AGREEMENT.

GENZYME'S REASONS FOR THE MERGER

    In considering whether to approve the merger agreement, Genzyme's board of directors consulted with management, as well as Credit Suisse First Boston, which acted as its financial advisor. During deliberations, the board of directors considered the following positive factors:

    - acquiring complete ownership of Renagel brand phosphate binder, which Genzyme believes has substantial market potential once it is fully joined with Genzyme's financial resources and operational infrastructure;

    - acquiring GelTex's other marketed product, WelChol, which was launched in September 2000;

    - expanding Genzyme's product pipeline by adding GelTex's product pipeline and its polymer technology platform, particularly its toxin binder known as GT160-246 for C. DIFFICILE and a potential new class of fat-absorption inhibitors; and

    - access to GelTex's well-respected scientists, management, and regulatory and clinical staff.

    Genzyme's board of directors also considered a number of potentially negative factors regarding the merger, including:

    - the risk that the potential advantages of the merger might not be realized; and

    - the dilutive impact of the merger on Genzyme's earnings over the next few years.

    After evaluating these factors and risks, Genzyme's board of directors concluded that the GelTex merger should provide significant long-term benefits to Genzyme stockholders. Consequently, the board of directors approved the merger. When making its determination, the Genzyme board of directors was fully aware that Messrs. Termeer and Carpenter are directors of GelTex and hold equity in GelTex.

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                      THE MERGER AND THE MERGER AGREEMENT

    The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

    In the proposed merger, GelTex will merge into a specially formed wholly-owned subsidiary of Genzyme, under the laws of the states of Massachusetts and Delaware. The surviving corporation in the merger will have the name GelTex Pharmaceuticals, Inc., will be a Massachusetts corporation and will be a wholly-owned subsidiary of Genzyme.

EFFECTIVE TIME

    We expect to close the merger before December 31, 2000. The merger will be effective upon the filing of appropriate documents with the Delaware and Massachusetts secretaries of state, or a later time that we specify in those documents. We plan to file those documents soon after the GelTex special stockholder meeting.

MERGER CONSIDERATION

    GENERAL

    As a result of the merger, each outstanding share of GelTex common stock will automatically convert into the right to receive one of the following:

    - $47.50 in cash, without interest, which we refer to as the per share cash consideration;

    - 0.7272 of a share of Genzyme General Stock, which we refer to as the per share stock consideration; or

    - a combination of cash and a fraction of a share of Genzyme General Stock.

Shares of GelTex common stock held by GelTex as treasury stock, by Genzyme, or by a wholly-owned direct or indirect subsidiary of GelTex or Genzyme will be cancelled and not converted into the merger consideration. No fractional shares of Genzyme General Stock will be issued in the merger. For more details on the treatment of fractional shares, you should read the section of this proxy
statement/ prospectus entitled "--No Fractional Shares" beginning on page   .

    COMPOSITION OF CONSIDERATION

    We are sending to each record holder of GelTex common stock as of October 24, 2000, together with a copy of this proxy statement/prospectus, an election form. We will also make election forms available to persons who become holders of GelTex common stock after the record date. Each holder of GelTex common stock may indicate on this election form a preference for:

    - the per share cash consideration, which we call a cash election; or

    - the per share stock consideration, which we call a stock election.

You are not required to elect the same consideration for all of your shares of GelTex common stock. The election form permits you to indicate a preference for the per share cash consideration with respect to some or all of your shares and the per share stock consideration with respect to some or all of the rest of your shares. You also can indicate that you have no preference as to the form of consideration with respect to some or all of your shares.

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    Regardless of each stockholder's individual elections, however, not more than 50% of the shares of GelTex common stock will be exchanged for the right to receive either the per share cash consideration or the per share stock consideration. Accordingly, the consideration payable to GelTex stockholders who elect to receive the cash consideration or the stock consideration may be prorated as described below.

    SHARES FOR WHICH HOLDERS MAKE A CASH ELECTION. To determine the consideration payable with respect to shares of GelTex common stock for which a valid cash election has been made, we first will determine the aggregate number of shares of GelTex common stock for which the per share cash consideration is available. This number, which we refer to as the "available cash shares," will be arrived at by:

    - multiplying the number of GelTex shares outstanding at the closing of the merger by 50%; and

    - subtracting the number of GelTex shares for which stockholders have exercised dissenters' appraisal rights.

    If the number of shares of GelTex common stock for which stockholders have made valid cash elections is less than or equal to the number of available cash shares, then each share of GelTex common stock for which stockholders have validly elected to receive the cash consideration will convert into the right to receive $47.50, assuming no tax-based adjustment is required. On the other hand, if the number of shares of GelTex common stock for which stockholders have made valid cash elections exceeds the number of available cash shares, then the cash merger consideration will be prorated. Assuming that no tax-based adjustment will be required, each share for which a valid cash election has been made will convert into the right to receive:

    - cash equal to $47.50 multiplied by the cash proration factor described below; and

    - a fraction of a share of Genzyme General Stock equal to the product of
      (x) 0.7272 and (y) one minus the cash proration factor.

    The cash proration factor would equal the ratio of (x) the number of available cash shares to (y) the number of shares for which valid elections to receive the per share cash consideration have been made.

    Below are examples of how this proration process would work. These examples assume that (1) no GelTex stockholders exercise dissenters' appraisal rights and
(2) no tax-based adjustment is required.

    - If GelTex stockholders elect, in the aggregate, for 25% of the GelTex shares to receive cash consideration, each share of GelTex common stock subject to a valid cash election will convert into the right to receive $47.50.

    - If GelTex stockholders elect, in the aggregate, for 50% of the GelTex shares to receive cash consideration, each share of GelTex common stock subject to a valid cash election will convert into the right to receive $47.50.

    - If GelTex stockholders elect, in the aggregate, for 75% of the GelTex shares to receive cash consideration, the cash proration factor will be
      0.6667 and each share of GelTex common stock subject to a valid cash election will convert into the right to receive (1) $31.67
      ($47.50 X 0.6667) in cash and (2) 0.2424 (0.7272 X 0.3333) of a share of
      Genzyme General Stock.

    - If GelTex stockholders elect, in the aggregate, for 100% of the GelTex shares to receive cash consideration, the cash proration factor will be
      0.5000 and each share of GelTex common stock subject to a valid cash election will convert into the right to receive (1) $23.75
      ($47.50 X 0.5000) in cash and (2) 0.3636 (0.7272 X 0.5000) of a share of
      Genzyme General Stock.

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    SHARES FOR WHICH HOLDERS MAKE A STOCK ELECTION.  The number of shares of
GelTex common stock that will convert into the per share stock consideration will equal 50% of the number of GelTex shares outstanding at the effective time of the merger. Due to this limitation, GelTex stockholders who elect to receive the per share stock consideration may instead receive a combination of cash and shares of Genzyme General Stock.

    If the number of shares of GelTex common stock for which stockholders have made valid stock elections is less than or equal to the number of shares that will convert into the right to receive the per share stock consideration, then each share of GelTex common stock subject to a valid stock election will convert into the right to receive 0.7272 of a share of Genzyme General Stock. On the other hand, if the number of shares of GelTex common stock for which stockholders have made valid stock elections exceeds the number of shares that will convert into the right to receive the per share stock consideration, then the number of shares of Genzyme General Stock will be prorated; specifically, each share for which a valid stock election has been made will convert into the right to receive:

    - a fraction of a share of Genzyme General Stock equal to (x) 0.7272 multiplied by (y) the stock proration factor described below; and

    - cash equal to $47.50 multiplied by one minus the stock proration factor.

    The stock proration factor would equal the ratio of (x) 50% of the number of shares of GelTex stock outstanding to (y) the number of shares for which the stock consideration has been elected.

    Below are examples of how this proration process would work.

    - If GelTex stockholders elect, in the aggregate, for 25% of the GelTex shares to receive the stock consideration, each share of GelTex common stock subject to a valid stock election will convert into the right to receive 0.7272 of a share of Genzyme General Stock.

    - If GelTex stockholders elect, in the aggregate, for 50% of the GelTex shares to receive the stock consideration, each share of GelTex common stock subject to a valid stock election will convert into the right to receive 0.7272 of a share of Genzyme General Stock.

    - If GelTex stockholders elect, in the aggregate, for 75% of the GelTex shares to receive stock consideration, the stock proration factor will be
      0.6667 and each share of GelTex common stock subject to a valid stock election will convert into the right to receive (1) 0.4848
      (0.6667 X 0.7272) of a share of Genzyme General Stock and (2) $15.83 ($47.50 X 0.3333) (with 0.3333 being equal to one minus the proration factor) in cash.

    - If GelTex stockholders elect, in the aggregate, for 100% of the GelTex shares to receive stock consideration, the stock proration factor will be
      0.5000 and each share of GelTex common stock subject to a valid stock election will convert into the right to receive (1) 0.3636
      (0.5000 X 0.7272) of a share of Genzyme General Stock and (2) $23.75 ($47.50 X 0.5000) (with 0.5000 being equal to one minus the proration factor) in cash.

    TREATMENT OF NON-ELECTIONS

    As an alternative to electing the per share cash consideration or the per share stock consideration, GelTex stockholders can indicate that they have no preference as to the form of consideration with respect to some or all of their shares of GelTex common stock. Each of these shares will be exchanged for cash, a fraction of a share of Genzyme General Stock or a combination of the two in a manner designed to honor the preferences of GelTex stockholders who have made cash elections or stock elections. Specifically,

    - if other GelTex stockholders validly elect, in the aggregate, for more than 50% of the GelTex shares to convert into the per share cash consideration, each share of GelTex common stock for

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      which no preference was indicated will convert into the right to receive the per share stock consideration;

    - if other GelTex stockholders validly elect, in the aggregate, for more than 50% of the GelTex shares to convert into the per share stock consideration, each share of GelTex common stock for which no preference was indicated will convert into the right to receive the per share cash consideration; and

    - if other GelTex stockholders do not validly elect, in the aggregate, for either (1) more than 50% of the GelTex shares to convert into the per share cash consideration or (2) more than 50% of the GelTex shares to convert into the per share stock consideration, shares of GelTex common stock for which no preference was indicated will convert into the right to receive cash and a fraction of a share of Genzyme General Stock on a proportionate basis so that, in the aggregate, 50% of the GelTex shares convert into the right to receive the per share stock consideration and 50% of the GelTex shares convert into the right to receive the per share cash consideration (assuming no GelTex stockholders exercise dissenters' rights and no tax-based adjustment is required).

GelTex shares for which a valid election has not been made before the election deadline will be treated as if the stockholder had not indicated a preference as to the form of consideration to be received.

    POTENTIAL ADJUSTMENTS

    POTENTIAL TAX ADJUSTMENT. In order to help ensure the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger agreement provides that, if necessary, the cash portion of the merger consideration will be reduced on the date on which the effective time occurs in order to ensure that at least 45% of the value of the total consideration paid, including all cash paid in lieu of issuing fractional shares of Genzyme General Stock and other payments required to be considered for tax purposes, consists of Genzyme General Stock.

    If a tax adjustment is necessary, the per share cash consideration to be paid in exchange for 50% of the shares of GelTex common stock would consist of a combination of cash and a fraction of a share of Genzyme General Stock, rather than $47.50 in cash. This combination would have a pre-tax market value of $47.50, valuing the fraction of a share of Genzyme General Stock using the last sale price on the date of the effective time of the merger. The exact composition of the per share cash consideration, consequently, would depend on the market price of Genzyme General Stock at the effective time of the merger. This provision would be triggered if the market price per share of Genzyme General Stock on the date on which the effective time occurs is below approximately $53.44. You should note that if more than 50% of the shares of GelTex common stock make valid cash elections and a tax adjustment is triggered, all shares of GelTex common stock subject to valid cash elections will be prorated and, consequently, will convert into the merger consideration with a market value of less than $47.50.

    In no event will Genzyme issue more than 19,670,586 shares of Genzyme General Stock as merger consideration. If Genzyme General Stock were at a price that implied a tax adjustment that would result in issuing more than that number of shares (approximately $14.15), the parties will not effect the merger at that time.

    POTENTIAL RECAPITALIZATION ADJUSTMENT. If, before the effective time of the merger, Genzyme undertakes a stock split, reverse stock split, stock dividend or similar transaction that results in a change in the number of outstanding shares of Genzyme General Stock, the per share cash consideration and the per share stock consideration would be equitably adjusted.

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NO FRACTIONAL SHARES

    Genzyme will not issue fractional shares in the merger. Instead, it will pay cash to each GelTex stockholder who otherwise would be entitled to receive a fractional share of Genzyme General Stock. The cash amount will equal the fractional share number multiplied by the last sale price of the Genzyme General Stock on the trading day immediately preceding the date during which the effective time of the merger occurs.

PROCEDURE FOR FILING ELECTIONS

    We have enclosed an election form/letter of transmittal with this proxy statement/prospectus for each record holder of GelTex common stock as of the record date for the special meeting. In addition, we will attempt to make the election form/letter of transmittal available to anyone who becomes a GelTex
stockholder between the record date and December   , 2000 and who requests a
copy of the materials in writing from GelTex's Corporate Secretary. To be effective, an election form/letter of transmittal must be:

    - properly completed and signed by the holder of record;

    - accompanied by the certificates for the shares of GelTex common stock for which the election is being made; and

    - received by American Stock Transfer & Trust Company, the exchange agent,
      by 5:00 p.m., New York City time, on December   , 2000.

    A valid election, as long as received by the election deadline, will be treated the same as others that make the same election, regardless of when received--that is, not on a first come, first served basis. A GelTex stockholder may revoke an election form/letter of transmittal only by written notice received by American Stock Transfer & Trust Company by 5:00 p.m., New York City
time, on December   , 2000. The election form/letter of transmittal provides
further details concerning the mechanics of making and revoking an election. The exchange agent may make rules for the implementation of the election process, consistent with the merger agreement.

    GelTex stockholders that do not wish to make an election may nonetheless submit their GelTex certificates to the exchange agent with the election form/letter of transmittal without completing the election section of the form.

    GelTex stockholders who plan to submit their certificates with the election form/letter of transmittal should read the next section, "Exchange of GelTex Stock Certificates," for information concerning lost, stolen or destroyed certificates and requests to issue certificates for Genzyme General Stock to a person other than that stockholder. If an election form/letter of transmittal is not received by the exchange agent before the deadline, or if an election form/letter of transmittal is determined by the exchange agent or Genzyme not to be properly completed, the holder submitting the late or improper election form/letter of transmittal will be treated as if they indicated no preference as to their shares.

    If a GelTex stockholder surrenders certificates for GelTex common stock, together with a duly executed election form/letter of transmittal, then, after the merger, the exchange agent will deliver to that stockholder Genzyme General Stock, cash or the combination of shares of Genzyme General Stock and cash to which the stockholder is entitled.

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EXCHANGE OF GELTEX STOCK CERTIFICATES

    Promptly after the effective time of the merger, Genzyme or the exchange agent will mail the following materials to each person who held shares of GelTex common stock as of the effective time but did not already submit a valid election form/letter of transmittal:

    - a letter of transmittal to be used by the holder to surrender certificates and send them to the exchange agent to be exchanged for the merger consideration; and

    - instructions explaining to the holder what to do to effect the exchange of shares of GelTex common stock for the merger consideration.

If the holder has not already submitted all certificates for shares of GelTex common stock to the exchange agent with an election form/letter of transmittal, the holder should complete and sign the letter of transmittal and return it to the exchange agent, together with any certificates for GelTex common stock held by the holder.

    If certificates for any shares of GelTex common stock have been lost, stolen or destroyed, the holder must submit to the exchange agent appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect, a customary indemnification agreement, and, if reasonably requested, a bond securing performance of the indemnification agreement.

    Genzyme will honor a request from a person surrendering a GelTex common stock certificate that the Genzyme General Stock being given in exchange be issued to a person other than the registered holder named on the exchange agent's books so long as the requesting person:

    - submits all documents necessary to evidence and effect the transfer to the new holder; and

    - pays any transfer or other taxes resulting from issuing shares of Genzyme General Stock to a person other than the registered holder of the GelTex certificate, unless the requesting person satisfactorily establishes to Genzyme that any tax has been paid or is inapplicable.

    Holders of GelTex common stock exchanged for Genzyme General Stock in the merger will be entitled to receive dividends and other distributions on Genzyme General Stock (without interest) that are declared or made with a record date after the effective time of the merger. Dividends or other distributions will not be paid to any former holder of GelTex common stock, however, until that holder surrenders shares of GelTex common stock to the exchange agent.

APPRAISAL RIGHTS OF GELTEX STOCKHOLDERS

    Holders of GelTex common stock who object to the merger are entitled to appraisal rights under Delaware law. If you choose to exercise your rights of appraisal, you should refer to Section 262 of the Delaware General Corporation Law, referred to in this document as the DGCL, which sets forth the rights and duties applicable to you, GelTex and Genzyme and the procedures governing the appraisal of your shares. A copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C.

    HOW TO DEMAND PAYMENT FOR AND APPRAISAL OF YOUR SHARES

    If GelTex stockholders adopt the merger agreement, Genzyme and GelTex intend to file articles of merger in Massachusetts and a certificate of merger in Delaware as soon as practicable after the special meeting. Once those states declare the merger effective, GelTex stockholders who objected to the merger and did not vote for the merger will be entitled to perfect their appraisal rights under Delaware law.

    If you wish to exercise your dissenter's rights, you must strictly adhere to the procedures set forth in the Delaware statute. The following is a summary of those procedures.

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    - You must file a written objection to the merger with GelTex
      Pharmaceuticals, Inc., 153 Second Avenue, Waltham, Massachusetts 02451,
      Attention: Corporate Secretary, before the special meeting, stating your intention to demand payment for your shares of GelTex common stock if the merger and merger agreement are approved and made effective. If you file your objection with GelTex before the meeting, you do not need to vote against the merger and the merger agreement. A vote by proxy or in person against the merger proposal alone does not constitute a demand for payment and appraisal, nor does it constitute a waiver of your rights of appraisal.

    - You must not vote in favor of the merger and the merger agreement; otherwise you will have waived your rights of appraisal.

    - Genzyme will notify you within ten (10) days of the merger becoming effective. You must send Genzyme a written demand for payment for your shares of GelTex common stock within twenty (20) days after receiving Genzyme's notice.

    If you have followed the procedures established under Delaware law which are briefly summarized above and the merger becomes effective, Genzyme will contact you in order to determine the fair value of your stock. The "fair value" of your stock will be determined as of the day before GelTex stockholders adopted the merger agreement and will exclude any value arising from the expectation or effectiveness of the merger.

    Within 120 days after the effective date, Genzyme or any dissenting stockholder may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Notwithstanding the foregoing, within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Genzyme a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received and the aggregate number of holders of the shares.

    If you are considering seeking appraisal of your shares of GelTex common stock, you should note that the fair value of your shares determined under the Delaware statute could be more, the same or less than the merger consideration you would have received in the merger. Your appraisal rights are your only remedy if you object to approval of the merger and the merger agreement, unless adoption of the merger and merger agreement is determined to have been illegal, fraudulent or in breach of the GelTex board of directors' fiduciary duties.

FINANCING THE CASH PORTION OF THE MERGER CONSIDERATION

    Genzyme estimates that cash payments to GelTex stockholders in the merger will be approximately $509.4 million. Genzyme currently expects to fund a portion of this amount through borrowings under senior credit facilities and the remainder with cash on hand.

    Any amounts Genzyme borrows to pay all or a portion of the cash portion of the merger consideration would be allocated to Genzyme General. As a consequence, Genzyme General's balance sheet would carry that debt and its income statement would reflect the associated interest expense. See the pro forma financial information presented under the heading "UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION" beginning on page   .

TREATMENT OF GELTEX STOCK OPTIONS AND WARRANTS

    STOCK OPTIONS

    At the effective time of the merger, each outstanding option to purchase shares of GelTex common stock, including those options granted under GelTex's Amended and Restated 1992 Equity Incentive Plan, GelTex's Amended and Restated 1995 Director Stock Option Plan, options granted outside of any stock option plan and options assumed by GelTex in connection with its acquisition of SunPharm

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Corporation, whether or not exercisable, will be assumed by Genzyme. Each assumed option will continue to be governed by the same terms and conditions that governed it under the applicable GelTex stock option plan or option certificate or agreement immediately before the effective time of the merger except that:

    - each option will be exercisable for a number of shares of Genzyme General Stock equal to the number of shares of GelTex common stock issuable upon exercise of the option multiplied by 0.7272, rounded down to the nearest whole number of shares of Genzyme General Stock;

    - the per share exercise price for the shares of Genzyme General Stock issuable upon exercise of the assumed option will be equal to the exercise price per share of the GelTex option divided by 0.7272, rounded up to the nearest whole cent;

    - the vesting of stock options granted to directors and several officers of GelTex will be accelerated immediately upon the effective time of the merger; and

    - the vesting of stock options granted to all other employees of GelTex before the closing date of the merger will be accelerated as of the first anniversary of the effective date of the merger as long as they remain employees of GelTex or Genzyme on the one year anniversary date.

    On October 30, 2000, options to purchase 2,046,997 shares of GelTex common stock were outstanding. The weighted average exercise price per share of those options was $18.02 per share.

    Genzyme has agreed to file a registration statement on Form S-8 and/or Form S-3 for the shares of Genzyme General Stock subject to GelTex stock options. Genzyme expects that the registration statement will be effective shortly after the effective time of the merger, and Genzyme has agreed to use commercially reasonable efforts to maintain the effectiveness of that registration statement for so long as former GelTex stock options remain outstanding.

    WARRANTS

    All outstanding GelTex warrants as of the effective time of the merger will be assumed by Genzyme. Each assumed warrant will continue to be governed by the same terms and conditions that governed it immediately before the effective time of the merger except that the warrants shall be exercisable for shares of Genzyme General Stock rather than GelTex common stock. The number of shares of Genzyme General Stock issuable upon exercise of the assumed warrants, as well as the exercise price, will be adjusted based on the merger's exchange ratio of 0.7272.

    Genzyme has agreed to file a registration statement on Form S-3 for the shares of Genzyme General Stock subject to GelTex warrants. Genzyme expects that the registration statement will be effective shortly after the effective time of the merger, and Genzyme has agreed to use commercially reasonable efforts to maintain the effectiveness of that registration statement for so long as former GelTex warrants remain outstanding.

TREATMENT OF GELTEX BENEFITS AND OTHER EMPLOYEE MATTERS

    Genzyme has agreed to give GelTex employees who remain employed by Genzyme after the merger full credit for time worked at GelTex in terms of eligibility, vesting, benefit accrual (except benefit accrual under defined benefit pension plans) and determination of the level of benefits, under any Genzyme employee benefit plans. Genzyme has also agreed to waive limitations for pre-existing condition exclusions and waiting periods under any Genzyme welfare benefit plans that a continuing GelTex employee is eligible to participate in after the merger. This waiver would not include, however, limitations and waiting periods that have not been satisfied under any GelTex welfare plan maintained for the employee before the merger.

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    Genzyme has further agreed to assume and honor all GelTex employment, severance and other compensation agreements existing before execution of the merger agreement.

    GelTex has agreed that it and its subsidiaries will not make any discretionary contribution to the GelTex 401(k) plan or make any required contribution to it in GelTex common stock. GelTex has agreed to terminate its 401(k) plan on the closing date of the merger, if requested by Genzyme, at which time GelTex employees would be eligible to participate in Genzyme's 401(k) plan.

ACCOUNTING TREATMENT

    Genzyme will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of GelTex, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of GelTex will be included in Genzyme's financial statements following the completion of the merger. Consistent with generally accepted accounting principles, or GAAP, amounts assigned to purchased in-process research and development--i.e., GelTex research and development projects that are still in process at the closing of the merger, but which, if unsuccessful, have no alternative future use--must be charged as expenses on the date that the merger closes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to holders of GelTex common stock. The discussion does not deal with all income tax considerations that may be relevant to particular stockholders in light of their individual circumstances, nor does the discussion apply to stockholders who are subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or traders who mark to market, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion, or other risk reduction transaction and stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the discussion does not address the U.S. federal income tax consequences to stockholders who do not hold their stock as a capital asset. Furthermore, the discussion does not consider the potential effects of any foreign, state or local tax laws.

    This discussion is based on current provisions of the Internal Revenue Code, Treasury Department regulations, published positions of the Internal Revenue Service or IRS and court decisions as of the date of this proxy statement/prospectus. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Accordingly, we cannot assure you that the statements made in this document will remain accurate in the future.

    This section, as it relates to matters of U.S. federal income tax law, constitutes the opinion of Palmer & Dodge LLP, counsel to Genzyme, which is attached as Exhibit 8.1 to the Registration Statement in which this proxy statement/prospectus is included. Additionally, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to GelTex, has delivered to GelTex an opinion as to the tax treatment of the merger, which is attached as Exhibit 8.2 to the Registration Statement in which this proxy statement/prospectus is included. The opinions of Palmer & Dodge LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. are based on current law and the following assumptions:

    - that the facts relating to the merger described in this proxy statement/prospectus are true, correct and complete in all material respects;

    - that the representations and warranties contained in this proxy statement/prospectus and the merger agreement and the factual representations contained in letters delivered to counsel by GelTex, Genzyme and the merger subsidiary in connection with their tax opinions are, at the

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      time they are made, and will remain at all times through the effective time of the merger, true, correct and complete;

    - that, as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement;

    - that all parties to the merger agreement and to any other documents examined by counsel have acted, and will act, in accordance with the terms of the merger agreement and documents;

    - that the merger will be completed at the effective time under the terms, conditions and covenants in the merger agreement without the waiver or modification of any material terms, conditions and covenants; and

    - that Genzyme, the merger subsidiary and GelTex each will comply with all reporting obligations required under the Internal Revenue Code and Treasury Regulations relating to the merger.

    Any inaccuracy in, or breach of, any of the preceding statements, representations or assumptions or change in current law could adversely affect the tax opinions.

    An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Genzyme nor GelTex has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

    To qualify as a reorganization under Section 368(a) of the Internal Revenue Code, the merger must satisfy, in addition to other requirements, a "continuity of interest" test, which requires that the holders of GelTex common stock, as a group, retain a substantial proprietary interest in the GelTex business that Genzyme will conduct following the merger. IRS ruling guidelines provide that this requirement will be satisfied if the holders of GelTex common stock, as a group, receive an amount of Genzyme stock in the merger having a value equal to at least 50% of the value of the formerly outstanding GelTex common stock. However, these guidelines only describe the circumstances in which the IRS will issue a favorable ruling in advance of the consummation of a transaction, and are not a statement of the substantive law regarding the qualification of a merger as a reorganization under Section 368(a) of the Internal Revenue Code. The case law is more liberal than the IRS ruling guidelines in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of less than 45% of the value of the formerly outstanding stock of the acquired company. If the IRS guideline percentage is not satisfied, the merger agreement contains a mechanism that ensures that the value of the Genzyme stock issued in the merger will be equal to at least 45% of the value of the formerly outstanding GelTex common stock. For more details about this mechanism, you should read the section of this proxy statement/prospectus entitled "THE MERGER AND THE MERGER AGREEMENT--Merger
Consideration" beginning on page   . At this 45% level, as a matter of law, the
"continuity of interest" requirement will be satisfied, even if the IRS advance ruling guideline is not met.

    Based upon and subject to the assumptions and limitations stated above, it is the opinion of Palmer & Dodge LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result of the qualification of the merger as a reorganization, the material federal income tax consequences will be as described below.

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    TREATMENT OF GELTEX, GENZYME AND THE MERGER SUBSIDIARY

    No gain or loss will be recognized by GelTex, Genzyme or the merger subsidiary by reason of the merger.

    TREATMENT OF STOCKHOLDERS WHO EXCHANGE GELTEX COMMON STOCK SOLELY FOR
     GENZYME GENERAL STOCK

    Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of GelTex common stock who receives solely Genzyme General Stock in exchange for GelTex common stock in the merger will not recognize gain or loss upon such exchange. The aggregate tax basis of the Genzyme General Stock received by a holder, including any fractional shares deemed received, as described below, will be equal to the aggregate tax basis of the GelTex common stock surrendered, and the holding period of the Genzyme General Stock will include the holding period of the GelTex common stock surrendered.

    TREATMENT OF STOCKHOLDERS WHO EXCHANGE GELTEX COMMON STOCK FOR A COMBINATION
     OF GENZYME GENERAL STOCK AND CASH

    Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a holder of GelTex common stock who receives a combination of Genzyme General Stock and cash, other than cash in lieu of fractional shares, in exchange for GelTex common stock in the merger will recognize gain, but not loss, on the exchange. The gain, if any, that the holder will recognize will equal the lesser of (i) the amount of cash received in the exchange and
(ii) the amount of gain that the holder realizes in the exchange. The amount of gain that the holder realizes in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Genzyme General Stock received in the exchange over (ii) the tax basis of the GelTex common stock surrendered. For this purpose, stockholders who acquired different blocks of GelTex common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares surrendered in the exchange and cannot use a loss realized on one block of shares to offset a gain realized on another block of shares. The aggregate tax basis of the Genzyme General Stock received, including any fractional shares deemed received, as described below, will be equal to the aggregate tax basis of the GelTex common stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized. The holding period of the Genzyme General Stock received will include the holding period of the GelTex common stock surrendered in exchange therefor. Except as discussed below, any gain recognized by a holder with respect to the exchange will be capital gain and will be long-term capital gain if the holding period of the shares of GelTex common stock exchanged for cash in the merger is more than one year as of the effective date of the merger.

    In limited circumstances, a GelTex stockholder receiving a combination of Genzyme General Stock and cash could be required to treat part or all of the holder's recognized gain as dividend income. Dividend treatment will apply if the receipt of cash has the effect of a distribution of a dividend within the meaning of the Internal Revenue Code. Generally, the requirements for non-dividend treatment will be satisfied if (i) the percentage of Genzyme capital stock owned by the stockholder immediately after the merger (by vote and value) is less than 80% of the percentage of Genzyme capital stock that the holder would have owned if the holder had received solely Genzyme General Stock in exchange for GelTex common stock in the merger, and the holder owns less than 50% (by vote) of all outstanding Genzyme capital stock after the merger, or
(ii) the cash received in the merger results in a "meaningful reduction" in the amount of Genzyme capital stock that the stockholder would have owned if the stockholder had received solely Genzyme General Stock in exchange for GelTex common stock in the merger. If a holder's percentage ownership of Genzyme capital stock is minimal and the holder exercises no control over the affairs of Genzyme, even a small reduction in the holder's percentage ownership should satisfy the "meaningful reduction" test. In determining whether either of these tests are satisfied, holders must generally take into account not only the stock they own or are deemed to

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own directly, but also stock that they are treated as owning constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code. GELTEX STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO APPLICATION OF THIS TEST TO THEIR PARTICULAR CIRCUMSTANCES, AND AS TO THE POTENTIAL COLLATERAL CONSEQUENCES OF DIVIDEND TREATMENT.

    TREATMENT OF STOCKHOLDERS WHO EXCHANGE GELTEX COMMON STOCK SOLELY FOR CASH

    A holder of GelTex common stock who receives solely cash in exchange for GelTex common stock in the merger generally will recognize gain or loss equal to the difference between the tax basis of the GelTex common stock surrendered and the amount of cash received for those shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the GelTex common stock surrendered in the merger is more than one year as of the effective date of the merger. If the holder owns Genzyme stock actually or constructively immediately after the merger, however, it is possible that the holder could be treated as receiving a dividend taxable as ordinary income, unless the cash payment to the holder, if received as a distribution in redemption of the holder's stock, by GelTex, or possibly by Genzyme, would satisfy rules similar to the requirements for non-dividend treatment discussed above under--"TREATMENT OF STOCKHOLDERS WHO EXCHANGE GELTEX COMMON STOCK FOR A COMBINATION OF GENZYME GENERAL STOCK AND CASH."

    RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES

    A holder of GelTex common stock who receives cash in lieu of fractional shares of Genzyme General Stock will be treated as having received fractional shares in the merger and then as having exchanged such fractional shares for cash in a redemption by Genzyme. The holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the portion of the tax basis of the holder's GelTex common stock surrendered in the merger that is allocated to any fractional shares and the cash received in lieu of those fractional shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the GelTex common stock surrendered in the merger is more than one year as of the effective date of the merger.

    BACKUP WITHHOLDING

    Unless a holder of GelTex common stock complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Code and Treasury regulations, cash payments in exchange for the holder's GelTex common stock in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

    The obligation of Genzyme and GelTex to complete the merger is conditioned on (1) delivery of an opinion to GelTex from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and (2) delivery of an opinion to Genzyme from Palmer & Dodge LLP. Each opinion must state that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that GelTex and Genzyme will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based on assumptions and subject to limitations and qualifications similar to those set forth above.

    THE FOREGOING DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY. IT IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY,

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WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S.
FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

COVENANTS UNDER THE MERGER AGREEMENT

    GELTEX'S INTERIM OPERATIONS

    Until the closing of the merger, GelTex has agreed to operate its business solely in the ordinary course consistent with its past practices. GelTex also agreed to:

    - use reasonable commercial efforts to keep available the services of its employees;

    - use reasonable commercial efforts to maintain its insurance policies;

    - use reasonable commercial efforts to preserve intact its business and physical properties;

    - use reasonable best efforts to preserve and protect its proprietary rights;

    - use reasonable commercial efforts to comply in all material respects with the terms of its material contracts;

    - take all reasonable actions with respect to GelTex's outstanding options and warrants necessary to effectuate the merger agreement; and

    - consult with Genzyme upon receipt of any material communication from the FDA or before making any material submission to the FDA, before materially changing any study protocol or development timeline for product candidates or programs or before adding new clinical trials.

Genzyme may agree to exceptions to these obligations in writing.

    GelTex has also agreed until the merger closes, with some exceptions, that it will not do or agree to do any of the following without Genzyme's prior written consent:

    - sell or transfer any of its assets other than sales or transfers in the ordinary course of business not exceeding $250,000;

    - incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments other than in the ordinary course of business and in an amount, in any case, not exceeding $500,000;

    - change the compensation of any officer, director, employee, agent or consultant; adopt or increase benefits under any employee plan; or enter into any employment, severance or other agreement with an officer, director or employee, except in accordance with existing agreements or in the ordinary course of business consistent with past practices;

    - change the amount of its authorized, issued or outstanding capital stock; grant, accelerate or modify any option, warrant or other right to purchase its capital stock; declare or pay any dividend or other distribution on shares of its capital stock; or sell, transfer, repurchase or redeem any shares of its capital stock, except to honor the exercise of convertible securities outstanding on the date of execution of the merger agreement or to issue 291,073 shares of common stock to an existing institutional stockholder;

    - amend its charter or by-laws;

    - acquire a material amount of property or assets outside the ordinary course of business;

    - authorize capital expenditures exceeding $250,000 singly or $500,000 in the aggregate;

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    - change any of its accounting practices or principles or restate its consolidated financial statements except as may be required by law or to comply with generally accepted accounting principles;

    - take any action that would prevent the merger from qualifying as a reorganization within Section 368(a) of the Internal Revenue Code;

    - settle or compromise any material tax liability, change its tax accounting methods or periods, enter into any tax-related closing agreement, surrender its right to any tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

    - settle or compromise any pending or threatened material legal proceeding;

    - adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than this merger;

    - pay or satisfy any material liabilities other than in the ordinary course of business consistent with past practice;

    - effectuate any plant closings or mass layoffs;

    - amend its stockholder rights plan, redeem the purchase rights issued under the plan or render the plan inapplicable to a transaction other than this merger;

    - enter into or modify any material license, development, research or collaboration agreement; or

    - modify, amend, terminate or assign any material rights or claims under any confidentiality agreement to which GelTex is a party.

    NO SOLICITATION BY GELTEX

    GelTex has agreed not to (1) solicit any person regarding either a business combination with GelTex or any other transaction as an alternative to this merger or (2) participate in any negotiations with or provide information to, any person to seek any alternative transaction to this merger, unless GelTex's board of directors or officers are otherwise required by their fiduciary duties, to negotiate with, or furnish information to, a third party regarding an alternative transaction. GelTex has agreed to inform Genzyme of any inquiry it receives relating to an alternative transaction.

    RECOMMENDATION OF THE GELTEX BOARD OF DIRECTORS

    The GelTex board of directors has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its stockholders adopting the merger agreement.

    INDEMNIFICATION AND INSURANCE FOR GELTEX OFFICERS AND DIRECTORS

    Genzyme has agreed to cause the surviving corporation of the merger to honor GelTex's indemnification obligations under agreements with its directors and officers and its charter and by-laws in effect before the effective time of the merger. GelTex is permitted and intends to purchase a directors' and officers' liability insurance policy that will be effective for six years following the closing of the merger and will provide coverage substantially similar to the coverage provided to GelTex's directors and officers on the date of the merger agreement for events occurring before the effective time of the merger. GelTex, however, may not pay more than $1.0 million for directors' and officers' liability insurance coverage without Genzyme's prior written consent.

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    OTHER COVENANTS

    The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, employee matters, reporting of the transaction for federal income tax purposes, and further assurances, and cooperation in obtaining consents and approvals.

    GelTex has also agreed, among other things, to:

    - grant Genzyme access to company information as is reasonably necessary to investigate GelTex; and

    - terminate its 401(k) plan on the closing date of the merger if requested by Genzyme.

    Genzyme has also agreed, among other things, to notify The Nasdaq National Market of the shares of Genzyme General Stock to be issued in the merger.

REPRESENTATIONS AND WARRANTIES

    Each of Genzyme and GelTex has made customary representations and warranties to the other in the merger agreement regarding, among other things:

    - its organization and similar corporate matters;

    - the authorization, execution, delivery and performance of the merger agreement;

    - its capital structure;

    - reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

    - the absence of any undisclosed liabilities and material adverse events since June 30, 2000;

    - the absence of litigation;

    - necessary governmental consents and filings;

    - ownership, use and non-infringement of intellectual property rights;

    - commercial relationships with suppliers, collaborators, licensors and licensees;

    - the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement;

    - the absence of conflicts with or violations of any laws as a result of executing the merger agreement; and

    - the accuracy of the information in this proxy statement/prospectus.

    GelTex has made additional representations and warranties to Genzyme regarding, among other things:

    - its subsidiaries;

    - its material contracts;

    - insurance coverage;

    - the filing of tax returns and payment of taxes;

    - its employee benefit plans;

    - compliance with governmental regulations concerning employees and relations with employees;

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    - compliance with environmental laws and other environmental matters;

    - board approval of the merger and amending the GelTex stockholder rights plan to permit the merger;

    - receipt of a fairness opinion; and

    - merger-related brokers' and finders' fees.

    Genzyme has made additional representations and warranties to GelTex regarding, among other things:

    - the availability of funds to pay the cash portion of the merger consideration;

    - the capitalization of Titan Acquisition Corp., the subsidiary Genzyme formed to effect the merger; and

    - the business activities of Titan Acquisition Corp.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    Genzyme and GelTex do not have to complete the merger unless the following conditions are met or waived:

    - GelTex stockholders must adopt the merger agreement;

    - the registration statement of which this proxy statement/prospectus is a part must not be subject to any stop order or related proceeding;

    - Genzyme and GelTex must obtain all required approvals from governmental entities and satisfy any required waiting periods; and

    - Genzyme common stock shall continue to be quoted on Nasdaq.

    CONDITIONS TO THE OBLIGATION OF GENZYME

    Genzyme does not have to complete the merger unless the following additional conditions are met or waived:

    - GelTex must have performed and complied, in all material respects, with all its agreements and covenants in the merger agreement, and the representations and warranties of GelTex contained in the merger agreement must be true and correct when made and, other than representations and warranties made as of a particular date, on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on GelTex;

    - Genzyme must receive the customary closing documents described in the merger agreement;

    - Genzyme must receive an opinion from Palmer & Dodge LLP, its tax counsel, stating that the merger will qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code and that GelTex, Genzyme and Titan Acquisition Corp. will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    - GelTex must obtain waivers and consents with respect to some of its material agreements; and

    - the number of shares held by any GelTex stockholders exercising their dissenter's appraisal rights must not exceed 5% of GelTex's issued and outstanding stock on the closing date of the merger.

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    CONDITIONS TO THE OBLIGATION OF GELTEX

    GelTex does not have to complete the merger unless the following additional conditions are met or waived:

    - Genzyme must have performed and complied, in all material respects, with all its agreements and covenants in the merger agreement, and the representations and warranties of Genzyme contained in the merger agreement must be true and correct when made and, other than representations and warranties made as of a particular date, on and as of the closing date as if made at and as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Genzyme;

    - Titan Acquisition Corp. must have executed the merger documents to be filed with the secretaries of state of Delaware and Massachusetts; and

    - GelTex must receive an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., its tax counsel, stating that the merger will qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code and that GelTex, Genzyme and Titan Acquisition Corp. will each be a party to that reorganization.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by GelTex stockholders:

    - by mutual written consent of Genzyme and GelTex;

    - by GelTex:

     -- for material misrepresentations or uncured breaches by Genzyme; or

     -- if the GelTex board of directors, in the exercise of its fiduciary duties, is obligated to approve or recommend an alternative to the merger;

    - by Genzyme:

     -- for material misrepresentations or uncured breaches by GelTex;

     -- if the GelTex board of directors withdraws its recommendation of the merger agreement, recommends an alternative to the merger or fails to recommend against, or takes a neutral position with respect to, any tender or exchange offer by a third party;

     -- if any person or group, other than Genzyme, becomes the owner of at least 15% of the outstanding shares of GelTex common stock; or

     -- if GelTex engages in discussions or negotiations with respect to an alternative to the merger for more than 15 business days after it is obligated to notify Genzyme of the proposed alternative transaction;

    - by either Genzyme or GelTex:

     -- if the merger has not closed by May 15, 2001, unless that party's own breach of the agreement is the reason that the merger has not been completed;

     -- if there is a non-appealable government action prohibiting the consummation of the merger; or

     -- if GelTex stockholders do not vote to adopt the merger agreement.

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TERMINATION FEES AND EXPENSES

    PAYMENT OF TERMINATION FEE

GelTex has agreed to pay Genzyme $31.0 million, if:

    - GelTex's board of directors, in the exercise of its fiduciary duties, terminates the merger agreement in light of a proposed alternative transaction with a third-party;

    - Genzyme or GelTex terminates the merger agreement because GelTex stockholders have failed to adopt the merger agreement and, at that time, an alternative transaction between GelTex and a third-party has been announced and not withdrawn;

    - Genzyme terminates the agreement because GelTex's board of directors:

     -- has failed to recommend, or has withdrawn, modified or qualified its recommendation of, the adoption of the merger agreement;

     -- has approved or recommended an alternative transaction; or

     -- has failed to recommend against a third-party's tender or exchange offer for GelTex common stock;

    - Genzyme terminates the merger agreement because GelTex has breached a negative covenant; or

    - GelTex terminates the merger agreement after May 15, 2001, and at that time:

     -- a proposal for an alternative transaction between GelTex and a third-party has been announced and not withdrawn;

     -- the merger could be completed; and

     -- Genzyme is not in breach of the merger agreement.

    PAYMENT OF EXPENSES

    Genzyme and GelTex will each pay its own merger-related fees and expenses.

AMENDMENTS AND WAIVERS

    Generally, Genzyme and GelTex may amend or waive any provision of the merger agreement before the GelTex stockholders adopt the merger agreement. However, after GelTex stockholders have adopted the merger agreement, their further approval would be required to modify the amount or type of consideration that they will receive in the merger, to alter the charter of the surviving corporation or to otherwise alter the merger agreement in a manner materially adverse to them.

NO RELIEF FROM LIABILITY FOR WILLFUL BREACH

    No termination of the merger agreement will relieve either party of its liability for willful breach of the agreement.

NASDAQ LISTING OF GENZYME GENERAL STOCK

    Genzyme has agreed to file a listing notification with Nasdaq concerning the Genzyme General Stock to be issued to GelTex stockholders in the merger.

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DELISTING OF GELTEX COMMON STOCK

    If the merger is completed, GelTex common stock will cease to be quoted on The Nasdaq National Market.

RESALES OF GENZYME GENERAL STOCK BY GELTEX AFFILIATES

    GelTex stockholders may freely transfer the shares of Genzyme General Stock received in the merger, unless they are individuals or entities who are deemed to be "affiliates" of GelTex before the merger or affiliates of Genzyme after the merger. Persons who may be deemed to be affiliates of GelTex or Genzyme include individuals or entities that control, are controlled by, or are under common control with, GelTex or Genzyme and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Genzyme General Stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and the affiliate's broker can avoid being characterized as an underwriter and, therefore, avoid the registration requirements of the Securities Act of 1933, as amended, by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act.
Rule 145 covers sales by GelTex affiliates, and Rule 144 covers sales by Genzyme affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires GelTex to use its commercially reasonable efforts to cause each of its affiliates to execute and deliver to Genzyme a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Genzyme General Stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC.

    This proxy statement/prospectus does not cover resales of Genzyme General Stock received by any person who may be deemed to be an affiliate of GelTex and/or Genzyme.

REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this merger may not be completed unless information and materials about the companies and the merger are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period requirements have been satisfied. Genzyme and GelTex have made the required filings with both agencies. At any time before or after the completion of the merger, the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Genzyme or GelTex. Genzyme and GelTex cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

    Genzyme and GelTex are not aware of any other material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretaries of state of Delaware and Massachusetts.

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                          MANAGEMENT AFTER THE MERGER

BOARD OF DIRECTORS

    Genzyme's board of directors will not change as a result of the merger. Information regarding Genzyme's directors can be found in its proxy statement for its 2000 annual meeting of stockholders and its annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended. As indicated in the proxy statement for the 2000 annual meeting, Henry Lewis retired from Genzyme's board of directors.

    In October 2000, Genzyme appointed Victor J. Dzau, M.D. to fill the vacancy created by Mr. Lewis' retirement until the 2003 annual meeting of stockholders. Dr. Dzau, age 54, is the Hersey Professor of the Theory and Practice of Physics at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women's Hospital in Boston, Massachusetts. Prior to this, Dr. Dzau was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University in Stanford, California. Dr. Dzau also serves as a director of MDVista and Corgentech, Inc. and serves on the board of trustees of Partners Healthcare System and Brigham and Women's Hospital.

MANAGEMENT

    The composition of Genzyme's management will not change as a result of the merger. Mr. Timothy Noyes, Vice President, Marketing and Business Development of GelTex, will be appointed general manager of the surviving corporation. Other key staff positions within the surviving corporation have not yet been finally determined. From time to time before the merger, decisions may be made with respect to the management and operations of GelTex after the merger, including its officers and managers.

    Information about Genzyme's directors and executive officers, including biographical information, executive compensation and relationships and related transactions between management and the company, can be found in Genzyme's most recent annual meeting proxy statement, annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended, and current reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain copies of Genzyme's annual meeting proxy statement, Form 10-K and Forms 8-K, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

                         STOCK OWNERSHIP OF DIRECTORS,
                 EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

OWNERSHIP OF GENZYME CAPITAL STOCK

    This table shows how many shares are held by anyone owning more than 5% of any series of Genzyme's common stock as of September 30, 2000. The information in this table is based on the most recent SEC filings by these entities or other information obtained by Genzyme as to their ownership of Genzyme's stock. Unless otherwise noted, each stockholder has sole voting and investment power for the shares listed in the table.

                                                        NUMBER OF SHARES BENEFICIALLY OWNED
                             ------------------------------------------------------------------------------------------
                              GENZYME                MOLECULAR              SURGICAL                TISSUE
                              GENERAL                ONCOLOGY               PRODUCTS                REPAIR
                               STOCK         %         STOCK        %         STOCK        %         STOCK        %
                             ----------   --------   ---------   --------   ---------   --------   ---------   --------
                                                             (*INDICATES LESS THAN 1%)
Citigroup Inc. (1).........   3,883,091      4.5      137,080        *      2,205,371     14.7             0        *
  153 East 53rd Street
  New York, NY 10043

High Rock Capital LLC (2) .           0        *            0        *      1,109,800      7.4             0        *
  28 State Street, 18th
  Floor
  Boston, MA 02109

Iridian Asset Management,
  LLC (3) .................   4,852,400      5.6       35,500        *              0        *             0        *
  276 Post Road West
  Westport, CT 06880

State of Wisconsin
  Investment Board (4) ....       5,600        *            0        *              0        *     3,062,148     10.6
  P.O. Box 7842
  Madison, WI 53707

Wellington Management Co.,
  L.L.P. (5) ..............  11,560,271     13.3      643,699      4.2      2,088,022     13.9       327,902      1.1
  75 State Street
  Boston, MA 02109

------------------------

(1) Citigroup Inc. is a holding company and investment manager and advisor for Citicorp Bank, and is reporting the shares listed for some of its subsidiaries. Citigroup has sole power to vote 3,309,639 of the shares of Genzyme General Stock, 130,373 of the shares of Molecular Oncology Stock, and 1,818,976 of the shares of Surgical Products Stock. No single client of Citigroup or its subsidiaries owns more than 5% of the shares listed.

(2) High Rock Capital is a registered investor advisor. No single client of High Rock Capital owns more than 5% of the shares listed.

(3) Iridian is a registered investment advisor and is reporting the shares listed as part of a group that includes:

    - LC Capital Management LLC;

    - CL Investors, Inc.;

    - COLE Partners LLC;

    - Iridian Partners Fund, L.P.;

    - Iridian Private Business Value Equity Fund, L.P.; and

    - David L. Cohen and Harold J. Levy.

    Iridian has sole power to vote or to direct the vote with respect to 3,605,920 shares of Genzyme General Stock. No single client of Iridian owns more than 5% of the shares listed.

(4) The State of Wisconsin Investment Board is a government agency that manages public pension funds.

(5) Wellington Management Co., L.L.P. is a registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. No single client owns more than 5% of the shares listed. Wellington Management has shared power to vote or to direct the vote with respect to 1,316,340 shares of Genzyme General Stock, 441,414 shares of Molecular Oncology Stock, 78,318 shares of Surgical Products Stock and 224,285 shares of Tissue Repair Stock. Wellington does not have the authority to vote or to direct the vote with respect to 4,804,920 shares of Genzyme General Stock, 97,850 shares of Molecular Oncology Stock, 170,300 shares of Surgical Products Stock and 71,817 shares of Tissue Repair Stock.

    This table shows, as of September 30, 2000, how much of each series of Genzyme's common stock is held by Genzyme's chief executive officer, its five most highly compensated executive officers, its directors, and all of its current executive officers and directors together. It also includes information about the ownership of Genzyme Transgenics, a 28% owned subsidiary of Genzyme, whose stock is referred to as Genzyme Transgenics common stock. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. Except as otherwise indicated, the address of each stockholder is c/o Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139.

                                              NUMBER OF SHARES BENEFICIALLY OWNED (1)
                                 -----------------------------------------------------------------
                                  GENZYME               MOLECULAR              SURGICAL
                                  GENERAL               ONCOLOGY               PRODUCTS
                                   STOCK        %         STOCK        %        STOCK        %
                                 ---------   --------   ---------   --------   --------   --------
                                                     (*INDICATES LESS THAN 1%)
Henri A. Termeer (2)...........    777,774       *       120,909        *      261,059      1.7
Earl M. Collier, Jr. (3).......     79,767       *        10,992        *       83,708        *
Alan E. Smith..................    144,287       *        26,272        *        7,836        *
G. Jan van Heek (4)............     10,499       *        11,309        *        6,044        *
Peter Wirth....................    120,739       *        32,644        *       54,150        *
Constantine E.
  Anagnostopoulos..............     39,000       *         6,916        *        5,074        *
Douglas A. Berthiaume (5)......     48,100       *        11,277        *        7,311        *
Henry E. Blair.................     54,600       *        23,276        *        8,475        *
Robert J. Carpenter (6)........     33,095       *         7,764        *        5,756        *
Charles L. Cooney (7)..........     16,350       *         8,478        *        6,841        *
Vincent J. Dzau, M.D...........         --       *            --        *           --        *
All current officers and
  directors as a group (14
  people)......................  1,404,447     1.6       280,728      1.8      461,049      3.1

                                    NUMBER OF SHARES BENEFICIALLY OWNED (1)
                                 ---------------------------------------------
                                  TISSUE                  GENZYME
                                  REPAIR                TRANSGENICS
                                   STOCK        %          STOCK         %
                                 ---------   --------   -----------   --------
                                           (*INDICATES LESS THAN 1%)
Henri A. Termeer (2)...........    999,360      3.5        37,500        *
Earl M. Collier, Jr. (3).......     30,524        *         1,000        *
Alan E. Smith..................     49,804        *            --        *
G. Jan van Heek (4)............     58,456        *         2,500        *
Peter Wirth....................     49,726        *         2,000        *
Constantine E.
  Anagnostopoulos..............     19,378        *            --        *
Douglas A. Berthiaume (5)......     86,355        *            --        *
Henry E. Blair.................     26,151        *        26,000        *
Robert J. Carpenter (6)........     35,213        *            --        *
Charles L. Cooney (7)..........     28,919        *            --        *
Vincent J. Dzau, M.D...........         --        *            --        *
All current officers and
  directors as a group (14
  people)......................  1,439,911      5.0        69,000        *

------------------------

(1) The shares listed include the following stock options exercisable within 60 days of September 30, 2000:

                           GENZYME        MOLECULAR       SURGICAL                         GENZYME
                           GENERAL        ONCOLOGY        PRODUCTS      TISSUE REPAIR    TRANSGENICS
                        STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS   STOCK OPTIONS
                        -------------   -------------   -------------   -------------   -------------
Henri A. Termeer......      557,400        101,520          63,000         196,079          28,000
Earl M. Collier,
  Jr..................       79,642         10,985          63,000          24,544              --
Alan E. Smith.........      115,015         26,245           7,800          42,456              --
G. Jan van Heek.......        6,353         11,257           3,840          43,485           2,000
Peter Wirth...........      117,983         32,467           3,840          45,063           2,000
Constantine E.
  Anagnostopoulos.....       28,000          6,700           4,000          17,218              --
Douglas A.
  Berthiaume..........       29,600         10,575           4,000          22,067              --
Henry E. Blair........       29,600         10,575           4,000          22,067          25,000
Robert J. Carpenter...       22,400          6,700           4,000          17,208              --
Charles L. Cooney.....        7,000          6,700           4,000          17,218              --
Vincent J. Dzau,
  M.D.................           --             --              --              --              --
All current officers
  and directors as a
  group (14 people)...    1,062,886        244,399         173,120         491,113          57,000

    The shares listed in this footnote for Mr. van Heek and for all current officers and directors as a group include 2,080 shares of Genzyme General Stock, 813 shares of Molecular Oncology Stock and 2,269 shares of Tissue Repair Stock subject to stock options held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

(2) The stock beneficially owned by Mr. Termeer includes:

                                                    GENZYME    MOLECULAR   SURGICAL    TISSUE
                                                    GENERAL    ONCOLOGY    PRODUCTS    REPAIR
                                                     STOCK       STOCK      STOCK      STOCK
                                                    --------   ---------   --------   --------
- Shares held by his wife.........................   1,123        120        201       6,900
- Shares held in a trust..........................     500         --         --       8,649

    The shares held in trust are for the benefit of Mr. Termeer's son.
    Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trust.

(3) Mr. Collier's wife owns 9,000 shares of Surgical Products Stock.
    Mr. Collier disclaims beneficial ownership of all shares held by his wife.

(4) Mr. van Heek's wife owns 1,631 shares of Genzyme General Stock, 42 shares of Molecular Oncology Stock, 168 shares of Surgical Products Stock and 1,363 shares of Tissue Repair Stock. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(5) Mr. Berthiaume's wife owns 2,000 shares of Genzyme General Stock, 216 shares of Molecular Oncology Stock, 358 shares of Surgical Products Stock and 1,560 shares of Tissue Repair Stock. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6) Mr. Carpenter's wife owns 348 shares of Genzyme General Stock, 41 shares of Molecular Oncology Stock, 62 shares of Surgical Products Stock, and 44 shares of Tissue Repair Stock. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(7) The stock beneficially owned by Dr. Cooney includes:

                                                   GENZYME    MOLECULAR   SURGICAL    TISSUE
                                                   GENERAL    ONCOLOGY    PRODUCTS    REPAIR
                                                    STOCK       STOCK      STOCK      STOCK
                                                   --------   ---------   --------   --------
- Held jointly with his wife.....................   8,623       1,732      2,763      11,689
- Held by his wife...............................     120          12         21           3
- Held by his son................................     607          34         57           9

    Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

OWNERSHIP OF GELTEX CAPITAL STOCK

    This table shows how many shares of GelTex common stock are held by anyone owning more than 5% of its outstanding common stock as of September 30, 2000. The information in this table is based on the most recent SEC filings by these entities or other information obtained by GelTex as to their ownership of GelTex's stock. Unless otherwise noted, each stockholder has sole voting and investment power for the shares listed in the table.

                                                               NUMBER OF SHARES
                                                              BENEFICIALLY OWNED      %
                                                              ------------------   --------
Wellington Management Company, LLP (1)......................        1,870,000         8.7%
  75 State Street
  Boston, MA 02109

OrbiMed Advisors Inc. (2)...................................        1,737,000        8.19%
  c/o OrbiMed Advisors LLC
  767 Third Avenue, 6th Floor
  New York, NY 10010

Acqua Wellington North American Equities Fund, Ltd..........        1,311,849         6.1%
  425 5th Avenue, 29th Floor
  New York, NY 10018

------------------------

(1) Includes shares beneficially owned by Wellington Management Company, LLP in its capacity as investment adviser for securities owned of record by its clients.

(2) Includes shares held by OrbiMed Advisors Inc., OrbiMed Advisors LLC, Caduceus Capital Trust, Caduceus Capital II, L.P., Finsbury Worldwide Pharmaceutical Trust, and Worldwide Health Sciences Portfolio.

    This table shows, as of September 30, 2000, how many shares of GelTex common stock are held by GelTex's chief executive officer, its most highly compensated executive officers, its directors, and all of its current executive officers and directors together. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. Except as otherwise indicated, the address of each stockholder is c/o GelTex Pharmaceuticals, Inc., 153 Second Avenue, Waltham, Massachusetts 02451.

                                            NUMBER OF    OPTIONS EXERCISABLE        TOTAL SHARES
                                           SHARES HELD   WITHIN 60 DAYS (1)    BENEFICIALLY OWNED (1)      %
                                           -----------   -------------------   ----------------------   --------
                                                                 (*INDICATES LESS THAN 1%)
Mark Skaletsky (2).......................     89,500           246,705                  336,205           1.5%
Steven K. Burke, M.D. (3)................     41,400            34,330                   75,730             *
Edmund J. Sybertz, Ph.D..................         --            89,997                   89,997             *
Paul J. Mellett, Jr......................         --            63,226                   63,226             *
Douglas Reed, M.D. (4)...................      2,151                --                    2,151             *
Robert J. Carpenter......................    179,317            33,000                  212,317             *
Henri A. Termeer.........................    106,505            16,000                  122,505             *
Jesse Treu, Ph.D.........................     14,750                --                   14,750             *
J. Richard Crout (5).....................     16,300            12,000                   28,300             *
All directors and current executive
  officers
  as a group (11 persons)(6).............    458,472           593,448                1,051,920           4.8%

------------------------

(1) Consist of the stock options exercisable within 60 days of September 30, 2000.

(2) Mr. Skaletsky's wife owns 10,000 shares and Mr. Skaletsky's daughter owns 3,000 shares of GelTex common stock. Mr. Skaletsky disclaims beneficial ownership of the shares held by his wife and daughter.

(3) The stock beneficially owned by Dr. Burke includes 1,860 shares held in two trusts for the benefit of his children and 400 shares owned by his mother. Dr. Burke disclaims beneficial ownership of the shares held in trust for his children.

(4) Dr. Reed resigned from his position as a Vice President of GelTex in January 2000, although his employment with GelTex continued until July 4, 2000.

(5) The stock beneficially owned by Dr. Crout includes 6,500 shares held in trust for the benefit of Dr. Crout's son, 700 shares held in an IRA account for the benefit of his son, and 3,100 shares owned by his wife. Dr. Crout disclaims beneficial ownership of all these shares.

(6) See footnotes (1) through (5) above.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Genzyme General Stock is quoted on The Nasdaq National Market under the trading symbol "GENZ." GelTex common stock is quoted on The Nasdaq National Market under the trading symbol "GELX." The following table sets forth, for the periods indicated, the high and low sale prices per share of Genzyme General Stock and GelTex common stock as reported on The Nasdaq National Market.

                                                                           GELTEX COMMON
                                                      GENZ STOCK               STOCK
                                                  -------------------   -------------------
                                                    HIGH       LOW        HIGH       LOW
                                                  --------   --------   --------   --------
CALENDAR QUARTER
1998
  First Quarter.................................  $34.000    $25.375    $29.875    $25.625
  Second Quarter................................  $33.000    $23.500    $27.063    $18.625
  Third Quarter.................................  $36.250    $23.750    $24.750    $14.625
  Fourth Quarter................................  $50.000    $29.688    $27.375    $16.250

CALENDAR QUARTER
1999
  First Quarter.................................  $55.750    $41.625    $29.000    $13.500
  Second Quarter................................  $52.625    $36.375    $22.875    $13.250
  Third Quarter.................................  $63.125    $44.750    $18.125    $10.000
  Fourth Quarter................................  $48.375    $30.750    $14.875    $ 9.250

CALENDAR QUARTER
2000
  First Quarter.................................  $63.500    $39.688    $23.438    $12.813
  Second Quarter................................  $60.750    $40.375    $21.375    $13.625
  Third Quarter.................................  $76.500    $56.875    $47.000    $20.438
  Fourth Quarter (through October 30, 2000).....  $77.750    $61.625    $50.938    $44.563

DIVIDEND INFORMATION

    No cash dividends have ever been paid or declared on shares of Genzyme General Stock or on shares of GelTex common stock. Genzyme does not anticipate paying cash dividends on its common stock in the foreseeable future. Genzyme's present intention is to retain its earnings for the future operation and expansion of its business. Any future payment of dividends on any Genzyme common stock will be at the discretion of the board of directors and will depend upon, among other things, Genzyme's earnings, financial condition, capital requirements, level of indebtedness and other factors that Genzyme's board of directors deems relevant.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

    As of October 30, 2000 Genzyme had the following stockholders of record and shares outstanding.

                                                              STOCKHOLDERS     SHARES
                                                               OF RECORD     OUTSTANDING
                                                              ------------   -----------
Genzyme General Stock.......................................     2,283       86,994,107
Molecular Oncology Stock....................................     2,158       15,866,633
Surgical Products Stock.....................................     1,980       14,998,985
Tissue Repair Stock.........................................     5,628       28,869,398

    As of October 30, 2000 GelTex had approximately 240 holders of record and 21,748,662 shares of GelTex common stock outstanding.

                      DESCRIPTION OF GENZYME CAPITAL STOCK

GENERAL

    Under its current capital structure, Genzyme has four series of common stock--Genzyme General Stock, Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock--which are referred to as "tracking stocks." In connection with Genzyme's proposed acquisition of Biomatrix, all outstanding shares of Surgical Products Stock and Tissue Repair Stock would be converted into shares of Biosurgery Stock. If Genzyme completes its acquisition of Biomatrix, Genzyme will have three series of common stock--Genzyme General Stock, Molecular Oncology Stock and Biosurgery Stock. The terms of each series of Genzyme common stock can be found in Genzyme's current report on Form 8-K filed with the SEC on June 30, 2000, which is incorporated by reference into this proxy statement/prospectus. For more details about how you can obtain a copy of Genzyme's Form 8-K, you should read the section of this proxy statement/prospectus entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on
page   .

OVERVIEW OF GENZYME'S "TRACKING STOCK" CAPITAL STRUCTURE

    The chief mechanism intended to cause a Genzyme tracking stock to "track" the financial performance of its corresponding division is special provisions in Genzyme's charter governing dividends and distributions. The provisions governing dividends provide that Genzyme's board of directors has discretion to decide if and when to declare dividends subject to limitations. Those limitations are dependent, in part, upon the excess of earnings and paid-in capital or of the fair value of the net assets allocated to the related division over the outstanding tracking stock's combined par value and amounts needed to satisfy preferences and debt obligations allocated to the related division. Within these and other general limitations under Genzyme's charter and Massachusetts law, the amount of any dividend payment will be at the board's discretion. When deciding whether to declare a dividend, and for how much, the board of directors would consider, among other things, Genzyme's earnings, financial condition, capital requirements and level of indebtedness. To date, Genzyme has never paid or declared a cash dividend on shares of any of its series of common stock, nor does it anticipate doing so in the foreseeable future. Unless declared, dividends do not accrue on Genzyme's tracking stock.

    The charter provisions governing distributions require that a distribution be made to holders of Molecular Oncology Stock, Surgical Products Stock or Tissue Repair Stock if all or substantially all of the assets allocated to that stock's corresponding division are sold to a third-party. If Genzyme completes the proposed acquisition of Biomatrix, Biosurgery Stock will have the same charter provisions governing distributions. This mandatory distribution can be in the form of a dividend, a redemption of the division's related tracking stock or an exchange of that tracking stock for Genzyme General Stock, as chosen by Genzyme's board of directors in its discretion. The distribution, if by dividend or redemption, must equal in value the net after-tax proceeds received from the sale. If Genzyme's board of directors chooses to make the distribution by issuing Genzyme General Stock in exchange for the selling division's related tracking stock, then the exchange must be effected at a 10% premium to the corresponding tracking stock's average market price following announcement of the sale.

    Genzyme aids investors in evaluating the net worth and earnings performance of each of its divisions by:

    - defining in its charter those programs that will initially comprise the division; and

    - publishing quarterly financial statements that break out the assets and liabilities and results of operations of each tracked division for the reported periods.

    The financial statements include audited annual and unaudited quarterly financial statements and separate management's discussion and analysis for each division and Genzyme Corporation. Genzyme manages and accounts for transactions between the division and its other divisions and with third parties, and any resulting re-allocations of assets and liabilities, by applying consistently across divisions a detailed set of policies established by Genzyme's board of directors. Genzyme publicly discloses these divisional management and accounting policies. A copy of these policies appears in Annex D of this proxy statement/prospectus. With some exceptions contained in the policies, Genzyme's board of directors retains the discretion to revise the policies at any time, subject to its fiduciary duties to stockholders. If Genzyme completes the proposed acquisition of Biomatrix, these policies will be revised to reflect the elimination of Genzyme's Surgical Products and Tissue Repair divisions and the creation of Genzyme's Biosurgery division.

    The separate financial statements do not represent any physical segregation of assets among divisions or separate division accounts. They are an accounting presentation only, for the purpose of permitting investors to assess the financial performance of the operations and assets allocated to each division.

    While tracking stock is designed to reflect a division's performance, it remains common stock of the entire company. Therefore, a tracking stockholder is a common stockholder subject to risks of investing in the businesses, assets and liabilities of Genzyme as a whole. For instance, the assets allocated to any division are nonetheless subject to company-wide claims of creditors, product liability plaintiffs and stockholder litigation. Also, in the event of a Genzyme liquidation, insolvency or similar event, a holder of tracking stock would have no direct claim against the assets allocated to the corresponding tracked division; a holder of tracking stock would only have the rights of a common stockholder in the combined assets of Genzyme, subject also to the Genzyme charter's allocation of liquidation units. For more details, you should read the section of this proxy statement/prospectus entitled "RISK FACTORS--Risks Relating to Genzyme Tracking Stocks--THE HOLDERS OF GENZYME TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE
DIVISION COULD NEGATIVELY AFFECT OTHER GENZYME DIVISIONS" beginning on page   .

AUTHORIZED CAPITAL STOCK

    Genzyme is authorized to issue 390,000,000 shares of common stock, $0.01 par value per share, of which:

    - 200,000,000 shares have been designated Genzyme General Stock;

    - 40,000,000 shares have been designated Molecular Oncology Stock;

    - 60,000,000 shares have been designated Surgical Products Stock;

    - 40,000,000 shares have been designated Tissue Repair Stock; and

    - 50,000,000 shares remain undesignated as to a series.

    In addition, Genzyme is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share, of which:

    - 2,000,000 shares have been designated Series A Junior Participating Preferred Stock;

    - 400,000 shares have been designated Series B Junior Participating Preferred Stock;

    - 400,000 shares have been designated Series C Junior Participating Preferred Stock;

    - 600,000 shares have been designated Series D Junior Participating Preferred Stock; and

    - 6,600,000 shares remain undesignated as to a series.

    Each series of junior participating preferred stock is meant to be associated with one of the series of common stock and would be issued under Genzyme's stockholder rights plan.

    If the Biomatrix acquisition is approved, all outstanding shares of, and shares reserved for issuance under securities convertible into or exercisable for, Surgical Products Stock and Tissue Repair Stock will be converted into shares of Biosurgery Stock. Upon elimination of the Surgical Products Stock and Tissue Repair Stock as series of Genzyme's common stock, shares currently designated as to those series will be authorized but undesignated and unissued shares of common stock. Upon creation of the Biosurgery Stock, 100,000,000 shares of authorized but undesignated common stock will be designated Biosurgery Stock, and consequently, 50,000,000 shares of Genzyme common stock will remain undesignated as to a series. In addition, the Series B Junior Participating Preferred Stock and Series D Junior Participating Preferred Stock, of which no shares have been issued or are outstanding, will be eliminated and revert to authorized shares undesignated as to a series. These two series of preferred stock were created under Genzyme's stockholder rights plan, and are associated with the Surgical Products Stock and Tissue Repair Stock. One million shares of preferred stock to be associated with the Biosurgery Stock under the stockholder rights plan will be designated as the new Series B Junior Participating Preferred Stock, and 6,600,000 shares of preferred stock shall remain undesignated as to a series.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the registrar and transfer agent for each series of Genzyme's common stock. Its telephone number is
(212) 936-5100.

            COMPARISON OF RIGHTS OF GENZYME AND GELTEX STOCKHOLDERS

    Genzyme is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law or MBCL. GelTex is a Delaware corporation subject to the provisions of the Delaware General Corporation Law or DGCL. Upon completion of the merger, GelTex stockholders, whose rights are currently governed by the GelTex charter, by-laws and the DGCL, will become stockholders of Genzyme and their rights will be governed by the Genzyme charter, by-laws and the MBCL.

    The following description summarizes material differences which may affect the rights of holders of Genzyme General Stock and GelTex common stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Genzyme capital stock, you should read the section of this proxy statement/prospectus entitled "DESCRIPTION OF GENZYME CAPITAL
STOCK" beginning on page   . You should read carefully the relevant provisions
of the MBCL and the DGCL, the charter and by-laws of Genzyme and the charter and by-laws of GelTex, which are incorporated by reference into this proxy statement/prospectus.

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
CORPORATE GOVERNANCE             The rights of Genzyme             The rights of GelTex
                                 stockholders are governed by      stockholders are currently
                                 Massachusetts law and Genzyme's   governed by Delaware law and
                                 charter and by-laws. Upon         GelTex's charter and by-laws.
                                 completion of the merger, the     Upon completion of the merger,
                                 rights of Genzyme stockholders    the rights of GelTex
                                 will continue to be governed by   stockholders will be governed by
                                 Massachusetts law and Genzyme's   Massachusetts law and Genzyme's
                                 charter and by-laws.              charter and by-laws.

AUTHORIZED CAPITAL STOCK         The authorized capital of         The authorized capital stock of
                                 Genzyme is set forth under the    GelTex consists of 50 million
                                 "DESCRIPTION OF GENZYME CAPITAL   shares of common stock and 5
                                 STOCK" beginning on page  .       million shares of preferred
                                                                   stock. Of the authorized
                                                                   preferred stock, 500,000 shares
                                                                   are designated as Series A
                                                                   Junior Participating Preferred
                                                                   Stock.

BOARD AUTHORITY TO ISSUE         The Genzyme board of directors    The GelTex board of directors is
  CAPITAL STOCK                  is authorized, without            authorized, without stockholder
                                 stockholder approval, to issue    approval, to issue shares of
                                 shares of common or preferred     preferred stock in one or more
                                 stock in one or more new series   series, and to determine the
                                 and to determine the              rights, privileges,
                                 preferences, voting powers,       qualifications, limitations and
                                 qualifications, and special or    restrictions of any such series,
                                 relative rights or privileges of  including the dividend rights,
                                 any such series.                  dividend rates, voting rights,
                                                                   the rights and terms of
                                                                   redemption, redemption prices,
                                                                   the rights and terms of
                                                                   conversion, liquidation
                                                                   preferences, sinking fund terms,
                                                                   the number of shares
                                                                   constituting any such class or
                                                                   series, and the designation of
                                                                   such class or series.

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
DIVIDENDS AND STOCK REPURCHASES  Under the MBCL, a corporation     Under the DGCL, a corporation
                                 may pay dividends or repurchase   may pay dividends out of surplus
                                 its own stock so long as:         or net profits for the current
                                 - the corporation is solvent;     or preceding fiscal year,
                                 - the dividend or repurchase      provided that the capital of the
                                 does not render the corporation   corporation is not less than the
                                   insolvent; and                  aggregate liquidation preference
                                 - the dividend or repurchase      of the corporation's outstanding
                                 does not violate the              stock having a preference upon
                                   corporation's charter.          distribution of assets.

                                 Unless the terms of any           GelTex's board of directors may
                                 outstanding series of preferred   declare and pay dividends on
                                 stock require otherwise,          common stock only from legally
                                 Genzyme's board of directors may  available funds for the payment
                                 declare and pay dividends on a    of such dividends. Under
                                 series of common stock only from  GelTex's charter, holders of legally available funds or in an  common stock are treated equally amount permitted under Genzyme's  for the purpose of dividend
                                 charter, whichever is less.       rights. GelTex has never paid
                                 Genzyme has never paid cash       cash dividends on its common
                                 dividends on any of its series    stock.
                                 of common stock.

LIQUIDATION RIGHTS               In the event of a voluntary or    In the event of a voluntary or
                                 involuntary dissolution,          involuntary dissolution,
                                 liquidation or winding up of      liquidation or winding up of
                                 Genzyme's affairs, the holders    GelTex's affairs, the holders of
                                 of Genzyme's common stock are     GelTex common stock are entitled
                                 entitled to receive any net       to receive any net assets
                                 assets remaining for              available for distribution after
                                 distribution after Genzyme has    GelTex has made any payments to
                                 satisfied or made provision for   holders of preferred stock of
                                 its debts and obligations and     the full amount to which they
                                 for payment to any preferred      are entitled.
                                 stockholders. Under Genzyme's
                                 charter, a merger or business
                                 combination or a sale of all or
                                 substantially all of Genzyme's
                                 assets will not be treated as a
                                 liquidation.

VOTING RIGHTS                    Stockholders of all series of     The outstanding voting
                                 Genzyme common stock vote         securities of GelTex are the
                                 together as one class on all      shares of GelTex common stock.
                                 matters on which common           Holders of GelTex common stock
                                 stockholders generally are        have one vote per share held by
                                 entitled to vote. Holders of      them.
                                 Genzyme General Stock are
                                 entitled to one vote for each
                                 share of stock held at any
                                 meeting of stockholders. Under
                                 the Genzyme charter, some
                                 specifically listed matters
                                 require a separate series vote.

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
REDEMPTION AND EXCHANGE          Under its charter, Genzyme has    Under GelTex's charter, holders
  FEATURES                       the option, at any time--and in   of common stock have no
                                 some circumstances, is            redemption rights and GelTex has
                                 required--to exchange or redeem   no option to exchange or redeem
                                 some or all of the outstanding    any shares of common stock.
                                 shares of the Molecular Oncology
                                 Stock, Surgical Products Stock,
                                 and Tissue Repair Stock, for
                                 cash, Genzyme General Stock or
                                 other property.

MEETINGS OF STOCKHOLDERS;        A special meeting of              A special meeting of
  NOTICE                         stockholders may be called only   stockholders may be called by
                                 by the President or by the board  the President, the chairman of
                                 of directors, upon the written    the board, the board of
                                 application of stockholders who   directors, the Corporate
                                 hold at least 90% (or any lesser  Secretary or any other officer
                                 percentage required by law) of    upon written application of one
                                 the stock entitled to vote at     or more GelTex stockholders who
                                 the meeting.                      hold at least two-thirds of the
                                                                   outstanding shares of GelTex
                                                                   stock entitled to vote at the
                                                                   meeting.

                                 A written notice stating the      A written notice stating the
                                 time, place and purpose of the    time, place and purpose of the
                                 meeting shall be given at least   meeting shall be given at least
                                 7 days before the meeting to      10 days but no more than 60 days
                                 each stockholder entitled to      before the meeting to each
                                 notice. In the case of a special  stockholder entitled to notice.
                                 meeting called upon the written   Under GelTex's by-laws, written
                                 application of stockholders, the  notice of stockholders'
                                 meeting must be called at least   meetings, including annual
                                 60 but not more than 90 days      meetings, must include a
                                 before the meeting date, and      statement of the purposes for
                                 notice must be given to           which the meeting is called.
                                 stockholders entitled to vote at  Also, stockholder-proposed
                                 least 20 days before the          business may only be transacted
                                 meeting.                          if the proposing stockholder
                                                                   provides timely written notice
                                                                   to an officer of the
                                                                   corporation.

STOCKHOLDER ACTION BY WRITTEN    Under the MBCL, stockholders may  Under the DGCL, stockholders may
  CONSENT                        take any action without a         take any action without a
                                 meeting so long as they act by    meeting. GelTex's charter,
                                 unanimous written consent.        however, provides that
                                 Genzyme's charter, however,       stockholder actions can be taken
                                 provides that stockholder         only at a duly called annual or
                                 actions can be taken only at a    special meeting and not by
                                 duly called annual or special     written consent.
                                 meeting and not by written
                                 consent.

STOCKHOLDER PROPOSALS            Genzyme's by-laws provide that    GelTex's by-laws provide that
                                 for a stockholder proposal to be  for a stockholder proposal to be
                                 brought properly before an        brought property before an
                                 annual meeting, the stockholder   annual meeting, the stockholder
                                 must notify Genzyme of the        must notify the Chairman of the
                                 proposal either: (1) 60 days      board of directors, the
                                 before the annual meeting or (2)  President, the Secretary or the
                                 90 but not more than 120 days     Treasurer of the proposal not
                                 before the                        less than 50 days nor

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 anniversary date of the prior     more than 75 days prior to the
                                 years' annual meeting, whichever  meeting. However, if less than
                                 is earlier. This, however, does   65 days' notice of such
                                 not apply if there was no annual  stockholders meeting is given to
                                 meeting in the prior year or if   GelTex stockholders, any
                                 the date of the current annual    proposal to GelTex will be
                                 meeting is more than 30 days      considered timely so long as it
                                 from the anniversary date of the  was received by GelTex not later
                                 prior year's annual meeting.      than the close of business on
                                                                   the 15th day following the day
                                                                   the notice of the stockholders
                                                                   meeting was mailed to GelTex
                                                                   stockholders or public
                                                                   disclosure of the date of the
                                                                   meeting is made, whichever
                                                                   occurs first.

                                                                   GelTex's by-laws provide that
                                                                   for a stockholder to nominate a
                                                                   director, the stockholder must
                                                                   notify the Chairman of the board
                                                                   of directors, the President, the
                                                                   Secretary or the Treasurer of
                                                                   the nomination proposal not less
                                                                   than 50 days nor more than 75
                                                                   days before the meeting.
                                                                   However, if less than 65 days
                                                                   notice of the stockholders
                                                                   meeting is given to GelTex
                                                                   stockholders, any notice to
                                                                   GelTex nominating a person for
                                                                   election as a director will be
                                                                   considered timely so long as it
                                                                   was received by GelTex not later
                                                                   than the close of business on
                                                                   the 15th day following the day
                                                                   the notice of the meeting was
                                                                   mailed to GelTex stockholders.

QUORUM FOR MEETING OF            The holders of a majority in      The holders of a majority of the
  STOCKHOLDERS                   interest of all outstanding       outstanding shares of GelTex
                                 stock entitled to vote at a       stock entitled to vote at a
                                 Genzyme stockholder meeting,      meeting, present in person or
                                 present in person or represented  represented by proxy,
                                 by proxy, constitutes a quorum    constitutes a quorum for
                                 for transacting business at a     transacting business at a
                                 meeting.                          meeting.

STOCKHOLDER INSPECTION RIGHTS    By law, stockholders have the     Under the DGCL any stockholder
                                 right for a proper purpose to     has the right to inspect the
                                 inspect the company's charter,    company's stock ledger,
                                 by-laws, records of all meetings  stockholder list, and other
                                 of incorporators and              books and records for a purpose
                                 stockholders, and stock and       reasonably related to the
                                 transfer records, including the   person's interest as a
                                 stockholder list. Additionally,   stockholder.
                                 stockholders have a qualified
                                 right to inspect other books and
                                 records of the corporation.

NUMBER OF DIRECTORS              Genzyme currently has seven       GelTex currently has five
                                                                   directors.

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 directors. Genzyme's by-laws      GelTex's charter provides that
                                 provide that the board of         the board of directors shall be
                                 directors shall be at least       at least three and not more than
                                 three. The number of directors    fifteen. The number of directors
                                 is fixed by the board and may be  is fixed by the board and may be
                                 enlarged at any time by a vote    enlarged at any time by a vote
                                 of the majority of directors.     of the majority of directors.

CLASSIFICATION OF BOARD OF       Genzyme's charter provides that   GelTex's charter provides that
  DIRECTORS                      the board of directors will       the board of directors will
                                 consist of three classes, with    consist of three classes, with
                                 each class being as equal in      each class being as equal in
                                 size as possible. Each class of   size as possible. Each class of
                                 directors is elected for a        directors is elected for a
                                 three-year term at alternating    three-year term at alternating
                                 annual meetings of the            annual meetings of the
                                 stockholders.                     stockholders.

REMOVAL OF DIRECTORS             Directors may be removed only     Directors may be removed only
                                 for cause by a majority vote of   for cause by a majority vote of
                                 stockholders. Under Genzyme's     stockholders. Under GelTex's
                                 by-laws, vacancies on the board   charter vacancies on the board
                                 of directors may be filled by     of directors may be filled by
                                 the board. Vacancies resulting    the board.
                                 from the enlargement of the
                                 board may be filled by a
                                 majority of the directors then
                                 in office, though less than a
                                 quorum.

LIMITATION ON PERSONAL           Genzyme's charter provides that   GelTex's charter provides that
  LIABILITY OF DIRECTORS AND     directors shall not be            directors shall not be
  OFFICERS                       personally liable to Genzyme or   personally liable to GelTex or
                                 its stockholders for monetary     its stockholders for monetary
                                 damages for breaching their       damages for breaching their
                                 fiduciary duties except to the    fiduciary duties except to the
                                 extent eliminating or limiting    extent eliminating or limiting
                                 their liability is not permitted  their liability is not permitted
                                 under the MBCL. Under the MBCL,   under the DGCL.
                                 a director is generally not
                                 excused from liability for
                                 making unauthorized loans or
                                 distributions to insiders.

INDEMNIFICATION OF DIRECTORS     Massachusetts law permits, and    GelTex's charter provides that
  AND OFFICERS                   Genzyme's charter provides for,   GelTex shall, to the fullest
                                 indemnification of directors and  extent permitted by the DGCL as
                                 officers for all expenses and     amended from time to time,
                                 liabilities imposed upon them     indemnify each person who was or
                                 due to any proceeding in which    is a party or is threatened to
                                 they may become involved by       be made a party to any
                                 serving or having served as       threatened, pending or completed
                                 directors or officers.            action, suit or proceeding
                                 Indemnification is denied,        whether civil, criminal,
                                 however, if the person is found   administrative or investigative,
                                 not to have acted in good faith   by reason of the fact that he is
                                 with the reasonable belief that   or was, or has agreed to become
                                 his or her action was in          a director or officer of GelTex,
                                 Genzyme's best interest.          or is or was serving, or has
                                 Genzyme's by-laws provide that    agreed to serve at the request
                                 indemnification is a contract     of

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 right for the benefit of the      GelTex as a director, officer or
                                 directors, officers and other     trustee of, or in a similar
                                 persons entitled to be            capacity with, another
                                 indemnified.                      corporation, partnership, joint
                                                                   venture, trust or other
                                                                   enterprise.

                                 The MBCL does not explicitly      Delaware law permits, and
                                 address indemnifying persons      GelTex's by-laws provide for,
                                 against judgments in actions      GelTex to purchase and maintain
                                 brought by or in the right of     insurance on behalf of any
                                 the corporation. The previously   person who is or was a director,
                                 discussed standard applies to     officer, employee or agent, or
                                 these cases.                      is or was serving at the request
                                                                   of GelTex as a director,
                                                                   officer, employee or agent of
                                                                   another corporation,
                                                                   partnership, joint venture,
                                                                   trust or other enterprise
                                                                   against any liability asserted
                                                                   against that person and incurred
                                                                   by that person in any such
                                                                   capacity or arising out of that
                                                                   person's status as such.

                                                                   The DGCL does not permit a
                                                                   corporation to indemnify persons
                                                                   against judgments in actions
                                                                   brought by or in the right of
                                                                   the corporation.

AMENDMENTS TO CHARTER            Under the MBCL, a majority vote   Under DGCL, a majority vote of
                                 of stockholders is required to    stockholders is required to
                                 amend some charter provisions,    amend a company's charter.
                                 such as increasing a company's    However, under GelTex's charter,
                                 authorized capital stock. For     any amendments to the provisions
                                 most other amendments, the MBCL   relating to (a) the merger,
                                 requires a two-thirds vote, such  consolidation or sale or
                                 as to change a corporate name,    disposition of all or
                                 change the nature of the          substantially all of the assets
                                 corporate business, or authorize  of GelTex, (b) the issuance or
                                 the sale, mortgage, pledge,       transfer of more than $500,000
                                 lease or exchange of all the      of securities of GelTex in
                                 company's property or assets.     exchange for the securities or
                                 The MBCL does, however, permit a  assets of another corporation or
                                 corporate charter to specify a    (c) the prohibition of
                                 threshold vote of less than       stockholder action by written
                                 two-thirds, but of at least a     consent requires the affirmative
                                 majority; Genzyme's charter       vote of two-thirds of the shares
                                 expressly permits a majority      of all classes of stock of
                                 vote to make any amendments to    GelTex entitled to vote for the
                                 its charter.                      election of directors, voting as
                                                                   a single class.

AMENDMENTS TO BY-LAWS            Genzyme's by-laws may be          GelTex's by-laws may be amended,
                                 amended, altered or repealed,     altered or repealed, and new by-
                                 and new by-laws may be adopted,   laws may be adopted, by a
                                 by a majority vote of the         majority of directors present at
                                 stockholders. The directors may   any meeting at which a quorum
                                 also make, amend or repeal the    (consisting of a majority of the
                                 by-laws, except any by-law        board of directors) is present.
                                 provision which                   The GelTex by-laws may

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 under law, the charter or the     also be amended by a majority
                                 by-laws requires a stockholder    vote of the stockholders.
                                 vote. If the directors make,
                                 amend or repeal any by-law,
                                 Genzyme must notify the
                                 stockholders of that action at
                                 or before the time notice of the
                                 next stockholder meeting is
                                 given.

ANTI-TAKEOVER PROVISIONS         The Massachusetts "Business       Section 203 of the DGCL
                                 Combination" statute prohibits a  prohibits a Delaware corporation
                                 Massachusetts corporation from    from engaging in a "business
                                 engaging in a "business           combination" with a person
                                 combination" with a person        owning 15% or more of the
                                 owning 5% or more of the          corporation's voting stock, or
                                 corporation's voting stock        an interested stockholder, for
                                 without the approval of its       three years following the time
                                 board of directors to acquire     that person became an interested
                                 that stock, or an interested      stockholder, unless the:
                                 stockholder, for three years      - board of directors approves
                                 from the time the person became   the stock acquisition or the
                                 an interested stockholder,          business combination before
                                 unless the:                         the person becomes an
                                 - board of directors approves       interested stockholder;
                                 the stock acquisition or the      - person became an interested
                                   combination transaction before    stockholder and 85% owner of
                                   the person becomes an             the voting stock in the
                                   interested stockholder;           transaction, excluding shares
                                 - interested stockholder            owned by directors and
                                 acquires 90% of the outstanding     officers and shares owned by
                                   voting stock of the company       some employee stock plans; or
                                   (excluding stock owned by       - combination transaction is
                                   directors-officers or some        approved by the board of
                                   employee stock plans) in one      directors by at least
                                   transaction; or                   two-thirds of the outstanding
                                 - combination transaction is        voting stock not owned by the
                                   approved by the board of          interested stockholder.
                                   directors and by two-thirds of
                                   the outstanding voting stock
                                   not owned by the interested
                                   stockholder.

                                 Genzyme is subject to the         A Delaware corporation can elect
                                 Massachusetts Business            in its charter or by-laws not to
                                 Combination statute unless it     be governed by Section 203.
                                 elects, with stockholder          GelTex has not made that
                                 approval, not to be. Genzyme has  election.
                                 not made that election.

CONTROL SHARE ACQUISITION        The Massachusetts Control Share   Delaware does not have a Control
  STATUTE                        Acquisition statute provides      Share Acquisition statute.
                                 that each and any acquisition by
                                 a person of 20%, 33 1/3% or a
                                 majority of the corporation's
                                 voting stock cannot vote the
                                 shares exceeding that threshold
                                 unless a majority of the
                                 outstanding shares

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 not owned by the acquiror and
                                 the corporation's officers and
                                 employee-directors vote to
                                 permit it. Under its by-laws,
                                 Genzyme has elected not to be
                                 governed by this statute.

SHAREHOLDER RIGHTS PLAN          As described in the rights        As described in the rights
                                 agreement dated June 10, 1999     agreement dated March 11, 1996
                                 between Genzyme and American      between GelTex and American
                                 Stock Transfer & Trust Company,   Stock Transfer & Trust Company,
                                 as rights agent, each             as rights agent, each
                                 outstanding share of Genzyme      outstanding share of GelTex
                                 General Stock, Molecular          common stock will permit the
                                 Oncology Stock, Surgical          holder to purchase one
                                 Products Stock, and Tissue        one-hundredth of a share of
                                 Repair Stock also represents a    GelTex Series A Junior
                                 right that, if triggered, will    Participating Preferred Stock,
                                 permit the holder to purchase     par value $0.01 per share, at a
                                 one one-hundredth of a share of   price of $100.00 per share,
                                 Genzyme's:                        subject to adjustment.

                                 - Series A Junior Participating
                                   preferred stock for each
                                   Genzyme General Stock purchase
                                   right, at a price of $300;
                                 - Series B Junior Participating
                                   preferred stock for each
                                   Tissue Repair Stock purchase
                                   right, at a price of $26;
                                 - Series C Junior Participating
                                   preferred stock for each
                                   Molecular Oncology Stock
                                   purchase right, at a price of
                                   $26; and
                                 - Series D Junior Participating
                                   preferred stock for each
                                   Surgical Products Stock
                                   purchase right, at a price of
                                   $150.

                                 The rights are not currently      The rights are not currently
                                 exercisable but will become       exercisable but will become
                                 exercisable upon the earlier of:  exercisable upon the earlier of:

                                 - 10 days following the public    - 10 days following the public
                                   announcement that a person or     announcement that a person or
                                   group has acquired 15% or more    group has acquired 20% or more
                                   of the voting power of all        of GelTex's outstanding common
                                   series of Genzyme's               stock, or
                                   outstanding common stock, or

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
SHAREHOLDER RIGHTS PLAN          - 10 days after any person or     - 10 days following the
  (CONTINUED)                      group announces a tender or       commencement of a tender or
                                   exchange offer which, if          exchange offer which, if
                                   completed, would result in the    completed, would result in the
                                   offeror owning 15% or more of     offeror owning 20% or more of
                                   the voting power of all series    the outstanding shares of
                                   of Genzyme's outstanding          GelTex common stock.
                                   common stock.

                                 When exercisable, each right      When exercisable, each right
                                 permits its holder to buy that    permits its holder to buy that
                                 number of shares of a series of   number of shares of a series of
                                 Genzyme's common stock equal in   GelTex's common stock equal in
                                 value to twice the right's        value to twice the right's
                                 purchase price. The acquirer who  purchase price. The acquirer who
                                 triggers the rights cannot        triggers the rights cannot
                                 exercise or transfer its rights.  exercise or transfer its rights.

                                 If any person acquiring 15% or    If, after the rights are
                                 more of the voting power of       exercisable, GelTex is involved
                                 Genzyme's outstanding common      in a merger or other business
                                 stock is involved in a merger or  combination or if 50% or more of
                                 other business combination with   the assets or earning power of
                                 Genzyme in which Genzyme is not   GelTex and its subsidiaries are
                                 the surviving corporation, each   sold, each rightholder will be
                                 rightholder will be allowed to    allowed to buy shares of the
                                 buy shares of the acquiring       acquiring company's common stock
                                 company's common stock at half    at half their average market
                                 their average market value upon   value upon paying the right's
                                 paying the right's purchase       purchase price.
                                 price.

                                 The rights expire on March 28,    The rights will expire on March
                                 2009 unless redeemed. The         11, 2006, unless redeemed. The
                                 Genzyme board of directors may    GelTex board of directors may
                                 redeem the rights at $0.001 per   redeem the rights at $.001 per
                                 right any time before the tenth   right any time before the tenth
                                 day after the 15% or greater      day after the 20% or greater
                                 acquisition. The rights have      acquisition. The rights have
                                 anti-takeover effects. They can   anti-takeover effects. They can
                                 cause substantial dilution to a   cause substantial dilution to a
                                 person or group that attempts to  person or group that attempts to
                                 acquire Genzyme on terms that     acquire GelTex on terms that are
                                 are not approved by the board of  not approved by the board of directors. The rights should not  directors. The rights should not
                                 interfere with any merger or      interfere with any merger or
                                 other business combination that   other business combination that
                                 Genzyme's board of directors      GelTex's board of directors
                                 approves since Genzyme can        approves since GelTex can redeem
                                 redeem the rights before they     the rights before they become
                                 become exercisable.               exercisable.

PROVISIONS RELATING TO SOME      Under the MBCL, the affirmative   Under GelTex's charter, the
  BUSINESS COMBINATIONS          vote of two-thirds of the         affirmative vote of two-thirds
                                 outstanding shares of each class  of the shares of all classes of
                                 of stock (or such lower           GelTex's stock voting as a
                                 proportion permitted by the       single class and entitled to
                                 charter, but not less than a      vote for the election of
                                 majority) is required to          directors is necessary to merge,

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
                                 authorize a merger or             consolidate or sell or dispose
                                 consolidation of Genzyme into     of all or substantially all of
                                 any other corporation, or the     the assets of GelTex, to
                                 sale, lease, or exchange of all   authorize the sale or transfer
                                 or substantially all of           of more than $500,000 of GelTex
                                 Genzyme's property and assets.    securities in exchange for the
                                 Genzyme's charter provides that   assets or securities of another
                                 a majority of the outstanding     corporation or to engage in any
                                 shares of each class must         transaction whose effect is to
                                 approve a merger or sale of all   continue business with that of
                                 or substantially all of           another corporation that is the
                                 Genzyme's assets.                 beneficial owner of 5% or more
                                                                   of the outstanding shares of
                                                                   GelTex stock eligible to vote
                                                                   for the election of directors.
                                                                   Two-thirds stockholder approval
                                                                   is not necessary, however, if
                                                                   the combination is approved by a
                                                                   majority of the board of
                                                                   directors, so long as the
                                                                   directors voting in favor of the
                                                                   combination include a majority
                                                                   of the persons who were duly
                                                                   elected and acting members of
                                                                   the board of directors before
                                                                   the time the other corporation
                                                                   became a beneficial owner of 5%
                                                                   or more of the shares of GelTex
                                                                   stock eligible to vote for the
                                                                   election of directors.

                                 Under the MBCL, unless the
                                 corporation's charter otherwise
                                 provides for a stockholder vote,
                                 a surviving corporation need not
                                 obtain stockholder approval for
                                 a merger if:
                                 - any shares of the surviving
                                   corporation to be issued or
                                   delivered in the merger will
                                   not increase the number of
                                   shares of common stock
                                   outstanding before the merger
                                   by more than 15%; and
                                 - the merger agreement does not
                                   amend the charter of the
                                   surviving corporation.

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------

PROVISIONS RELATING TO SOME      Genzyme's charter requires that
  BUSINESS COMBINATIONS          holders of each series of
  (CONTINUED)                    Genzyme common stock, with each
                                 series voting separately,
                                 approve any merger or business
                                 combination resulting in:
                                 - stockholders of all series
                                   together no longer owning,
                                   directly or indirectly, at
                                   least 50% of the voting power
                                   of the surviving corporation;
                                   and
                                 - stockholders of all series not
                                   receiving the same form of
                                   consideration, distributed
                                   among stockholders in
                                   proportion to the market
                                   capitalization of each series
                                   of Genzyme common stock on the
                                   date of the first public
                                   announcement of the merger or
                                   business combination.

APPRAISAL OR DISSENTERS' RIGHTS  Under MBCL, a properly            Under the DGCL, the right of
                                 dissenting stockholder is         dissenting stockholders to
                                 entitled to receive the           obtain the fair value for their
                                 appraised value of his shares     shares is available in
                                 when the corporation votes to:    connection with some mergers or
                                 - sell, lease, or exchange all    consolidations. Unless otherwise
                                 or substantially all of its       provided in the corporate
                                   property and assets;            charter, appraisal rights are
                                 - adopt an amendment to its       not available to stockholders
                                   charter that adversely affects  when the corporation will be the the rights of the stockholder;  surviving corporation in a
                                   or                              merger and no vote of its
                                 - merge or consolidate with       stockholders is required to
                                   another corporation.            approve the merger. In addition,
                                 No appraisal rights are           no appraisal rights are
                                 available, however, to            available to holders of shares
                                 stockholders of a corporation     of any class of stock which is
                                 surviving the merger, if the      either:
                                 merger does not require the       - listed on a national
                                 approval of these stockholders.   securities exchange or
                                                                     designated as a national
                                                                     market system security on an
                                                                     interdealer quotation system
                                                                     by the NASD;

                                  RIGHTS OF GENZYME STOCKHOLDERS    RIGHTS OF GELTEX STOCKHOLDERS
                                 --------------------------------  --------------------------------
APPRAISAL OR DISSENTERS' RIGHTS  In order to exercise their        - held of record by more than
  (CONTINUED)                    appraisal rights, stockholders      2,000 stockholders; or
                                 must not vote in favor of the     - unless those stockholders are
                                 corporate action triggering the     required by the terms of the
                                 appraisal right. Also, they must    merger to accept anything
                                 send the corporation a written      other than (1) shares of stock
                                 objection to the corporate          of the surviving corporation,
                                 action stating their intention      (2) shares of stock of another
                                 to demand payment for their         corporation which, on the
                                 shares. If stockholders follow      effective date of the merger
                                 the appraisal procedures set out    or consolidation, are of the
                                 under Massachusetts law, the        kind described above,
                                 "fair value" of their stock will    (3) cash instead of fractional
                                 be determined as of the day         shares of stock, or (4) any
                                 before effectiveness of the         combination of the
                                 corporate action. The appraisal     consideration set forth in (1)
                                 rights provisions are the only      through (3).
                                 remedy for stockholders who
                                 object to the corporate action,
                                 unless the corporate action is
                                 determined to have been illegal,
                                 fraudulent or in breach of the
                                 board's fiduciary duties.

                                 LEGAL MATTERS

    The validity of the Genzyme General Stock to be issued in the merger and the tax treatment of the merger will be passed upon for Genzyme by Palmer & Dodge LLP, Boston, Massachusetts.

    The tax treatment of the merger will be passed upon for GelTex by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Genzyme Corporation, Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair incorporated in this proxy statement/prospectus by reference to Genzyme's annual report on Form 10-K for the year ended December 31, 1999, as amended, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of GelTex Pharmaceuticals, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated by reference elsewhere herein which, as to the years 1999 and 1998, are based in part on the reports of PricewaterhouseCoopers LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    The financial statements of RenaGel LLC as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference in this proxy statement/ prospectus by reference to GelTex's annual report on Form 10-K for the year ended December 31, 1999 and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Biomatrix, Inc. incorporated in this proxy statement/ prospectus by reference to its annual report on Form 10-K for the year ended December 31, 1999, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                      FUTURE GELTEX STOCKHOLDER PROPOSALS

    Only if the merger is not completed, GelTex will hold its 2001 annual meeting of stockholders. GelTex's by-laws provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to GelTex not less than 50 days nor more than 75 days before the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of the annual meeting date was mailed or public disclosure made, whichever first occurs.

                                 OTHER MATTERS

    GelTex does not presently intend to bring before its special meeting any matters other than those specified in the notice accompanying this proxy statement/prospectus, and neither Genzyme nor GelTex has any knowledge of any other matters which may be brought up by other persons. However, if any other matters come before the GelTex special meeting or any adjournments of that meeting, the persons named in the enclosed forms of the GelTex proxy, as the case may be, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

    Genzyme and GelTex file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Genzyme and GelTex file with the SEC at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Genzyme and GelTex may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    Genzyme filed a registration statement on Form S-4 to register with the SEC the Genzyme General Stock to be issued to GelTex stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus in addition to being a proxy statement of GelTex. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Genzyme's registration statement or the exhibits to the registration statement.

    The SEC allows Genzyme and GelTex to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents set forth below that Genzyme and GelTex have previously filed with the SEC. These documents contain important business and financial information about Genzyme and GelTex that is not included in or delivered with this proxy statement/prospectus.

GENZYME FILINGS (FILE NO. 0-14680)                       PERIOD AND/OR DATE FILED
----------------------------------             ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 1999 filed on
                                               March 30, 2000, amended June 28, 2000 and
                                               October 17, 2000

Quarterly Report on Form 10-Q                  Fiscal quarter ended March 31, 2000 filed on
                                               May 15, 2000, as amended on October 17, 2000

Quarterly Report on Form 10-Q                  Fiscal quarter ended June 30, 2000 filed on
                                               August 14, 2000, as amended on October 17,
                                               2000

Current Reports on Form 8-K                    Filed on January 10, 2000, March 15, 2000,
                                               March 23, 2000, June 30, 2000, July 14, 2000,
                                               July 19, 2000, September 12, 2000 and
                                               September 14, 2000

GENZYME FILINGS (FILE NO. 0-14680) (CONTINUED)      PERIOD AND/OR DATE FILED (CONTINUED)
----------------------------------------------  ---------------------------------------------
Proxy Statement on Schedule 14A                 Filed on April 18, 2000, amended on May 11,
                                                2000 and May 30, 2000
The description of Genzyme General Stock,       Filed on June 30, 2000
  Genzyme Molecular Oncology Stock and Genzyme
  Tissue Repair Stock contained in Genzyme's
  Registration Statement on Form 8-A
The description of Genzyme General Stock        Filed on June 11, 1999
  purchase rights, Genzyme Molecular Oncology
  Stock purchase rights and Genzyme Tissue
  Repair Stock purchase rights contained in
  Genzyme's Registration Statement on
  Form 8-A/A
The description of Genzyme Surgical Products    Filed on June 30, 2000
  Stock and Genzyme Surgical Products Stock
  purchase rights contained in Genzyme's
  Registration Statement on Form 8-A

GELTEX FILINGS (FILE NO. 0-26872)                         PERIOD AND/OR DATE FILED
---------------------------------------------   ---------------------------------------------
Annual Report on Form 10-K                      Fiscal year ended December 31, 1999 filed on
                                                March 30, 2000
Quarterly Report on Form 10-Q                   Fiscal quarter ended March 31, 2000 filed on
                                                May 15, 2000
Quarterly Report on Form 10-Q                   Fiscal quarter ended June 30, 2000 filed on
                                                August 14, 2000
Current Reports on Form 8-K                     Filed on September 11, 2000 and
                                                September 14, 2000
Proxy Statement on Schedule 14A                 Filed on April 24, 2000
The description of GelTex Stock contained in    Filed on September 26, 1995, amended on
  GelTex's Registration Statement on Form 8-A   October 12, 1995
The description of GelTex Junior Participating  Filed on March 5, 1996
  Preferred Stock Purchase Rights contained in
  GelTex's Registration Statement on Form 8-A

BIOMATRIX FILINGS (FILE NO. 0-19373)                        PERIOD OR DATE FILED
---------------------------------------------   ---------------------------------------------
Consolidated Financial Statements set forth on  Fiscal year ended December 31, 1999 filed on
  pages F-1 to F-21 of Biomatrix's Annual       March 30, 2000, amended April 26, 2000 and
  Report on Form 10-K                           October 26, 2000
Condensed Consolidated Financial Statements     Fiscal quarter ended June 30, 2000 filed on
  set forth on pages 2 to 11 of Biomatrix's     August 14, 2000
  Quarterly Report on Form 10-Q

    Genzyme and GelTex also incorporate by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the GelTex special meeting including any adjournments or postponements. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    Genzyme has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Genzyme, and GelTex has supplied all information relating to GelTex.

    If you are a Genzyme or GelTex stockholder, the companies may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Genzyme Corporation         GelTex Pharmaceuticals, Inc.
    Shareholder Relations          Chief Financial Officer
      One Kendall Square              153 Second Avenue
Cambridge, Massachusetts 02139   Waltham, Massachusetts 02451
        (617) 252-7526                  (781) 290-5888

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Genzyme and GelTex have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November , 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Genzyme General Stock in the merger creates any implication to the contrary.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              GENZYME CORPORATION
                                      AND
                          GELTEX PHARMACEUTICALS, INC.

                          ----------------------------

                        DATED AS OF SEPTEMBER 11, 2000,
                               AS AMENDED THROUGH
                                OCTOBER 19, 2000

                          ----------------------------

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
SECTION 1--THE MERGER.............................................     A-1
1.1   The Merger..................................................     A-1
1.2   Effective Time..............................................     A-1
1.3   Effects of the Merger.......................................     A-2
1.4   Articles of Organization and By-Laws........................     A-2
1.5   Directors and Officers......................................     A-2
1.6   Conversion of Common Stock..................................     A-2
1.7   Company Options, Warrants and Purchase Rights...............     A-5
1.8   Closing of Company Transfer Books...........................     A-6
1.9   Exchange of Certificates....................................     A-6
1.10  No Liability................................................     A-7
1.11  Lost Certificates...........................................     A-7
1.12  Withholding Rights..........................................     A-7
1.13  Distributions with Respect to Unexchanged Shares............     A-8
1.14  Further Assurances..........................................     A-8

SECTION 2--REPRESENTATIONS AND WARRANTIES OF COMPANY..............     A-8
2.1   Organization and Qualification..............................     A-8
2.2   Authority to Execute and Perform Agreements.................     A-8
2.3   Capitalization and Title to Shares..........................     A-9
2.4   Company Subsidiaries........................................    A-10
2.5   SEC Reports.................................................    A-10
2.6   Financial Statements........................................    A-11
2.7   Absence of Undisclosed Liabilities..........................    A-11
2.8   Absence of Adverse Changes..................................    A-11
2.9   Compliance with Laws........................................    A-11
2.10  Actions and Proceedings.....................................    A-12
2.11  Contracts and Other Agreements..............................    A-12
2.12  Intellectual Property.......................................    A-13
2.13  Insurance...................................................    A-13
2.14  Commercial Relationships....................................    A-13
2.15  Tax Matters.................................................    A-14
2.16  Employee Benefit Plans......................................    A-15
2.17  Employee Relations..........................................    A-16
2.18  Environmental Matters.......................................    A-17
2.19  No Breach...................................................    A-18
2.20  Board Approvals.............................................    A-19
2.21  Financial Advisor...........................................    A-19
2.22  Proxy Statement and Registration Statement..................    A-20

                                                                      PAGE
                                                                    --------
SECTION 3--REPRESENTATIONS AND WARRANTIES OF PARENT...............    A-20
3.1   Organization and Qualification..............................    A-20
3.2   Authority to Execute and Perform Agreement..................    A-20
3.3   Capitalization..............................................    A-20
3.4   SEC Reports.................................................    A-21
3.5   Financial Statements........................................    A-21
3.6   Absence of Undisclosed Liabilities..........................    A-21
3.7   Absence of Adverse Changes..................................    A-21
3.8   Actions and Proceedings.....................................    A-22
3.9   Intellectual Property.......................................    A-22
3.10  No Breach...................................................    A-22
3.11  Proxy Statement and Registration Statement..................    A-22
3.12  Financing...................................................    A-22
3.13  Merger Sub..................................................    A-23

SECTION 4--COVENANTS AND AGREEMENTS...............................    A-23
4.1   Conduct of Business.........................................    A-23
4.2   Corporate Examinations and Investigations...................    A-25
4.3   Expenses....................................................    A-26
4.4   Authorization from Others...................................    A-26
4.5   Further Assurances..........................................    A-26
4.6   Preparation of Disclosure Documents.........................    A-26
4.7   Public Announcements........................................    A-27
4.8   Affiliate Letters...........................................    A-27
4.9   Nasdaq Listings.............................................    A-27
4.10  No Solicitation.............................................    A-28
4.11  Regulatory Filings..........................................    A-28
4.12  Notification of Certain Matters.............................    A-29
4.13  Registration of Certain Shares..............................    A-29
4.14  Employee Matters............................................    A-29
4.15  Indemnification.............................................    A-30
4.16  Section 16 Approval.........................................    A-30
4.17  Participation in Certain Actions and Proceedings............    A-30
4.18  Guarantee of Merger Sub's Obligations.......................    A-30

SECTION 5--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY
TO CONSUMMATE THE MERGER..........................................    A-31
5.1   Stockholder Approval........................................    A-31
5.2   Registration Statement......................................    A-31
5.3   Absence of Order............................................    A-31
5.4   Regulatory Approvals........................................    A-31
5.5   HSR Act.....................................................    A-31
5.6   Nasdaq......................................................    A-31

                                                                      PAGE
                                                                    --------
SECTION 6--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
MERGER SUB TO CONSUMMATE THE MERGER...............................    A-31
6.1   Representations, Warranties and Covenants...................    A-31
6.2   Corporate Certificates......................................    A-31
6.3   Secretary's Certificate.....................................    A-32
6.4   Affiliate Letters...........................................    A-32
6.5   Tax Opinion.................................................    A-32
6.6   Consents....................................................    A-32
6.7   Dissenting Shares...........................................    A-32

SECTION 7--CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO
CONSUMMATE THE MERGER.............................................    A-32
7.1   Representations, Warranties and Covenants...................    A-32
7.2   Merger Documents............................................    A-32
7.3   Tax Opinion.................................................    A-32

SECTION 8--TERMINATION, AMENDMENT AND WAIVER......................    A-33
8.1   Termination.................................................    A-33
8.2   Effect of Termination.......................................    A-34
8.3   Termination Fee.............................................    A-34
8.4   Amendment...................................................    A-35
8.5   Waiver......................................................    A-35

SECTION 9--MISCELLANEOUS..........................................    A-35
9.1   No Survival.................................................    A-35
9.2   Notices.....................................................    A-35
9.3   Entire Agreement............................................    A-36
9.4   Governing Law...............................................    A-36
      Binding Effect; No Assignment; No Third-Party
9.5   Beneficiaries...............................................    A-36
9.6   Section Headings, Construction..............................    A-36
9.7   Counterparts................................................    A-36
9.8   Severability................................................    A-36
9.9   Submission to Jurisdiction; Waiver..........................    A-36
9.10  Enforcement.................................................    A-37
9.11  Rules of Construction.......................................    A-37
9.12  Waiver of Jury Trial........................................    A-37

                                    EXHIBITS

Exhibit A       Form of Agreement of Joinder

Exhibit B       Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER
                      (AS AMENDED BY AMENDMENT NO. 1 DATED
                             AS OF OCTOBER 19, 2000

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of
September 11, 2000 is among Genzyme Corporation ("Parent"), a Massachusetts corporation and GelTex Pharmaceuticals, Inc. ("Company"), a Delaware corporation. The parties wish to effect a business combination through a merger (the "Merger") of the Company with and into a wholly-owned subsidiary of Parent to be formed as a Massachusetts corporation ("Merger Sub") on the terms and conditions set forth herein.

                                R E C I T A L S

    A. For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization within the meaning of
Section 1.368-2(g) of the income tax regulations promulgated under the Code. For financial accounting purposes, it is intended that the Merger will be accounted for using the purchase method of accounting.

    B. For purposes of this Agreement, "Parent Common Stock" shall mean Genzyme General Division Common Stock, $0.01 par value per share, together with an associated Genzyme General Division Common Stock Purchase Right under Parent's Amended and Restated Renewed Rights Agreement (the "Genzyme's Rights Plan").

    In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1--THE MERGER

    1.1  THE MERGER.

    (a) Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), Company shall be merged with and into Merger Sub. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Merger Sub shall continue as the surviving corporation (sometimes referred herein as the "Surviving Corporation") and the separate corporate existence of Company shall cease.

    (b) Promptly following execution of this Agreement but in no event later than the date the Registration Statement (as defined in Section 2.22) is filed with the Securities and Exchange Commission (the "SEC"), Parent shall cause Merger Sub to be incorporated as a Massachusetts corporation, to adopt a charter and such other organizational documents as may be necessary or advisable and which shall be appropriate for effecting the purposes of this Agreement, and to become a party to this Agreement pursuant to an Agreement of Joinder substantially in the form attached hereto as EXHIBIT A.

    (c) The name of the Surviving Corporation shall be "GelTex
Pharmaceuticals, Inc." The purpose of the Surviving Corporation shall be to develop, manufacture and sell human health care products and to engage generally in any business that may lawfully be carried on by a corporation formed under Chapter 156B of the General Laws of Massachusetts.

    1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause articles of merger (the "Articles of Merger") with respect to the Merger

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to be filed and recorded in accordance with the MBCL and a certificate of merger
(the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with the DGCL, and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Articles of Merger and the Certificate of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware, respectively, in accordance with the MBCL and the DGCL, or at such later time as is specified in the Articles of Merger and the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing. The date on which the Closing occurs is referred to herein as the "Closing Date."

    1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Sections 80 and 81 of the MBCL and Sections 259, 260 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

    1.4 ARTICLES OF ORGANIZATION AND BY-LAWS. Subject to Section 4.15, the Articles of Organization and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Organization and By-Laws of the Surviving Corporation until thereafter changed as provided therein or by applicable law.

    1.5  DIRECTORS AND OFFICERS.

    (a) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of his or her resignation or removal or otherwise ceasing to be a director or officer, as the case may be, or until his or her respective successor is duly elected and qualified.

    (b) Each current director of Company shall submit his or her resignation at the Closing to be effective at the Effective Time.

    1.6  CONVERSION OF COMMON STOCK

    (a) MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Company:

        (i) Subject to payment of cash in lieu of fractional shares as provided below, each share of Company common stock, $0.01 par value per share (together with the associated rights (as defined in Section 2.20(c)) "Company Common Stock") outstanding immediately prior to the Effective Time, other than shares held by Company as treasury stock, shares held by any wholly-owned Company Subsidiary (as defined in Section 2.4(a)), shares held by Parent, Merger Sub, or any other wholly-owned subsidiary of Parent and Dissenting Shares (as defined in Section 1.6(d)), shall be cancelled and extinguished and automatically converted into and become the right to receive, subject to the election, allocation and adjustment procedures in this Section 1.6, either:

          (A) 0.7272 (the "Exchange Ratio") of a share of Parent Common Stock (the "Per Share Stock Consideration") or

           (B) $47.50 in cash, without interest (the "Per Share Cash Consideration").

        (ii) The number of shares of Company Common Stock to be converted into the right to receive the Per Share Cash Consideration (the "Cash Election Number") will, subject to Section 1.6(a)(vii), equal the difference between
    (A) fifty percent (50%) of (I) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time less (II) the number of shares held by the Company as treasury stock and shares held by a wholly-owned Company Subsidiary, shares held by Parent, Merger Sub, or any other wholly-owned subsidiary of Parent, rounded to the nearest whole number, less (B) the number of Dissenting Shares. Other than shares held by the Company as treasury stock, shares held by a wholly-owned Company Subsidiary, shares held by Parent, Merger Sub, or any other wholly-owned subsidiary of Parent and Dissenting Shares, each of the remaining shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Stock Election Number") will be converted into the right to receive the Per Share Stock Consideration.

       (iii) Subject to the allocation and election procedures set forth in this
    Section 1.6, each record holder of shares of Company Common Stock will be entitled (A) to elect to receive the Per Share Cash Consideration for such shares (a "Cash Election"), (B) to elect to receive the Per Share Stock Consideration for such shares (a "Stock Election"), or (C) to indicate that such record holder elects to receive the Per Share Cash Consideration, the Per Share Stock Consideration, or a combination thereof as determined pursuant to this Section 1.6 for Combined Election Shares (as defined below) (a "Combined Election"). All such elections will be made on a form designed for that purpose (an "Election Form").

        (iv) If the aggregate number of shares covered by valid Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock covered by valid Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Combined Elections (the "Combined Election Shares") will be converted into the right to receive the Per Share Stock Consideration, and the Cash Election Shares will be converted into the right to receive Parent Common Stock and cash in the following manner:

       Each Cash Election Share will be converted into the right to receive
       (A) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which will be the Cash Election Number and the denominator of which will be the total number of Cash Election Shares, and (B) a number of shares of Parent Common Stock equal to the product of
       (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

        (v) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Combined Election Shares will be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares will be converted into the right to receive Parent Common Stock and cash in the following manner:

       Each Stock Election Share will be converted into the right to receive
       (A) a number of shares of Parent Common Stock equal to the product of
       (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which will be the Stock Election Number and the denominator of which will be the total number of Stock Election Shares, and (B) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

        (vi) In the event that neither subparagraph (iv) nor subparagraph
    (v) above is applicable, all Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration, all Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration, and all Combined Election Shares will be converted into the right to receive shares of Parent Common Stock and the right to receive cash on a proportionate basis so that, in the aggregate, the number of shares of Company Common Stock outstanding immediately prior to the Effective Time that convert into the Per Share Cash Consideration is as nearly equal to the Cash Election Number as practical.

       (vii) In the event that the value of the shares of Parent Common Stock (excluding fractional shares to be paid in cash) to be issued in the Merger, valued at the last sale price as reported by the Nasdaq National Market for the date during which the Effective Time occurs, minus the aggregate discount, if any, due to trading restrictions on the Parent Common Stock to be issued in the Merger (the "Parent Common Stock Value") is less than 45% of the total consideration to be paid in exchange for the shares of Company Common Stock (including without limitation the amount of cash to be paid in lieu of fractional shares and any other payments required to be considered in determining whether the continuity of interest requirement applicable to reorganizations under Section 368 of the Code has been satisfied) (the "Total Consideration"), then the Per Share Cash Consideration, rather than being $47.50 in cash, without interest, shall be a combination of a fraction of a share of Parent Common Stock and cash, without interest, with a combined market value equal to $47.50, with the Parent Common Stock valued at the last sale price as reported by the Nasdaq National Market for the date during which the Effective Time occurs, rounded to the nearest cent, so that the Parent Common Stock Value is at least 45% of the Total Consideration; provided, however, in no event shall Parent be obligated to issue in excess of 19,670,586 shares, subject to equitable adjustment, of Parent Common Stock pursuant to the terms of this Agreement and the transactions contemplated hereby.

      (viii) If prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, the Exchange Ratio and the Per Share Cash Consideration shall be equitably adjusted to give effect to such event.

        (ix) The shares of Parent Common Stock and cash payable pursuant to this
    Section 1.6, together with cash payments in lieu of fractional shares pursuant to Section 1.6(c), are referred to collectively as the "Merger Consideration."

    (b) ELECTION PROCEDURE. At the time of mailing of the Proxy Statement/Prospectus (as defined in Section 2.22) to holders of record of Company Common Stock entitled to vote at the Company Stockholders Meeting (as defined in Section 4.6(b)), Parent will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent (as defined in Section 1.9) not later than 5:00 p.m., New York City time, on the trading day that is three trading days prior to the date of the Company Stockholders Meeting (the "Election Deadline") and, in the case of the shares that are not held in book entry form, accompanied by the certificates (the "Certificates") representing all of the shares of Company Common Stock as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization). For shares that are held in book entry form, Parent shall establish reasonable procedures for the delivery of such shares. Parent shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.6, and computations will be conclusive and binding on the former holders of Company Common Stock absent manifest error. Any shares of Company Common Stock (other than shares held by Company as treasury shares, shares held by any Company Subsidiary and Dissenting Shares) for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed Combined Election Shares. Any Election Form may be revoked, by the stockholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and Company that this Agreement has been terminated. The Exchange Agent may make such rules as are consistent with this Section 1.6 for the election process.

    (c) NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share last sale price of Parent Common Stock as reported by the Nasdaq National Market on the trading day immediately preceding the date during which the Effective Time occurs.

    (d)  DISSENTING SHARES

        (i) Shares of Company Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
    Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Merger Consideration. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of Company, Parent or the Surviving Corporation with respect to such shares, except those provided under Section 262 of the DGCL. If, after the Effective Time of the Merger, any such stockholder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

        (ii) Company shall give Parent (A) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of Company Common Stock, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by Company and (B) the right to participate in all negotiations and proceedings with respect to any such demands. Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

    (e) CANCELLED STOCK. All shares of Company Common Stock (and the associated Rights) held at the Effective Time by Company as treasury stock or by a Company Subsidiary or by Parent, Merger Sub or another wholly-owned subsidiary of Parent shall be cancelled and extinguished and no payment shall be made with respect thereto.

    (f) MERGER SUB STOCK. Each issued and outstanding share of the capital stock of Merger Sub shall continue to be outstanding following, and shall be unaffected by, the Merger.

    1.7  COMPANY OPTIONS, WARRANTS AND PURCHASE RIGHTS

    (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") (i) including those options granted under the Company's Amended and Restated 1992 Equity Incentive Plan and the Company's Amended and Restated 1995 Directors Stock Option Plan (the "Company Stock Option Plans") and those options granted outside of the Company Stock Option Plans and disclosed on Section 2.3 of the Company Disclosure Schedule and
(ii) including those options assumed by the Company in connection with the acquisition of SunPharm Corporation, whether or not then exercisable, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan or in the applicable stock option agreement or certificate immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) the vesting of such options may have been accelerated as indicated on Section 2.3(b) of the Company Disclosure Schedule. After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

    (b) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants"), whether or not then exercisable, shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. After the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumption of such Company Warrants by Parent.

    (c) Company shall amend its 1995 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time (i) the Company Purchase Plan is terminated and (ii) there are no outstanding rights of participants under the Company Purchase Plan. Prior to the Effective Time, Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase
Plan) that are necessary to give effect to this Section 1.7(c).

    1.8 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13.

    1.9  EXCHANGE OF CERTIFICATES.

    (a) Parent shall authorize American Stock Transfer & Trust Company or one or more other persons reasonably acceptable to Company to act as Exchange Agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail, to former record holders of shares of Company Common Stock who have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration. The fees and expenses of the Exchange Agent shall be paid by Parent and

Parent shall indemnify the Exchange Agent and Company against actions taken by the Exchange Agent pursuant hereto and pursuant to any Exchange Agent agreement other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the agreement with the Exchange Agent.

    (b) Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient shares of Parent Common Stock and cash to satisfy the Merger Consideration. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1 and (ii) a check in the amount of any cash due pursuant to Section 1. No interest shall be paid or shall accrue on any such amounts.

    (c) Until surrendered in accordance with the provisions of this
Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is twelve months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    1.10 NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

    1.11 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.13.

    1.12 WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

    1.13 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.11 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any reasonably required bond) in accordance with Section 1.11. Upon the surrender of such Certificates in accordance with Section 1.9 or submission of an affidavit (and any reasonably required bond) in accordance with Section 1.11, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.

    1.14 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              SECTION 2--REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as set forth on the disclosure schedule delivered by Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Company hereby makes the following representations and warranties to Parent and Merger Sub:

    2.1 ORGANIZATION AND QUALIFICATION.

    (a) Each of Company and each Company Subsidiary (as defined in
Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of Company and the Company Subsidiaries, taken as a whole; provided that "Company Material Adverse Effect" shall not include any such adverse effect primarily related to (i) the economy or securities markets of the United States or any other region in general or (ii) conditions affecting the biotechnology and biopharmaceutical industries generally, in each case, without a disproportionate impact on Company and the Company's Subsidiaries.

    (b) Company has previously provided or made available to Parent true and complete copies of the charter and bylaws or other organizational documents of Company and each Company Subsidiary as presently in effect, and none of Company or any Company Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of Company Subsidiaries, such defaults that, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    2.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company. No other action on the part of Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock and execution of the Rights Amendment (as defined in Section 2.20(c)), which the Company will execute promptly after execution of this Agreement). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms.

    2.3 CAPITALIZATION AND TITLE TO SHARES

    (a) Company is authorized to issue 50,000,000 shares of Company Common Stock, of which 21,144,432 shares were issued and outstanding as of September 7, 2000. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

    (b) Company has reserved 4,476,033 shares of Company Common Stock for issuance pursuant to all of the Company Options. Company Options to purchase 2,323,718 shares of Company Common Stock were outstanding as of September 8, 2000. SECTION 2.3(B) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of September 8, 2000 with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished or made available to Parent. Except as indicated in
SECTION 2.3(B) of the Company Disclosure Schedule, the Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger.

    (c) Company has reserved 160,147 shares of Company Common Stock for issuance pursuant to all of the Company Warrants. Company Warrants to purchase 117,269 shares of Company Common Stock were outstanding as of September 8, 2000.
SECTION 2.3(C) of the Company Disclosure Schedule includes a true and complete list of all outstanding warrants outstanding as of September 8, 2000 with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished or made available to Parent.

    (d) Company has reserved 37,034 shares of Company Common Stock for future issuance under the Company Purchase Plan.

    (e) Company is authorized to issue 5,000,000 shares of Preferred Stock ("Company Preferred Stock"), none of which are issued and outstanding.

    (f) Except for (i) shares indicated as issued and outstanding on September 7, 2000 in Section 2.3(a), (ii) 291,073 shares to be issued to Acqua Wellington North American Equities Fund, Ltd. ("AW") on or about the date of this Agreement and (iii) shares issued after September 7, 2000, upon (A) the exercise of outstanding Company Options listed in SECTION 2.3(B) of the Company Disclosure Schedule or granted after the date of this Agreement in the ordinary course of business consistent with past practice, (B) the exercise of outstanding Company Warrants listed in SECTION 2.3(C) of the Company Disclosure Schedule, or (C) the exercise of purchase rights in accordance with the Company Purchase Plan and in an amount not in excess of the number indicated as reserved for such purpose in Section 2.3(d), there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.

    (g) Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.3(a) and the Company Preferred Stock described in
Section 2.3(e). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating Company to grant, extend or enter into any such agreement, other than Company Options listed in
SECTION 2.3(B) of the Company Disclosure Schedule or granted after the date of this Agreement in the ordinary course of business consistent with past practice, Company Warrants listed in SECTION 2.3(C) of the Company Disclosure Schedule, and rights to purchase shares of Company Common Stock pursuant to the Company Purchase Plan. To the best knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Company.

    (h) Neither Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

    (i) Company has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

    2.4 COMPANY SUBSIDIARIES.

    (a) SECTION 2.4(A) of the Company Disclosure Schedule sets forth all of the Company Subsidiaries and the jurisdiction in which each is incorporated or organized. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Company or by any Company Subsidiary, or by Company and one or more Company Subsidiaries; provided, however, RenaGel LLC shall not be considered a Company Subsidiary for purposes of Section 2 of this Agreement.

    (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the best knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

    2.5 SEC REPORTS. Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), as filed with the Securities and Exchange Commission (the "SEC"),
(ii) all proxy statements relating to Company's meetings of stockholders held or to be held after December 31, 1999 and (iii) all other documents filed by Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1999 and, prior to the date of this Agreement (the "Company SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Company with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since August 31, 1999, Company has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

    2.6 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Company 10-K and in Company's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (the "Company 10-Q") have been prepared from, and are in accordance with, the books and records of Company and present fairly, in all material respects, the consolidated financial condition and results of operations of Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Q to normal year-end adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements.

    2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports, as at December 31, 1999, Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1999 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) reflected in Company's unaudited balance sheet dated June 30, 2000, included in the Company 10-Q, (iii) included in SECTION 2.7 of the Company Disclosure Schedule, (iv) incurred since June 30, 2000 in the ordinary course of business, (v) disclosed in the Company SEC Reports or
(vi) that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    2.8 ABSENCE OF ADVERSE CHANGES.

    (a) Since June 30, 2000, there has not been any change, event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

    (b) Since June 30, 2000, there has not been any action taken by Company or any Company Subsidiary during the period from June 30, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

    2.9 COMPLIANCE WITH LAWS.

    (a) Company and the Company Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the conduct of their businesses (collectively, "Permits"), other than such Permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Company, threatened to revoke or limit any Permit.

    (b) Company and the Company Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (c) Each product or product candidate subject to the United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") that is manufactured, tested, distributed, held, and/or marketed by Company or any Company Subsidiary is being manufactured, tested, distributed, held and marketed in compliance in all material respects with all applicable requirements under the FDCA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

    (d) Company has, prior to the execution of this Agreement, provided or made available to Parent copies of all documents in its or any Company Subsidiary's possession material to assessing compliance with the FDCA and its implementing regulations, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all audit reports performed during the last three years, and
(iii) any document concerning any significant oral or written communication received from the FDA in the last three years.

    2.10 ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Company, any Company Subsidiary or any of their assets or properties. Except as disclosed in the Company SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Company, threatened against Company, any Company Subsidiary, or any of their securities, assets or properties. To the best knowledge of Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or interfere with Company's ability to consummate the transactions contemplated hereby.

    2.11  CONTRACTS AND OTHER AGREEMENTS.

    (a) Neither Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company 10-K, the Company 10-Q or as an exhibit to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") within the last 12 months. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Company or the applicable Company Subsidiary, and, to the best knowledge of Company, binding upon the other parties thereto in accordance with their terms, and Company and the Company Subsidiaries have paid in full or accrued all amounts now due from them thereunder, and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, except for defaults which individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect, nor, to the best knowledge of Company, is any other party to any such contract or other agreement in default thereunder, except for defaults which individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect. True and complete copies of all of the contracts and other agreements referred to in this Section 2.11 have been provided or made available to Parent.

    (b) Other than those contracts disclosed in the Company 10-K, the Company 10-Q or as exhibits to a registration statement filed under the Securities Act, neither the Company nor any Company Subsidiary is a party to any agreement that limits or restricts Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

    (c) Neither the Company nor any Company Subsidiary is a party to any agreement obligating Company to file a registration statement under the Securities Act which filing has not yet been made.

    (d) To the best knowledge of Company, no executive officer or director of Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of Company or a Company Subsidiary or any person that is currently a party to any material contract or agreement with Company or a Company Subsidiary.

    (e) SECTION 2.11(E) of the Company Disclosure Schedule lists all real property owned by Company or a Company Subsidiary. The Company or Company Subsidiary, as the case may be, owns good and marketable title to such property.

    2.12 INTELLECTUAL PROPERTY. Company and the Company Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions, copyrights, and all other technology and intellectual property (including, without limitation, biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Company or Company Subsidiary relating to any of the foregoing that are material to their businesses as presently conducted or as contemplated to be conducted (collectively, the "Proprietary Rights"). All patents, registered trademarks and copyrights referred to above are valid and subsisting and the Company will provide Parent with a schedule of any taxes, maintenance fees or actions falling due within 90 days of the Closing Date. Company is not aware of any basis for any claim by any third party that the businesses of Company or the Company Subsidiaries infringe upon the proprietary rights of others, nor has Company or any Company Subsidiary received any notice or claim of infringement from any third party. Company is not aware of any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights. Except as disclosed in SECTION 2.12 of the Company Disclosure Schedule, Company and the Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the best knowledge of Company, none of the activities of the employees of Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights did so either (a) within the scope of his or her employment such that, in accordance with applicable law, all Proprietary Rights arising therefrom became the exclusive property of the Company or the Company Subsidiary or (b) pursuant to written agreements assigning all Proprietary Rights arising therefrom to the Company or the Company Subsidiary.

    2.13 INSURANCE. All policies or binders of material fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other material insurance held by or on behalf of Company and the Company Subsidiaries are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Company and the Company Subsidiaries and are in conformity with the requirements of all leases or other agreements to which Company or the relevant Company Subsidiary is a party and, to the best knowledge of Company, are valid and enforceable in accordance with their terms. Neither Company nor any Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

    2.14 COMMERCIAL RELATIONSHIPS. None of the Company's or the Company Subsidiaries' material suppliers, collaborators, licensors and licensees has canceled or otherwise terminated its relationship with Company or a Company Subsidiary or has, during the last twelve months, materially altered its relationship with Company or a Company Subsidiary. Company does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Company or a Company Subsidiary.

    2.15  TAX MATTERS

    (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

    (b) All Tax Returns required to be filed on or before the date hereof by or with respect to Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

    (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

    (d) No audit is currently pending with respect to any Tax Return of Company or the Company Subsidiaries, nor is Company aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against Company or the Company Subsidiaries, which deficiency has not been paid in full. No issue relating to Company or the Company Subsidiaries or involving any Tax for which Company or the Company Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of Company or the Company Subsidiaries for any subsequent period, and Company knows of no other basis for the assertion of such a deficiency.

    (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to Company or the Company Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of Company or any Company Subsidiary is in force. Company has delivered or made available to Parent a complete and correct copy of a substantially final version of its 1999 federal income Tax Return.

    (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Company's books and records.

    (g) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Company or any Company Subsidiary or any of their assets or properties.

    (h) Company and the Company Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by Company and the Company Subsidiaries up to and including the date hereof have been satisfied.

    (i) Company and the Company Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither Company nor any Company Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

    (j) There is no contract or agreement, plan or arrangement obligating Company or the Company Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (k) Neither Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

    2.16  EMPLOYEE BENEFIT PLANS.

    (a) Within five (5) business days of the execution of this Agreement, the Company will provide Parent with a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements other than oral employment agreements that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect (the "Plans"), including without limitation all employee benefit plans as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by Company or the Company Subsidiaries or to which Company or any of the Company Subsidiaries are parties or required to contribute.

    (b) Company has delivered or made available to Parent (or will do so within five business days of execution of this Agreement) current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, and (vii) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the 1999 plan year.

    (c) There is no entity (other than Company or any Company Subsidiary) that together with Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. Neither Company nor any Company Subsidiary has ever maintained, contributed to or incurred any liability under any

"multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code or a defined benefit plan (within the meaning of Section 3(35) of ERISA) or other plan subject to
Section 302 of ERISA or a plan intended to be qualified under Section 501(c)(9) of the Code.

    (d) Each Plan maintained by Company or a Company Subsidiary which is intended to be qualified under Section 401(a) of the Code ("Qualified Plans") is so qualified, each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of Company, nothing has been done or not done with respect to any Plan that could result in any liability on the part of Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code, and none of the Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department, except in each case for matters that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All contributions, premiums and other amounts due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made, and provision has been made on the balance sheet included in the Company 10-Q for such contributions, premiums and other amounts that were not yet due as of the date of the balance sheet but were attributable to service before such date.

    (e) Except for continuation of health coverage to the extent required under
Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, and except for health coverage for certain former employees of an acquired entity (which coverage will end not later than December 31, 2000), there are no obligations under any Plan providing welfare benefits after termination of employment.

    (f) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

    2.17  EMPLOYEE RELATIONS.

    (a) Upon termination of the employment of any employees, none of Company, the Company Subsidiaries nor Parent shall be liable, by reason of the Merger or anything done in connection with the Merger, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Company has been made available previously to Parent.

    (b) Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees,
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except in each case for matters that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

    (c) No work stoppage or labor strike against Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in or, to the knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in material liability to Company. Neither Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to Company. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 2.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of Company or any Company Subsidiary is ongoing, pending or, to the best knowledge of Company, threatened.

    2.18  ENVIRONMENTAL MATTERS.

    (a) Neither Company nor any of the Company Subsidiaries has violated, is in violation of, or has been notified that it is in violation of, Environmental Law, and except in full compliance with Environmental Laws, neither Company nor any of the Company Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. To the best of Company's knowledge, there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, Company or any of the Company Subsidiaries during the period of Company's or such Company Subsidiary's ownership, operation or lease or, prior thereto, nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the best of Company's knowledge, prior thereto in violation of any Environmental Law or which created or will create an obligation to report or respond in any way to such Release. There is no underground storage tank or other container at any site owned or operated by, or premises leased by Company or any Company Subsidiary or, to the best of Company's knowledge, on any site formerly owned or operated by, or premises formerly leased by, Company or any Company Subsidiary.

    (b) Neither Company nor any Company Subsidiary has received notification in any form that, and Company has no knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, Company or any Company Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant. No such site or premises is listed, or to Company's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither Company nor any Company Subsidiary has received written notification of, and Company has no knowledge of, any potential responsibility of Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law with respect to Environmental Contaminants used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or operated by, or premises currently or formerly leased by, Company or any Company Subsidiary.

    (c) Company and the Company Subsidiaries have obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses and are in compliance in all material respects with the permits.

    (d) There is no environmental or health and safety matter that reasonably could be expected to have a Company Material Adverse Effect. Company previously has furnished or made available to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and all other material correspondence, documents or communications with any governmental agency or other entity regarding the foregoing.

    (e) For purposes of this Agreement:

        (i) "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as in effect on the date of this Agreement, pertaining to the environment, pollution or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Substances), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes;

        (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, polychlorinated bi-phenals, or any other substance or material, in each case regulated by applicable Environmental Laws;

        (iii) "Hazardous Materials" means (A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxins," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

        (iv) "Release" has the meaning specified in CERCLA.

    2.19 NO BREACH. Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Secretary of State of Delaware, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and
(d) matters listed in SECTION 2.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject,
(iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Company or the Company Subsidiaries or by which any of Company's or the Company Subsidiaries' assets or properties is bound,
(iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii),
(iv), (v), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect and will not materially interfere with the ability of Company to consummate the transactions contemplated hereby. Except as set forth in SECTION 2.19 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than consents or waivers which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    2.20  BOARD APPROVALS.

    (a) The Board of Directors, as of the date of this Agreement, has determined
(i) that the Merger is fair to, and in the best interests of, Company and its stockholders, (ii) to propose this Agreement for adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of Company adopt this Agreement.

    (b) Company has taken all action necessary such that no restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

    (c) The Board of Directors has approved an amendment (the "Rights Amendment") to the Shareholder Rights Agreement dated as of March 1, 1996 between Company and American Stock Transfer & Trust Company (the "Company Rights Plan") so as to provide that (i) (A) Parent will not become an "Acquiring Person" and (B) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Plan will terminate immediately prior to the Effective Time. Promptly following the execution and delivery of this Agreement, Company shall take all action necessary to make the Rights Amendment effective.

    2.21  FINANCIAL ADVISOR.

    (a) A special committee of the Board of Directors has received the oral opinion of SG Cowen Securities Corporation to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its affiliates. The Company will forward a copy of the written version of such opinion promptly following receipt.

    (b) Other than SG Cowen Securities Corporation, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Company, or any action taken by Company. Company previously has provided Parent with a copy of SG Cowen Securities Corporation's engagement letter.

    2.22 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"), on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 4.6(b)), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

              SECTION 3--REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth on the disclosure schedule delivered by Parent to Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent hereby makes the following representations and warranties to Company:

    3.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Parent is qualified to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"); provided, however, a "Parent Material Adverse Effect" shall not include (i) a decline in the price of Parent Common Stock as a result of the announcement of this Agreement and the transactions contemplated hereby or (ii) any adverse effect primarily related to (A) the economy or securities markets of the United States or any other region in general or (B) conditions affecting the biotechnology and biopharmaceutical industries general, in the case of (A) or (B) of this clause (ii), without a disproportionate impact on Parent and its subsidiaries.

    3.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Parent has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The Parent's Board of Directors has approved this Agreement. No approval by Parent's stockholders is required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes its valid and binding obligations, enforceable against it in accordance with its terms.

    3.3 CAPITALIZATION. The authorized capital stock of Parent consists of 390,000,000 shares of common stock ("Genzyme Common Stock") and 10,000,000 shares of preferred stock, $0.01 par value per share ("Genzyme Preferred Stock"). Of the Genzyme Common Stock, as of the date of this Agreement, 200,000,000 shares have been designated Genzyme General Division Common Stock

("GGD Common Stock"), 40,000,000 shares have been designated Genzyme Tissue Repair Division Common Stock ("GTR Common Stock"), 40,000,000 shares have been designated Molecular Oncology Division Common Stock, $0.01 par value per share ("GMO Common Stock"), 60,000,000 shares have been designated Genzyme Surgical Products Division Common Stock ("GSP Common Stock") and 50,000,000 shares have been undesignated as to series. As of July 31, 2000, 86,328,455 shares of GGD Common Stock were issued and outstanding, 28,785,846 shares of GTR Common Stock were issued and outstanding, 15,281,405 shares of GMO Common Stock were issued and outstanding, and 14,957,403 shares of GSP Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Genzyme's Preferred Stock are outstanding. Of the Genzyme Preferred Stock, as of the date of this Agreement, 2,000,000, 400,000, 400,000 and 600,000 shares have been designated as Series A Junior Participating Preferred Stock, Series B Junior Participating Preferred Stock, Series C Junior Participating Preferred Stock and Series D Junior Participating Preferred Stock, respectively, and reserved for issuance under Genzyme's Rights Plan. All issued and outstanding shares of GGD Common Stock, GTR Common Stock, GMO Common Stock and GSP Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

    3.4 SEC REPORTS. Parent previously has made available to Company (i) its Annual Report on Form 10-K for the year ended December 31, 1999 ("Parent 10-K"),
(ii) all proxy statements relating to Parent's meetings of stockholders held since January 1, 2000 and (iii) all other documents filed by Parent with the SEC under the Exchange Act since January 1, 1999 (together with the documents filed by Parent with the SEC under the Exchange Act prior to the Effective Time, the "Parent SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, and in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since August 31, 1999, Parent has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all periodic reports required to be filed by it under the Exchange Act.

    3.5 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Parent's 10-K and Parent's Quarterly Report on Form 10-Q for the quarter ending June 30, 2000 have been prepared from, and are in accordance with, the books and records of Parent and fairly present the consolidated financial condition, results of operations and cash flows of Parent and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject, in the case of the unaudited financial statements, to normal year-end and audit adjustments, which in the aggregate are not material, and the absence of footnote disclosures.

    3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports, as at December 31, 1999, Parent had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1999 (or the notes thereto) in the Parent 10-K that were not adequately reflected or reserved against on such balance sheet. Except as disclosed in the Parent SEC Reports, Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated June 30, 2000,
(iii) incurred since June 30, 2000 in the ordinary course of business or
(iv) that could not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    3.7 ABSENCE OF ADVERSE CHANGES. Since June 30, 2000, except as disclosed in Parent SEC Reports, there has not been any event, change or circumstance which has had a Parent Material Adverse Effect.

    3.8 ACTIONS AND PROCEEDINGS. Except as set forth in the Parent SEC Reports, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Parent, threatened against Parent that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. To the best knowledge of Parent, except as disclosed in the Parent SEC Reports there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby.

    3.9 INTELLECTUAL PROPERTY. Parent owns or is licensed to use, or otherwise has the right to use, all patents, trademarks, servicemarks, tradenames, trade secrets, franchises and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of Parent's business except (a) to the extent failure to have such ownership or licenses could not reasonably be expected to have a Parent Material Adverse Effect or (b) as disclosed in the Parent SEC Reports.

    3.10  NO BREACH.  Except for (a) filings under the Securities Act,
(b) filings under the Exchange Act, (c) filings with the Secretary of State of Delaware and the Secretary of the Commonwealth of Massachusetts, (d) the filing of a Notification and Report Form under the HSR Act, (e) consents and waivers under Parent's credit agreements and debt instruments and (f) the matters listed in SECTION 3.10 of the Parent Disclosure Schedule, the delivery and performance of this Agreement by Parent and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Parent, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent is party or to which it or any of its assets or properties is bound or subject,
(iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or by which any of its assets or properties is bound, (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation of any lien or other encumbrance on the assets or properties of Parent, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not have a Parent Material Adverse Effect and will not materially interfere with Parent's ability to consummate the transactions contemplated hereby.

    3.11 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.12 FINANCING. Parent has sufficient funds on hand or available to it under bank lines of credit to satisfy all of Parent's and Merger Sub's obligations under this Agreement, including, without limitation, the obligation to pay the cash portion of the Merger Consideration and to pay all fees and expenses it incurs in connection with the Merger.

    3.13  MERGER SUB.

    (a) Merger Sub will, when it is incorporated, be duly organized, validly existing and in good standing as a Massachusetts corporation.

    (b) All of the capital stock of Merger Sub prior to and at the Effective Time will be duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent.

    (c) Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

    (d) Merger Sub will have the corporate power and authority to enter into the Agreement of Joinder and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement of Joinder and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all necessary corporate action on the part of Merger Sub.

    (e) Except for (i) filings with the Secretary of the Commonwealth of Massachusetts and filings with the Secretary of the State of Delaware, (ii) the filing of a Notification and Report form under the HSR Act, (iii) consents and waivers under Parent's credit agreements and debt instruments and (iv) the matters listed in SCHEDULE 3.10 of the Parent Disclosure Schedule, the performance of this Agreement and the Agreement of Joinder by Merger Sub and consummation by it of the transactions contemplated hereby and thereby will not
(A) violate any provision of the charter or by-laws of Merger Sub, (B) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate obligations under, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Merger Sub is a party or to which it or its assets or properties is bound or subject, (C) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Merger Sub or by which any of its assets or properties is bound,
(D) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (E) result in the creation of any lien or other encumbrance on its assets or properties, excluding from the foregoing violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a material adverse effect on Merger Sub or materially interfere with Merger Sub's ability to consummate the transactions contemplated hereby and the Agreement of Joinder.

    (f) Merger Sub will comply with Section 252(d) of the DGCL.

                      SECTION 4--COVENANTS AND AGREEMENTS

    4.1 CONDUCT OF BUSINESS. Except with the prior written consent of Parent and except as otherwise contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, Company shall observe the following covenants:

    (a)  AFFIRMATIVE COVENANTS PENDING CLOSING.  Company shall:

        (i) PRESERVATION OF PERSONNEL. Use its reasonable commercial efforts to preserve intact and keep available the services of present employees of Company and the Company Subsidiaries;

        (ii) INSURANCE. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

        (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES, CONTRACTS. Use reasonable commercial efforts to preserve the business of Company, advertise, promote and market Company's business activities in accordance with past practices over the last twelve months, keep Company's properties substantially intact, preserve its goodwill and business, maintain all physical properties in such operating condition as will permit the conduct of Company's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

        (iv) INTELLECTUAL PROPERTY RIGHTS. Use its reasonable best efforts to preserve and protect the Proprietary Rights;

        (v) ORDINARY COURSE OF BUSINESS. Operate Company's business in the ordinary course consistent with past practices;

        (vi) COMPANY OPTIONS AND WARRANTS. Take all reasonable actions necessary with respect to Company Options and Company Warrants to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

        (vii) FDA MATTERS. Notify and consult with Parent promptly (A) after receipt of any material communication from the FDA and before giving any material submission to the FDA, and (B) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of its product candidates or programs.

    (b)  NEGATIVE COVENANTS PENDING CLOSING.  Company shall not:

        (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge, lease or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding, in the aggregate, $250,000;

        (ii) LIABILITIES. Incur any indebtedness for borrowed money in excess of $500,000, or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice in an amount, in any one case, not exceeding $500,000;

        (iii) COMPENSATION. Change the compensation payable to any officer, director, employee, agent or consultant; or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of Company or a Company Subsidiary, or adopt, or increase the benefits under, any employee benefit plan, except, in each case, as required by law, in accordance with existing agreements or in the ordinary course of business consistent with past practice;

        (iv) CAPITAL STOCK. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon (A) the exercise of convertible securities outstanding on the date of this Agreement and disclosed herein or granted after the date of this Agreement in the ordinary course of business consistent with past practice and (B) the issuance of 291,073 shares to AW;

        (v) CHARTER AND BY-LAWS. Cause, permit or propose any amendments to the Certificate of Incorporation or By-laws of Company;

        (vi) ACQUISITIONS. Make, or permit to be made, any material acquisition of property or assets outside the ordinary course of business;

        (vii) CAPITAL EXPENDITURES. Authorize any single capital expenditure in excess of $250,000 or capital expenditures which in the aggregate exceed $500,000;

        (viii) ACCOUNTING POLICIES. Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Q;

        (ix) TAX TREATMENT. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (x) TAXES. Make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

        (xi) LEGAL. Settle or compromise any pending or threatened suit, action or claim which is material to the Company or which relates to the transactions contemplated hereby;

        (xii) EXTRAORDINARY TRANSACTIONS. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of the Company Subsidiaries (other than the Merger);

        (xiii) PAYMENT OF INDEBTEDNESS. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q or incurred in the ordinary course of business;

        (xiv) WARN ACT. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

        (xv) RIGHTS PLAN. Amend, modify or waive any provisions of the Company Rights Plan, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Merger;

        (xvi) NEW AGREEMENTS/AMENDMENTS. Enter into or modify, or permit a Company Subsidiary to enter into or modify, any material license, development, research or collaboration agreement with any other person or entity;

        (xvii) CONFIDENTIALITY AGREEMENTS. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Company is a party;

        (xviii)  OBLIGATIONS.  Obligate itself to do any of the foregoing;

    (c) CONTROL OF COMPANY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    4.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Company, as is reasonably necessary or appropriate in connection with Parent's investigation of Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of Company's business and Company shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement (as defined in Section 4.10).

    4.3 EXPENSES. Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    4.4 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement.

    4.5 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act. Nothing in this Agreement shall require Parent or Merger Sub to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate, license or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate, licensing or other disposition of, any assets of Parent or Merger Sub, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

    4.6  PREPARATION OF DISCLOSURE DOCUMENTS

    (a) As soon as practicable following the date of this Agreement, Company and Parent shall prepare the Proxy Statement/Prospectus. Company shall, in cooperation with Parent, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

    (b) (i) Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of the Company, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Company to the stockholders of Company (as determined in good faith by the Board of Directors of the Company after consulting with outside counsel), shall give its unqualified recommendation that its stockholders adopt this Agreement and (iii) Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company (or any committee of the Board of Directors of the Company) shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Company to present the Merger Agreement for adoption at the Company Stockholders Meeting. Company agrees to give Parent written notice at least 48 hours prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors of the Company; provided, however, that no such advance notice shall be required prior to such a public indication within 10 days of the date scheduled for the Company Stockholders Meeting in the Proxy Statement/Prospectus.

    (c) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) Company shall use reasonable efforts to cause to be delivered to Parent a letter from Company's independent public accountants, dated the date on which the Registration Statement shall become effective, addressed to Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    4.7 PUBLIC ANNOUNCEMENTS. Company shall consult with Parent, and Parent shall consult with the Company, and each will get the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate with financial analysts and media representatives in a manner consistent with its past practice and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other party. Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

    4.8 AFFILIATE LETTERS. Prior to the Closing Date, Company shall identify to Parent all persons who, at the time of the Company Stockholders Meeting, Company believes may be "affiliates" of Company within the meaning of Rule 145 under the Securities Act. Company shall use reasonable commercial efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Company. Company shall use reasonable commercial efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by Company and Parent in substantially the form attached hereto as EXHIBIT B (the "Affiliate Letters").

    4.9 NASDAQ LISTINGS. Prior to the Closing Date, Parent shall timely file with Nasdaq a Notification for Listing of Additional Shares covering the shares of Parent Common Stock Parent reasonably expects, at the time of such filing, to be issued in the Merger. Prior to the Closing Date, Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases immediately prior to the Effective Time.

    4.10 NO SOLICITATION. Company shall not, and shall cause each Company Subsidiary and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of Company and each Company Subsidiary not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent, relating to the possible acquisition of Company or any Company Subsidiary or of all or a material portion of the assets or capital stock of Company or any Company Subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving Company or any Company Subsidiary (an "Alternative Transaction"),
(b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, Company and the Board of Directors of Company shall be permitted (i) to comply with Rule 14e-2(a) under the Exchange Act with regard to an Alternative Transaction (to the extent applicable) and
(ii) prior to the date on which the stockholders of Company adopt the Merger Agreement, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited BONA FIDE written proposal for an Alternative Transaction if (and only if) (A) Company is not in breach of its obligations under this Section 4.10, (B) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for Company's stockholders than the Merger (including adjustment to the terms and conditions proposed by Parent in response to the proposal for the Alternative Transaction), (C) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel, who may be Company's regularly engaged legal counsel) that engaging in such negotiations or discussions or providing such information is required by the directors' fiduciary duties under Delaware law and (D) prior to providing any information or data, the recipient delivers to Company an executed confidentiality agreement with terms substantially similar to those contained in that certain confidentiality agreement (the "Confidentiality Agreement") between Parent and Company related to a potential business combination transaction. Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such written materials constitute confidential information of such other party under an effective confidentiality agreement. Company agrees that it will keep Parent informed, on a reasonably prompt basis (and, in any case, within 36 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Company agrees that it will cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and request the return or destruction of all confidential information regarding the Company previously provided in connection with such activities, discussions or negotiations. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.10 of the obligations undertaken in this Section 4.10.

    4.11 REGULATORY FILINGS. As soon as is reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

    4.12 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing Date, Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of Company, Parent and Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    4.13 REGISTRATION OF CERTAIN SHARES. Promptly after the Effective Time, Parent shall file registration statements on Form S-8 and Form S-3 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to Company Stock Options and Company Warrants. Parent shall use reasonable commercial efforts to have such registration statements declared effective promptly after filing (to the extent such registration statements are not automatically effective upon filing). Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statements for so long as such options or warrants remain outstanding.

    4.14  EMPLOYEE MATTERS.

    (a) Parent shall give individuals who are employed by Company or any Company Subsidiaries immediately prior to the Effective Time and become employees of the Surviving Corporation or Parent ("Affected Employees") full credit for purposes of eligibility, vesting, benefit accrual (except for purposes of benefit accrual under any defined benefit pension plans and except as would result in duplication of benefits) and determination of the level of benefits under any employee benefit plans or arrangements (including vacation) maintained by Parent for each such Affected Employee's service with Company or any Company Subsidiary to the same extent recognized by Company immediately prior to the Effective Time.

    (b) Parent shall waive all requirements for physical examinations, limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employees immediately prior to the Effective Time. With respect to any waiting period that is not waived, service with the Company or any Company Subsidiary will be credited in accordance with Section 4.14(a). Parent shall credit under any medical or dental plan amounts previously paid by an Affected Employee (or dependent) during the plan year or calendar year (as applicable) that includes the Effective Time toward any applicable deductible, co-payment, out-of-pocket maximum or similar provisions of such Parent medical or dental plan.

    (c) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Company and any director, officer or employee thereof except as otherwise expressly agreed between Parent and such person.

    (d) Except with the prior written consent of Parent, during the period from the date hereof to the Effective Time, Company shall not and shall not permit any Company Subsidiary (i) to make any discretionary contribution to the Company 401(k) plan (the "401(k) Plan") or (ii) to make any required contribution to the 401(k) Plan in Company Common Stock. If requested by Parent, Company shall terminate the 401(k) Plan on the Closing Date immediately prior to the Effective Time.

    4.15  INDEMNIFICATION

    (a) Subject to the occurrence of the Effective Time, until the six year anniversary date on which the Effective Time occurs, the Parent and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of each present and former employee (including any employee who serves or served in a fiduciary capacity of any Plans), agent, director or officer of Company and Company Subsidiaries (the "Indemnified Parties") as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive and remain in full force and effect.

    (b) Parent understands and agrees that, prior to the Effective Time, Company intends to obtain a six-year "tail" insurance policy that provides coverage substantially similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of Company on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed), Company shall not pay more than $1,000,000 to purchase such policy.

    (c) Parent agrees to be jointly and severally liable with the Surviving Corporation for its indemnification obligations to the Indemnified Parties.

    (d) In the event Parent or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 4.15.

    (e) The provisions of this Section 4.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    4.16 SECTION 16 APPROVAL. Prior to the Effective Time, the Board of Directors of Parent or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of Company who may become an officer or director of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Parent Common Stock or options to acquire Parent Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of
Section 16. Parent shall, prior to the Effective Time, provide to counsel for Company copies of the resolutions adopted by the Board of Directors of Parent or a committee thereof to implement the foregoing.

    4.17 PARTICIPATION IN CERTAIN ACTIONS AND PROCEEDINGS. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

    4.18 GUARANTEE OF MERGER SUB'S OBLIGATIONS. Parent hereby unconditionally and irrevocably guarantees to Company, until the termination of this Agreement or the Effective Time, the due and timely performance and observance by Merger Sub of all of its representations, warranties and covenants under this Agreement.

               SECTION 5--CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

    The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

    5.1 STOCKHOLDER APPROVAL. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Company.

    5.2 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or Company, threatened by the SEC.

    5.3 ABSENCE OF ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Parent and Company each agrees to use reasonable commercial efforts to have any such order or injunction lifted or stayed.

    5.4 REGULATORY APPROVALS. All material approvals from governmental entities shall have been obtained; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

    5.5 HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    5.6  NASDAQ.  Parent Common Stock shall continue to be quoted on Nasdaq.

             SECTION 6--CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 PARENT AND MERGER SUB TO CONSUMMATE THE MERGER

    The obligations of Parent and Merger Sub to consummate the Merger are subject, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

    6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, shall be accurate as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or knowledge qualifiers) except (other than representations and warranties set forth in
Section 2.3) to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in Section 2.3 shall be true and correct in all respects (other than DE MINIMIS variations) as of the Closing Date as if made on and as of the Closing Date. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

    6.2 CORPORATE CERTIFICATES. Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Company's corporate good standing.

    6.3 SECRETARY'S CERTIFICATE. Company shall have delivered a certificate of the Secretary of Company, dated as of the Closing Date, certifying as to
(a) the incumbency of officers of Company executing documents executed and delivered in connection herewith, (b) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Board of Directors of Company until the Closing Date, (c) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the stockholders of Company adopting this Agreement.

    6.4 AFFILIATE LETTERS. Parent shall have received the Affiliate Letters referred to in Section 4.8 that the Company has obtained.

    6.5 TAX OPINION. Parent shall have received the opinion of Palmer & Dodge LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent, Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Palmer & Dodge LLP was unwilling to deliver such opinion, this condition shall be deemed satisfied if Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. delivered such opinion.

    6.6 CONSENTS. Company shall have obtained waivers or consents, which shall remain in full force and effect, with respect to agreements for which the absence of such waivers or consents, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

    6.7 DISSENTING SHARES. The Dissenting Shares shall not exceed five percent (5%) of the shares of Company Common Stock issued and outstanding on the Closing Date.

              SECTION 7--CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        COMPANY TO CONSUMMATE THE MERGER

    The obligation of Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it:

    7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Parent in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, the representations and warranties of Parent and Merger Sub shall be accurate as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or knowledge qualifiers) except to the extent failure to be accurate, in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

    7.2 MERGER DOCUMENTS. Merger Sub shall have executed and delivered the Certificate of Merger and Articles of Merger referred to in Section 1.2.

    7.3 TAX OPINION. Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under
Section 368(a) of the Code, and (ii) Parent, Company and Merger Sub will each be a party to that reorganization. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Merger Sub and others, in form and substance reasonably satisfactory to such counsel; provided, however, if Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. was unwilling to deliver such opinion, this condition shall be deemed satisfied if Palmer & Dodge LLP delivered such opinion.

                  SECTION 8--TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of Company adopt this
Agreement:

    (a) by either Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before May 15, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this Section 8.1(a) that Company shall have made any payment required by Section 8.3;

    (b) by Company (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Parent, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Company's obligation to close that are set forth in Section 7.1 will not be satisfied; provided, however, Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(b), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Parent and (ii) within 20 days after written notice from Company, Parent effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Company's obligation to close that are set forth in
Section 7.1 will not be satisfied;

    (c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to Company, if a circumstance exists or circumstances exist such that it is reasonably certain that the conditions to Parent's obligation to close that are set forth in Section 6.1 will not be satisfied; provided, however, Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(c), (i) if the circumstance is or the circumstances are susceptible to change through action or inaction by Company and (ii) within 20 days after written notice from Parent, Company effects a change in the circumstance or circumstances such that it ceases to be reasonably certain that the conditions to Company's obligation to close that are set forth in
Section 6.1 will not be satisfied;

    (d) by either Parent or Company, by written notice to the other, if any governmental entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

    (e) by either Parent or Company, by written notice to the other, if the stockholders of Company shall not have adopted this Agreement within sixty
(60) days after the later of (i) the date Company mails the Proxy Statement/Prospectus to the Company stockholders or (ii) the date of the most recent supplemental proxy materials that Company is legally required to distribute to its stockholders; provided, however, that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this
Section 8.1(e) that Company shall have made any payment required by
Section 8.3; and provided, further however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has been the cause of or resulted in the failure to receive such stockholder vote on or before such date;

    (f) by Parent, by written notice to Company, if the Board of Directors of the Company (i) fails to include in the Proxy Statement/Prospectus its recommendation that Company's stockholders vote to adopt this Agreement or
(ii) withdraws, modifies or qualifies its approval of, or its recommendation that Company stockholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation,
(iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction or (iv) fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act;

    (g) by Parent, in the event that Company or any of its directors takes any of the actions described in clause (ii) of the second sentence of Section 4.10 in response to a proposal for an Alternative Transaction more than 15 business days after it is obligated to notify Parent of its receipt of such Alternative Transaction proposal.

    (h) by Company at any time on or prior to the date that is four weeks after the initial filing of the Registration Statement, if as a result of a proposal for an Alternative Transaction, the Board of Directors of Company (including through a special committee or otherwise) shall have determined in good faith, after consultation with outside legal counsel, that the failure to terminate this Agreement would be reasonably likely to constitute a breach of their fiduciary duties under Delaware law in the absence of any limitation on the right to terminate this Agreement; provided, however, that it shall be a condition precedent to the termination of this Agreement by Company pursuant to this Section 8.1(h) that Company shall have made the payment required by
Section 8.3; provided, further, however, that it shall be a condition precedent to the termination of this Agreement pursuant to Section 8.1(g) that Company shall have given Parent notice of its intention to terminate at least 48 hours prior to such termination;

    (i) by Parent, if any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 15% of the outstanding shares of Company Common Stock; and

    (j) at any time with the written consent of Parent and Company.

    8.2  EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent, Merger Sub and Company and their respective directors, officers or stockholders, except that (a) the provisions of this Section 8, Section 9, Section 4.3 relating to expenses, and Section 4.7 relating to publicity shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

    8.3  TERMINATION FEE

    (a)  FEE.  If this Agreement is terminated by Company pursuant to
Section 8.1(a), (e) or (h), or by Parent (i) pursuant to Section 8.1(e) or
(f) or (ii) pursuant to Section 8.1(c) due to a breach of Section 4.1(b) or
Section 4.10, then Company shall pay to Parent in cash $31 million (the "Fee"); provided, however, that the Fee shall not be owed if this Agreement is terminated pursuant to 8.1(a) or (e) unless prior to the time of termination a BONA FIDE Alternative Transaction shall have been announced and not withdrawn; and, provided, further, however, that the fee shall not be owed if this Agreement is terminated pursuant to Section 8.1(a) if, at the time of such termination, the conditions set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 6.5 or Section 7.1 shall not have been satisfied or shall not have been capable of immediate satisfaction unless such failure was due to a material breach of this Agreement by the Company, or if Parent is in material breach of this Agreement on the date of termination. Company shall pay the Fee to Parent concurrently with Company terminating this Agreement and within one business day of Parent terminating this Agreement.

    (b) PAYMENTS. Any payments required under this Section 8.3 shall be payable by Company by wire transfer of immediately available funds to an account designated by Parent. If Company fails to promptly make any payment required under this Section 8.3 and Parent commences a suit to collect such payment, Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay Company interest on the amount of the payment at the prime rate of Fleet National Bank (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.3.

    8.4 AMENDMENT. This Agreement may be amended at any time before or after adoption of this Agreement by the stockholders of Company by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Company, without the further approval of the stockholders of Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 1.6,
(b) alters or changes any term of the Articles of Organization of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Company.

    8.5 WAIVER. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                            SECTION 9--MISCELLANEOUS

    9.1 NO SURVIVAL. None of the representations and warranties of Company, Parent or Merger Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

    9.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

    (a) if to Parent or Merger Sub, to:

       Genzyme Corporation
       One Kendall Square
       Cambridge, Massachusetts 02139
       Attn: Peter Wirth
       Telephone: (617) 252-7882
       Facsimile: (617) 252-7553

       with a copy to:

       Palmer & Dodge LLP
       One Beacon Street
       Boston, Massachusetts 02108
       Attn: Paul M. Kinsella
       Telephone: (617) 573-0100
       Facsimile: (617) 227-4420

    (b) if to Company, to:

       GelTex Pharmaceuticals, Inc.
       Nine Fourth Avenue
       Waltham, Massachusetts 02154
       Attn: Mark Skaletsky
       Telephone: (781) 290-5888
       Facsimile: (781) 290-5890
       with a copy to:

       Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
       One Financial Center
       Boston, Massachusetts 02111
       Attn: Jeffrey M. Wiesen
           Lewis J. Geffen
       Telephone: (617) 542-6000
       Facsimile: (617) 542-2241

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

    9.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement.

    9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware apply to the Merger and the rights of Company stockholders relative to the Merger.

    9.5  BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES.

    (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

    (b) Other than Section 4.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and Company and their respective successors and permitted assigns and right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.6 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    9.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

    9.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

    9.9 SUBMISSION TO JURISDICTION; WAIVER. Each of Company, Parent and Merger Sub (when joined pursuant to the Joinder Agreement) irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Commonwealth of Massachusetts and each of Company, Parent and Merger Sub (when joined pursuant to the Joinder Agreement) hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Merger sub (when joined pursuant to the Joinder Agreement) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum,
(ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    9.10 ENFORCEMENT. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

    9.11 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB (WHEN JOINED PURSUANT TO THE JOINDER AGREEMENT) HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

    IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

                                                       GELTEX PHARMACEUTICALS, INC.
                                                       By:  /s/ MARK SKALETSKY
                                                            -----------------------------------------
                                                            Name: Mark Skaletsky
                                                            Title: President and Chief Executive
                                                            Officer

                                                       GENZYME CORPORATION

                                                       By:  /s/ PETER WIRTH
                                                            -----------------------------------------
                                                            Name: Peter Wirth
                                                            Title: Executive Vice President

                [Signature Page to Agreement and Plan of Merger]

                                                                       EXHIBIT A

                      [As executed on September 12, 2000.]

                              AGREEMENT OF JOINDER

    The undersigned Titan Acquisition Corp. ("Merger Sub"), a Massachusetts corporation and wholly-owned subsidiary of Genzyme Corporation, hereby joins in the foregoing Agreement and Plan of Merger and agrees to be a party thereto and to perform the obligations of Merger Sub thereunder, as though it had been a party thereto from the date thereof.

    IN WITNESS WHEREOF, Merger Sub has caused this Agreement of Joinder to be signed as a sealed instrument by its duly authorized officers as of September 12, 2000.

                                                       TITAN ACQUISITION CORP.

                                                       By:  /s/ PETER WIRTH
                                                            -----------------------------------------
                                                            Peter Wirth
                                                            President

                                                       By:  /s/ PETER WIRTH
                                                            -----------------------------------------
                                                            Peter Wirth
                                                            Treasurer

                                                                       EXHIBIT B

                           [FORM OF AFFILIATE LETTER]

                                           , 2000

Genzyme Corporation
One Kendall Square
Cambridge, MA 02139

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of GelTex Pharmaceuticals, Inc.)(the "Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of
September   , 2000 between Genzyme Corporation ("Parent"), a Massachusetts corporation, and the Company, the Company will be merged with and into a wholly owned subsidiary of Parent (the "Merger").

    In connection with the Merger, I am entitled to receive shares of Genzyme General Division common stock, $0.01 par value per share (the "Parent Shares"), in exchange for the shares owned by me of common stock, $0.01 par value per share, of the Company (the "Company Shares").

    I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

    (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

    (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

    (c) I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of the Company and the distribution of the Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of the Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of the Parent Shares issued to me in the Merger unless the disposition (x) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (y) is made pursuant to an effective Registration Statement under the Securities Act or (z) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

    (d) I understand that Parent is under no obligation to register under the Securities Act the disposition of the Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

    (e) I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

       THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND GENZYME CORPORATION.

    (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

    It is understood and agreed that the legends set forth in paragraphs
(e) and (f) above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,
                                            ------------------------------------
                                            Name (print):

                                            Address:

Accepted:

GENZYME CORPORATION

By:
--------------------------------------
   Name (print):
   Title:

Dated:

                                    ANNEX B

September 10, 2000

Special Committee of the Board of Directors
GelTex Pharmaceuticals, Inc.
153 Second Avenue
Waltham, MA 02451

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of GelTex Pharmaceuticals, Inc. (the "Company"), other than Parent (as defined below) and its affiliates, of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of September 11, 2000 (the "Agreement"), by and among the Company and Genzyme Corporation (the "Parent").

    As more specifically set forth in the draft Agreement and subject to the terms, conditions and adjustments set forth in the Agreement, the Parent, a wholly-owned subsidiary of the Parent to be formed as a Massachusetts corporation (the "Merger Sub") and the Company intend to effect a merger of the Company with and into the Merger Sub. Upon consummation of the merger, the Company will cease to exist and the Merger Sub shall continue as the surviving corporation. Upon consummation of the merger, each outstanding share of the common stock of the Company ("Company Common Stock") (other than dissenting shares, treasury shares, shares held by wholly-owned Company subsidiaries and shares held by Merger Sub, Parent or any wholly-owned subsidiary of Parent) shall be cancelled and automatically converted into the right to receive, subject to certain election and proration procedures specified in the Agreement (as to which we express no opinion), either (a) 0.7272 of a share of Genzyme General Division Common Stock, $0.01 par value per share ("Parent Common Stock") (the "Per Share Stock Consideration), (b) $47.50 in cash (the "Per Share Cash Consideration") or (c) a combination thereof (collectively, the "Consideration") (the transaction set forth in the Agreement, the "Transaction").

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and the Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as exclusive financial advisor to Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of September 7, 2000, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion to the Special Committee. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Parent and have received fees for the rendering of such services.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    - a draft of the Agreement dated September 10, 2000;

    - certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1999 and December 31, 1998, and its quarterly reports filed on Form 10-Q for each for the quarters ended March 31, 2000 and June 30, 2000 and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

    - certain publicly available information for the Parent, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1999 and December 31, 1998, and its quarterly reports filed on Form 10-Q for each for the quarters ended March 31, 2000 and June 30, 2000 and certain other relevant financial and operating data furnished to SG Cowen by the Parent management.

    - certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts"), prepared by the management of the Company;

    - financial projections in Wall Street analyst reports ("Wall Street Projections") for each of the Company and the Parent;

    - discussions we have had with certain members of the managements of each of the Company and the Parent concerning the historical and current business operations, financial conditions and prospects of the Company and the Parent, and such other matters we deemed relevant;

    - the reported price and trading histories of the shares of the Company Common Stock and the Parent Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

    - certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

    - based on the Company Forecasts and Wall Street Projections for the Parent, the cash flows generated by each of the Company and the Parent on a stand-alone basis to determine the present value of the discounted cash flows;

    - certain pro forma financial effects excluding goodwill of the Transaction on the accretion/dilution basis; and

    - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and the Parent, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Parent. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that the Company Forecasts and Wall Street Projections provide a reasonable basis for our opinion. For purposes of our pro forma transaction analysis, as described above, we have assumed that fifty percent (50%) of the Consideration is in the form of Parent Common Stock and fifty percent (50%) of the Consideration is in the form of cash.

    We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or the Parent, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and the Parent, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

    For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtained any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

    It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, PROVIDED, HOWEVER, that this opinion may be reproduced in its entirety in any proxy statement or registration statement relating to the Transaction file by the Company or Parent under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (the "Securities Act"), PROVIDED, that it will be reproduced in such proxy statement or registration statement in full, and any description of or reference to SG Cowen or summary of this letter in such proxy statement or registration statement will be in a form acceptable to SG Cowen and its counsel, and PROVIDED, FURTHER, that in consenting to such inclusion we do not admit or acknowledge that we com within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

    This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction, as to what form of Consideration to elect or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued to the Company's stockholders' pursuant to the Transaction. In addition, for purposes of our opinion we have not taken into consideration any of the rights, preferences or limitations of the Parent Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the Parent Common Stock following the consummation of the Transaction.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view, to the stockholders of the Company (other than the Parent and its affiliates).

Very truly yours,

/s/ SG Cowen Securities Corporation

                                    ANNEX C

                             DELAWARE APPRAISAL LAW
                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)

                                    ANNEX D

    [IF GENZYME COMPLETES THE ACQUISITION OF BIOMATRIX, THESE POLICIES WILL BE REVISED TO REFLECT THE ELIMINATION OF GENZYME'S SURGICAL PRODUCTS AND TISSUE REPAIR DIVISIONS AND THE CREATION OF GENZYME'S BIOSURGERY DIVISION.]

                            AS ADOPTED BY THE BOARD OF DIRECTORS ON MAY 26, 1999
                       AS LAST AMENDED BY THE BOARD OF DIRECTORS ON MAY 25, 2000

                  MANAGEMENT AND ACCOUNTING POLICIES GOVERNING
                     THE RELATIONSHIP OF GENZYME DIVISIONS

    GENZYME'S BOARD OF DIRECTORS HAS ADOPTED THE FOLLOWING POLICIES TO GOVERN THE MANAGEMENT OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS AND GENZYME TISSUE REPAIR, AND THE RELATIONSHIPS BETWEEN EACH DIVISION. EXCEPT AS OTHERWISE PROVIDED IN THE POLICIES, THE BOARD OF DIRECTORS MAY MODIFY OR RESCIND THE POLICIES, OR ADOPT ADDITIONAL POLICIES, IN ITS SOLE DISCRETION WITHOUT APPROVAL OF THE STOCKHOLDERS, SUBJECT ONLY TO ITS FIDUCIARY DUTY TO THE STOCKHOLDERS.

1. PURPOSE OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS AND GENZYME TISSUE REPAIR. The purpose of Genzyme General is to develop and market therapeutic products and diagnostic services and products. The purpose of Genzyme Molecular Oncology is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomic information. The purpose of Genzyme Surgical Products is to create a business with a comprehensive approach to and portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery. The purpose of Genzyme Tissue Repair is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners). In addition to the programs initially assigned to each of Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either within or outside of the division, including acquiring or in-licensing programs, products and services from outside of Genzyme. Each of Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair will be operated and managed similarly to Genzyme General except as provided herein.

2. REVENUE ALLOCATION. Revenues from the sale or licensing of a division's products and services to entities external to Genzyme Corporation shall be credited to that division. Products and services normally sold by a division to entities external to Genzyme Corporation that are used by other divisions within Genzyme Corporation shall be recorded as interdivisional revenues and interdivisional purchases subject to the policy regarding Other Interdivisional Transactions.

3. EXPENSE ALLOCATION. Direct Expenses shall be charged to the division for whose benefit the Direct Expenses have been incurred. Expenses other than Direct Expenses shall be subject to the policy regarding Other Interdivisional Transactions.

4. ASSET ALLOCATION. Assets that are exclusively dedicated to the production of goods and services of a division shall be allocated to that division. Production assets that are utilized by more than one division shall be subject to the policy regarding Other Interdivisional Transactions.

5. TAX ALLOCATIONS. Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation

6. ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS. Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisitions of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to the holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination will be final and binding on the holders of common stock.

7. DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS. Upon the sale, transfer, assignment or other disposition by Genzyme of any program, product or asset not consisting of all or substantially all of the assets of the division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated among such divisions based on their respective interests in such program, product or asset. Such allocations shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on the holders of common stock.

8. INTERDIVISIONAL ASSET TRANSFERS. The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of Genzyme's articles of organization.

    Notwithstanding the foregoing, no Key GMO Program or Key GTR Program, as defined below, may be transferred out of Genzyme Molecular Oncology or Genzyme Tissue Repair, respectively, without a class vote of the holders of the common stock representing the division from which such Key GMO Program or Key GTR Program is to be removed unless the Genzyme Board determines that (i) in the case of a Key GMO Program, such Key GMO Program has application outside of the field of oncology (in which case it may be transferred out only for the non-oncology applications; provided, however that the SAGE Service (as herein defined) may not be transferred out of Genzyme Molecular Oncology for any application without the approval of the holders of the GZMO Stock voting as a separate class) and (ii) in the case of a Key GTR Program, such Key GTR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications).

    A "Key GMO Program" is any of the following: (i) use of the Serial Analysis of Gene Expression ("SAGE-TM-") technology licensed from The Johns Hopkins University School of Medicine for third parties ("SAGE Service"); (ii) the clinical program developing adenovirus vectors containing the tumor antigens Ad-MART 1 or Ad-gp100 for the treatment of melanoma; (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications; (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications; (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins; (vi) the research program developing antibody-based gene therapy for the treatment of tumors; and (vii) any additional program, product or service being developed from time to time in Genzyme Molecular Oncology which (a) constituted 20% or more of the research and development budget of Genzyme Molecular Oncology in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by Genzyme Molecular Oncology.

    A "Key GTR Program" is any of the following:
(i) Vianain-Registered Trademark- for debridement of necrotic or damaged tissue;
(ii) TGF-(2) for all indications licensed from Celtrix as of December 16, 1994;
(iii) Epicel-TM- cultured epithelial cell autografts for tissue replacement or repair; (iv) Acticel-TM- cultured epithelial cell allografts for tissue replacement or repair; (v) Carticel-Registered Trademark- Autologous Cultured Chondrocyte Service; and (vi) any additional tissue repair program or product being developed from time to time in Genzyme Tissue Repair which
(a) constituted 20% or more of the research and development budget of Genzyme Tissue Repair in any one of the three most recently completed fiscal years or
(b) has had a cumulative investment of $8 million or more in research and development expenses by Genzyme Tissue Repair.

    The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the GZMO Stock, the GZSP Stock and the GZTR Stock, each voting as a separate class; PROVIDED, HOWEVER, that if a policy change affects one or more, but not all of, Genzyme Molecular Oncology, Genzyme Surgical Products and/or Genzyme Tissue Repair, only holders of shares representing the affected division(s) will be entitled to vote on such matter.

9. OTHER INTERDIVISIONAL TRANSACTIONS. This policy shall cover interdivisional transactions other than asset transfers, which shall be subject to the policy regarding Interdivisional Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint venture or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. The division providing such products and services does not recognize revenue on any of such transactions unless the division provides such products and services to unrelated third parties in the ordinary course of business. Such transactions shall be subject to the following conditions:

    (a) Research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Direct costs shall be allocated in a manner described above under "Expense Allocation" and such division performing the work will not recognize revenue as a result of performing such work. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the utilization by the division of the services to which such costs relate.

    (b) Manufacturing of goods and services by one division exclusively for the benefit of another division and not for external sale shall be charged to the division for which the work is performed on a cost basis. Manufacturing costs shall include an interest charge on the gross fixed assets employed in such manufacturing process. Gross fixed assets in this case shall be determined at the beginning of each fiscal year for the facility used. The interest rate in this case shall be the short term borrowing rate of Genzyme Corporation at the beginning of each fiscal year. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the receipt of benefit by the division of the goods and services to which such costs relate.

    (c) Other than research and development (including clinical and regulatory support) distribution, sales, marketing, general and administrative services (including allocated space), interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties.

    (d) Any interdivisional transaction (i) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs (a),
(b) or (c) above and (ii) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to the holders of the common stock representing each such division.

    (e) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

    (f) All material interdivisional transactions shall be reduced to service contracts and signed by an authorized member of the management team of affected divisions.

10. ACCESS TO TECHNOLOGY AND KNOW-HOW. Each division of Genzyme Corporation shall have unrestricted access to all technology and know-how of the Corporation that may be made useful to such division's business, subject to any obligations or limitations applicable to Genzyme and its divisions.

11. DISPOSITION OF GZMO, GZSP AND GZTR DESIGNATED SHARES.

    (a) The GZMO Designated Shares, the GZSP Designated Shares and the GZTR Designated Shares may be (i) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General, (ii) subject to the restrictions set forth in Paragraph 13, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of GENZ Stock, all as determined from time to time by the Genzyme Board in its sole discretion.

    (b) If, as of November 30 of each year, the number of GZMO Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZMO Stock then issued and outstanding on such date, substantially all GZMO Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZMO Designated Shares reserved for issuance upon the exercise or conversion of GENZ Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

    (c) If, as of June 30 of each year starting on June 30, 2000 the number of GZSP Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZSP Stock then issued and outstanding on such date, substantially all GZSP Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZSP Designated Shares reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GENZ Stock outstanding on such date ("GENZ Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZSP Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

    (d) If, as of May 31 of each year, the number of GZTR Designated Shares on such date exceeds ten percent (10%) of the number of shares of GZTR Stock then issued and outstanding on such date, substantially all GZTR Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (x) the number of GZTR Designated Shares reserved for issuance upon the exercise or conversion of GENZ Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board and (y) the number of GZTR Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

12. ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK. When additional shares of common stock are issued and sold by Genzyme, Genzyme will identify
(i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GZMO Designated Shares, GZSP Designated Shares or GZTR Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GZMO, GZSP or GZTR Stock paid to holders of GENZ Stock) unless (i) the Genzyme Board determines that Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, as the case may be, has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of GZMO Stock, GZSP Stock or GZTR Stock, as the case may be, are concurrently being sold for the account of Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.

13. OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK. Genzyme may make open market purchases of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme may not exercise the right provided under its articles of organization to exchange shares representing such division for cash and/or shares of GENZ Stock.

14. CLASS VOTING. In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or Genzyme's articles of organization, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

15. NON-COMPETE. Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair shall not engage to any material extent in each other's principal businesses other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in Paragraph 9. The divisions may compete in a business which is not a principal business of another division. The Genzyme Board may determine in its good faith business judgment whether any particular activities of one division involve a material engagement in the principle businesses of another division.

16. CORPORATE OPPORTUNITIES. The Genzyme Board will review any matter which involves the allocation of a corporate opportunity to any of the divisions, or in part to one division and in part to another division. In accordance with Massachusetts law, the Genzyme Board will make its determination with regard to the allocation of any such opportunity and the benefit of any such opportunity in accordance with its good faith business judgment of the best interests of Genzyme and all of its stockholders as a whole. Among the factors that the Genzyme Board may consider in making this allocation are (i) whether a particular corporate opportunity is principally related to the business of Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair; (ii) whether one division, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; (iii) whether one division, because of its financial resources, will be better positioned to undertake the corporate opportunity; and
(iv) existing contractual agreements and restrictions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

    Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) See Exhibit Index immediately following the signature page.

    (b) Not applicable.

    (c) Opinion of SG Cowen Securities Corporation (included as Annex B to the proxy statement/ prospectus which is a part of this registration statement).

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
       Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of October 31, 2000.

                                                       GENZYME CORPORATION

                                                       BY:             /S/ MICHAEL S. WYZGA
                                                            -----------------------------------------
                                                                         Michael S. Wyzga
                                                            SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                             OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Evan M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-4 (including any post-effective amendments thereto), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

                      SIGNATURE                                  TITLE
                      ---------                                  -----
                /s/ HENRI A. TERMEER                   Principal Executive
     -------------------------------------------         Officer and Director        October 31, 2000
                  Henri A. Termeer

                /s/ MICHAEL S. WYZGA                   Principal Financial and
     -------------------------------------------         Accounting Officer          October 31, 2000
                  Michael S. Wyzga

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS            Director
     -------------------------------------------                                     October 31, 2000
           Constantine E. Anagnostopoulos

              /s/ DOUGLAS A. BERTHIAUME                Director
     -------------------------------------------                                     October 31, 2000
                Douglas A. Berthiaume

                 /s/ HENRY E. BLAIR                    Director
     -------------------------------------------                                     October 31, 2000
                   Henry E. Blair

               /s/ ROBERT J. CARPENTER                 Director
     -------------------------------------------                                     October 31, 2000
                 Robert J. Carpenter

                      SIGNATURE                                  TITLE
                      ---------                                  -----
                /s/ CHARLES L. COONEY                  Director
     -------------------------------------------                                     October 31, 2000
                  Charles L. Cooney

                 /s/ VICTOR J. DZAU                    Director
     -------------------------------------------                                     October 31, 2000
                   Victor J. Dzau

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger, dated as of September 11,
                        2000, among Genzyme Corporation, Titan Acquisition Corp. and
                        GelTex Pharmaceuticals, Inc. (attached as Annex A to the
                        proxy statement/prospectus contained in this registration
                        statement).

         2.2            Agreement and Plan of Merger, dated as of March 6, 2000,
                        among Genzyme Corporation, Seagull Merger Sub and Biomatrix,
                        Inc., as amended through August 25, 2000. Filed as Exhibit
                        99.1 to Genzyme's Current Report on Form 8-K dated March 6,
                        2000, and incorporated herein by reference.

         3.1            Amended and Restated Articles of Organization of Genzyme, as
                        amended. Filed as Exhibit 1 to Genzyme's Current Report on
                        Form 8-K filed with the Commission on June 30, 2000, and
                        incorporated herein by reference.

         3.2            By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to
                        Genzyme's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference.

         4.1            Indenture, dated as of May 22, 1998, between Genzyme and
                        State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513), and
                        incorporated herein by reference.

         4.2 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation,
                        Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit
                        4.4 to Genzyme's Registration Statement on Form S-3 (File
                        No. 333-59513), and incorporated herein by reference.

         4.3            Purchase Agreement, dated as of May 19, 1998, among Genzyme,
                        Credit Suisse First Boston Corporation, Goldman, Sachs & Co.
                        and Cowen & Company. Filed as Exhibit 4.5 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513), and
                        incorporated herein by reference.

         4.4            Amended and Restated Renewed Rights Agreement dated as of
                        June 10, 1999 between Genzyme and American Stock Transfer
                        and Trust Company. Filed as Exhibit 4 to Amendment No. 1 to
                        Genzyme's Registration Statement on Form 8-A dated June 11,
                        1999, and incorporated herein by reference.

         4.5 Warrant issued to Richard Warren, Ph.D. Filed as Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11,
                        1990 (File No. 0-18439), and incorporated herein by reference.

         4.6            Form of Genzyme General Division Convertible Debenture,
                        dated August 29, 1998, including a schedule with respect
                        thereto filed pursuant to Instruction 2 to Item 601
                        of Regulation S-K. Filed as Exhibit 4.15 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-64901) and
                        incorporated herein by reference.

         4.7            Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

         4.8 Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a Form 10 of PharmaGenics, Inc. (File
                        No. 0-20138), and incorporated herein by reference.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         5.1            Opinion of Palmer & Dodge LLP regarding the validity of
                        securities to be issued under this registration statement.
                        Filed herewith.

         8.1            Opinion of Palmer & Dodge LLP regarding material U.S.
                        federal income tax consequences of the merger. Filed herewith.

         8.2            Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. regarding material U.S. federal income tax consequences of the merger. Filed herewith.

        23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.

        23.2            Consent of Ernst & Young LLP, independent accountants to
                        GelTex Pharmaceuticals, Inc. Filed herewith.

        23.3 Consent of PricewaterhouseCoopers LLP, independent accountants to Biomatrix, Inc. Filed herewith.

        23.4 Consent of PricewaterhouseCoopers LLP, independent accountants to RenaGel LLC. Filed herewith.

        23.5 Consent of Palmer & Dodge LLP (contained in Exhibit 8.1 hereto).

        23.6            Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (contained in Exhibit 8.2 hereto).

        23.7            Consent of SG Cowen Securities Corporation. Filed herewith.

        24.1            Power of Attorney (included on the signature page hereto).

        99.1            Form of Proxy Card for holders of GelTex common stock. Filed herewith.

        99.2 Form of Election Form/Letter of Transmittal for holders of GelTex common stock. Filed herewith.

        99.3            Opinion of SG Cowen Securities Corporation (included as
                        Annex B to the proxy statement/ prospectus which is a part of this registration statement).

        99.4            Management and Accounting Policies Governing the
                        Relationship of Genzyme Divisions (included as Annex D to the proxy statement/prospectus contained in this registration statement).